                                        Filed Pursuant to Rule 424(b)(4)
                                        Registration No. 333-04261

PROSPECTUS
NOVEMBER 26, 1996
                                 $100,000,000

                               [AMERIKING LOGO]

                        10 3/4% SENIOR NOTES DUE 2006

   AmeriKing, Inc., a Delaware corporation ("the Company"), is offering (the "Notes Offering") $100,000,000 aggregate principal amount of its 10 3/4% Senior Notes due 2006 (the "Senior Notes"). OTHER THAN THE OUTSTANDING BBI NOTES IN AN AGGREGATE PRINCIPAL AMOUNT OF $600,000, THE COMPANY HAS NOT ISSUED, AND DOES NOT CURRENTLY HAVE ANY CURRENT FIRM ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT INDEBTEDNESS TO WHICH THE SENIOR NOTES WOULD BE SENIOR. In addition, the Senior Notes will be effectively subordinate to all of the outstanding indebtedness of the Company, other than the BBI Notes, and all of the outstanding and future indebtedness of the Company's subsidiaries. Interest on the Senior Notes is payable semi-annually in cash in arrears on June 1 and December 1 of each year, commencing on June 1, 1997. The Senior Notes will mature on December 1, 2006. The Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. Notwithstanding the foregoing, at any time prior to December 1, 1999, the Company may redeem up to 35% of the original aggregate principal amount of the Senior Notes with the net proceeds of one or more Equity Offerings at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption. Upon the occurrence of a Change of Control, the Company will be required, subject to certain conditions, to make an offer to purchase the Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. In the event of a Change of Control, there can be no assurance that the Company will have, or will have access to, sufficient funds to repurchase the Senior Notes or to pay the holders of the Senior Notes. See "Risk Factors--Change of Control Provisions; Limitations on Rights of Repayment," "Description of Securities--Certain Covenants," "--Certain Definitions" and "Mandatory Offers to Purchase Senior Notes--Change of Control."

   The Senior Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other Senior Indebtedness of the Company and senior to all Subordinated Indebtedness of the Company, and will effectively rank junior to all secured Indebtedness of the Company and to all Indebtedness of the Company's subsidiaries, including borrowings under the Credit Agreement. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of the subsidiaries, the Company will not receive funds available to pay to the holders of the Senior Notes in respect of the Senior Notes until after the payment in full of all the claims of the creditors of such subsidiaries. On a pro forma basis, as of September 30, 1996, after giving effect to the Offerings and the application of the net proceeds therefrom, the aggregate principal amount of outstanding secured Indebtedness of the Company and Indebtedness of the Company's subsidiaries to which the Senior Notes would have effectively ranked junior would have been approximately $8.0 million. In addition, the Company's obligations under the Senior Notes are subject to the terms of the BKC Intercreditor Agreement. The Indenture will permit the Company and its subsidiaries to incur additional Indebtedness, including secured Indebtedness, subject to certain limitations. See "Risk Factors--Subordination as a Result of BKC Intercreditor Agreement" and "Description of Securities."

   Concurrent with the Notes Offering, the Company is offering 30,000 Units (the "Units"), each consisting of 40 shares of 13% Senior Exchangeable Preferred Stock due 2008 (the "Senior Preferred Stock") of the Company and one share of Common Stock, $0.01 par value per share (the "Common Stock"), of the Company (the "Units Offering" and, together with the Notes Offering, the "Offerings"), to the public. The Notes Offering is contingent upon the consummation of the Units Offering, and there can be no assurance that the Units Offering will be consummated. See "Summary--Concurrent Offering." The Senior Notes, the Units, the Senior Preferred Stock, the Exchange Debentures and the Common Stock are sometimes referred to herein as the "Securities."

   THE COMPANY DOES NOT INTEND TO APPLY FOR LISTING OF THE SENIOR NOTES ON ANY SECURITIES EXCHANGE OR FOR QUOTATION THROUGH THE NATIONAL ASSOCIATION OF SECURITIES DEALERS AUTOMATED QUOTATION SYSTEM. ALTHOUGH THE UNDERWRITERS HAVE ADVISED THE COMPANY THAT THEY CURRENTLY INTEND TO MAKE A MARKET IN THE SENIOR NOTES, THEY ARE NOT OBLIGATED TO DO SO AND MAY DISCONTINUE SUCH MARKET MAKING AT ANY TIME WITHOUT NOTICE. SEE "RISK FACTORS--ABSENCE OF PUBLIC MARKET FOR THE SECURITIES."

   SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE SENIOR NOTES.








THE SENIOR NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


------------------------------------------------------------------------------
                                                           PROCEEDS TO
                    PRICE TO THE   UNDERWRITING DISCOUNTS       THE
                     PUBLIC(1)       AND COMMISSIONS(2)     COMPANY(3)
------------------------------------------------------------------------------
Per Senior Note            100.0%               3.0%               97.0%
Total ...........   $100,000,000         $3,000,000         $97,000,000
------------------------------------------------------------------------------

   (1) Plus accrued interest, if any, from the date of issuance.

   (2) The Company has agreed to indemnify the Underwriters (as defined) against, and to provide contribution with respect to, certain liabilities under the Securities Act. See "Underwriting."

   (3) Before deducting expenses payable by the Company estimated at $2,200,000.

   The Senior Notes are being offered by Donaldson, Lufkin & Jenrette Securities Corporation and Jefferies & Company, Inc. (together, the "Underwriters"), subject to prior sale and various prior conditions, including the Underwriters' right to reject orders in whole or in part. It is expected that delivery of the Senior Notes will be made in New York, New York on or about December 3, 1996 against payment therefor in immediately available funds.


DONALDSON, LUFKIN & JENRETTE                         JEFFERIES & COMPANY, INC.
   SECURITIES CORPORATION

 #############################################################################

                               GRAPHIC OMITTED
                                 IGT: "burger"

 #############################################################################

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


   BURGER KING(REGISTERED TRADEMARK) IS A REGISTERED TRADEMARK AND SERVICE MARK, WHOPPER(REGISTERED TRADEMARK) AND "HAVE IT YOUR WAY(REGISTERED TRADEMARK)" ARE REGISTERED TRADEMARKS, AND "GET YOUR BURGER'S WORTH(TRADEMARK)" IS A TRADEMARK OF BURGER KING BRANDS, INC., A WHOLLY OWNED SUBSIDIARY OF BURGER KING CORPORATION. BURGER KING CORPORATION IS WHOLLY OWNED BY GRAND METROPOLITAN PLC. NEITHER BURGER KING CORPORATION NOR ANY OF ITS SUBSIDIARIES OR AFFILIATES IS IN ANY WAY PARTICIPATING IN OR APPROVING THE OFFERINGS. FOR A FULL DISCUSSION OF THE BURGER KING CORPORATION DISCLAIMER, SEE PAGE 108.

                                   SUMMARY


   The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus gives effect to the recapitalization of the Company's capital stock, including the 863.281-for-1 stock split that will occur in connection with the Offerings (the "Recapitalization"). See "Description of Capital Stock--The Recap italization." References to a fiscal year refer in each case to the year ended December 31, except that references to fiscal 1995 refer to the fiscal year ended January 1, 1996. Unless the context indicates or requires otherwise, references in this Prospectus to the "Company" or "AmeriKing" are to AmeriKing, Inc. and its subsidiaries.


                                 THE COMPANY

   AmeriKing is the second largest independent Burger King franchisee in the United States with 183 restaurants located primarily in eleven Midwestern and Southern states. The Company's strategy is to capitalize on its significant presence in targeted markets, the predictable operating performance of Burger King restaurants and management's extensive experience to (i) make fill-in acquisitions and develop new restaurants in existing markets to enhance its operating leverage and (ii) make acquisitions in new markets that offer significant potential and provide the critical mass necessary to achieve operating efficiencies. For the twelve months ended September 30, 1996, the Company generated pro forma restaurant sales and EBITDA (as defined) of $201.7 million and $23.3 million, respectively.

   The Company believes it is well positioned to capitalize on attractive acquisition opportunities within the growing, highly fragmented Burger King system. According to information publicly filed by Grand Metropolitan PLC ("Grand Met"), the parent corporation of Burger King Corporation ("BKC"), BKC is the second largest restaurant franchisor in the world, with system-wide restaurant sales of $8.4 billion for its fiscal year ended September 30, 1995. There are more than 8,000 Burger King restaurants worldwide, of which over 90% are operated by approximately 1,500 independent franchise groups. Management believes that, based upon publicly available information, the five largest franchisees in the Burger King system operate less than 12% of all domestic Burger King restaurants. The Burger King system has experienced considerable success in recent years, as evidenced by the 30% growth in the number of Burger King restaurants from 1991 to 1995. In addition, Burger King's share of the quick-service hamburger restaurant market grew from 16% in 1993 to 18% in 1995. Furthermore, according to market surveys conducted for BKC by National Adult Tracking in 1996, consumers preferred Burger King to all other quick-service hamburger brands.

   The Company believes its successful operating strategy, combined with the attractive economics of Burger King restaurants, minimizes the risks of new restaurant development and future acquisitions. Management believes the operating cash flow of its Burger King restaurants is highly predictable and consistent due to the proven success of the Burger King concept and the stringent evaluation criteria adhered to by the Company in assessing new development opportunities and acquisitions. On a pro forma basis, the Company's comparable restaurant sales have increased each fiscal year since 1992. For the twelve months ended September 30, 1996 on a pro forma basis, the Company generated average restaurant sales of $1,132,000 and average restaurant operating cash flow of $174,000 (15.4% margin). For the same period, approximately 98% of the Company's restaurants generated positive operating cash flow. The Company believes that each of its currently owned restaurants will generate positive operating cash flow in fiscal 1997. Furthermore, the Company currently leases each of its properties, minimizing its cost to develop restaurants. The Company has budgeted approximately $355,000 to develop each new Burger King restaurant in fiscal 1997. Based on the results of restaurants developed by the Company, management expects its newly developed restaurants to generate cash-on-cash returns in excess of 35% in the first year of operations.

   Since the introduction of quick-service restaurants in the mid-1950s, the percentage of the average family's food budget spent on meals consumed "away from home" has grown significantly, from approximately 25% of the food budget in 1955 to approximately 44% in 1995, according to the National Restaurant Association. The National Restaurant Association estimates that sales at quick-service restaurants will reach approximately $100 billion in 1996, representing an inflation-adjusted growth rate of 4.5% over 1995, more than double the 2.0% projected growth rate of full-service restaurants. According to Technomic Information Services, an independent research organization, domestic revenues from quick-service hamburger restaurants were approximately $37.6 billion in 1995, representing the biggest share of the quick-service restaurant industry and a 5.1% compounded annual growth rate since 1990. The Burger King system accounted for approximately 18% of 1995 quick-service hamburger restaurant sales, as compared to 42% for McDonald's, 11% for Wendy's and 8% for Hardees.

   AmeriKing was formed in 1994 by a group consisting of Burger King franchisees, former BKC executives and The Jordan Company to take advantage of significant acquisition and related new restaurant development opportunities. Since inception, the Company has acquired 175 Burger King restaurants and developed eight new Burger King restaurants. The Company's senior management, which owns on a fully diluted basis over 30% of the Company's Common Stock (prior to giving effect to the Offerings), has extensive experience in the Burger King system as either former executives of BKC or as independent Burger King franchisees. Each of the top four members of the Company's senior management has over 10 years of experience within the Burger King system operating, developing and acquiring restaurants. In addition, most of the Company's regional managing directors, district managers and restaurant managers have substantial experience within the Burger King system and/or the quick-service restaurant industry.

                              BUSINESS STRATEGY

   AmeriKing's business strategy is to continue to increase revenues, restaurant contribution and EBITDA. The Company's strategy is based on the following elements:

   o Develop New Burger King Restaurants in Existing Markets. The Company seeks to develop new Burger King restaurants in existing markets where it has established a significant presence, enabling the Company to enhance its operating leverage and increase overall margins and profitability. Management believes that the underpenetration of the Burger King system relative to other quick-service hamburger concepts provides the Company with significant new development opportunities. Furthermore, management believes the Company's new restaurant development risk is substantially reduced due to: (i) the proven success of the Burger King concept; (ii) the predictability of development costs and restaurant profitability compared to that of newer restaurant concepts; and (iii) management's extensive experience within the Burger King system. The Company currently leases each of its properties, minimizing its cost to develop new restaurants.

   o Pursue Strategic Acquisitions of Burger King Restaurants. The Company intends to selectively pursue strategic acquisitions in the highly fragmented, growing Burger King system. Since 1994, the Company has successfully completed 175 restaurant acquisitions for an aggregate purchase price of approximately $138 million. The Company evaluates each prospective acquisition using a set of stringent criteria, including the potential for future fill-in acquisitions and new restaurant development in targeted markets and the overall attractiveness of market demographics. The Company seeks to enter new geographic markets through acquisitions that provide the critical mass necessary to realize operating efficiencies. Six of the Company's nine acquisitions to date have been of large, regional operations, each consisting of more than 10 restaurants. AmeriKing seeks to augment new market acquisitions with fill-in acquisitions, which enable the Company to: (i) achieve greater restaurant penetration within existing markets;
      (ii) capitalize on its significant operating leverage; and (iii) increase operating margins and profitability. The Company continually engages in discussions with Burger King franchisees, including with respect to the potential acquisition of the business or assets of such franchisees. The Company is not currently engaged in any negotiations with respect to acquisitions, and the Company has no current or pending contracts or commitments with respect to acquisitions.

   o Achieve Operating Efficiencies. The Company's large number of restaurants, centralized management structure and advanced management information systems enable the Company to: (i) tightly control restaurant and corporate level costs; (ii) capture economies of scale by leveraging its existing corporate overhead structure; and (iii) continuously monitor point-of-sale data to more efficiently manage its restaurant operations. The Company has experienced both restaurant-level and corporate-level savings as a result of its size and related bargaining power, particularly with respect to food and paper purchasing and distribution, restaurant maintenance services and general liability insurance. For example, the Company achieved significant operating improvements in the 68 restaurants it acquired from BKC in September 1994. From the twelve month period ended July 31, 1994, prior to the close of the acquisition, to the twelve month period ended September 30, 1996, restaurant operating cash flow for these restaurants increased 48% from $7.4 million to $11.1 million, or from 10.4% of sales to 15.1% of sales.

   o Capitalize on Strong Support from Burger King Corporation. The Company believes that it realizes significant benefits from its affiliation with BKC as a result of: (i) the widespread recognition of the Burger King name and products; (ii) BKC's management of the proven, successful Burger King concept, including new product development, quality assurance and strategic planning; (iii) the size and market penetration of BKC's current $200 million annual media budget; and (iv) the expected continued growth of the Burger King system. During BKC's fiscal year ended September 30, 1995, a record number of 657 new restaurants were added to the Burger King system.

   o Leverage Sophisticated Management Information System. The Company's customized integrated management information system, REMACs, typically not affordable by smaller Burger King franchisees and other smaller quick-service restaurant chains, provides management with the ability to identify and quickly capitalize on restaurant sales enhancement and profit opportunities. The Company utilizes its management information system to: (i) minimize shrinkage and control labor costs; (ii) efficiently schedule labor; (iii) effectively manage inventory; (iv) analyze product mix and various promotional programs using point-of-sale information; and (v) quickly integrate accounting systems following acquisitions.

   o Consistently Provide High Quality Products and Superior Customer Service. As the number of restaurants that the Company owns in a particular market increases, the Company has a greater ability to (i) ensure overall customer satisfaction in that market through consistency in food quality, service and restaurant appearance and (ii) coordinate and influence local Burger King advertising and promotional programs and pricing policies. In addition, the large number of restaurants that the Company owns and the corresponding professional development opportunities permit the Company to attract and retain strong regional, district and individual restaurant management. Most of these managers receive significant incentive compensation based on compliance with Burger King's restaurant operating guidelines and restaurant profitability.

                                RECENT RESULTS


   Based on preliminary unaudited results, for the four-week period and the twelve-month period ended October 28, 1996, the Company's comparable restaurant sales increased by 10.7% and 0.5%, respectively, over the same period for the prior fiscal year on a pro forma basis, based upon the sales of the Company's restaurants including the periods in 1995 during which certain of those restaurants where operated by their prior owners.

                              THE NOTES OFFERING


Securities Offered .....         $100.0 million aggregate principal amount of
                                 10 3/4% Senior Notes due 2006.


Maturity ...............         December 1, 2006.


Interest ...............         The Senior Notes will bear interest at a
                                 rate of 10 3/4% per annum, payable
                                 semi-annually in cash in arrears on each June 1 and December 1, commencing on
                                 December 1, 1997.

Optional Redemption ....         On or after December 1, 2001, the Senior
                                 Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. Notwithstanding the foregoing, at any time prior to December 1, 1999, the Company may redeem up to 35% of the original aggregate principal amount of the Senior
                                 Notes with the net proceeds of one or more
                                 Equity Offerings (as defined) at a
                                 redemption price equal to 110% of the
                                 principal amount thereof, plus accrued and unpaid interest to the date of redemption.
                                 See "Description of Securities--Senior
                                 Notes--Redemption of Senior Notes--Optional
                                 Redemption."


Change of Control ......         Upon the occurrence of a Change of Control
                                 (as defined), each holder of Senior Notes will have the right to require the Company to purchase such holder's Senior Notes pursuant to an Offer (as defined) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. Certain transactions with affiliates of the Company may not be deemed to be a Change of Control. Except as described under "Description of
                                 Securities--Senior Notes--Mandatory Offers to Purchase Senior Notes--Change of
                                 Control," the indenture pursuant to which the Senior Notes will be issued (the
                                 "Indenture") does not contain provisions that permit the holder of Senior Notes to require the Company to purchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management.
                                 Consequently, the Change of Control
                                 provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. See
                                 "Description of Securities--Senior
                                 Notes--Mandatory Offers to Purchase Senior
                                 Notes--Change of Control" and "--Senior
                                 Notes--Certain Definitions."

Ranking ................         The Senior Notes will be senior unsecured
                                 obligations of the Company, ranking pari passu in right of payment with all other
                                 Senior Indebtedness (as defined) of the
                                 Company and senior to
                                 all Subordinated Indebtedness (as defined) of the Company, and will effectively rank junior to any secured Indebtedness (as defined) of the Company and to all Indebtedness of the Company's subsidiaries, including Indebtedness incurred under the
                                 Credit Agreement (as defined). As of
                                 September 30, 1996, on a pro forma basis after giving effect to the Offerings and the application of the net proceeds therefrom, the aggregate principal amount of outstanding secured Indebtedness of the
                                 Company and Indebtedness of the Company's subsidiaries to which the Senior Notes would have been effectively ranked junior would have been approximately $8.0 million. In addition, the Company's obligations under the Senior Notes are subject to the terms of the BKC Intercreditor Agreement (as defined). The Indenture will permit the Company and its subsidiaries to incur additional Indebtedness, including secured
                                 Indebtedness, subject to certain
                                 limitations. See "Risk
                                 Factors--Subordination as a Result of BKC
                                 Intercreditor Agreement,"
                                 "Business--Obligations to Burger King
                                 Corporation" and "Description of
                                 Securities--Senior Notes--BKC Intercreditor
                                 Agreement," "--Certain Covenants" and
                                 "Description of Certain Indebtedness."

Certain Covenants ......         The Indenture will contain certain covenants
                                 that, among other things, limit the ability of the Company and its Restricted
                                 Subsidiaries (as defined) to pay dividends or make certain other Restricted Payments
                                 (as defined), including Restricted
                                 Investments (as defined), to incur
                                 additional Indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of Indebtedness, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, under certain circumstances, the Company will be required to offer to purchase Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, with the proceeds of certain Asset Sales (as defined). See
                                 "Description of Securities--Senior
                                 Notes--Certain Covenants" and "--Senior
                                 Notes--Mandatory Offers to Purchase Senior
                                 Notes--Asset Sales."

Use of Proceeds ........         The proceeds from the Offerings will be used
                                 to repay borrowings under the Credit
                                 Agreement, to repay outstanding Subordinated
                                 Debt (as defined) (including a prepayment penalty and a warrant redemption payment), to repay certain senior debt, to pay the fees and expenses of the Offerings and for general corporate purposes. See "Use of Proceeds" and "Description of Certain
                                 Indebtedness."

   For a discussion of the terms of the Senior Notes, see "Description of Securities--Senior Notes" and for a discussion of certain matters that should be considered by prospective purchasers in connection with an investment in the Senior Notes, see "Risk Factors."

                             CONCURRENT OFFERING


   Concurrent with the Notes Offering, the Company is offering $30,000,000 of Units, consisting of Senior Preferred Stock and Common Stock, to the public. The Senior Preferred Stock will be exchangeable, at the option of the Company, into the Company's 13% Subordinated Exchange Debentures due 2008 (the "Exchange Debentures"), subject to the ability of the Company to incur such indebtedness under the Credit Agreement and the Indenture. The Notes Offering is contingent upon the consummation of the Units Offering, and there can be no assurance that the Units Offering will be consummated.

                                  ---------
   The Company was incorporated in the State of Delaware on August 17, 1994 as NRE Holdings, Inc. On May 10, 1996, the Company changed its name to "AmeriKing, Inc." Its principal executive offices are located at 2215 Enterprise Drive, Suite 1502, Westchester, Illinois 60154, and its telephone number is (708) 947-2150.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

   The following table sets forth certain unaudited actual and pro forma financial and operating data for the Company as of the dates and for the periods indicated. The pro forma data (other than the balance sheet data) gives effect to the following transactions as if each had occurred on January 1, 1995: (i) the Offerings and the application of the net proceeds therefrom as set forth in "Use of Proceeds" and (ii) the acquisition of each of the 54 Burger King restaurants acquired by the Company subsequent to January 1, 1995. The pro forma balance sheet data has been adjusted to reflect the Offerings and the application of the net proceeds therefrom as set forth in "Use of Proceeds," as if each had occurred on September 30, 1996. The pro forma data does not purport to represent what the consolidated results of operations or financial position of the Company would actually have been had such transactions actually occurred on such dates. The following information should be read in conjunction with the "Pro Forma Consolidated Financial Statements," "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto and the Historical Schedules of Restaurant Contribution and the notes thereto included elsewhere in this Prospectus.


                                                                                PRO FORMA
                                                       ---------------------------------------------------------
                                                                          NINE MONTHS ENDED       TWELVE MONTHS
                                                                     --------------------------       ENDED
                                                          FISCAL     OCTOBER 2,   SEPTEMBER 30,    SEPTEMBER 30,
                                                           1995         1995          1996             1996
                                                       ----------    ----------   ------------    -------------
                                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Restaurant Sales ....................................   $195,692     $147,399       $153,427         $201,720
 Restaurant operating expenses .......................    172,053      129,606        135,618          178,065
                                                       ----------  ------------  ---------------  ---------------
 Restaurant contribution .............................     23,639       17,793         17,809           23,655
 General and administrative expenses .................      7,492        5,448          6,021            8,065
                                                       ----------  ------------  ---------------  ---------------
 Operating income ....................................   $ 16,147     $ 12,345       $ 11,788         $ 15,590
                                                       ==========  ============  ===============  ===============
OTHER DATA:
 EBITDA (1) ..........................................   $ 23,411     $ 17,814       $ 17,713         $ 23,310
 Adjusted EBITDA (2) .................................     24,817       18,749         19,115           25,183
 Capital expenditures:
  Existing restaurants ...............................      2,065        1,812          1,007            1,260
  New restaurant development .........................        696          561          3,219            3,354
  Other ..............................................      1,609        1,251            837            1,195
                                                       ----------  ------------  ---------------  ---------------
    Total capital expenditures .......................      4,370        3,624          5,063            5,809
RESTAURANT DATA:
 Restaurants open at end of period ...................        176          176            183              183
 Percentage change in comparable restaurant sales (3)         2.1%         3.7%           0.4%            (0.3)%
 Average sales per restaurant (4) ....................   $  1,113     $    856       $    858         $  1,132
PRO FORMA RATIOS:
 EBITDA/cash interest expense (5) ....................                                                     2.1X
 Net debt/EBITDA (6) .................................                                                     4.4
 Adjusted EBITDA/cash interest expense (5)  ..........                                                     2.2
 Net debt/Adjusted EBITDA (6) ........................                                                     4.1
                                                                                ACTUAL
                                                        --------------------------------------------------------
 Cash flow from operating activities .................   $  4,173     $  2,898       $ 10,931         $ 12,206
 Cash flow from investing activities .................    (15,092)      (5,394)       (43,623)         (53,321)
 Cash flow from financing activities .................      5,156       (2,625)        33,510           41,291

                                                              AS OF SEPTEMBER 30, 1996
                                                              ------------------------
                                                                ACTUAL     PRO FORMA
                                                              ---------  -------------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents ..........                          $  2,705    $  5,055
 Total assets .......................                           148,481     153,207
 Total debt and capitalized leases  .                           126,363     108,613
 Senior Exchangeable Preferred Stock                                 --      28,358
 Total stockholders' equity .........                             8,105       3,012

------------
   (1) EBITDA, on a pro forma basis, represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. In addition, management believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related notes to the Consolidated Financial Statements thereto included herein.

   (2) Adjusted EBITDA, on a pro forma basis, represents EBITDA plus management and director's fees and certain non-recurring items. For a description of management and director's fees, see "Certain Transactions--The Jordan Company." The non-recurring items consist of:

                                                                                 PRO FORMA
                                                         --------------------------------------------------------
                                                                          NINE MONTHS ENDED         TWELVE MONTHS
                                                                   -----------------------------        ENDED
                                                           FISCAL    OCTOBER 2,    SEPTEMBER 30,    SEPTEMBER 30,
                                                            1995        1995           1996              1996
                                                         --------  ------------  ---------------   ---------------
                                                                           (DOLLARS IN THOUSANDS)
Change in estimate of disputed invoices ................    $(60)      $(110)          $144            $  194
Reduction of insurance premiums and long distance costs      420         314            377               483
Headcount reduction due to consolidated territories  ...     396         243            393               546
                                                         --------  ------------  ---------------  ---------------
  Total addition to EBITDA .............................    $756       $ 447           $914            $1,223
                                                         ========  ============  ===============  ===============

       Adjusted EBITDA is included because the Cash Flow Coverage Ratio, when calculated on a Pro Forma Basis (each as defined in the Indenture and the Exchange Debenture Indenture), is calculated on a similar basis. Adjusted EBITDA may not be comparable to EBITDA measures reported by other companies.

   (3) The Company includes in comparable restaurant sales only those restaurants that have been in operation for a minimum of thirteen months. The percentage change in comparable restaurant sales is calculated as the percentage change from the comparable restaurant sales in the previous period. For the twelve months ended October 28, 1996, the percentage increase in comparable restaurant sales was 0.5%.

   (4) Reflects the results of only those restaurants operating for the entire period.


   (5) Cash interest expense represents interest expense, net of interest income, less amortization of deferred financing costs and other non-cash interest charges. The ratios of EBITDA and Adjusted EBITDA to cash interest expense are included because the Company believes that prospective investors find the ratios helpful in evaluating the ability of the Company to service its indebtedness, including indebtedness under the Senior Notes. The information does not purport to represent what the Company's ratios are or would have been had the Senior Notes and the Senior Preferred Stock been outstanding during the periods presented.

   (6) Net debt represents total debt and capitalized leases less cash and cash equivalents. The pro forma ratios of net debt to EBITDA and net debt to Adjusted EBITDA were calculated based on pro forma net debt as of September 30, 1996 of $103.6 million. The ratios of net debt to EBITDA and net debt to Adjusted EBITDA are included because the Company believes that prospective investors find the ratios helpful in evaluating the ability of the Company to incur additional indebtedness, including indebtedness that could be incurred to repay or otherwise refinance the Senior Notes and the Senior Preferred Stock. The information does not purport to represent what the Company's ratios were or would have been had the Senior Notes and the Senior Preferred Stock been outstanding during the periods presented.

                                 RISK FACTORS

   Prospective purchasers of the Securities offered hereby should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus, before purchasing any Securities. This Prospectus contains certain forward-looking statements, including statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: adverse changes in national or local economic conditions, competition from quick-service and other restaurants, changes in the availability, cost and terms of financing, changes in operating expenses and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including without limitation under the captions "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such foward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or development.

SUBSTANTIAL CURRENT LEVERAGE; AND LIMITATIONS ON ABILITY TO SERVICE
INDEBTEDNESS


   Upon consummation of the Offerings, the Company will have substantial indebtedness and debt service obligations. At September 30, 1996, the Company's total indebtedness and capital lease obligations, including current portion, would have been approximately $108.6 million, outstanding Senior Preferred Stock would have been $28.4 million and its total stockholders' equity would have been $3.0 million, in each case on a pro forma basis after giving effect to the Offerings and the application of the net proceeds therefrom. In addition, subject to the restrictions under the Credit Agreement and the Indenture, the Company and its subsidiaries may incur additional indebtedness (including additional secured indebtedness and senior indebtedness) from time to time. See "Use of Proceeds," "Capitalization" and "Description of Securities."


   The level of the Company's indebtedness could have important consequences to holders of the Securities, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, research and development or acquisitions may be limited; and
(iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its operating environment and economic conditions generally.

   The Company's ability to pay principal and interest on the Senior Notes and, if issued, the Exchange Debentures, to satisfy its other debt obligations, and to pay cash dividends on the Senior Preferred Stock will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of revolving credit borrowings under the Credit Agreement. The Company anticipates that its operating cash flow will be sufficient to meet its operating expenses, to service its debt requirements as they become due and to pay cash dividends on the Senior Preferred Stock to the extent required by the Certificate of Designation related thereto. However, the Company may be required to refinance a portion of the principal of the Senior Notes and, if issued, the Exchange Debentures prior to their maturity and, if the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Securities."

SUBORDINATION OF SENIOR NOTES, SENIOR PREFERRED STOCK AND EXCHANGE DEBENTURES TO CURRENT AND FUTURE OBLIGATIONS

   The Senior Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all Senior Indebtedness of the Company. The Senior Notes will effectively rank junior to any secured Indebtedness of the Company and to any Indebtedness of the Company's subsidiaries, including Indebtedness incurred under the Credit Agreement. In addition, the Senior Preferred Stock will rank junior to all Indebtedness and other obligations of the Company and its subsidiaries. The Exchange Debentures will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. As of September 30, 1996, on a pro forma basis after giving effect to the Offerings and the application of the net proceeds therefrom, the aggregate principal amount of outstanding Indebtedness of the Company and its subsidiaries to which the Senior Notes would have been effectively junior would have been approximately $8.0 million, the aggregate principal amount of outstanding Indebtedness of the Company and its subsidiaries to which the Senior Preferred Stock would have been junior would have been approximately $108.6 million and the aggregate principal amount of outstanding Indebtedness of the Company and its subsidiaries to which the Exchange Debentures would have been effectively junior would have been approximately $108.0 million. The Indenture will permit the Company and its subsidiaries to incur additional indebtedness, including secured indebtedness and indebtedness of its subsidiaries, subject to certain limitations. See "Description of Securities" and "Description of Certain Indebtedness."

SUBORDINATION AS A RESULT OF BKC INTERCREDITOR AGREEMENT

   Pursuant to the BKC Intercreditor Agreement, the Company's obligations under the Senior Notes, the Senior Preferred Stock and, if issued, the Exchange Debentures are subject to the prior payment in full of all indebtedness, liabilities and other obligations of the Company and its subsidiaries to BKC under the BKC franchise agreements, BKC leases and any other indebtedness of the Company and its subsidiaries to BKC, whenever and however arising, whether primary or secondary, absolute or contingent, and including charges and costs of collection. In the event that the Company defaults in any such obligation to BKC, the Company will be prohibited from making any payments in respect of the Senior Notes, the Senior Preferred Stock and the Exchange Debentures. See "Business--Obligations to Burger King Corporation."

HOLDING COMPANY STRUCTURE; DEPENDENCE ON SUBSIDIARIES; LIMITATIONS ON ACCESS TO CASH FLOW OF THE SUBSIDIARIES

   The Company is structured as a holding company which owns all of the stock of the Company's operating subsidiaries. The Company's operations are conducted exclusively through its subsidiaries, and the Company's only significant assets are the capital stock of its subsidiaries. As a holding company, the Company is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet the Company's debt service and other obligations, including its obligations under the Senior Notes, the Senior Preferred Stock and the Exchange Debentures. Under the terms of the Indenture, the Company's subsidiaries may incur certain indebtedness pursuant to agreements that may restrict the ability of such subsidiaries to make such dividends or other intercompany transfers necessary to service the Company's obligations, including its obligations under the Senior Notes, the Senior Preferred Stock and the Exchange Debentures. Any failure by the Company to satisfy its obligations with respect to the Senior Notes or the Exchange Debentures at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture or the Exchange Debenture Indenture, as the case may be, and the Credit Agreement and could cause a default under agreements governing other indebtedness of the Company and its subsidiaries. Any failure by the Company to satisfy its obligations under the Senior Preferred Stock would permit the holders thereof only to elect certain directors to the Company's Board of Directors. The Senior Notes and the Exchange Debentures will be obligations exclusively of the Company and will not be guaranteed by any of the Company's subsidiaries. In addition, because the Company conducts its business through its subsidiaries, all existing and future liabilities and obligations of the Company's subsidiaries will be effectively senior to the Senior Notes, and all indebtedness and other obligations of the Company and its subsidiaries (including the Credit Agreement) will be effectively senior to the Senior Preferred Stock and the Exchange Debentures. Consequently, the Company's cash flow and ability to service its debt, including the Senior Notes and the Exchange Debentures, and to pay cash dividends on the Senior Preferred Stock are dependent upon the earnings of its subsidiaries and the distribution of those earnings to the Company, or upon loans, advances or other payments made by its subsidiaries to the Company. See "Description of Securities."

RESTRICTIVE COVENANTS LIMITING THE COMPANY'S ABILITY TO REPAY THE SENIOR NOTES AND SENIOR PREFERRED STOCK

   The Indenture will restrict, among other things, the Company's and its Restricted Subsidiaries' ability to pay dividends or make certain other Restricted Payments, including the payment of cash dividends on or the redemption of the Senior Preferred Stock, to incur additional indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of indebtedness, to make

Restricted Investments, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, the Credit Agreement contains other and more restrictive covenants and prohibits the Company and its subsidiaries from prepaying other indebtedness, including the Senior Notes and the Exchange Debentures. The Credit Agreement also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Credit Agreement, the Indenture and/or the Exchange Debenture Indenture. Upon the occurrence of an event of default under the Credit Agreement, the lenders thereunder could elect to declare all amounts outstanding under the Credit Agreement, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness. If the Senior Indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full all Senior Indebtedness, including the Senior Notes, or to redeem the Senior Preferred Stock or repay the Exchange Debentures. Substantially all of the assets of the Company's subsidiaries will be pledged as security under the Credit Agreement. See "Description of Securities" and "Description of Certain Indebtedness--Credit Agreement."

CHANGE OF CONTROL PROVISIONS; LIMITATIONS ON RIGHTS OF REPAYMENT

   Upon the occurrence of a Change of Control, each holder of Senior Notes, Senior Preferred Stock and, if issued, Exchange Debentures, will have the right to require the Company to purchase all or part of such holder's Senior Notes, Senior Preferred Stock or Exchange Debentures, as the case may be, at a repurchase price equal to 101% of the aggregate principal amount or the liquidation preference, as the case may be, plus accrued and unpaid interest or dividends, as the case may be. The Company expects that the prepayment of the Senior Notes, Senior Preferred Stock or, if issued, the Exchange Debentures pursuant to a Change of Control would constitute a default under the Credit Agreement. See "Description of Securities" and "Description of Certain Indebtedness."

   The holders of Senior Notes, the Senior Preferred Stock and the Exchange Debentures have limited rights to require the Company to purchase or redeem the Senior Notes, the Senior Preferred Stock and the Exchange Debentures in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. In addition, because the obligations of the Company with respect to the Senior Notes, the Senior Preferred Stock and the Exchange Debentures are effectively subordinated to all secured indebtedness of the Company and all obligations of the Company's subsidiaries, existing or future secured indebtedness of the Company or obligations of the Company's subsidiaries may prohibit the Company from repurchasing or redeeming any of the Senior Notes, the Senior Preferred Stock and the Exchange Debentures upon a Change of Control. Moreover, the ability of the Company to repurchase or redeem the Senior Notes, the Senior Preferred Stock and the Exchange Debentures following a Change of Control will be limited by the Company's then-available resources. Accordingly, the Change of Control provision is likely to be of limited usefulness in such situations. The Change of Control provisions may not be waived by the Board of Directors of the Company or the Trustee without the consent of holders of at least a majority in principal amount of the Senior Notes, the Senior Preferred Stock or the Exchange Debentures, as applicable. See "Description of Securities--Senior Notes--Mandatory Offers to Purchase Senior Notes--Change of Control," "--Exchange Debentures--Mandatory Offers to Purchase Exchange Debentures--Change of Control" and "--Amendment, Supplement and Waiver."

   The Change of Control purchase feature of the Senior Notes, the Senior Preferred Stock and the Exchange Debentures may in certain circumstances discourage or make more difficult a sale or takeover of the Company and, thus, the removal of incumbent management.

   The Company's other indebtedness may contain prohibitions of certain events which would constitute a Change of Control. In addition, the exercise by the holders of the Senior Notes, the Senior Preferred Stock or the Exchange Debentures of their right to require the Company to repurchase the Senior Notes, the Senior Preferred Stock or the Exchange Debentures could cause a default under such other indebtedness, even if the Change of Control itself does not. Finally, the Company's ability to pay cash to the holders of the Senior Notes, the Senior Preferred Stock and the Exchange Debentures upon a repurchase may be limited by the Company's then existing financing resources.

TAX CONSEQUENCES OF DISTRIBUTIONS WITH RESPECT TO THE SENIOR PREFERRED STOCK AND EXCHANGE DEBENTURES; POTENTIAL FOR UNPLANNED DEEMED DIVIDEND INCOME

   If the redemption price of the Senior Preferred Stock exceeds its issue price by more than a de minimis amount, such excess may be treated as a constructive distribution with respect to the Senior Preferred Stock of additional stock over the term of the Senior Preferred Stock using a constant interest rate method similar to that used for accruing original issue discount. As a result of the allocation of a portion of the purchase price of the Units to the Common Stock, the Senior Preferred Stock initially purchased by holders may have a redemption price that exceeds its issue price by more than a de minimis amount, resulting in such constructive distributions. In addition, because the issue price of the Senior Preferred Stock distributed in lieu of payments of cash dividends will be equal to the fair market value of the Senior Preferred Stock at the time of distribution, it is possible, depending on its fair market value at that time, that such Senior Preferred Stock will be issued with a redemption premium large enough to be considered a dividend as described above. In such event holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income, and such Senior Preferred Stock might trade separately, which might adversely affect the liquidity of the Senior Preferred Stock.

   The Company may, at its option and under certain circumstances, exchange Exchange Debentures for the Senior Preferred Stock. Any such exchange will be a taxable event to holders of the Senior Preferred Stock. Furthermore, the Exchange Debentures may in certain circumstances be treated as having been issued with original issue discount ("OID") for federal income tax purposes. In such event, holders of Exchange Debentures will be required to include such OID (as ordinary income) in income over the life of the Exchange Debentures, in advance of the receipt of the cash attributable to such income.

BKC FRANCHISE AGREEMENT RESTRICTIONS; CONSENT TO RESTAURANT ACQUISITION AND DEVELOPMENT AND FRANCHISE RENEWAL; RIGHT OF FIRST REFUSAL

   The Company operates Burger King restaurants through its wholly owned subsidiaries, each of which is party to a BKC franchise agreement. In addition to the contractual restrictions imposed on the Company's subsidiaries in the BKC franchise agreements, the Company and its subsidiaries are subject to certain restrictions imposed by BKC policies and procedures as in effect from time to time. These restrictions may have the effect of limiting the Company's ability to pursue its business strategy.

   Part of the Company's business strategy is to expand its operations through both the acquisition and development of Burger King restaurants. Pursuant to current BKC policies and procedures applicable to the Company, BKC's approval is required for the acquisition of Burger King restaurants by the Company from other Burger King franchisees and the development of new Burger King restaurants by the Company. Pursuant to BKC's franchise agreements, BKC's approval is also required for the renewal of existing franchise agreements. BKC's consent to such renewals, acquisitions or development may be withheld in BKC's sole discretion. Within five years of September 30, 1996, 27 of the Company's current 183 franchise agreements with BKC, which generated $28.3 million in total restaurant sales in the nine months ended September 30, 1996, are scheduled to expire. BKC may also condition its consent to any such renewal, acquisition or development on the Company's agreement to take certain actions, such as making capital expenditures on acquired restaurants, providing information to BKC's management information systems, disposing of certain acquired restaurants and maintaining specified financial ratios. For example, in connection with one of the Company's acquisitions in 1995, the Company renewed its commitment to sell up to 10 specified Burger King restaurants in the Chicago market to a BKC designee. The Company believes that the sale of the 10 specified Burger King restaurants will not have a material adverse effect on the Company's financial condition or results of operations. In addition, BKC's franchise agreements provide BKC with a right of first refusal to purchase all Burger King restaurants that franchisees wish to sell. Accordingly, no assurances can be made that BKC will (i) grant successor franchise agreements to the Company with respect to the Company's existing Burger King restaurants, (ii) consent to the Company's development of additional Burger King restaurants, in each case without requiring the Company to incur substantial costs or undertake certain other actions, or (iii) not exercise its right of first refusal with respect to the sale of Burger King restaurants that the Company seeks to acquire. See "Business--Franchise Agreements" and "Certain Transactions."

BKC CONSENT TO CERTAIN CHANGES IN CAPITAL STRUCTURE AND CORPORATE GOVERNANCE

   Current BKC policies and procedures require the Company and each of its subsidiaries which is a franchisee to seek BKC's consent prior to making certain changes to their capital structure and modifications to their corporate governance documents, including changing the description of the Company or the relevant subsidiary franchisee's purpose or authorized activities, the designation of, or the procedures for designating, the managing owner (the individual primarily in charge of implementing BKC's policies and procedures) or the authority granted to the managing owner.

BKC RESTRICTIONS ON MANAGEMENT STRUCTURE; OWNER TRANSFER OF SECURITIES

   Current BKC policies and procedures place certain restrictions on the management structure of Burger King franchisees. For example, in the event Mr. Jaro, the Company's Chairman, Chief Executive Officer and managing owner, were to terminate his relationship with the Company, the Company would be required to seek BKC's approval to appoint a new managing owner, who would, absent the consent of BKC, be subject to approval by BKC and be required to hold a 5% voting equity interest in the Company and to personally guarantee the Company's obligations to BKC. Absent BKC's waiver of the 5% equity ownership and guarantee requirements, there can be no assurance that the Company will be able to obtain a successor managing owner, which would cause the Company's subsidiaries to be in default of their franchise agreements with BKC. Furthermore, pursuant to the terms of BKC's franchise agreements, Messrs. Jaro, Osborn and Hubert, who are named as owners under the franchisee agreements, may not sell, encumber or otherwise transfer any portion of their equity interests in the Company without first obtaining the consent of BKC. Should the Company, the managing owner, or the owners fail to comply, as applicable, with current BKC policies and procedures or any provision of BKC's franchise agreements, BKC could, among other remedies, terminate its franchise agreements with the Company's subsidiaries. In addition, BKC has the right to terminate its franchise agreements with a franchisee if the franchisee or the managing owner is convicted of a crime punishable by a term of imprisonment in excess of one year or the franchisee or the managing owner or any managing director engages in conduct that reflects unfavorably on the franchisee or the Burger King system generally. Although not required under their franchise agreements with BKC, the Company's subsidiaries may also, as a practical matter, be required to adopt price discount programs instituted by BKC which could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Franchise Agreements."

BKC CONSENT TO ISSUANCE OF SECURITIES AND TO PAYMENT OF DIVIDENDS; CHANGE OF CONTROL; OTHER AGREEMENTS WITH BKC

   Pursuant to BKC's franchise agreements, BKC's consent is required for certain transfers or issuances by the Company of its equity securities or the transfer or issuance to third parties of the equity securities of its subsidiary franchises. In addition, transfers that result in a change of control of the Company in connection with a public tender offer may require BKC's consent. If BKC's required consent is not obtained in connection with any such issuance or transfer of the Company's or its subsidiary franchisee's equity securities, including in connection with a public tender offer, BKC could terminate its franchise agreements with the Company's subsidiaries, which would have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company's financial flexibility and ability to issue equity securities in connection with acquiring future Burger King restaurants could be limited by BKC. Any such limitation would affect the Company's growth strategy and could have a material adverse effect on the Company's financial condition and results of operations. See "Description of Capital Stock--Anti-Takeover Effects of BKC Franchise Agreements."

   In connection with the Offerings, the Company will be required to enter into an agreement with BKC pursuant to which the Company will (i) indemnify BKC for any claims against BKC arising out of the Offerings, (ii) guarantee the payment and performance obligations under each of the franchise and lease agreements between BKC and its subsidiary franchisees and (iii) be prohibited, absent BKC's consent, from appointing certain classes of persons, including officers of competing quick-service hamburger restaurant concepts and BKC employees and suppliers, from serving on the boards of directors of the Company or its subsidiaries. See "Certain Transactions."

   In connection with the Offerings, the Company has committed to BKC that, without BKC's prior written consent, (i) it will not pay cash dividends on the Senior Preferred Stock on or prior to December 1, 2001 and (ii) it will not pay cash dividends to Holders of Common Stock until the Senior Notes are repaid in full and the Senior Preferred Stock is redeemed or otherwise retired.

DEPENDENCE UPON BURGER KING CORPORATION

   The Company's financial performance is directly related to the success of the Burger King restaurant system, including the management and financial condition of BKC as well as restaurants operated by other Burger King franchisees. The inability of Burger King restaurants to compete effectively with other quick-service restaurants would have a material adverse effect on the Company's operations. The success of Burger King restaurants depends in part on the effectiveness of BKC's marketing efforts, new product development programs, quality assurance and other operational systems over which the Company has no control. For example, adverse publicity involving BKC or one or more Burger King franchisees could have an adverse effect on all Burger King franchisees, including the Company. See "Business--Burger King Corporation" and "--Competition."

RISKS OF EXPANSION AND DEVELOPMENT

   The Company intends to expand rapidly in the future through the development and acquisition of additional Burger King restaurants. This expansion could significantly increase the number of restaurants operated by the Company. To date, the Company has had limited experience in the development of Burger King restaurants and BKC exercises sole and absolute discretion with respect to any development by its franchisees. The Company's ability to achieve its expansion goals will depend on a number of factors, including (i) the availability of existing franchises for sale and suitable sites for new restaurant development, (ii) the availability of funds for expansion, (iii) the consent of BKC, (iv) BKC not exercising its right of first refusal on the sale of any franchise that the Company seeks to acquire,
(v) the hiring, training and retention of skilled management and other restaurant personnel and (vi) the ability to obtain the necessary governmental permits and approvals. No assurances can be made that the Company's expansion plans will be achieved, that a new restaurant will be operated profitably, that new restaurants (particularly acquired restaurants) will be smoothly integrated into the Company's operations, or that such expansion will not cannibalize sales at existing Company restaurants located near newly opened restaurants. A substantial portion of the Company's capital resources will be used for development and acquisitions of Burger King restaurants. Consequently, the Company may require additional debt or equity financing for future development and acquisitions, which additional financing may not be available or, if available, may not be on terms that are acceptable to the Company. In addition, the Credit Agreement contains restrictions on, among other things, new acquisitions, capital expenditures and the incurrence of additional indebtedness. Moreover, BKC may require that, as a condition to approving a proposed restaurant development opportunity or acquisition, the Company limit the amount of its proposed or future debt financing. The failure to continue its expansion by the development or acquisition of restaurants could have a material adverse effect on the Company's performance. See "Business--Business Strategy."

LIMITED OPERATING HISTORY

   The Company was formed on August 17, 1994 and has a limited operating history. The board of directors of the Company (the "Board of Directors") and its executive officers have overall responsibility for the management of the Company. Although certain of the Company's executive officers and directors have extensive experience in the acquisition, development, operation and financing of Burger King restaurants prior to the commencement of the Company's operations, no executive officer of the Company had significant experience in operating a business of the size and geographic diversity of the Company.

REGIONAL CONCENTRATION OF OPERATIONS

   A substantial majority of the Company's Burger King restaurants are located in the midwestern United States. Of the Company's 183 restaurants, 113 or 61.7% are located in the Chicago, Illinois area, thereby exposing the Company to adverse developments in the Chicago region's economy, weather conditions and demographic and population changes. While the Company intends to expand into other regions of the United States, no assurances can be made that the current geographic concentration of the Company's business will not have a material adverse effect on the Company's financial condition and results of operations.

COMPETITION

   The quick-service restaurant industry is intensely competitive with respect to price, product quality, variety and taste, speed of service, convenience of location and restaurant cleanliness and upkeep. In each of its markets, the Company's Burger King restaurants compete with large national quick-service chains, some of which have greater financial and other resources than the Company. McDonald's, Wendy's and Hardees are the Company's principal competitors, and the Company's Burger King restaurants also compete against locally-owned restaurants offering low-priced menus and quick-service. To a lesser degree, the Company competes against quick-service chains offering alternative menus such as Taco Bell,

Pizza Hut and Kentucky Fried Chicken as well as convenience stores and grocery stores that offer menu items comparable to that of Burger King restaurants. To the extent that a competitor of the Company offers items that are better priced or more appealing to consumer tastes or if such competitor increases the number of restaurants it operates in one of the Company's targeted markets, such events could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Competition."

   In addition, the Company faces competition in its expansion plans. The Company's potential competitors in developing and acquiring Burger King restaurants include BKC, which (i) controls the areas in which new Burger King restaurant sites can be developed, (ii) has exercised its right of first refusal with respect to previously proposed restaurant sales and (iii) may impose, as a condition to its consent to any proposed development opportunity or acquisition, conditions, limitations or other restrictions on the Company and its activities. BKC has substantially greater financial resources than the Company to fund restaurant development and acquisitions. There can be no assurance that BKC will not (i) limit the areas in which the Company may develop restaurants, (ii) exercise its right of first refusal with respect to future restaurant acquisitions by the Company or (iii) impose significant or unacceptable conditions, limitations or other restrictions on the Company and its activities. Other potential competitors in acquiring and developing Burger King restaurants include other investors and existing Burger King franchisees. The Company also competes with other quick-service restaurant operators and developers for the most desirable site locations. Many of the Company's competitors have greater financial resources than the Company to finance development and acquisition opportunities or may be willing to pay higher prices for the same opportunities. See "Business--Competition."

DEPENDENCE UPON SENIOR MANAGEMENT

   The Company is dependent on the personal efforts, relationships and abilities of its senior management team. The loss of services of any of these individuals would have a material adverse effect on the future performance of the Company. In addition, pursuant to the terms of BKC's franchise agreements, the Company must receive BKC's consent prior to replacing Mr. Jaro as its managing owner. In addition, Messrs. Jaro, Osborn and Hubert are personally liable to BKC for the Company's obligations under each of its subsidiaries' franchise agreements and each of its leases where BKC is the lessor. Following the completion of the Offerings, the Company intends to seek the release of Messrs. Jaro, Osborn and Hubert from these personal guarantees. To the extent BKC requires the Company's senior management to continue to guarantee such obligations, it may be more difficult for the Company to retain such executives or replace these executives in the future with other qualified individuals. The Company believes that its success is dependent on its ability to attract and retain additional qualified employees, and the failure to recruit such other skilled personnel could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Franchise Agreements," "--Employees" and "Management--Employment Agreements."

CONTROL BY PRINCIPAL STOCKHOLDERS


   Upon consummation of the Offerings, the Company's executive officers and directors (and their respective affiliates, including The Jordan Company) will own an aggregate of 48.9% of the Company's outstanding shares of Common Stock. Such stockholders, if voting together, will have sufficient voting power to elect the entire Board of Directors, exercise control over the business, policies and affairs of the Company and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval such as any amendment to the amended and restated certificate of incorporation of the Company (the "Certificate of Incorporation"), the authorization of additional shares of capital stock, and any merger, consolidation, sale of all or substantially all of the assets of the Company and could prevent or cause a change of control of the Company, all of which may adversely affect the Company and its stockholders. In addition, pursuant to the Stockholders Agreement (as defined), all of the holders of Common Stock of the Company prior to the Offerings (the "Current Holders"), have agreed to vote all of their shares of Common Stock for the election of directors designated by certain stockholders. Further, the Stockholders Agreement contains prohibitions and restrictions on the transfer by the Current Holders of Common Stock of the Company including certain co-sale rights and rights of first refusal for the Company and each Current Holder to purchase the shares of Common Stock prior to transfer by any other Current Holder, which could prevent or cause a change of control of the Company. See "Principal Stockholders" and "Description of Capital Stock--Stockholders Agreement."

GOVERNMENT REGULATION

   The restaurant business is subject to extensive laws and regulations relating to the development and operation of restaurants, including zoning, the preparation and sale of food and employer/employee relationships. Any substantial increases in the minimum wage (including those recently enacted by the U.S. Government) or mandatory health care coverage could adversely affect the Company's financial condition and results of operations. Violations of zoning or building codes or regulations could delay new restaurant openings or the acquisition of existing restaurants. See "Business--Government Regulation."

FACTORS AFFECTING OPERATIONS

   A number of factors beyond the control of the Company may affect sales and profitability of the Company, including, among other things, the strength of regional economies where the Company operates, weather, gas prices and public health concerns regarding certain foods served at quick-service restaurants. Severe weather conditions in some of the Company's principal markets, such as Chicago, Illinois, may have a negative impact on customer traffic, sales and restaurant contribution. An economic downturn in any of the Company's regional markets may also have a similar effect.

ABSENCE OF PUBLIC MARKET FOR THE SECURITIES

   The Securities constitute new issues of securities and do not have established trading markets. If trading markets do not develop or are not maintained, holders of the Securities may experience difficulty in reselling the Securities or may be unable to sell them at all. If a market for the Securities develops, any such market may be discontinued at any time. The Company does not intend to apply for listing of any of the Securities on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Although the Underwriters have advised the Company that they currently intend to make a market in the Securities, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, there can be no assurance as to the development or liquidity of any market for the Securities. See "Description of Securities."

FRAUDULENT TRANSFER CONSIDERATIONS

   Under fraudulent transfer law, if a court were to find in a lawsuit by an unpaid creditor or representative of creditors of the Company, that the Company received less than fair consideration or reasonable equivalent value for incurring the indebtedness represented by the Senior Notes and, if issued, the Exchange Debentures, and, at the time of such incurrence, the Company (i) was insolvent or was rendered insolvent by reason of such incurrence, (ii) was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital or
(iii) intended to incur, or believed it would incur, debts beyond it ability to pay as such debts mature, such court could, among other things, (a) void all or a portion of the Company's obligations to the holders of Senior Notes and, if issued, the Exchange Debentures and/or (b) subordinate the Company's obligations to the holders of the Senior Notes and, if issued, the Exchange Debentures to other existing and future indebtedness of the Company, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Senior Notes and, if issued, the Exchange Debentures. The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all of its liabilities were greater than the value of all of its property at a fair valuation, or if the present fair salable value of the debtor's assets were less than the amount required to repay its probable liability on its debts as they become absolute and mature. There can be no assurance as to what standard a court would apply in order to determine solvency. To the extent that proceeds from the sale of the Senior Notes are used to repay indebtedness under the Credit Agreement and the Subordinated Debt, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented thereby.

   On the basis of its historical financial information, its recent operating history and other factors, the Company believes that it is and will be solvent, has and will have sufficient capital for the business in which it is engaged and has not and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                               USE OF PROCEEDS


   The proceeds to the Company from the Offerings of $130.0 million before deducting commissions and estimated expenses of the Offerings. The proceeds from the Offerings will be used to repay borrowings under the Credit Agreement, to prepay the Senior Subordinated Notes (including a prepayment penalty of approximately $3.4 million), the Subordinated Notes and the Seller Notes (each as hereinafter defined and collectively referred to herein as the "Subordinated Debt"), to repay certain senior debt, to pay the fees and expenses of the Offerings and for general corporate purposes. Reborrowings under the Credit Agreement, if any, will be used for general corporate purposes. The Company is currently negotiating with several lenders for a new bank credit agreement to replace the Credit Agreement under which the Company expects to be able to borrow approximately $75 million to fund acquisitions and provide working capital and for other general purposes. Affiliates of the Company will receive a portion of the net proceeds from the Offerings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business," "Description of Certain Indebtedness" and "Certain Transactions."

   The following table sets forth the sources and uses of funds, assuming the Offerings were consummated on September 30, 1996 (in millions).



 SOURCES OF FUNDS:
  Senior Notes due 2006 ................   $100.0
  Units (1) ............................     30.0
                                         --------
    Total sources ......................   $130.0
                                         ========

USES OF FUNDS:
  Repay Credit Agreement borrowings (2)    $ 86.6
  Repay other senior debt ..............      0.8
  Prepay Subordinated Debt (3) .........     33.9
  Fees and expenses (4) ................      6.4
  Excess cash ..........................      2.3
                                         --------
    Total uses .........................   $130.0
                                         ========


   (1) In connection with the Units Offering, the Company is offering 30,000 units, each consisting of 40 shares of Senior Preferred Stock with a liquidation preference of $25.00 per share and one share of Common Stock. Accordingly, 1,200,000 shares of Senior Preferred Stock and 30,000 shares of Common Stock will be sold in the Units Offering.


   (2) Credit Agreement borrowings consist of (i) $44.3 million principal amount of term loans that mature on January 31, 2002, and $39.8 million principal amount of term loans that mature on January 31, 2004, and
       (ii) $2.5 million principal amount of revolving credit loans that mature on January 31, 2002. As of September 30, 1996, the weighted average interest rate with respect to all Credit Agreement borrowings was 8.60%.

(3) Subordinated Debt consists of: (i) $15.0 million principal amount of Senior Subordinated Notes bearing interest at a rate of 12.5% per annum with a scheduled maturity of January 31, 2005; (ii) $11.0 million principal amount of Subordinated Notes bearing interest at a rate of 12.75% per annum with a scheduled maturity of August 31, 2005; (iii) $4.4 million principal amount of Seller Notes bearing interest at a rate of 12.75% per annum with a scheduled maturity of August 31, 2005; and (iv) a prepayment penalty of approximately $3.4 million in connection with the prepayment of the Senior Subordinated Notes. See "Certain Transactions."


(4) Includes discounts and commissions and estimated expenses to be incurred in connection with the Offerings and the application of the net proceeds therefrom, and fees payable to The Jordan Company. See "Certain Transactions."

                                CAPITALIZATION


   The following table sets forth, as of September 30, 1996, (i) the consolidated capitalization of the Company and (ii) the pro forma consolidated capitalization of the Company after giving effect to the Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Pro Forma Financial Statements and the notes thereto and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.



                                                   SEPTEMBER 30, 1996
                                                 ---------------------
                                                   ACTUAL    PRO FORMA
                                                 --------  -----------
                                                  (DOLLARS IN MILLIONS)
Cash and cash equivalents ......................   $  2.7     $  5.1
                                                 ========  ===========
Long-term debt (including current portion):
  Borrowings under the Credit Agreement  .......   $ 86.6         --
  10 3/4% Senior Notes due 2006 ................       --     $100.0
  Subordinated Debt ............................     31.0        0.6
  Capital lease obligations ....................      0.2        0.2
  Other long-term debt .........................      8.6        7.8
                                                 --------  -----------
    Total long-term debt .......................    126.4      108.6

13% Senior Exchangeable Preferred Stock due
 2008 ..........................................       --       28.4
Total stockholders' equity .....................      8.1        3.0
                                                 --------  -----------
      Total capitalization .....................   $134.5     $140.0
                                                 ========  ===========


                               DIVIDEND POLICY

   The Company is not required to pay cash dividends on the Senior Preferred Stock until after December 1, 2001. The Company intends to retain future earnings, if any, for use in its business and does not anticipate paying any cash dividends on the Senior Preferred Stock for any period ending on or prior to December 1, 2001 or on the Common Stock. In addition, the terms of the Indenture and the Credit Agreement limit the amount of cash dividends the Company may pay with respect to the Senior Preferred Stock, the Common Stock and other equity securities both before and after that date. See "Description of Securities--Senior Notes--Certain Covenants," "--Senior Preferred Stock--Dividends" and "Description of Certain Indebtedness."

   In connection with the Offerings, the Company has committed to BKC that, without BKC's prior written consent, (i) it will not pay cash dividends on the Senior Preferred Stock on or prior to December 1, 2001 and (ii) it will not pay cash dividends to holders of Common Stock until the Senior Notes are repaid in full and the Senior Preferred Stock is redeemed or otherwise retired. See "Risk Factors--BKC Consent to Issuance of Securities and to Payment of Dividends."

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION

   The following table sets forth certain historical financial and operating data for the Company and restaurants formerly owned and operated by BKC (the "BKC Restaurants") and entities controlled by certain members of the Company's current management (the "Management Restaurants") (collectively, the "Initial Acquisitions") and certain pro forma financial and operating data for the Company as of the dates and for the periods indicated. Prior to their acquisition by the Company on September 2, 1994, the BKC Restaurants and the Management Restaurants were not under common control or management. In addition, restaurant contribution for the BKC Restaurants and the Management Restaurants, which reflects restaurant sales net of restaurant operating expenses, does not reflect all costs of operating the BKC Restaurants and Management Restaurants. Accordingly, restaurant sales, restaurant operating expenses and restaurant contribution may not be comparable to or indicative of post-acquisition results. The data presented for the Company as of December 31, 1994 and for the period from September 2, 1994 through December 31, 1994, and for the 1995 fiscal year (actual) are derived from the Company's audited financial statements appearing elsewhere herein. The data presented for the Company for the nine months ended October 2, 1995 and September 30, 1996 and for the twelve months ended September 30, 1996, are derived from the unaudited financial statements of the Company, appearing elsewhere herein, and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the Company's results of operations and financial condition for those periods. The data for the nine and twelve months ended September 30, 1996 are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 30, 1996. The Selected Consolidated Financial Information should be read in conjunction with (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
(ii) the audited Historical Schedules of Restaurant Contribution and the notes thereto, (iii) the audited Consolidated Financial Statements for the Company and the notes thereto and (iv) the Pro Forma Consolidated Financial Statements, each included elsewhere in this Prospectus.


                                       THE INITIAL
                                    ACQUISITIONS(1)(2)                    THE COMPANY
                               --------------------------  ----------------------------------------
                                                                                    FISCAL 1995
                                                                               --------------------
                                                            SEPTEMBER 2, 1994
                                          JANUARY 1, 1994        THROUGH
                                FISCAL        THROUGH          DECEMBER 31,                  PRO
                                 1993    SEPTEMBER 1, 1994        1994(3)        ACTUAL    FORMA(4)
                               --------  -----------------  -----------------  ---------   --------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Restaurant sales ...........  $82,895       $56,720            $33,931        $139,572   $195,692
  Restaurant operating
  expenses:
  Cost of sales ..............   25,832        18,602             10,807          44,798     62,760
   Restaurant labor and
    related costs ............   21,998        15,529              8,647          34,526     48,818
   Depreciation and
    amortization .............    2,062         1,366              1,193           4,927      7,065
   Occupancy and other
    operating expenses .......   26,405        17,854              9,229          38,930     53,410
                               -------  -----------------  ------------------  --------  ----------
    Total restaurant
     operating expenses ......   76,297        53,351             29,876         123,181    172,053
                               -------  -----------------  ------------------  --------  ----------
  Restaurant contribution ....  $ 6,598       $ 3,369              4,055          16,391     23,639
                               =======  =================
  General and administrative
   expenses ..................                                     1,374           5,904      7,492
                                                           ------------------  --------  ----------
  Operating income ...........                                     2,681          10,487     16,147
  Other income (expense):
   Interest expense ..........                                    (1,925)         (8,323)   (11,652)
   Other income (expense),
    net ......................                                      (324)           (437)      (470)
                                                           ------------------  --------  ----------
    Total other income
     (expense) ...............                                    (2,249)         (8,760)   (12,122)
                                                           ------------------  --------  ----------
  Income (loss) before  income
   taxes .....................                                       432           1,727      4,025
  Provision (benefit) for
   income taxes ..............                                       191             825      1,767
                                                           ------------------  --------  ----------
  Net income (loss) ..........                                   $   241        $    902   $  2,258
  Preferred stock
   dividends(5) ..............                                                                4,350
  Weighted average number  of
   shares outstanding  (in
   thousands)(6) .............                                       970             970        893
  Net income per share(7) ....                                   $  0.12        $   0.47   $  (2.34)






OTHER DATA:
  EBITDA(8) ..................                                   $ 3,889        $ 15,613   $ 23,411
  Adjusted EBITDA(9) .........                                                               24,817
  Capital expenditures:
  Existing restaurants .......                                                     1,476      2,065
   New restaurant
    development ..............                                                       696        696
   Other .....................                                                     1,609      1,609
                                                                               --------  ----------
     Total capital
      expenditures ...........                                                     3,781      4,370
PRO FORMA RATIOS:
  EBITDA/cash interest
   expense(10) ...............
  Net debt/EBITDA(11) ........
  Adjusted EBITDA/cash
   interest expense(10) ......
  Net debt/Adjusted
   EBITDA(11) ................


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                           NINE MONTHS ENDED
                               -------------------------------------------   TWELVE MONTHS ENDED
                                  OCTOBER 2, 1995      SEPTEMBER 30, 1996     SEPTEMBER 30, 1996
                               ---------------------- --------------------  ---------------------
                                ACTUAL   PRO FORMA(4)  ACTUAL  PRO FORMA(4)  ACTUAL  PRO FORMA(4)
                               --------  ------------ -------- -----------  -------- ------------
STATEMENT OF OPERATIONS DATA:
  Restaurant sales ........... $103,446    $147,399   $149,973   $153,427   $186,099   $201,720
  Restaurant operating
  expenses:
  Cost of sales ..............   33,226      47,340     48,476     49,597     60,048     65,017
   Restaurant labor and
    related costs ............   25,818      36,939     37,406     38,344     46,114     50,223
   Depreciation and
    amortization .............    3,646       5,322      5,431      5,603      6,712      7,346
   Occupancy and other
    operating expenses .......   28,650      40,005     41,050     42,074     51,330     55,479
                               --------    --------   --------   --------    -------   --------
    Total restaurant
     operating expenses ......   91,340     129,606    132,363    135,618    164,204    178,065
                               --------    --------   --------   --------    -------   --------
  Restaurant contribution ....   12,106      17,793     17,610     17,809     21,895     23,655

  General and administrative
   expenses ..................    4,202       5,448      5,907      6,021      7,609      8,065
                               --------    --------   --------   --------    -------   --------
  Operating income ...........    7,904      12,345     11,703     11,788     14,286     15,590
  Other income (expense):
   Interest expense ..........   (6,222)     (8,758)    (8,880)    (8,697)   (10,981)   (11,591)

   Other income (expense),
    net ......................     (300)       (330)    (3,887)    (3,559)    (4,024)    (3,699)
                               --------    --------   --------   --------    -------   --------

    Total other income
     (expense) ...............   (6,522)     (9,088)   (12,767)   (12,256)   (15,005)   (15,290)
                               --------    --------   --------   --------    -------   --------

  Income (loss) before
    income taxes .............    1,382       3,257     (1,064)      (468)      (719)       300

  Provision (benefit) for
   income taxes ..............      661       1,430       (426)      (182)      (262)       155
                               --------    --------   --------   --------    -------   --------
  Net income (loss) ..........  $   721    $  1,827   $   (638)  $   (286)  $   (457)  $    145
  Preferred stock
   dividends(5) ..............                3,263                 3,263                 4,350
  Weighted average number  of
   shares outstanding (in
   thousands)(6) .............      970         893        863        893        863        893
  Net income per share(7) ....  $  0.40    $  (1.61)  $  (1.13)  $  (3.97)  $  (1.05)  $  (4.70)
OTHER DATA:
  EBITDA(8) ..................  $11,697    $ 17,814   $ 17,456   $ 17,713   $ 21,372   $ 23,310
  Adjusted EBITDA(9) .........               18,749                19,115                25,183
  Capital expenditures:
  Existing restaurants .......    1,274       1,812        962      1,007      1,164      1,260
   New restaurant
    development ..............      561         561      3,219      3,219      3,354      3,354
   Other .....................    1,251       1,251        837        837      1,195      1,195
                               --------  ----------  --------  ----------  --------  ----------

     Total capital
      expenditures ...........    3,086       3,624      5,018      5,063      5,713      5,809
PRO FORMA RATIOS:
  EBITDA/cash interest
   expense(10) ...............                                                              2.1x
  Net debt/EBITDA(11) ........                                                              4.4
  Adjusted EBITDA/cash
   interest expense(10) ......                                                              2.2
  Net debt/Adjusted
   EBITDA(11) ................                                                              4.1

                                     THE INITIAL
                                 ACQUISITIONS(1)(2)                   THE COMPANY
                             -------------------------  --------------------------------------
                                                                                FISCAL 1995
                                                                            ------------------
                                                         SEPTEMBER 2, 1994
                                       JANUARY 1, 1994        THROUGH
                              FISCAL       THROUGH          DECEMBER 31,                PRO
                               1993   SEPTEMBER 1, 1994       1994(3)       ACTUAL    FORMA(4)
                             -------- -----------------  -----------------  ------    --------
                                                   (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA:
  Restaurants open at end of
   period ..................      82         82                 121             140       176
  Percentage change in
   comparable restaurant
   sales(12) ...............                                                   (0.1)%     2.1%
   Average sales per
   restaurant(13) ..........  $1,011                                         $1,125    $1,113
  Ratio of earnings to fixed
   charges(14) .............                                                    1.1x      1.3x
  Ratio of earnings to fixed
  charges and preferred
  stock dividends(14) ......                                                    1.1       1.2

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                        NINE MONTHS ENDED
                              -------------------------------------- TWELVE MONTHS ENDED
                               OCTOBER 2, 1995  SEPTEMBER 30, 1996   SEPTEMBER 30, 1996
                              ----------------- -------------------- --------------------
                              ACTUAL PRO FORMA(4) ACTUAL PRO FORMA(4) ACTUAL  PRO FORMA(4)
                              ------ ---------- -------- ----------- -------  -----------
SELECTED OPERATING DATA:
  Restaurants open at end of
   period ..................    127       176       183       183        183       183
  Percentage change in
   comparable restaurant
   sales(12) ...............    1.4%      3.7%      1.8%      0.4%       0.6%     (0.3)%
   Average sales per
   restaurant(13) ..........   $852      $856      $862      $858     $1,135    $1,132
  Ratio of earnings to fixed
   charges(14) .............    1.2X      1.3X      0.9X      1.2X       1.0X      1.2X
  Ratio of earnings to fixed
  charges and preferred
  stock dividends(14) ......    1.1       1.2       0.9       1.2        1.0       1.2


                                  THE INITIAL ACQUISITIONS
                                 -------------------------
                                               JANUARY 1,
                                              1994 THROUGH
                                   FISCAL     SEPTEMBER 1,
                                    1993          1994
                                 ---------  --------------
                                   (DOLLARS IN THOUSANDS)
SUPPLEMENTAL DATA(15)(16):
RESTAURANT SALES:
 BKC Restaurants ...............   $70,667      $47,762
 Management Restaurants:
  Jaro restaurants .............    10,115        7,400
  Osborn restaurants ...........     2,113        1,558
                                 ---------  --------------
   Total for Initial
    Acquisitions ...............   $82,895      $56,720
                                 =========  ==============
RESTAURANT OPERATING EXPENSES:
 BKC Restaurants ...............   $65,263      $45,257
 Management Restaurants:
  Jaro restaurants .............     9,166        6,718
  Osborn restaurants ...........     1,868        1,376
                                 ---------  --------------
   Total for Initial
    Acquisitions ...............   $76,297      $53,351
                                 =========  ==============
RESTAURANT CONTRIBUTION:
  BKC Restaurants ..............   $ 5,404      $ 2,505
  Management Restaurants:
   Jaro restaurants ............       949          682
   Osborn restaurants ..........       245          182
                                 ---------  --------------



   Total for Initial
    Acquisitions ...............   $ 6,598      $ 3,369
                                 =========  ==============


                                         SEPTEMBER 30, 1996
                                     ------------------------
                                       ACTUAL    PRO FORMA(17)
                                     ---------  -------------
                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents .........  $  2,705     $  5,055
 Total assets ......................   148,481      153,207
 Total debt and capitalized leases     126,363      108,613
 Senior Exchangeable Preferred
  Stock ............................        --       28,358
 Total stockholders' equity  .......     8,105        3,012

------------
   (1) The Initial Acquisitions consist of the 68 BKC Restaurants and the 14 Management Restaurants acquired by the Company on September 2, 1994 from BKC and from entities formerly controlled by certain members of the Company's current management. The information set forth under "Initial Acquisitions" reflects the combined historical financial results of the BKC Restaurants and Management Restaurants for the indicated period during which time the restaurants were owned and operated by BKC and management-controlled entities. The results of the Initial Acquisitions for fiscal 1993 and the period from January 1, 1994 through September 1, 1994 may not be reflective of the ongoing operations of the Company under its current ownership structure.

   (2) Due to the inability of the Company to determine certain expenses for the Initial Acquisitions prior to their acquisition by the Company on a meaningful and consistent basis, net income is not comparable and is not presented for the Initial Acquisitions.

   (3) Reflects the historical results of the Company, including the Initial Acquisitions subsequent to their acquisition by the Company on September 2, 1994. Also includes limited expenses of the Company during the period August 17, 1994 (date of incorporation) to September 2, 1994, during which period the Company had no operations.

   (4) Pro forma to give effect to the following transactions as if each had occurred on January 1, 1995: (i) the transactions contemplated by the Offerings and the application of the net proceeds therefrom as set forth in "Use of Proceeds" and (ii) the acquisition of each of the 54 Burger King restaurants acquired by the Company subsequent to January 1, 1995. See "Use of Proceeds" and "Pro Forma Consolidated Financial Statements." The pro forma statements of operations do not give effect to an extraordinary pre-tax charge that the Company expects to incur immediately following the closing of the Offerings. If such pre-tax charge were taken at the beginning of fiscal 1995, such charge would have been approximately $10.0 million (approximately $5.9 million on an after-tax basis), consisting of (i) an approximate $6.6 million (approximately $3.9 million on an after-tax basis) write-off of deferred financing costs related to the repayment of the Subordinated Debt and indebtedness under the Credit Agreement and
        (ii) an approximate $3.4 million (approximately $2.0 million on an after-tax basis) prepayment penalty incurred in connection with the prepayment of the Senior Subordinated Notes.

    (5) Preferred stock dividends include dividends on the existing 6% preferred stock of the Company and dividends on the Senior Preferred Stock at a rate of 13%. See "Description of Capital Stock--Preferred Stock" and "Description of Securities--Senior Preferred
        Stock--Dividends."

    (6) The weighted average number of shares outstanding assumes the following changes to the historical number of shares outstanding: (i) the 863.281-for-1 stock split of Common Stock pursuant to the Recapitalization, (ii) for the pro forma periods only, the issuance of 30,000 shares of Common Stock in the Units Offering in connection with the consummation of the Offerings and (iii) for all periods in which there is positive earnings available for the holders of Common Stock, the conversion of immediately exercisable warrants and options to purchase 106,700 shares of Common Stock. See "Description of Capital Stock--The Recapitalization."


    (7) Net income per share was computed by deducting in all periods dividends payable to the holders of Original Preferred Stock (as defined) and deducting in the pro forma periods dividends payable to the holders of Senior Preferred Stock and using the weighted average number of shares of Common Stock outstanding.

    (8) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. In addition, management believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related notes to the Consolidated Financial Statements thereto included herein.

    (9) Adjusted EBITDA, on a pro forma basis, represents EBITDA plus management and director's fees and certain non-recurring items. For a description of management and director's fees, see "Certain Transactions--The Jordan Company." The certain non-recurring items consist of:

                                                                                 PRO FORMA
                                                         --------------------------------------------------------
                                                                                                    TWELVE MONTHS
                                                                          NINE MONTHS ENDED             ENDED
                                                                   -----------------------------  ---------------
                                                           FISCAL    OCTOBER 2,    SEPTEMBER 30,    SEPTEMBER 30,
                                                            1995        1995           1996             1996
                                                         --------  ------------  ---------------  ---------------
                                                                           (DOLLARS IN THOUSANDS)
Change in estimate of disputed invoices ................    $(60)      $(110)          $144            $  194
Reduction of insurance premiums and long distance costs      420         314            377               483
Headcount reduction due to consolidated territories  ...     396         243            393               546
                                                         --------  ------------  ---------------  ---------------
  Total addition to EBITDA .............................    $756       $ 447           $914            $1,223
                                                         ========  ============  ===============  ===============

    Adjusted EBITDA is included because the Cash Flow Coverage Ratio, when calculated on a Pro Forma Basis (each as defined in the Indenture and the Exchange Debenture Indenture), is calculated on a similar basis. Adjusted EBITDA may not be comparable to EBITDA measures reported by other companies.


   (10) Cash interest expense represents interest expense, net of interest income, less amortization of deferred financing costs and other non-cash interest charges. The ratios of EBITDA and Adjusted EBITDA to cash interest expense are included because the Company believes that prospective investors find the ratios helpful in evaluating the ability of the Company to service its indebtedness, including indebtedness under the Senior Notes. The information does not purport to represent what the Company's ratios are or would have been had the Senior Notes and the Senior Preferred Stock been outstanding during the periods presented.


   (11) Net debt represents total debt and capitalized leases less cash and cash equivalents. The pro forma ratios of net debt to EBITDA and net debt to Adjusted EBITDA were calculated based on pro forma net debt as of September 30, 1996 of $103.6 million. The ratios of net debt to EBITDA and to Adjusted EBITDA are included because the Company believes that prospective investors find the ratios helpful in evaluating the ability of the Company to incur additional indebtedness, including indebtedness that could be incurred to repay or otherwise refinance the Senior Notes and the Senior Preferred Stock. The information does not purport to represent what the Company's ratios are or would have been had the Senior Notes and the Senior Preferred Stock been outstanding during the periods presented.

   (12) The Company includes in comparable restaurant sales only those restaurants that have been in operation for a minimum of thirteen months. The percentage change in comparable restaurant sales is calculated as the percentage change from the comparable restaurant sales in the previous period. For the twelve months ended October 28, 1996 the percentage increase in comparable restaurant sales was 0.5%.

   (13) Reflects the results of only those restaurants operating for the entire period.

   (14) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and capitalized interest, amortization of deferred financing costs and rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest. For the nine months ended September 30, 1996, earnings were insufficient to cover fixed charges by approximately $1.1 million. For the nine and twelve months ended September 30, 1996, earnings were insufficient to cover fixed charges and preferred stock dividends by approximately $1.1 million and approximately $0.7 million, respectively.

   (15) Sets forth for the Initial Acquisitions the components constituting aggregate restaurant sales, restaurant operating expenses and restaurant contributions for the indicated periods. See the Historical Schedules of Restaurant Contribution and the notes thereto with respect to the Initial Acquisitions.

   (16) Jaro restaurants consist of the 11 Management Restaurants acquired from entities owned or controlled by Lawrence Jaro, the Company's current Chief Executive Officer and Chairman of the Company's Board of Directors. Osborn restaurants consist of the three Management Restaurants acquired from entities owned or controlled by William Osborn, the current Vice Chairman of the Company's Board of Directors.

   (17) Pro forma to give effect to the Offerings and the application of the net proceeds therefrom as set forth in "Use of Proceeds" and adjustments of $5.1 million ($3.0 million net of applicable taxes) for the write-off of the unamortized balance of deferred financing costs relating to repayment of certain indebtedness under the Credit Agreement and all of the Subordinated Debt (as defined) and the write-off of approximately $3.4 million ($2.0 million net of applicable taxes) related to a prepayment penalty in connection with the prepayment of Senior Subordinated Notes.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

   The Company is the second largest independent Burger King franchisee in the United States with 183 restaurants located primarily in eleven Midwestern and Southern states. The Company has acquired 175 Burger King restaurants since its incorporation, including the acquisition of the 68 BKC Restaurants and the 14 Management Restaurants in 1994, 39 additional restaurants in 1994, 18 restaurants in 1995 and 36 restaurants in 1996. In addition, the Company has developed eight Burger King restaurants. For the twelve months ended September 30, 1996, the Company generated pro forma restaurant sales and EBITDA (as defined) of $201.7 million and $23.3 million, respectively.

   The Company operates Burger King restaurants through its wholly owned subsidiaries, each of which is a party to a BKC franchise agreement. BKC franchise agreements require a one-time franchise fee (currently $40,000), a monthly royalty fee of 3.5% of each restaurant's gross sales and a monthly advertising contribution of 4.0% of gross sales. Most franchise agreements provide for a term of 20 years, and, at the option of the franchise and BKC, a renewal franchise agreement may be granted by BKC upon payment of the then current franchise fee provided that the restaurant meets BKC's operating standards applicable at that time and the franchisee is not in default under the relevant franchise agreement.

   As the Company acquires additional Burger King restaurants, it capitalizes the value of franchise agreements based on the number of years remaining on the terms of the agreement and the franchise fee in effect at the time of acquisition (currently, $40,000 over a 20 year term or $2,000 per year) and it capitalizes excess cost over fair value of the other net assets acquired and amortizes for financial statement purposes the goodwill expense over a 35-year period. The Company generally purchases assets and is able to deduct goodwill amortization expense for tax purposes over a 15-year period.

   Restaurant sales include food sales and merchandise sales. Merchandise sales include convenience store sales at the Company's dual-use facilities (of which the Company currently has five), as well as sales of promotional products at the Company's restaurants. Historically, merchandise sales have contributed less than 2.5% to restaurant sales. Promotional products, which account for the majority of merchandise sales, are generally sold at or near the Company's costs.

   Restaurant contribution is defined as restaurant sales less restaurant operating expenses other than general and administrative expenses such as office overhead and non-restaurant supervisory management. As a result, restaurant contribution does not include all of the Company's costs of doing business.

   EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. In addition, management believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related notes to the Consolidated Financial Statements included herein.

   The Company includes in the comparable restaurant sales analysis discussed below only those restaurants that have been in operation for a minimum of thirteen months. For a restaurant not operating for the entire prior annual period, the sales for the interim period in the prior year are compared to that for the comparable interim period in the indicated year.

   On August 1, 1995, the Company converted its fiscal year to a 52/53 week fiscal year. Due to the conversion, the 1995 fiscal year ended January 1, 1996 and included 366 days of operating activity. All fiscal years discussed herein had a length of approximately 52 weeks.

RECENT DEVELOPMENTS

   Based on preliminary unaudited results, for the four-week period, and the twelve month period ended October 28, 1996, the Company's comparable restaurant sales increased by 10.7% and 0.5%, respectively, over the same period for the prior fiscal year on a pro forma basis, based upon the sales of the Company's restaurants including the periods in 1995 during which certain of those restaurants were operated by their prior owners.

RESULTS OF OPERATIONS

   Prior to their acquisition by the Company on September 2, 1994, the 68 BKC Restaurants and the 14 Management Restaurants (which constitute the Initial Acquisitions) were not under common control or management. The table set forth below combines the results of operations for the BKC Restaurants and the Management Restaurants for the period from January 1, 1994 through September 1, 1994 with the results of operations of the Company from September 2, 1994 through December 31, 1994. The results of operations for the Company also include limited expenses of the Company during the period August 17, 1994 (date of incorporation) to September 2, 1994, during which period the Company had no operations. Prior to September 1, 1994, the BKC Restaurants and the Management Restaurants were operated under a different management and capitalization structure than that of the Company. Accordingly, the information set forth below with respect to the Initial Acquisitions and the "Combined" results for the Initial Acquisitions and the Company for fiscal 1994 is provided for the purposes of analysis only and may not be comparable to or indicative of post-acquisition results. In addition, the results with respect to the Initial Acquisitions and the "Combined" results may not be representative of what the Company's results of operations would have been if the Company had owned the BKC Restaurants and Management Restaurants for all of fiscal 1993 and fiscal 1994.


                                             INITIAL           INITIAL
                                           ACQUISITIONS     ACQUISITIONS        THE COMPANY
                                         --------------  -----------------  -----------------
                                                          JANUARY 1, 1994   SEPTEMBER 2, 1994
                                                              THROUGH            THROUGH
                                           FISCAL 1993   SEPTEMBER 1, 1994  DECEMBER 31, 1994
                                         --------------  -----------------  -----------------
                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Restaurant sales .......................     $82,895           $56,720            $33,931
Restaurant operating expenses:
 Cost of sales .........................      25,832            18,602             10,807
 Restaurant labor and related costs  ...      21,998            15,529              8,647
 Depreciation and amortization .........       2,062             1,366              1,193
 Occupancy and other operating expenses       26,405            17,854              9,229
                                         --------------  -----------------  -----------------
 Total restaurant operating expenses  ..      76,297            53,351             29,876
                                         --------------  -----------------  -----------------
Restaurant contribution ................     $ 6,598           $ 3,369            $ 4,055
                                         ==============  =================  =================
General and administrative expenses  ...          --                --            $ 1,374
Operating income .......................          --                --              2,681
EBITDA .................................          --                --              3,889


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                           COMBINED                  THE COMPANY
                                         ----------  -----------------------------------------
                                                                        NINE MONTHS ENDED
                                                                  ----------------------------
                                            FISCAL      FISCAL     OCTOBER 2,    SEPTEMBER 30,
                                             1994        1995         1995           1996
                                         ----------  ----------   -----------    -------------
STATEMENT OF OPERATIONS DATA:
Restaurant sales .......................   $90,651     $139,572     $103,446       $149,973
Restaurant operating expenses:
 Cost of sales .........................    29,409       44,798       33,226         48,476
 Restaurant labor and related costs  ...    24,176       34,526       25,818         37,406
 Depreciation and amortization .........     2,559        4,927        3,646          5,431
 Occupancy and other operating expenses     27,083       38,930       28,650         41,050
                                         ----------  ----------  ------------  ---------------
 Total restaurant operating expenses  ..    83,227      123,181       91,340        132,363
                                         ----------  ----------  ------------  ---------------
Restaurant contribution ................   $ 7,424     $ 16,391     $ 12,106       $ 17,610
                                         ==========  ==========  ============  ===============
General and administrative expenses  ...        --     $  5,904     $  4,202       $  5,907
Operating income .......................        --       10,487        7,904         11,703
EBITDA .................................        --       15,613       11,697         17,456

   The following table sets forth, for the periods indicated, operating results as a percentage of restaurant sales.


                                           INITIAL       INITIAL
                                       ACQUISITIONS    ACQUISITIONS       THE COMPANY    COMBINED          THE COMPANY
                                       ------------  ----------------  ----------------- -------- -------------------------------
                                                                                                             NINE MONTHS ENDED
                                                     JANUARY 1, 1994   SEPTEMBER 2, 1994                 ------------------------
                                                         THROUGH            THROUGH       FISCAL  FISCAL  OCTOBER 2, SEPTEMBER 30,
                                       FISCAL 1993  SEPTEMBER 1, 1994  DECEMBER 31, 1994   1994    1995      1995        1996
                                       -----------  -----------------  -----------------  ------  ------ ------------------------
                                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Restaurant sales .......................    100.0%          100.0%             100.0%       100.0%  100.0%    100.0%      100.0%
Restaurant operating expenses:
 Cost of sales .........................     31.2            32.8               31.8         32.4    32.1      32.1        32.3
 Restaurant labor and related costs  ...     26.5            27.4               25.5         26.7    24.7      25.0        24.9
 Depreciation and amortization .........      2.5             2.4                3.5          2.8     3.6       3.5         3.6
 Occupancy and other operating expenses      31.9            31.5               27.2         29.9    27.9      27.7        27.5
                                          ---------  ----------------   ----------------  -------  ------  --------     -------
 Total restaurant operating expenses  ..     92.1            94.1               88.0         91.8    88.3      88.3        88.3
                                          ---------  ----------------   ----------------  -------  ------  --------     -------
Restaurant contribution ................      7.9%            5.9%              12.0%         8.2%   11.7%     11.7%       11.7%
                                          =========  ================   ================  =======  ======  ========     =======
General and administrative expenses  ...      --              --                 3.6%          --     3.7%      3.5%        3.4%
Operating income .......................      --              --                 7.9           --     7.5       7.6         7.8
EBITDA .................................      --              --                11.5           --    11.2      11.3        11.6


NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED OCTOBER 2,
1995

   Restaurant Sales. Restaurant sales increased $46.5 million or 45.0% during the nine months ended September 30, 1996, to $149.9 million from $103.4 million in the nine months ended October 2, 1995, due primarily to the inclusion of the 18 restaurants purchased in 1995 and the 36 restaurants purchased in 1996. In addition, the Company developed one new restaurant in 1995 and seven new restaurants in 1996. The inclusion of the newly acquired restaurants accounted for $42.8 million of the total increase in restaurant sales, while new restaurant development accounted for $3.2 million of the increase in sales. Sales at the 121 comparable restaurants owned by the Company at September 30, 1996 increased 0.6%. Restaurant menu prices remained stable during the period.

   Restaurant Operating Expenses. Total restaurant operating expenses increased $41.0 million, or 44.8% during the nine months ended September 30, 1996, to $132.3 million from $91.3 million in the nine months ended October 2, 1995. As a percentage of restaurant sales, restaurant operating expenses in the nine months ended September 30, 1996 and in the nine months ended October 2, 1995 remained constant at 88.3%.

   Cost of sales increased $15.2 million during the nine months ended September 30, 1996, and increased 0.2% as a percentage of restaurant sales to 32.3% in the nine months ended September 30, 1996 from 32.1% in the nine months ended October 2, 1995.

   Restaurant labor and related expenses increased $11.6 million during the nine months ended September 30, 1996, but decreased 0.1% as a percentage of restaurant sales to 24.9% in the nine months ended September 30, 1996 from 25.0% in the nine months ended October 2, 1995.

   Depreciation and amortization increased $1.8 million during the nine months ended September 30, 1996, to $5.4 million from $3.6 million in the nine months ended October 2, 1995. As a percentage of restaurant sales, depreciation and amortization expense increased 0.1% to 3.6% in the nine months ended September 30, 1996 from 3.5% in the nine months ended October 2, 1995. The increase was due primarily to the increase in goodwill amortization resulting from the purchase method of accounting for newly acquired restaurants.

   Occupancy and other expenses increased $12.4 million during the nine months ended September 30, 1996, but decreased 0.2% as a percentage of restaurant sales to 27.5% in the nine months ended September 30, 1996 from 27.7% in the nine months ended October 2, 1995. Occupancy expense increased $4.4 million but decreased 0.5% as a percentage of sales to 10.6% in the nine months ended September 30, 1996 from 11.1% in the nine months ended October 2, 1995, due primarily to lower effective rental rates as a result of higher restaurants sales and lower property taxes as a percentage of sales for newly acquired restaurants. Other operating expenses increased $7.9 million during the nine months ended 1996, or 0.1% as a percentage of restaurant sales to 16.7% in the nine months ended September 30, 1996 from 16.6% in the nine months ended October 2, 1995. This decrease is due primarily to a reduction in operating supplies as a result of improved budget controls, offset by a 0.5% increase in local advertising expense.

   Restaurant Contribution. Restaurant contribution increased $5.5 million or 46.2% to $17.6 million in the nine months ended September 30, 1996 from $12.1 million in the nine months ended October 2, 1995. As a percentage of restaurant sales, restaurant contribution was 11.7% in the nine months ended September 30, 1996 and in the nine months ended of October 2, 1995.

   EBITDA. EBITDA increased $5.8 million or 49.2%, to $17.5 million in the nine months September 30, 1996 from $11.7 million in the nine months ended October 2, 1995. As a percentage of restaurant sales, EBITDA increased 0.3%, to 11.6% in the nine months ended September 30, 1996 from 11.3% for the nine months ended October 2, 1995.

   Operating Income. Operating income increased $3.8 or 48.1% to $11.7 million for the nine months ended September 30, 1996 from $7.9 million for the nine months ended October 2, 1995. As a percentage of restaurant sales, operating income increased 0.2%, to 7.8% in the nine months ended September 30, 1996 from 7.6% for the nine months ended October 2, 1995. This increase was primarily due to a decrease in general and administrative expense as a percentage of sales of 0.1% to 3.4% in the nine months ended September 30, 1996 from 3.5% for the nine months ended October 2, 1995.

FISCAL 1995 COMPARED TO FISCAL 1994

   Restaurant Sales. Restaurant sales increased $48.9 million or 54.0% during fiscal 1995, to $139.6 million from $90.7 million in fiscal 1994, due primarily to the inclusion of a full year of operations for the 39 restaurants purchased in December 1994, and a partial year of operations for the five restaurants purchased in September 1995, the two restaurants purchased in October 1995 and the 11 restaurants purchased in November 1995. The inclusion of these newly acquired restaurants accounted for $46.4 million of the total increase in restaurant sales. In addition, the Company developed one new restaurant in August 1995. Sales at comparable restaurants for all 139 restaurants owned by the Company at the end of fiscal 1995 declined 0.1%, primarily as a result of the discontinuation of extensive promotional couponing at the 39 restaurants acquired in December 1994. Comparable restaurant sales for the 82 restaurants owned by the Company since its inception increased 1.7%. Restaurant menu prices remained stable during the year.

   Restaurant Operating Expenses. Total restaurant operating expenses increased $40.0 million or 48.0% during fiscal 1995, to $123.2 million from $83.2 million in fiscal 1994. As a percentage of restaurant sales, restaurant operating expenses declined 3.5% to 88.3% in fiscal 1995 from 91.8% in fiscal 1994.

   Cost of sales increased $15.4 million during fiscal 1995, but decreased 0.3% as a percentage of restaurant sales to 32.1% in fiscal 1995 from 32.4% in fiscal 1994 due primarily to a 1.0% decline in food and paper costs as a percentage of restaurant sales created by improved distribution efficiencies from restaurant acquisitions. This decline was partially offset by a 0.7% increase in the cost of promotional merchandise.

   Restaurant labor and related expenses increased $10.4 million during fiscal 1995, but decreased 2.0% as a percentage of restaurant sales to 24.7% in fiscal 1995 from 26.7% in fiscal 1994, due primarily to improvements in group insurance costs being applied over the larger restaurant base. In addition, the successful application of the Company's information systems technology within the restaurant base increased scheduling efficiency and further reduced labor costs as a percentage of restaurant sales.

   Depreciation and amortization increased $2.4 million during fiscal 1995, to $4.9 million in fiscal 1995 from $2.5 million in fiscal 1994. As a percentage of restaurant sales, depreciation and amortization expense increased 0.8% to 3.6% in fiscal 1995 from 2.8% in fiscal 1994, due primarily to the increase in goodwill amortization resulting from the purchase method of accounting for the newly acquired restaurants.

   Occupancy and other expenses increased $11.8 million during fiscal 1995, but decreased 2.0% as a percentage of restaurant sales to 27.9% in fiscal 1995 from 29.9% in fiscal 1994. Occupancy expense increased $4.5 million, but decreased 1.0% as a percentage of sales to 11.1% in fiscal 1995 from 12.1% in fiscal 1994, due primarily to the negotiation of more favorable lease terms under the Company's existing lease agreements. Other operating expenses increased $7.3 million during fiscal 1995, but decreased 1.0% as a percentage of restaurant sales to 16.8% in fiscal 1995 from 17.8% in fiscal 1994, due primarily to the result of more favorable terms negotiated for general liability insurance policies covering the Company's larger restaurant base.

   Restaurant Contribution. Restaurant contribution increased $9.0 million or 120.8% to $16.4 million in fiscal 1995 from $7.4 million in fiscal 1994. As a percentage of restaurant sales, restaurant contribution increased 3.5%, to 11.7% in fiscal 1995 from 8.2% in fiscal 1994, due primarily to the improvements as described above.

FISCAL 1994 COMPARED TO FISCAL 1993

   Restaurant Sales. Restaurant sales increased $7.8 million or 9.4% during fiscal 1994 to $90.7 million from $82.9 million in fiscal 1993. This increase was due in part to the acquisition of the 39 restaurants purchased in December 1994 which accounted for 50% of the increase in total sales. In addition, sales at comparable restaurants for all 121 restaurants owned by the Company at the end of fiscal 1994 increased 4.4% as a result of the impact of the introduction of Value Meals(Registered Trademark) in the Company's restaurants.

   Restaurant Operating Expenses. Total restaurant operating expenses increased $6.9 million, or 9.1%, during fiscal 1994, to $83.2 million from $76.3 million in fiscal 1993. As a percentage of restaurant sales, restaurant operating expenses declined 0.2% to 91.8% in fiscal 1994 from 92.0% in fiscal 1993.

   Cost of sales increased $3.6 million during fiscal 1994 and increased 1.2% as a percentage of restaurant sales to 32.4% from 31.2% in fiscal 1993, due primarily to a 0.9% increase in food and paper costs as a percentage of restaurant sales, created by the introduction of Value Meals(Registered Trademark) in the Company's restaurants. In addition, merchandise costs increased 0.3% as a percentage of restaurant sales due to the increase in promotional activities by the Company.

   Restaurant labor and related expenses increased $2.2 million during fiscal 1994 and increased 0.2% as a percentage of restaurant sales to 26.7% from 26.5% in fiscal 1993, due primarily to an increase in direct labor costs. This increase was partially offset by improvements in group insurance costs being applied over the newly acquired restaurant base.

   Depreciation and amortization increased $0.5 million during fiscal 1994 to $2.6 million from $2.1 million in fiscal 1993. As a percentage of restaurant sales, depreciation and amortization expense increased 0.3% to 2.8% in fiscal 1994 from 2.5% in fiscal 1993, due primarily to the increase in goodwill amortization resulting from the purchase method of accounting for the newly acquired restaurants.

   Occupancy and other expenses increased $0.7 million during fiscal 1994, but decreased 1.9% as a percentage of restaurant sales to 29.9% from 31.8% in fiscal 1993. Occupancy expense decreased 0.6% as a percentage of sales and other expenses decreased 1.3% as a percentage of restaurant sales, due primarily to increased sales at comparable restaurants and increased sales leverage over a larger restaurant base.

   Restaurant Contribution. Restaurant contribution increased $0.8 million or 12.5% to $7.4 million in fiscal 1994 from $6.6 million in fiscal 1993. As a percentage of restaurant sales, restaurant contribution increased 0.2%, to 8.2% from 8.0% in fiscal 1993, due primarily to the improvements described above.

LIQUIDITY AND CAPITAL RESOURCES

   The Company does not have significant receivables or inventory and receives trade credit based upon negotiated terms in purchasing food products and other supplies. Therefore, the Company's business has not required significant working capital to meet its operating requirements. The Company requires capital primarily for the acquisition and development of Burger King restaurants and has historically financed these activities from capital contributions by its stockholders, loans made under the Credit Agreement and cash generated from operations. During fiscal 1995, the Company's operations generated approximately $4.2 million in cash, compared with approximately $7.7 million in the September 2, 1994 through December 31, 1994 period. The Company had capital expenditures, associated primarily with new restaurant development and acquisitions, during fiscal 1995 and the September 2, 1994 through December 31, 1994 period of approximately $15.1 million and approximately $82.6 million, respectively.

   During the first nine months of 1996, the Company's operations generated approximately $10.9 million in cash, compared with approximately $2.9 million during the first nine months of 1995. The increase in cash generated is related to the impact of the acquisition of 36 restaurants during 1996. The Company had capital expenditures, associated primarily with new restaurant development and acquisitions, during the first nine months of 1996 and first nine months of 1995 of approximately $43.6 million and $5.4 million, respectively.

   At January 1, 1996, the Company had $1.9 million in cash and cash equivalent balances, compared to $7.7 million at December 31, 1994. At September 30, 1996, the Company had $2.7 million in cash and cash equivalent balances compared to $2.9 million at October 2, 1995. The Credit Agreement requires that a specified percentage of the Company's excess cash flow be applied to repay amounts outstanding under its outstanding term loans within 100 days of the end of the immediately preceding fiscal year.

   The Company's Credit Agreement currently provides for up to $100 million of senior secured debt, consisting of (i) a $45 million term loan, (ii) a $40 million term loan, and (iii) a $15 million revolving credit facility. On September 30, 1996, the outstanding principal balance under the revolving credit facility was $2.5 million, leaving $12.5 million of revolving credit availability. The interest rate on each of the three facilities under the Credit Agreement is variable, and as of September 30, 1996 the weighted average interest rate of all three facilities was approximately 8.60%. The Company has entered into an interest rate protection agreement in connection with the Credit Agreement which currently covers up to $25.6 million in borrowings. Amounts outstanding under the revolving credit facility are payable in full by January 31, 2002. The Company is currently negotiating with several lenders for a new bank credit agreement to replace the Credit Agreement pursuant to which the Company expects to be able to borrow up to approximately $75 million under a revolving line of credit to fund acquisitions and provide working capital and for other general corporate purposes. The Company expects that the new credit agreement will be for a term of six years and that the agreement will be secured by a first priority security interest on substantially all of the Company's assets, including a pledge of all of the stock of the Company's subsidiaries. Closing of the Offerings is not conditioned upon the closing of the new credit agreement.


   The Company's primary cash requirements following the Offerings will be to finance additional acquisitions, capital expenditures in connection with the development of new restaurants, upgrades of acquired and existing restaurants and general working capital needs. The Company has budgeted approximately $355,000 for the development of each of its new restaurants. The Company anticipates it will spend approximately an additional $3.0 to $5.0 million annually for other capital expenditures. In connection with certain of its previous acquisitions of Burger King restaurants, the Company committed to expend up to $2.3 million by September 1, 1997 to upgrade the initial 68 Burger King restaurants it acquired. The Company has met this commitment. In addition, the Company has committed to BKC that it will make capital expenditures at its Chattanooga, Tennessee restaurants of approximately $1.5 million on or before September 7, 1997, of which $300,000 had been made as of September 30, 1996. In addition, the Company has committed to BKC that (i) it will make capital expenditures on its existing restaurants equal to 1% of its gross sales for the foreseeable future. The Company has also committed to BKC that it will develop 17 restaurants in fiscal 1997. In the event the Company fails to develop at least 14 restaurants in fiscal 1997, the Company will pay BKC $150,000. In addition, to the extent the Company develops 13 or fewer restaurants in fiscal 1997, the Company will be obligated to pay BKC $75,000 for each restaurant less than 14 it fails to develop. The actual amount of the Company's cash requirements for capital expenditures depends on, among other things, the number of new restaurants opened or acquired and the costs associated with such restaurants and the number of franchises subject to renewal and the costs associated with bringing the related restaurants up to BKC's then-current design specifications in connection with these franchise renewals. See "Business--Business Strategy."

   The cost of developing a restaurant (exclusive of land acquisition and building costs, as the Company leases each of its properties) is approximately $355,000 (including the $40,000 franchise fee). In order to increase the number of restaurants to be developed or to fund additional acquisitions, the Company may require additional debt or equity financing, which may not be available to the Company or, if available, may not be on terms acceptable to the Company. Any such equity financing will also be subject to BKC's consent. See "Risk Factors--BKC Franchise Agreement Restrictions; Consent to Restaurant Acquisition and Development and Franchise Renewal; Right of First Refusal."

   The Company is structured as a holding company with no independent operations, as the Company's operations are conducted exclusively through its wholly-owned subsidiaries. The Company's only significant assets are the capital stock of its subsidiaries. As a holding company, the Company's cash flow, its ability to meet is debt service requirements and its ability to pay cash dividends on the Senior Preferred Stock are dependent upon the earnings of its subsidiaries and their ability to declare dividends or make other intercompany transfers to the Company. Under the terms of the Indenture, the Company's subsidiaries may incur certain indebtedness pursuant to agreements that may restrict the ability of such subsidiaries to make such dividends or other intercompany transfers necessary to service the Company's obligations, including its obligations under the Senior Notes, the Senior Preferred Stock and the Exchange Debentures. The Indenture will restrict, among other things, the Company's and its Restricted Subsidiaries' ability to pay dividends or make certain other restricted payments, including the payment of cash dividends on or the redemption of the Senior Preferred Stock, to incur additional indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of indebtedness, to make restricted investments, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, the Credit Agreement contains other and more restrictive covenants and prohibits the Company's subsidiaries from declaring dividends or making other intercompany transfers to the Company in certain circumstances. See "Description of Securities" and "Description of Certain Indebtedness--Credit Agreement."

   The Company believes that the proceeds from the Offerings, together with borrowings under the Credit Agreement and the Company's cash on hand, will be sufficient to cover its working capital, capital expenditures, planned development and debt service requirements for the foreseeable future. The Company expects that additional financing will be required in connection with any significant acquisitions in the future.

INCOME TAXES

   The Company completed fiscal 1995 with a net operating loss carry-forward for tax purposes of approximately $8.7 million. Substantially all of the Company's acquisitions completed to date have been structured as asset purchases. As a result, the Company is able to deduct goodwill amortization expense for income tax purposes over a 15 year period. The Company has not been a cash taxpayer since its inception.

INFLATION

   While inflation can have a significant impact on food, paper, labor and other operating costs, the Company has historically been able to minimize the effect of inflation through periodic price increases, and believes it will be able to offset future inflation with price increases, if necessary.

RECENT ACCOUNTING PRONOUNCEMENTS

   New accounting standards have been issued by the Financial Accounting Standards Board that will apply to the Company in fiscal 1996. Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets," requires a review of long term tangible and intangible assets (such as property, plant and equipment and goodwill) for impairment of recorded value and resulting write downs if value is impaired.

   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), establishes accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans. Under SFAS 123, the Company may either adopt the new fair value based method or provide pro forma disclosure of net income
(loss) as if the accounting provisions of SFAS 123 had been adopted. The Company intends to elect the intrinsic method of accounting for stock-based employee compensation plans and provide the required pro forma disclosure.

   These statements are not expected to have a material effect on the Company's financial position or results of operations.

EXTRAORDINARY LOSS

   Upon the prepayment of the Subordinated Debt and repayment of borrowings under the Credit Agreement, concurrent with the Offerings, the Company will record an extraordinary loss of approximately $5.9 million, net of taxes, reflecting a prepayment penalty, as well as the write-off of deferred financing costs.

SEASONAL AND QUARTERLY COMPARISONS

   The Company's operating results may fluctuate from period to period, as a result of, among other things, sales associated with each new restaurant, the costs associated with opening new restaurants, the timing of new restaurant openings and acquisitions and the timing of new product introduction by BKC and promotional programs sponsored by the Company. In addition, the Company's business typically varies with general seasonal trends that are characteristic of the quick-service restaurant industry. The Company has historically experienced its strongest operating results during the summer months (the second and third quarter of its fiscal year), while operating results are somewhat lower during the winter months (the first and fourth quarters of its fiscal year). As the Company continues to make acquisitions and develop new restaurants, quarterly results may fluctuate more significantly. The following table sets forth by fiscal quarter the Company's income statement data for fiscal 1995 and the first three quarters of fiscal 1996.

                                           1995
                      ---------------------------------------------
                         FIRST     SECOND      THIRD       FOURTH
                        QUARTER    QUARTER    QUARTER      QUARTER
                      ---------  ---------  ---------    ---------
                       (90 DAYS)  (91 DAYS)  (94 DAYS)    (91 DAYS)
                                  (DOLLARS IN THOUSANDS)
Restaurant sales  ...   $30,967    $35,375    $37,104      $36,126
Restaurant operating
 expenses ...........    28,338     30,989     32,012       31,842
Restaurant
 contribution .......     2,629      4,386      5,092        4,284
General and
 administrative
 expenses ...........     1,203      1,359      1,641        1,701
                      ---------  ---------  ---------    ---------
Operating income  ...   $ 1,426    $ 3,027    $ 3,451      $ 2,583
                      =========  =========  =========    =========
EBITDA ..............   $ 2,656    $ 4,283    $ 4,758      $ 3,916
                      =========  =========  =========    =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                    1996
                      ---------------------------------
                          FIRST     SECOND      THIRD
                         QUARTER    QUARTER    QUARTER
                       ---------  ---------  ---------
                        (91 DAYS)  (91 DAYS)  (91 DAYS)
Restaurant sales  ...    $43,103    $53,543    $53,327
Restaurant operating
 expenses ...........     38,862     46,774     46,640
Restaurant
 contribution .......      4,241      6,769      6,687
General and
 administrative
 expenses ...........      1,932      2,152      1,910
                       ---------  ---------  ---------
Operating income  ...    $ 2,309    $ 4,617    $ 4,777
                       =========  =========  =========
EBITDA ..............    $ 4,071    $ 6,586    $ 6,799
                       =========  =========  =========

                               31

                                   BUSINESS

GENERAL

   AmeriKing is the second largest independent Burger King franchisee in the United States with 183 restaurants located primarily in eleven Midwestern and Southern states. The Company's strategy is to capitalize on its significant presence in targeted markets, the predictable operating performance of Burger King restaurants and management's extensive experience to (i) make fill-in acquisitions and develop new restaurants in existing markets to enhance its operating leverage and (ii) make acquisitions in new markets that offer significant potential and provide the critical mass necessary to achieve operating efficiencies. For the twelve months ended September 30, 1996, the Company generated pro forma restaurant sales and EBITDA (as defined) of $201.7 million and $23.3 million, respectively.

   The Company believes its successful operating strategy, combined with the attractive economics of Burger King restaurants, minimizes the risks of new restaurant development and future acquisitions. Management believes the operating cash flow of its Burger King restaurants is highly predictable and consistent due to the proven success of the Burger King concept and the stringent evaluation criteria adhered to by the Company in assessing new development opportunities and acquisitions. On a pro forma basis, the Company's comparable restaurant sales have increased each fiscal year since 1992. For the twelve months ended September 30, 1996 on a pro forma basis, the Company generated average restaurant sales of $1,132,000 and average restaurant operating cash flow of $174,000 (15.4% margin). For the same period, approximately 98% of the Company's restaurants generated on a pro forma basis positive operating cash flow. The Company believes that each of its currently owned restaurants will generate positive operating cash flow in fiscal 1997. Furthermore, the Company currently leases each of its properties, minimizing its cost to develop restaurants. The Company has budgeted approximately $355,000 to develop each new Burger King restaurant in fiscal 1997. Based on the results of the restaurants developed by the Company, management expects its newly developed restaurants to generate cash-on-cash-returns in excess of 35% in the first year of operations.

   AmeriKing was formed in 1994 by a group consisting of Burger King franchisees, former BKC executives and The Jordan Company to take advantage of significant acquisition and related new restaurant development opportunities. Since inception, the Company has acquired 175 Burger King restaurants and developed eight new Burger King restaurants. The Company's senior management, which owns on a fully diluted basis over 30% of the Company's Common Stock (prior to giving effect to the Offerings), has extensive experience in the Burger King system as either former executives of BKC or as independent Burger King franchisees. Each of the top four members of the Company's senior management has over 10 years of experience within the Burger King system operating, developing and acquiring restaurants. In addition, most of the Company's regional managing directors, district managers and restaurant managers have substantial experience within the Burger King system and/or the quick-service restaurant industry.

BUSINESS STRATEGY

   AmeriKing's business strategy is to continue to increase revenues, restaurant contribution and EBITDA. The Company's strategy is based on the following elements:

   Develop New Burger King Restaurants in Existing Markets. The Company seeks to develop new Burger King restaurants in existing markets where it has established a significant presence, enabling the Company to enhance its operating leverage and increase overall margins and profitability. Management believes that the underpenetration of the Burger King system relative to other quick-service hamburger concepts provides the Company with significant new development opportunities. Furthermore, management believes the Company's new restaurant development risk is substantially reduced due to: (i) the proven success of the Burger King concept; (ii) the predictability of development costs and restaurant profitability compared to that of newer restaurant concepts; and (iii) management's extensive experience within the Burger King system. The Company currently leases each of its properties, minimizing its cost to develop new restaurants.

   To date, the Company has developed eight new restaurants. Prior to developing a new restaurant, the Company's senior management conducts an extensive site selection process with significant input from BKC's development field personnel, including an analysis of projected development costs and anticipated profitability on a per location basis. The Company also uses regional and local developers, as well as former Burger King restaurant owners with significant knowledge of local markets, to assist in site selection and in reviewing zoning requirements and other regulatory matters related to the construction of new Burger King restaurants.

   Pursue Strategic Acquisitions of Burger King Restaurants. The Company intends to selectively pursue strategic acquisitions in the highly fragmented, growing Burger King system. Since 1994, the Company has successfully completed 175 restaurant acquisitions for an aggregate purchase price of approximately $138 million. The Company evaluates each prospective acquisition using a set of stringent criteria, including the potential for future fill-in acquisitions and new restaurant development in targeted markets and the overall attractiveness of market demographics. The Company seeks to enter new geographic markets through acquisitions that provide the critical mass necessary to realize operating efficiencies. Six of the Company's nine acquisitions to date have been of large, regional operations, each consisting of more than 10 restaurants. AmeriKing seeks to augment new market acquisitions with fill-in acquisitions, which enable the Company to:
(i) achieve greater restaurant penetration within existing markets; (ii) capitalize on its significant operating leverage; and (iii) increase operating margins and profitability. The Company continually engages in discussions with Burger King franchisees, including with respect to the potential acquisition of the business or assets of such franchisees. The Company is not currently engaged in any negotiations with respect to acquisitions, and the Company has no current or pending contracts or commitments with respect to acquisitions.

   The Company's key criteria when evaluating new market acquisitions are the future opportunities for fill-in acquisitions, potential for new restaurant development in the area, the overall attractiveness of the market from a demographic perspective and the acquisition price relative to historical and expected financial performance of these restaurants. Typically, key operating personnel of acquired restaurants are retained to oversee the operation with the added benefit of the Company's sophisticated management information systems and other corporate resources.

   The Company's fill-in acquisitions typically involve smaller, local operations in areas in, or contiguous to, the Company's existing operations. An example of a typical fill-in acquisition is the Company's acquisition in September 1995 of five additional restaurants in Denver, Colorado. An example of a larger fill-in acquisition is the Company's acquisition in November 1994 of 39 additional restaurants in the Chicago market.

   The table below summarizes each of the Company's acquisitions, representing 175 restaurants, since its inception.

                                                      NUMBER OF RESTAURANTS
ACQUISITION DATE      STATE                                 ACQUIRED           TYPE OF SELLER
--------------------  ---------------------------  -------------------------  --------------
September 1994         Illinois/Indiana                       68                BKC
September 1994         Texas/Colorado                         11                Management
September 1994         Colorado                                3                Management
November 1994          Illinois/Wisconsin                     39                Franchisee
September 1995         Colorado                                5                Franchisee
October 1995           Illinois                                2                BKC
November 1995          Tennessee/Georgia                      11                Franchisee
February 1996          Virginia/North Carolina                24                Franchisee
February 1996          Kentucky/Ohio/Indiana                  12                Franchisee


   Achieve Operating Efficiencies. The Company's large number of restaurants, centralized management structure and advanced management information systems enable the Company to: (i) tightly control restaurant and corporate level costs; (ii) capture economies of scale by leveraging its existing corporate overhead structure; and (iii) continuously monitor point-of-sale data to more efficiently manage its restaurant operations. The Company has experienced both restaurant-level and corporate-level savings as a result of its size and related bargaining power, particularly with respect to food and paper purchasing and distribution, restaurant maintenance services and general liability insurance. For example, the Company achieved significant operating improvements in the 68 restaurants it acquired from BKC in September 1994. From the twelve month period ended July 31, 1994, prior to the close of the acquisition, to the twelve month period ended September 30, 1996, restaurant operating cash flow for these restaurants increased 48% from $7.4 million to $11.1 million, or from 10.4% of sales to 15.1% of sales.

   Capitalize on Strong Support from Burger King Corporation. The Company believes that it realizes significant benefits from its affiliation with BKC as a result of: (i) the widespread recognition of the Burger King name and products; (ii) BKC's management of the proven, successful Burger King concept, including new product development, quality assurance and strategic planning; (iii) the size and market penetration of BKC's current $200 million annual media budget; and (iv) the expected continued growth of the Burger King system. During BKC's fiscal year ended September 30, 1995, a record number of 657 new restaurants were added to the Burger King system.

   Leverage Sophisticated Management Information System. The Company's customized integrated management information system, REMACs, typically not affordable by smaller Burger King franchisees and other smaller quick-service restaurant chains, provides management with the ability to identify and quickly capitalize on restaurant sales enhancement and profit opportunities. The Company utilizes its management information system to: (i) minimize shrinkage and control labor costs; (ii) efficiently schedule labor; (iii) effectively manage inventory; (iv) analyze product mix and various promotional programs using point-of-sale information; and (v) quickly integrate accounting systems following acquisitions.

   Consistently Provide High Quality Products and Superior Customer Service. As the number of restaurants that the Company owns in a particular market increases, the Company has a greater ability to (i) ensure overall customer satisfaction in that market through consistency in food quality, service and restaurant appearance and (ii) coordinate and influence local Burger King advertising and promotional programs and pricing policies. In addition, the large number of restaurants that the Company owns and the corresponding professional development opportunities permit the Company to attract and retain strong regional, district and individual restaurant management. Most of these managers receive significant incentive compensation based on compliance with Burger King's restaurant operating guidelines and restaurant profitability.

BURGER KING CORPORATION

   Overview. The Company believes that it realizes significant benefits from its affiliation with BKC as a result of, among other things, the widespread recognition of the Burger King name and products, the size and market penetration of BKC's media budget (which was approximately $200 million for its fiscal year ended September 30, 1995, according to LNA/Arbitron Multi-Media Service), BKC's overall management of the Burger King concept, including new product development, quality assurance and strategic planning, and the continuing growth of the Burger King system. According to information publicly filed by Grand Met, the parent corporation of BKC, BKC is the second largest restaurant franchisor in the world, with system-wide restaurant sales of $8.4 billion for its fiscal year ended September 30, 1995. There are more than 8,000 Burger King restaurants worldwide, of which over 90% are operated by approximately 1,500 independent franchise groups. Management believes that, based upon publicly available information, the five largest franchisees in the Burger King system operate less than 12% of all domestic Burger King restaurants. The Burger King system has experienced considerable success in recent years, as evidenced by the 30% growth in the number of Burger King restaurants from 1991 to 1995. In addition, Burger King's share of the quick-service hamburger restaurant market grew from 16% in 1993 to 18% in 1995. Furthermore, according to market surveys conducted for BKC by National Adult Tracking in 1996, consumers preferred Burger King to all other quick-service hamburger brands. As is the case for all Burger King franchisees, the Company is required to comply with BKC guidelines as to menu and operations, restaurant configurations and marketing and promotion.

   Menu and Operations. The Burger King system philosophy is characterized by its "Have It Your Way" service, flame-broiling, generous portions and competitive prices. Each of the Company's Burger

King restaurants offers a standard menu containing a variety of traditional and innovative food items. Burger King restaurants feature flame-broiled hamburgers, the most popular of which is The Whopper(Registered Trademark) sandwich. The Whopper is a large, flame-broiled hamburger on a toasted bun garnished with combinations of lettuce, onions, pickles, tomatoes and mayonnaise. At present, the standard menu of all Burger King restaurants consists primarily of hamburgers, cheeseburgers, chicken sandwiches, fish sandwiches, breakfast items, french fried potatoes, salads, shakes, desserts, soft drinks, milk and coffee. In addition, promotional menu items are introduced periodically for limited times.

   The Company's Burger King restaurants are typically open seven days per week with minimum operating hours from 7:00 AM to 11:00 PM. Burger King restaurants are of distinctive design and are generally located in high-traffic areas throughout the United States. The Company believes that convenience of location, speed of service, quality of food and price/value of food served are the primary competitive advantages of Burger King restaurants. The Company believes that it will continue to realize significant benefits from its affiliation with BKC as a result of the widespread recognition of the Burger King brand, the effectiveness of BKC's national marketing programs and the overall management of the Burger King system, including product development, quality assurance and strategic planning.

   The Company participates in a variety of Burger King programs designed to increase restaurant revenues and profitability. In October 1993, BKC implemented the first stages of a nationwide Value Menu Program. The program consisted of discounted combination meals and menu items designed to give the consumer greater value while increasing customer traffic and profitability. BKC has also focused its efforts on a back-to-basics marketing strategy by eliminating over 30 items from its menu and emphasizing its core hamburgers, french fries and soft drinks. In addition, as part of its "Bigger, Better Burgers" campaign, BKC increased its standard hamburger patty size to 2.8 ounces, which is 75% larger than McDonald's current standard size of 1.6 ounces.

   Restaurant Configurations. The Company's Burger King restaurants consist of one of several building types with various layouts, seating capacities and engineering specifications. BKC's traditional restaurant contains approximately 2,500 square feet, seats 86 customers and offers interior design flexibility. BKC also features alternative restaurant formats ranging in size from 500 to 4,000 square feet and seating capacities ranging up to over 100 customers. BKC has developed a number of standard and non-traditional restaurant formats which enable maximum seating capacities from available square footage in such facilities as airports, hospitals, college campuses, gas stations and retail shopping centers. Substantially all of the Company's restaurants are traditional free-standing restaurants with seating capacities of at least 50 and which contain drive-thru windows. According to BKC, over 50% of all restaurant sales in the Burger King system are generated from drive-thru windows.

   National Marketing and Promotion. The Burger King brand has been in existence for over 40 years. BKC currently has an annual advertising and promotional budget of over $200 million to heighten brand awareness. BKC's advertising campaigns are generally carried on television, radio and in mass circulation print media (national and regional newspapers and magazines). BKC franchisees are required to contribute 4.0% of monthly gross sales from restaurant operations to a BKC advertising fund, which contributions are generally utilized by BKC for its advertising and promotional programs and public relations activities. BKC has also entered into selective partnership arrangements to help promote its products. Recently, BKC's national promotional partners have included the NCAA and the Coca-Cola Company.

QUICK-SERVICE RESTAURANT INDUSTRY

   Since the introduction of quick-service restaurants in the mid-1950s, the percentage of the average family's food budget spent on meals consumed "away from home" has grown significantly from approximately 25% of the food budget in 1955 to approximately 44% in 1995, according to the National Restaurant Association. Concurrently, the quick-service restaurant industry has expanded to include hamburger, pizza, chicken, Mexican food, ice cream/yogurt, donuts and various types of sandwiches. The National Restaurant Association estimates that sales at these quick-service restaurants will reach approximately $100 billion in 1996, representing an inflation-adjusted growth rate of 4.5% over 1995, more than double the 2.0% projected growth rate of full-service restaurants. According to Technomic

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


Information Services, an independent research organization, domestic revenues from quick-service hamburger restaurants were approximately $37.6 billion in 1995, representing the biggest share of the quick-service restaurant industry and a 5.1% compounded annual growth rate since 1990.

   The recent growth in the quick-service restaurant segment is attributable to consumers' desire for value and convenience, such as bundled value meals, drive-thru windows, carry-out and delivery. In 1995, off-premise services generated by drive-thru windows, pickup and home delivery comprised 64% of the quick-service traffic, according to the National Restaurant Association.

COMPANY OPERATIONS

   Management Structure. All executive management, finance, marketing and operations support functions are conducted centrally at the Company's Westchester, Illinois headquarters. In each of its six regions (Chicago, Virginia, Colorado, Texas, Tennessee and Cincinnati), the Company has a regional managing director who is responsible for the operations of all Company Burger King restaurants within the assigned region. Each of these managing directors must be approved by BKC. Supporting the managing director in Chicago are two directors of operations (who each oversee an average of 58 restaurants), who supervise 17 district managers (who directly supervise five to nine restaurants each). The five other managing directors are also supported by district managers. The district managers are responsible for direct oversight of the day-to-day operations of the Company's Burger King restaurants. Typically, district managers have previously served as restaurant managers within the Burger King system. A typical Company restaurant is staffed with a full-time manager, one to three assistant managers and full-and part-time hourly employees.

   Management Incentives and Retention. Managing directors, directors of operations, district managers and most restaurant managers are compensated with a fixed salary plus a bonus based upon the performance of the restaurants under their supervision. Evaluation criteria include compliance with Burger King's restaurant operating guidelines and restaurant profitability. Senior management believes that the Company's larger size and regional focus provide significant professional development opportunities for the Company's management and operating personnel not available to smaller franchisees. The Company believes that its compensation structure and professional development opportunities are significant advantages in attracting and retaining qualified management personnel.

   Training. The Company maintains a comprehensive training and development program for all of its personnel. This program emphasizes the Burger King system-wide operating procedures, food preparation methods and customer service standards. The management training program features an intensive five week hands-on restaurant training period, followed by two weeks of classroom instruction (one week of simulated restaurant management activities and one week of food sanitation). Special emphasis is placed on quality food preparation, service standards and total customer satisfaction. Upon certification, new managers work closely with experienced managers to solidify their skills and expertise. The Company's existing restaurant managers regularly participate in the Company's ongoing training efforts, including classroom programs and in-restaurant programs. In addition, BKC's training and development programs are also available to the Company.

MANAGEMENT INFORMATION SYSTEM

   The Company's customized management information system, REMACs, provides daily tracking and reporting of customer traffic counts, sales, average check values, menu item sales, inventory variances, key labor measures and other detailed information in comparative form, by individual restaurant and for the Company as a whole. The Company's integrated management information system, typically installed in its restaurants within 60 to 90 days of acquisition, transmits data on a daily basis to Company headquarters. This information is available by 6:00 AM the following day and can be accessed by district managers on a remote basis using a laptop computer. The Company's sophisticated management information system, typically not affordable by smaller Burger King franchisees and other smaller quick-service restaurant chains, provides management with the ability to identify and quickly capitalize on restaurant sales enhancement and profit opportunities. The Company utilizes its management information system to: (i)

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


minimize shrinkage and control labor costs; (ii) monitor point-of-sale order taking; (iii) effectively manage inventory; and (iv) quickly integrate accounting systems following acquisitions. Customized exception reporting is used to focus operations on high priority issues and opportunities. The Company also utilizes the system to increase sales revenues by assisting restaurant managers in optimally scheduling the restaurant work force during any particular shift at the restaurant work stations for which they are best qualified. In addition, the system enables the Company to analyze various promotional programs using product mix information.

FRANCHISE AGREEMENTS

   The Company operates Burger King restaurants through its wholly owned subsidiaries, each of which is a party to a BKC franchise agreement. The BKC franchise agreements do not grant any franchisee exclusive rights to a defined territory; however, the Company, based upon its review of BKC's Uniform Franchise Offering Circular and its experience with BKC, believes that BKC generally seeks to ensure that newly granted franchises do not materially affect the operations of existing Burger King restaurants. Acceptance as a franchisee is based upon several factors including management experience, qualifications, financial status and net worth. The franchise agreements require, among other things, that all restaurants be of standardized design and operated in a prescribed manner, including utilization of the standard Burger King menu. Most franchise agreements provide for a term of 20 years, and, at the option of the franchisee and BKC, a renewal (successor) franchise agreement may be granted by BKC provided that the restaurant meets BKC's operating standards applicable at that time and the franchisee is not in default under the relevant franchise agreement. The BKC franchise agreements are noncancelable except for failure to abide by the terms thereof and in certain other limited circumstances.

   BKC franchise agreements generally are renewable for an additional term based upon the form of franchise agreement applicable at that time, provided that the franchisee (i) pays a successor franchise fee equal to the franchise fee applicable at that time, (ii) has demonstrated an ability to operate the business consistent with the standards set forth in the franchise agreement,
(iii) agrees to make capital improvements to the subject restaurant to bring the restaurant up to BKC's image standards applicable at that time and (iv) is not then currently in default with respect to any other obligations to BKC, including pursuant to other franchise agreements. The Company, through its district managers, closely supervises the operation of all of its restaurants to ensure that operating policies are followed and that the requirements of the franchise agreements are met. The amount of capital expenditures that may be required to bring a restaurant up to BKC's current standards at any given time varies widely depending upon the magnitude of the required changes and the degree to which the franchisee has made interim changes to the restaurant. Within five years of September 30, 1996, 27 of the Company's subsidiaries' current 183 franchise agreements with BKC, which contributed $28.3 million in restaurant sales in fiscal 1995, are scheduled to expire. The Company believes that it will satisfy BKC's requirements for renewal of franchise agreements and, accordingly, that successor franchise agreements will be granted in due course by BKC upon the expiration of the franchise agreements.

   The Company intends to expand its operations of Burger King restaurants through both new restaurant development and acquisitions. Pursuant to the BKC franchise agreements, BKC's approval is required for the renewal of the Company's subsidiaries' existing franchise agreements. Pursuant to current BKC policies and procedures applicable to the Company, BKC's approval is required for the development of new Burger King restaurants by the Company and the acquisition of Burger King restaurants by the Company from other Burger King franchisees. BKC's consent to such renewals, acquisitions or development may be withheld in BKC's sole discretion. See "Risk Factors--BKC Franchise Agreement Restrictions; Consent to Restaurant Acquisition and Development and Franchise Renewal; Right of First Refusal" and "Certain Transactions."

   Current BKC policies and procedures also place certain restrictions on the management structure of the Company and its subsidiary franchisees. For example, a managing owner and an owner must be named in each franchise agreement. Under the franchise agreements, as amended in connection with the Offerings, Mr. Jaro is named as managing owner and Messrs. Jaro, Osborn and Hubert are named as owners. The managing owner has the authority to bind the franchisee in its dealings with BKC and to direct any action necessary to ensure compliance with the franchise agreements and related documents, including leases with BKC. In addition, the managing owner is personally liable to BKC for the franchisee's obligations under such agreements. Also, each franchise agreement requires that a managing director be designated to ensure that the day-to-day operation of the relevant franchised restaurant complies with BKC's standards. BKC has the right to terminate its franchise agreement with a franchisee if (i) the franchisee or the managing owner is convicted of a crime punishable by a term of imprisonment in excess of one year or (ii) the franchisee, the managing owner or a managing director engages in conduct which reflects unfavorably on the franchisee or Burger King system generally. Managing owners cannot be replaced without receiving the consent of BKC. In addition, absent BKC's prior written consent, managing owners are required to hold a 5% voting interest in a corporate franchise and to personally guarantee the franchisee's obligations to BKC. Furthermore, no managing owner or owner may sell, encumber or otherwise transfer any portion of his equity interest in the Company without first obtaining the consent of BKC. After the transfer of its equity interest, managing owners remain personally obligated to BKC under the franchise agreements and any other agreements between the franchisee and BKC, unless such obligation has been fully satisfied or waived by BKC.

   Pursuant to the BKC franchise agreements, BKC may terminate all the franchise agreements with the Company's subsidiary franchisees or the applicable subsidiary franchisee if, as applicable, any person serving on the board of directors of the Company or the applicable subsidiary franchisee is
(i) an employee of BKC, (ii) an owner (subject to certain exceptions), board member or principal or employee of any business that is then approved by BKC as a supplier to the Burger King system or (iii) an owner (subject to certain exceptions), board member or principal or employee of any hamburger restaurant business other than the Burger King restaurant business.

OBLIGATIONS TO BURGER KING CORPORATION

   BKC franchise agreements provide for a one-time franchise fee (currently $40,000), a monthly royalty fee of 3.5% of each restaurant's gross sales and a monthly advertising contribution of 4.0% of gross sales. During fiscal 1995, the Company paid BKC an aggregate of $4.8 million in royalty fees and $5.7 million in advertising contributions. In connection with obtaining BKC's consent to the Offerings, the Company has agreed to guarantee the payment and performance obligations under each of the franchise agreements between BKC and its subsidiary franchisees.

   BKC is the lessor on approximately 60% of the Company's currently leased properties, primarily as a result of the Company's initial acquisition of Burger King restaurants from BKC. The Company guarantees all of the obligations of its subsidiaries under these leases. Under certain lease agreements with BKC affiliates, the Company's subsidiaries made rent payments aggregating $9.7 million during fiscal 1995. In connection with the execution of the lease agreements, the Company guaranteed the payment and performance obligations of each of its subsidiaries.

   As required by BKC regulations, the Company's obligations under the Senior Notes, the Senior Preferred Stock and, if issued, the Exchange Debentures will be subject to the BKC Intercreditor Agreement pursuant to which the Company's obligations in respect of such securities are subject to the prior payment in full of all indebtedness, liabilities and other obligations of the Company and its subsidiaries to BKC under the BKC franchise agreements, BKC leases and any other indebtedness of the Company and its subsidiaries to BKC, whenever and however arising, whether primary or secondary, absolute or contingent, and including charges and costs of collection. See "Risk Factors--Subordination as a Result of BKC Intercreditor Agreement," "Description of Securities--Senior Notes--BKC Intercreditor Agreement," "--Senior Preferred Stock--BKC Intercreditor Agreement" and "--Exchange Debentures--BKC Intercreditor Agreement."

   In connection with the Offerings, the Company has committed to BKC that, without BKC's prior written consent, (i) it will not pay cash dividends on the Senior Preferred Stock on or prior to December 1, 2001 and (ii) it will not pay cash dividends to holders of Common Stock until the Senior Notes are repaid in full and the Senior Preferred Stock is redeemed or otherwise retired. See "Risk Factors--BKC Consent to Issuance of Securities and to Payment of Dividends."

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


ADVERTISING AND PROMOTION

   The Company believes that one of the major advantages of being a Burger King franchisee is the marketing support and brand promotion it realizes from the marketing activities of BKC. In addition to the benefits derived by the Company from BKC's current $200 million annual advertising budget, the Company supplements BKC's advertising and promotional activities with local advertising and promotions, including purchasing additional television, radio and print advertising and running promotional programs that support national programs with local tie-ins to other consumer brands. These local tie-ins have included cross promotions with the Colorado Rockies, Fannie May Candies and Northwestern University, among others. Other promotional programs include coupons and price discounts, which are tailored by the Company to appeal to its customer base depending on demographics and other factors, thereby creating flexible and directed marketing programs. For fiscal 1995, the Company spent approximately $600,000 on supplemental local advertising and promotions, and plans to continue its local advertising and promotional programs at comparable levels in the future.

SUPPLIES AND DISTRIBUTION

   The Company is a member of a national purchasing cooperative created by and for the Burger King system known as Restaurant Services, Inc. ("RSI"). RSI is an independent, member-owned, non-profit cooperative which provides services on behalf of, and for the benefit of, Burger King restaurant operators. RSI negotiates the lowest cost for the Burger King system while improving quality, enhancing competitiveness and ensuring the best possible value. RSI has the sole and exclusive responsibility for negotiating purchasing arrangements for the Burger King system with respect to certain paper goods, restaurant supplies, food and drink products, certain equipment and many other items mutually agreed to by Burger King franchisees for use in the Burger King system. The Company uses its purchasing power to negotiate directly with certain other vendors, as well as each of its distributors, to obtain favorable pricing and terms for the distribution of its products. Currently, the Company's primary distributor of foodstuffs and supplies is ProSource Distribution Services, Inc. ("ProSource").

   All BKC-approved suppliers are required by BKC to purchase all foodstuffs and supplies from BKC-approved manufacturers and purveyors. BKC is responsible for quality control and supervision of these manufacturers and purveyors, and BKC monitors all BKC-approved manufacturers and purveyors of its foodstuffs. BKC regularly visits these manufacturers and purveyors to observe the preparation of the foodstuffs and conducts various tests to ensure that only high quality foodstuffs are sold to BKC-approved suppliers, distributors and franchisees. In addition, BKC coordinates and supervises audits of approved suppliers and distributors to determine continuing product specification compliance and to ensure that manufacturing plant and distribution center standards are met.

   The Company believes that reliable alternative sources for virtually all restaurant supplies are readily available at competitive prices should the arrangements with ProSource or any other existing supplier or distributor change.

QUALITY ASSURANCE

   The Company's operations are focused on achieving a high level of customer satisfaction, with speed, accuracy and quality of service closely monitored. The Company's senior management and restaurant management staff are principally responsible for ensuring compliance with the Company's and BKC's operating procedures. The Company and BKC have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct. Detailed reports from the Company's own management information system and surveys conducted by the Company or BKC are tabulated and distributed to management on a regular basis to help maintain compliance. In addition to customer satisfaction, these reports track comparable sales and customer counts, labor and food costs, inventory levels, waste losses and cash balances.

   All Burger King franchisees operate subject to a comprehensive regimen of quality assurance standards set by BKC, as well as standards set by Federal, state and local governmental laws and regulations. These standards include food preparation rules regarding, among other things, minimum cooking times and temperatures, sanitation and cleanliness. In addition, BKC has set maximum time standards for holding unsold prepared food. For example, sandwiches and french fries are required to be discarded after ten minutes and seven minutes following preparation, respectively. The "conveyor belt" cooking system utilized in all Burger King restaurants, which is calibrated to carry hamburgers through the flame broiler at regulated speeds, is one of the safest cooking systems among major quick-service restaurants and helps to ensure that the standardized minimum times and temperatures for cooking are met.

   The Company closely supervises the operation of all of its restaurants to help ensure that standards and policies are followed and that product quality, customer service and cleanliness of the restaurants are maintained. In addition, BKC may conduct unscheduled inspections of Burger King restaurants throughout the nationwide system.

COMPETITION

   The restaurant industry is intensely competitive with respect to price, service, location and food quality. The industry is mature and competition can be expected to increase. The Company's Burger King restaurants compete with a large number of national and regional restaurant chains, as well as locally-owned restaurants offering low-priced and medium-priced food. Convenience stores, grocery stores, delicatessens, food counters, cafeterias and other purveyors of moderately priced and quickly prepared foods also compete with the Company. In the Company's markets, McDonald's, Wendy's and Hardees provide the most significant competition.

   McDonald's operates more restaurants than the Company in all but one of the Company's current markets and is the Company's largest competitor. According to publicly available information, as of December 31, 1995, the McDonald's system comprised 18,380 restaurants and total system-wide revenues for McDonald's for the year ended December 31, 1995 were $29.9 billion. The Company believes that product quality and taste, name recognition, convenience of location, speed of service, menu variety, price, and ambiance are the most important competitive factors in the quick-service restaurant industry and that its Burger King restaurants effectively compete in each category.

   The Company faces competition in its expansion plans. Potential Burger King development and acquisition competitors include BKC, which has exercised its right of first refusal with respect to previously proposed restaurant sales, controls the areas in which new Burger King restaurant sites can be developed and may impose, as a condition to its consent to any proposed acquisition or development opportunity, conditions, limitations or other restrictions on the Company and its activities. Other potential competitors in acquiring and developing Burger King restaurants include other investors and existing Burger King franchisees. The Company also competes with other quick-service restaurant operators and developers for the most desirable site locations. See "--Business Strategy."

GOVERNMENT REGULATION

   The Company is subject to various Federal, state and local laws affecting its business, including various health, sanitation, fire and safety standards. Newly constructed or remodeled restaurants are subject to state and local building code and zoning requirements. In connection with the remodeling and alteration of the Company's Burger King restaurants, the Company may be required to expend funds to meet certain Federal, state and local regulations, including regulations requiring that remodeled or altered restaurants be accessible to persons with disabilities. The Company is also subject to Federal and state environmental regulations, although such regulations have not had a material effect on the Company's operations taken as a whole. Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of a new restaurant in a particular area.

   The Company is also subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wage requirements, overtime and other working conditions and citizenship requirements. A significant number of the Company's food service personnel are paid at rates related to the Federal minimum wage and increases in the minimum wage, including those recently enacted by the U.S. Government, would increase the Company's labor costs.

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


   The Company is also subject to various local, state and Federal laws regulating the discharge of pollutants into the environment. The Company believes that it conducts its operations in substantial compliance with applicable environmental laws and regulations. In an effort to prevent and, if necessary, to correct environment problems, the Company conducts environmental audits of proposed restaurant sites in order to determine whether there is any evidence of contamination prior to purchasing or entering into a lease with respect to such restaurant.

   The Company believes that it conducts its operations in substantial compliance with applicable laws and regulations governing its operations.

PROPERTIES

   As of the date of this Prospectus, the Company operated all of its restaurants on locations where it leases the land and the buildings. BKC is the lessor on approximately 60% of such properties, primarily as a result of the Company's initial acquisition of Burger King restaurants from BKC. Most of the Company's leases are coterminous with the related franchise agreements and require the Company to pay property taxes, insurance, maintenance and other operating costs of the properties. Generally, the terms of the leases require lease payments equal to the greater of a fixed minimum annual rent or 8.5% of annual gross sales. The Company believes that it generally will be able to renew all of its restaurant leases at commercially reasonable rates as they expire.

   Within five years of September 30, 1996, 27 of the Company's 183 current restaurant leases are due to expire. The Company believes that it will be able to renew expiring leases at reasonable rates in the future. During fiscal 1995, the Company renewed each of its three leases expiring during such fiscal year on terms generally consistent with those of the expiring leases.

   The Company's headquarters are located in an approximately 16,000 square foot leased office space in Westchester, Illinois. The term of the present lease expires on September 30, 1998. The Company believes that its existing central office provides sufficient space to support its expected expansion over the next several years.

EMPLOYEES

   As of September 30, 1996, the Company employed 571 full-time salaried employees and approximately 5,500 full-time and part-time hourly employees. Of the Company's full-time employees, 35 are involved in overseeing restaurant operations, 474 are involved in the management of individual restaurants, and the remainder are responsible for corporate administration. None of the Company's employees are covered by a collective bargaining agreement. The Company believes that the dedication of its employees is critical to its success, and that its relations with its employees are good.

LITIGATION

   The Company is not a party to any pending legal proceeding the resolution of which, the management of the Company believes, would have a material adverse effect on the Company's results of operations or financial condition, nor to any other pending legal proceedings other than ordinary, routine litigation incidental to its business.

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                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The following sets forth the names and ages of the Company's directors and executive officers and the positions they will hold upon the consummation of the Offerings:

 NAME                      AGE  POSITION WITH COMPANY
------                     ---  ---------------------
Lawrence E. Jaro .......   53    Managing Owner, Chairman and Chief Executive Officer
William C. Osborn ......   48    Vice Chairman and Director
Gary W. Hubert .........   44    Chief Operating Officer and Director
Joel D. Aaseby .........   38    Chief Financial Officer and Corporate Secretary
Scott E. Vasatka .......   43    Vice President-Human Resources
A. Richard Caputo, Jr.     30    Vice President and Director
Thomas H. Quinn ........   49    Director
John W. Jordan, II  ....   49    Director
David W. Zalaznick  ....   42    Director

   Set forth below is a brief description of the business experience of each director and executive officer of the Company.

   MR. JARO has served as the Company's Managing Owner, Chief Executive Officer and as a Director since the Company's inception, and currently serves as its Chairman. Mr. Jaro has over 15 years of experience as a Burger King restaurant franchisee. Prior to joining the Company, Mr. Jaro was the President and Chief Executive Officer of Jaro Enterprises, Inc., an operator of 12 Burger King restaurants in Colorado and Texas.

   MR. OSBORN has previously served as one of the Company's Managing Owners and currently serves as a Director. Mr. Osborn also served as the Company's President until May 10, 1996 at which time he was appointed the Company's Vice Chairman. Mr. Osborn has over 10 years of experience as a Burger King restaurant franchisee as well as a franchisee of other restaurant concepts. Prior to joining the Company, Mr. Osborn owned and operated three Burger King restaurants in Colorado.

   MR. HUBERT has served as the Company's Senior Vice President and as a Director since the Company's inception, and currently serves as Chief Operating Officer. Mr. Hubert has over 20 years of experience with BKC in restaurant operations and franchise management. Prior to joining the Company, Mr. Hubert was a Vice President with BKC in both the Franchise and Corporate Operations divisions and served as the Area Operations Manager for BKC's Chicago region from 1985 to 1989.

   MR. AASEBY has served as the Company's Vice President--Finance and Corporate Secretary since the Company's inception, and currently serves as Chief Financial Officer. Mr. Aaseby has over 21 years of experience with BKC in various finance, accounting and operations positions, including Midwest Sector Controller from 1989 to 1994.

   MR. VASATKA has served as the Company's Vice President-Human Resources since the Company's inception. Mr. Vasatka has over 26 years of experience in the restaurant industry. Prior to joining the Company, Mr. Vasatka was employed by Davgar Restaurants from 1969 until 1994, and held various senior management positions including District Manager, Director of Training and Division President.

   MR. CAPUTO has served as a Vice President and Director of the Company since its inception. Mr. Caputo is a partner of The Jordan Company, which he has been associated with since 1990. Mr. Caputo is also a director of Jackson Products, Inc. as well as other privately held companies.

   MR. QUINN has served as a Director of the Company since its inception. Since 1988, Mr. Quinn has been President, Chief Operating Officer and a director of Jordan Industries, Inc., a diversified industrial holding company. Mr. Quinn is also the Chairman of the Board and Chief Executive Officer of American Safety Razor Company and Welcome Home, Inc. as well as other privately held companies.

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   MR. JORDAN has served as a Director of the Company since its inception.
Mr. Jordan is a managing partner of The Jordan Company, a private merchant banking firm which he founded in 1982. Mr. Jordan is also a director of Jordan Industries, Inc., American Safety Razor Company, Jackson Products, Inc., Carmike Cinemas, Inc., Welcome Home, Inc. and Apparel Ventures, Inc. as well as other privately held companies.

   MR. ZALAZNICK has served as a Director of the Company since its inception. Since 1982, Mr. Zalaznick has been a managing partner of The Jordan Company. Mr. Zalaznick is also a director of Jordan Industries, Inc., Carmike Cinemas, Inc., American Safety Razor Company, Jackson Products, Inc., Marisa Christina, Inc. and Apparel Ventures, Inc. as well as other privately held companies.

   Each of the Company's directors was nominated to the Board of Directors pursuant to the Stockholders Agreement, which required the stockholders named therein to vote for such nominees.

   In 1983, Mr. Jaro, along with his former employers, E.F. Hutton & Company, Inc. and Bache Halsey Stuart, Shields Incorporated, were defendants in an action alleging various claims involving the improper handling of an individual's securities account from 1978 to 1981. In 1986, an arbitration panel found in favor of the defendants on all counts; however, for procedural reasons, the arbitration decision was vacated and the plaintiff was granted a jury trial in state court. In 1991, a jury awarded the plaintiff an aggregate of $266,500 (of which $121,800 was allocated to Mr. Jaro) plus pre-judgment interest and costs. The Company understands that although Mr. Jaro and the employer co-defendants believed that they had a strong legal basis to appeal the judgment, they chose not to appeal due to the relatively small amount of the damages awarded and the substantial time and expense that would result from continued appeals and litigation.

BOARD OF DIRECTORS

   Liability Limitation. The Certificate of Incorporation provides that a director of the Company shall not be personally liable to it or its stockholders for monetary damages to the fullest extent permitted by Delaware Corporation Law. In accordance with Delaware Corporation Law, the Certificate of Incorporation does not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director for voting or assenting to an unlawful distribution, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. Delaware Corporation Law does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Any amendment to these provisions of the Delaware Corporation Law will automatically be incorporated by reference into the Certificate of Incorporation and the Bylaws, without any vote on the part of its stockholders, unless otherwise required.

   Indemnification Agreements. Simultaneously with the consummation of the Offerings, the Company and each of its directors will enter into indemnification agreements. The indemnification agreements will provide that the Company will indemnify the directors against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company, or serving at the request of the Company in any other capacity for or on behalf of the Company; provided that (i) such director acted in good faith and in a manner not opposed to the best interest of the Company, (ii) with respect to any criminal proceedings, such director had no reasonable cause to believe his or her conduct was unlawful, (iii) such director is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless the court views in light of the circumstances the director is nevertheless entitled to indemnification, and (iv) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of the Company, directors may also be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against costs and expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in the best interests of the Company.

   Director Compensation. Directors who are not employees of the Company receive $12,500 per year for serving as a director of the Company. In addition, the Company reimburses directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

   The Board of Directors does not maintain a Compensation Committee. During fiscal 1995, however, Messrs. Caputo, Jaro, Jordan and Quinn participated in deliberations of the Board of Directors concerning executive officer compensation. See "Certain Transactions."

EXECUTIVE COMPENSATION

 Summary Compensation Table

   The following table sets forth a summary of certain information regarding compensation paid or accrued by the Company during fiscal 1995 to each of the Company's chief executive officer and other executive officers whose total annual salary and bonus exceeded $100,000 during such period (collectively, the "Named Executives").

                    FISCAL 1995 SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                               ----------------------------------------------------------------
                                 FISCAL                           OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR      SALARY    BONUS(1)   COMPENSATION(2)   COMPENSATION
-----------------------------  --------  ----------  ---------  ---------------  --------------
Lawrence E. Jaro
 Managing Owner and Chief
 Executive Officer ...........    1995     $215,000    $64,500         $0               $0
William C. Osborn
 Managing Owner and President     1995      215,000     64,500          0               10,000(3)
Gary W. Hubert
 Chief Operating Officer and
 Senior Vice President .......    1995      215,000     64,500          0                0
Joel D. Aaseby
 Chief Financial Officer and
 Corporate Secretary .........    1995      110,000     32,000          0                0
Scott E. Vasatka
 Vice President--
 Human Resources .............    1995      105,000     31,000          0                0

---------
(1) The Company provides bonus compensation based on an individual's achievement of certain specified objectives, including achieving the Company's stated earnings before interest, taxes, depreciation and amortization. Employees are eligible to receive from 10% to 60% of their annual compensation as a bonus.

(2) No executive named in the table above received any Other Annual Compensation in an amount in excess of either $50,000 or 10% of Salary and Bonus reported for him in the two preceding columns.

(3) Represents the amount of life insurance premiums paid by the Company on the life of Mr. Osborn with death benefits designated by Mr. Osborn.

 Option Exercises in Fiscal 1995 and Fiscal Year-end Values

   The following table shows stock options exercised by each of the Named Executives during fiscal 1995, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of fiscal year-end, and the values for unexercised options. Except as listed in the table, no other Named Executive exercised any Company stock options or beneficially owned unexercised Company stock options.

                     AGGREGATED OPTION EXERCISES IN LAST
                    FISCAL YEAR AND FISCAL YEAR-END VALUES



                   NUMBER OF SHARES OF COMMON STOCK      VALUE OF UNEXERCISED
                   UNDERLYING UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                           JANUARY 1, 1996               AT JANUARY 1, 1996(1)
                   --------------------------------- ----------------------------
                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   -------------- ------------------ -----------   --------------
SCOTT E. VASATKA        2,426           2,426            $0              $0

---------

(1) Based upon the difference between the estimated fair market value of the Company's Common Stock on January 1, 1996 (as determined by the Board of Directors) of $0.12 per share and the option exercise price of $0.12 per share. The above valuation may not reflect the actual value of unexercised options as the value of unexercised options will fluctuate over time.


RETIREMENT AND 401(K) PLANS

   The Company offers all of its employees the option to participate in a 401(k) plan, upon fulfillment of certain requirements. The Company has the option, but not the obligation, to match contributions made by its employees under the 401(k) plan. In addition, the Company provides disability insurance to certain key executives. The insurance covers all salary payments to the executives during the entire period of disability.

EMPLOYMENT AGREEMENTS

   Effective September 1, 1994, Enterprises entered into an employment agreement with Lawrence E. Jaro (the "Jaro Employment Agreement"). Pursuant to the terms of the Jaro Employment Agreement, Mr. Jaro agreed to serve as Chief Executive Officer and Co-Managing Owner of the Company and Enterprises for a five-year period ending on August 31, 1999 with automatic one-year renewals thereafter, provided that neither Mr. Jaro nor Enterprises has provided the other with a notice of termination 120 days prior to the expiration date of the Jaro Employment Agreement. Mr. Jaro also agreed not to compete against Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Enterprises agreed to compensate Mr. Jaro with a base salary of $215,000 per annum (subject to an annual cost of living adjustment), an automobile allowance of $800 per month and reimbursement of up to $6,000 per annum for automobile-related costs. In the event Mr. Jaro no longer provides services to Enterprises due to (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in the Jaro Employment Agreement) or as a result of a material reduction in his authority, then Mr. Jaro is entitled to receive his base compensation from the date of his termination through the first anniversary of such termination or through the remaining term of his employment agreement, respectively.

   Effective September 1, 1994, Enterprises entered into an employment agreement with William C. Osborn (the "Osborn Employment Agreement"). Pursuant to the terms of the Osborn Employment Agreement, Mr. Osborn agreed to serve as President and Co-Managing Owner of the Company and Enterprises for a five-year period ending on August 31, 1999 with automatic one-year renewals thereafter, provided that neither Mr. Osborn nor Enterprises has provided the other with a notice of termination 120 days prior to the expiration date of the Osborn Employment Agreement. Mr. Osborn also agreed not to compete against Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Enterprises agreed to compensate Mr. Osborn with a base salary of $215,000 per annum (subject to an annual cost of living adjustment), an automobile allowance of $800 per month and reimbursement of up to $6,000 per annum for automobile-related costs. In the event Mr. Osborn no longer provides services to Enterprises due to (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in the Osborn Employment Agreement) or as a result of a material reduction in his authority, then Mr. Osborn is entitled to receive his base compensation from the date of his termination through the first anniversary of such termination or through the remaining term of his employment agreement, respectively. Effective May 10, 1996, the Company and Mr. Osborn agreed that Mr. Osborn would resign as President to become Vice Chairman of the Company.

   Effective September 1, 1994, Enterprises entered into an employment agreement with Gary W. Hubert (the "Hubert Employment Agreement"). Pursuant to the terms of the Hubert Employment Agreement, Mr. Hubert agreed to serve as Senior Vice President and Managing Director of the Company and Enterprises for a five-year period ending on August 31, 1999 with automatic one-year renewals thereafter, provided that neither Mr. Hubert nor Enterprises has provided the other with notice of termination 120 days prior to the expiration of the Hubert Employment Agreement. Mr. Hubert also agreed not to compete against Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Enterprises agreed to compensate Mr. Hubert with a base salary of $215,000 per annum (subject to an annual cost of living adjustment), an automobile allowance of $800 per month and reimbursement of up to $6,000 per annum for automobile-related costs. In the event Mr. Hubert no longer provides services to Enterprises due to (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in the Hubert Employment Agreement) or as a result of a material reduction in his authority, then Mr. Hubert is entitled to receive his base compensation from the date of his termination through the first anniversary of such termination or through the remaining term of his employment agreement, respectively.

   Effective September 1, 1994, Enterprises entered into an employment agreement with Joel D. Aaseby (the "Aaseby Employment Agreement"). Pursuant to the terms of the Aaseby Employment Agreement, Mr. Aaseby agreed to serve as Vice President--Finance of Enterprises for a five-year period ending on August 31, 1999 with automatic one-year renewals thereafter, provided that neither Mr. Aaseby nor Enterprises has provided the other with notice of termination 120 days prior to the expiration of the Aaseby Employment Agreement. Mr. Aaseby also agreed not to compete with Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Enterprises agreed to compensate Mr. Aaseby with a base salary of $110,000 per annum (subject to an annual cost of living adjustment), an automobile allowance of $500 per month and reimbursement of up to $6,000 per annum for automobile-related costs. In the event Mr. Aaseby no longer provides services to Enterprises due to (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in the Aaseby Employment Agreement) or as a result of a material reduction in his authority, then Mr. Aaseby is entitled to receive his base compensation from the date of his termination through the first anniversary of such termination or through the remaining term of his employment agreement, respectively.

   Effective September 1, 1994, Enterprises entered into an employment agreement with Scott E. Vasatka (the "Vasatka Employment Agreement"). Pursuant to the terms of the Vasatka Employment Agreement, Mr. Vasatka agreed to serve as Vice President--Human Resources of Enterprises for a five-year period ending on August 31, 1999 with automatic one-year renewals thereafter, provided that neither Mr. Vasatka nor Enterprises has provided the other with notice of termination 120 days prior to the expiration of the Vasatka Employment Agreement. Mr. Vasatka also agreed not to compete against Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Enterprises agreed to compensate Mr. Vasatka with a base salary of $105,000 per annum (subject to an annual cost of living adjustment), an automobile allowance of $500 per month and reimbursement of up to $6,000 per annum for automobile-related costs. In the event Mr. Vasatka no longer provides services to Enterprises due to (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in the Vasatka Employment Agreement) or as a result of a material reduction in his authority, then Mr. Vasatka is entitled to receive his base compensation from the date of his termination through the first anniversary of such termination or through the remaining term of his employment agreement, respectively.

   Effective simultaneously with the closing of the Offerings, the Company intends to enter into a new employment agreement with Mr. Osborn (the "New Osborn Employment Agreement"). Pursuant to the terms of the New Osborn Employment Agreement, Mr. Osborn will (i) continue to serve as Vice

Chairman of the Company, (ii) be entitled to annual compensation of $225,000 and (iii) be subject to non-competition and confidentiality provisions similar to Mr. Osborn's existing employment agreement. The term of the New Osborn Employment Agreement will expire on September 1, 1999.

STOCK OPTIONS


   The Company has granted two employees options to purchase an aggregate of 9,702 shares of Common Stock at an exercise price of $0.12 per share. These options vested at a rate of 50% per year, are currently fully exercisable and expire at the earlier of December 31, 2004 or 90 days after termination of employment with the Company.


                            PRINCIPAL STOCKHOLDERS

   The table below sets forth as of September 30, 1996, certain information regarding beneficial ownership of Common Stock held by (i) each director and each of the Named Executives who own shares of the Company's equity securities, (ii) all directors and executive officers of the Company as a group, and (iii) each person known by the Company to own beneficially more than 5% of the Company's Common Stock. Each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except where otherwise noted.


                                                      SHARES BENEFICIALLY
                                                             OWNED
                                                         PRIOR TO THE
                                                         OFFERINGS(1)
                                                   -----------------------
                                                                                PERCENTAGE OF
                                                                             BENEFICIAL OWNERSHIP
                                                                                  AFTER THE
                                                     NUMBER     PERCENTAGE       OFFERINGS(1)
                                                   ---------  ------------  --------------------
EXECUTIVE OFFICERS AND DIRECTORS:
Lawrence E. Jaro (2) .............................   196,051       22.7%             21.9%
William C. Osborn (3) ............................    81,105        9.4               9.1
Gary W. Hubert ...................................    29,101        3.4               3.3
Joel D. Aaseby ...................................     9,703        1.1               1.1
Thomas H. Quinn (4) ..............................    29,096        3.4               3.3
John W. Jordan, II (5) ...........................    38,285        4.4               4.3
A. Richard Caputo, Jr. (6) .......................    12,609        1.5               1.4
David W. Zalaznick (7) ...........................    38,285        4.4               4.3
Scott E. Vasatka .................................     4,851        0.6               0.5
All directors and executive officers as a group
 (9 persons) (8) .................................   439,086       50.9              48.9

OTHER PRINCIPAL STOCKHOLDERS:
MCIT PLC ("MCIT") (9) ............................   246,302       28.5%             27.6%
Leucadia Investors, Inc. (10) ....................    61,575        7.1               6.9
BancBoston Investments Inc. ("BancBoston") (11)  .    96,998       10.1               9.8
PMI Mezzanine Fund, L.P. ("PMI") (12) ............    61,914        6.7               0.0

---------

(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. In connection with the Offerings, the Company intends to cancel the warrants held by PMI to purchase 61,914 shares of Common Stock. As of September 30, 1996, the Company had 863,290 shares of Common Stock issued and outstanding. The table gives effect to the Recapitalization and assumes that 30,000 shares of Common Stock, representing 3% of the fully diluted outstanding shares of Common Stock of the Company, will be issued in connection with the Units Offering. See "Description of Capital Stock--The Recapitalization" and "--Non-Voting Common Stock."

(2) Includes 166,950 shares of Common Stock beneficially owned by various affiliates of Mr. Jaro. Mr. Jaro and his affiliates also own 915 shares of Class A(2) Preferred Stock and 305 shares of Class B Preferred Stock. Mr. Jaro's address is c/o the Company, 2215 Enterprise Drive, Suite 1502, Westchester, Illinois 60154.

(3) Includes 52,004 shares of Common Stock beneficially owned by various affiliates of Mr. Osborn. Mr. Osborn and his affiliates also own 285 shares of Class A(2) Preferred Stock and 95 shares of Class B Preferred Stock. Mr. Osborn's address is c/o the Company, 2215 Enterprise Drive, Suite 1502, Westchester, Illinois 60154.


(4) Mr. Quinn is President and Chief Operating Officer of Jordan Industries, Inc., a company affiliated with The Jordan Company, an entity with which Messrs. Caputo, Jordan and Zalaznick are also affiliated.


(5) Includes 38,285 shares of Common Stock held by John W. Jordan II Revocable Trust, of which Mr. Jordan is trustee. Mr. Jordan also owns
    96.25 shares of non-voting Class B Preferred Stock. Mr. Jordan's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019. See "Description of Capital Stock--Preferred Stock."


(6) Mr. Caputo is a partner of The Jordan Company, an entity with which Messrs. Jordan and Zalaznick are also affiliated.

(7) Mr. Zalaznick also owns 96.25 shares of Class B Preferred Stock. Mr. Zalaznick's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019. See "Description of Capital Stock--Preferred Stock."

(8) Includes all shares owned directly or beneficially by directors and executive officers, including shares beneficially owned by affiliates of Messrs. Jaro and Osborn.

(9) MCIT also owns 3,000 shares of Class A(1) Preferred Stock and 500 shares of Class B Preferred Stock. The principal address of MCIT is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019. See "Description of Capital Stock--Preferred Stock."

(10) Leucadia also owns 125 shares of Class B Preferred Stock. The principal address of Leucadia is 315 Park Avenue South, New York, New York 10010. See "Description of Capital Stock--Preferred Stock."


(11) Represents immediately exercisable warrants to purchase 96,998 shares of Non-Voting Common Stock (as defined). BancBoston also owns 1,425 shares of Class A(1) Preferred Stock and 475 shares of Class B Preferred Stock. The principal address of BancBoston is 100 Federal Street, Boston, Massachusetts 02110. See "Description of Capital Stock--Non-Voting Common Stock" and "--Preferred Stock."

(12) Represents immediately exercisable warrants to purchase 61,914 shares of Common Stock. The address of PMI is 610 Newport Center Drive, Suite 1100, Newport Beach, California 92660. The Company intends to cancel these warrants upon the consummation of the Offerings. See "Use of Proceeds" and "Certain Transactions."

                          DESCRIPTION OF SECURITIES
                                 SENIOR NOTES

GENERAL

   The Senior Notes will be issued pursuant to the Indenture between the Company and Fleet National Bank, as trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Indenture, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of original issuance of the Senior Notes. The Senior Notes are subject to all such terms, and holders of the Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below.

   As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate each of its existing Subsidiaries, Subsidiaries formed by the Company or Subsidiaries acquired by the Company after the original issuance of the Senior Notes as Non-Restricted Subsidiaries. Non-Restricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

   The Senior Notes will be limited to $100,000,000 in aggregate principal amount and will mature on December 1, 2006. The Senior Notes will bear interest at the rate set forth on the front cover of this Prospectus. Interest on the Senior Notes is payable semi-annually in cash in arrears on June 1 and December 1 in each year, commencing June 1, 1997, to holders of record of Senior Notes at the close of business on the May 15 or November 15 immediately preceding such interest payment date. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Senior Notes will be issued in denominations of $1,000 and integral multiples thereof.

   Principal of, premium, if any, and interest on the Senior Notes will be payable, and the Senior Notes may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar in New York, New York. Holders of Senior Notes must surrender their Senior Notes to the Paying Agent to collect principal payments, and the Company may pay principal and interest by check and may mail checks to a holder's registered address; provided that all payments with respect to Global Senior Notes and Certificated Senior Notes, the holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "--Transfer and Exchange." The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to holders of Senior Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

   The Senior Notes will be senior unsecured obligations of the Company, will rank senior in right of payment to all Subordinated Indebtedness of the Company, and will rank pari passu in right of payment with all Senior Indebtedness of the Company. The Senior Notes will effectively rank junior to all secured Indebtedness of the Company and to any Indebtedness of the Company's subsidiaries, including borrowings under the Credit Agreement. As of September 30, 1996, on a pro forma basis after giving effect to the Offerings and the application of the net proceeds therefrom, the aggregate principal amount of outstanding secured Indebtedness of the Company and Indebtedness of the Company's subsidiaries to which the Senior Notes would have been effectively junior would have been approximately $8.0 million. In addition, the Company's obligations under the Senior Notes will be subject to the BKC Intercreditor Agreement. See "--BKC Intercreditor Agreement." The Indenture will permit the Company and its Subsidiaries to incur additional Indebtedness, including secured Indebtedness, subject to certain limitations. In addition, under the terms of the Indenture, the Company's Subsidiaries may incur certain

Indebtedness pursuant to agreements that may restrict the ability of such Subsidiaries to make dividends or other intercompany transfers to the Company necessary to service the Company's obligations, including its obligations under the Senior Notes. The Indenture also will not limit the Company's incurrence of new obligations under franchise, royalty and lease obligations with BKC. Any failure by the Company to satisfy its obligations with respect to the Senior Notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and the Credit Agreement and could cause a default under agreements governing other indebtedness of the Company and its Subsidiaries. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries," "--Certain Covenants" and "Description of Certain Indebtedness." The maximum principal amount of indebtedness permitted by the Indenture which the Company's subsidiaries may incur under the Credit Agreement as in effect on the date of the original issuance of the Senior Notes is $75,000,000. See "Risk Factors--Subordination of Senior Notes, Senior Preferred Stock and Exchange Debentures to Current and Future Obligations" and "Description of Certain Indebtedness."

BKC INTERCREDITOR AGREEMENT

   Pursuant to the BKC Intercreditor Agreement, the Company's obligations under the Senior Notes are subject to the prior payment in full of all indebtedness, liabilities and other obligations of the Company and its Subsidiaries to BKC under the BKC franchise agreements, BKC leases and any other indebtedness of the Company and its Subsidiaries to BKC, whenever and however arising, whether primary or secondary, absolute or contingent, and including charges and costs of collection. In the event the Company defaults in any such obligation to BKC, the Company will be prohibited from making any payments in respect of the Senior Notes. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries" and "--Subordination as a Result of BKC Intercreditor Agreement."

REDEMPTION OF SENIOR NOTES

   Optional Redemption. The Senior Notes may not be redeemed at the option of the Company prior to December 1, 2001 other than out of the net proceeds of one or more Equity Offerings, as and to the extent described below. During the 12-month period beginning on December 1 of the years indicated below, the Senior Notes will be redeemable, at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of Senior Notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest to the redemption date:


 YEAR                   PERCENTAGE
2001 ................    105.375%
2002 ................    103.583%
2003 ................    101.792%
2004 and thereafter      100.000%



   Notwithstanding the foregoing, prior to December 1, 1999, the Company may (but shall not have the obligation to) redeem up to 35% of the original aggregate principal amount of the Senior Notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Senior Notes originally issued remain outstanding immediately after the occurrence of any such redemption; and provided, further, that any such redemption shall occur within 60 days of the date of the closing of any such Equity Offering. The restrictions on optional redemptions contained in the Indenture do not limit the Company's right to separately make open market, privately negotiated or other purchases of Senior Notes from time to time.


   Mandatory Redemption. Except as set forth below under "--Mandatory Offers to Purchase Senior Notes--Change of Control" and "--Asset Sales," the Company is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Senior Notes.

MANDATORY OFFERS TO PURCHASE SENIOR NOTES

   Change of Control. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each holder of Senior Notes shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Notes pursuant to an Offer (as defined) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest to the date of purchase. The Company shall furnish to the Trustee, at least two Business Days before notice of an Offer is mailed to all holders of Senior Notes pursuant to the procedures described below under "--Procedures for Offers," notice that the Offer is being made. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of the Company. Except as described under "--Change of Control," the Indenture does not contain provisions that permit the holders of Senior Notes to require the Company to purchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. In addition, because the obligations of the Company with respect to the Senior Notes are effectively subordinated to all secured indebtedness of the Company and all obligations of the Company's subsidiaries, existing or future secured indebtedness of the Company or obligations of the Company's subsidiaries may prohibit the Company from repurchasing the Senior Notes upon a Change of Control. Moreover, the ability of the Company to repurchase Senior Notes following a Change of Control will be limited by the Company's then-available resources. The Change of Control provisions may not be waived by the Board of Directors of the Company or the Trustee without the consent of holders of at least a majority in principal amount of the Senior Notes. See "--Amendment, Supplement and Waiver."

   The Company expects that prepayment of the Senior Notes following a Change of Control would, and the exercise by holders of Senior Notes of the right to require the Company to purchase Senior Notes may, constitute a default under the Credit Agreement or other indebtedness of the Company. The Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control Trigger Date, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all such other Senior Indebtedness to permit the repurchase of the Senior Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Senior Notes pursuant to the provisions described below. The Company's failure to comply with this covenant shall constitute an Event of Default described in clause (c) and not in clause (b) under "--Events of Default and Remedies" below. In the event a Change of Control occurs, the Company will likely be required to refinance the Indebtedness outstanding under the Credit Agreement and the Senior Notes. If there is a Change of Control, any Indebtedness under the Credit Agreement could be accelerated. There is no limitation in the Indenture which prohibits the Company from using the proceeds from the offering of the Senior Notes to finance mandatory purchases of Senior Notes upon a Change of Control. Moreover, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Senior Notes given the Company's high leverage. The financing of the purchases of Senior Notes could additionally result in a default under the Credit Agreement or other indebtedness of the Company. The occurrence of a Change of Control may also have an adverse impact on the ability of the Company to obtain additional financing in the future. The ability of holders of Senior Notes to require that the Company purchase Senior Notes upon a Change of Control may deter persons from effecting a takeover of the Company. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of Senior Notes to require that the Company purchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring. See "Risk Factors--Substantial Current Leverage; Limitations on Ability to Service Indebtedness" and "--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries."

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


   Asset Sales. The Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $2,500,000 unless at least 75% of the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the Indenture) to one or more of the following purposes in such combination as the Company shall elect: (a) an investment in another asset or business in the same line of business as, or a line of business similar to that of, the line of business of the Company and its Restricted Subsidiaries at the time of the Asset Sale; provided that such investment occurs on or prior to the 365th day following the date of such Asset Sale (the "Asset Sale Disposition Date"), (b) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking, (c) the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness of the Company or Indebtedness of the Company's Restricted Subsidiaries on or prior to the 365th day following the Asset Sale Disposition Date or (d) an Offer expiring on or prior to the Purchase Date (as defined herein). The Indenture also provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, cash equivalents or marketable securities; provided that, solely for purposes of calculating such 75% of the consideration, the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the first sentence of this paragraph shall constitute "Excess Proceeds."

   When the aggregate amount of Excess Proceeds exceeds $5,000,000 (such date being an "Asset Sale Trigger Date"), the Company shall make an Offer to all holders of Senior Notes to purchase the maximum principal amount of the Senior Notes then outstanding that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of principal amount thereof plus any accrued and unpaid interest to the Purchase Date in accordance with the procedures set forth in the Indenture. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in this or the preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States.

   To the extent that any Excess Proceeds remain after completion of an Offer, the Company may use such remaining amount for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

   Although the Credit Agreement will permit dividends from the Company's Subsidiaries to the Company for the purpose of paying interest on the Senior Notes, dividends for other purposes, such as repurchases of Senior Notes by the Company upon an Asset Sale, will not be permitted under the terms of the Credit Agreement. Accordingly, the Company would need to seek the consent of its lenders under the Credit Agreement in order to repurchase Senior Notes with the Net Proceeds of an Asset Sale. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitation on Access to Cash Flow of the Subsidiaries."

   Procedures for Offers. Within 30 days following any Change of Control Trigger Date or Asset Sale Trigger Date, subject to the provisions of the Indenture, the Company shall mail a notice to each holder of Senior Notes at such holder's registered address a notice stating: (a) that an offer (an "Offer") is being made pursuant to a Change of Control or an Asset Sale Trigger Date, as the case may be, the length of time the Offer shall remain open and the maximum principal amount of Senior Notes that will be accepted for payment pursuant to such Offer, (b) the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 40 days from the date such notice is mailed (the "Purchase Date")), and (c) such other information required by the Indenture and applicable law and regulations.

   On the Purchase Date for any Offer, the Company will, to the extent required by the Indenture and such Offer, (1) in the case of an Offer resulting from a Change of Control, accept for payment all Senior Notes or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum principal amount of Senior Notes or portions thereof tendered pursuant to such Offer that can be purchased out of Excess Proceeds, (2) deposit with the Paying Agent the aggregate purchase price of all Senior Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Senior Notes as of the Purchase Date, and (3) deliver or cause to be delivered to the Trustee all Senior Notes tendered pursuant to the Offer. The Paying Agent shall promptly mail to each holder of Senior Notes or portions thereof accepted for payment an amount equal to the purchase price for such Senior Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such holder of Senior Notes accepted for payment in part a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes and any Senior Note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. The Company will publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

   The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an offer required to be made by the Company to repurchase the Senior Notes as a result of a Change of Control or an Asset Sale Trigger Date. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

   Selection and Notice. In the event of a redemption or purchase of less than all of the Senior Notes, the Senior Notes to be redeemed or purchased will be chosen by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Senior Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's Senior Notes are to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption or purchase date, interest shall cease to accrue on the Senior Notes or portions thereof called for redemption or accepted for payment. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each holder of Senior Notes to be redeemed or purchased at such holder's registered address.

CERTAIN COVENANTS

   The Indenture contains, among other things, the following covenants:

   Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company and dividends or distributions payable by a Restricted Subsidiary to a Restricted Subsidiary or to the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of the Company or any of its Restricted Subsidiaries (other than any such Equity Interest purchased from the Company or any Restricted Subsidiary for fair market value (as determined by the Board of Directors in good faith)); (iii) voluntarily prepay any Subordinated Indebtedness of the Company, whether any such Subordinated Indebtedness is outstanding on, or issued after, the date of original issuance of the Senior Notes except as specifically permitted by the covenants of the Indenture as described herein; or (iv) make any Restricted Investment

(all such dividends, distributions, purchases, redemptions, acquisitions, retirements, prepayments and Restricted Investments being collectively referred to as "Restricted Payments"), if, at the time of such Restricted
Payment:

     (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

     (b) immediately after such Restricted Payment and after giving effect thereto on a Pro Forma Basis, the Company shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; or

     (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of original issuance of the Senior Notes, without duplication, exceeds the sum of: (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains from Asset Sales and, to the extent not included in Consolidated Net Income, any gain from a sale or disposition of a Restricted Investment) of the Company (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the date of original issuance of the Senior Notes and ended as of the Company's most recently ended fiscal quarter at the time of such Restricted Payment; plus (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by the Company from the issue or sale of Capital Stock or other Equity Interests of the Company subsequent to the date of original issuance of the Senior Notes (other than (x) Capital Stock or other Equity Interests issued or sold to a Restricted Subsidiary and (y) the issuance or sale of Disqualified Stock); plus (3) $5,000,000; plus (4) the amount by which the principal amount of and any accrued interest on either (A) Senior Indebtedness of the Company or (B) any Indebtedness of any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange other than by a Restricted Subsidiary subsequent to the date of original issuance of the Senior Notes of any Indebtedness of the Company or any Restricted Subsidiary (not held by the Company or any Restricted Subsidiary) for Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by the Company or any Restricted Subsidiary (to persons other than the Company or any other Restricted Subsidiary) upon such conversion or exchange); plus (5) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as a Non-Restricted Subsidiary at such time, as determined in accordance with the second sentence of the "Designation of Restricted and Non-Restricted Subsidiaries" covenant; provided, however, that for purposes of this clause (5), the value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to clause (ii) of the next sentence.

   Notwithstanding the foregoing, the Indenture shall not prohibit as Restricted Payments:

   (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of such Indenture (including, but not limited to, the "Limitation on Restricted Payments" covenant);

   (ii) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $10,000,000 after the date of original issuance of the Senior Notes (it being understood that if any Restricted Investment after the date of original issuance of the Senior Notes pursuant to this clause (ii) is sold, transferred or otherwise conveyed to any person other than the Company or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to the Company and its Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause (ii), so that up to $10,000,000 of Restricted Investments may be outstanding under this clause (ii) at any given time); provided that, without otherwise limiting this clause (ii), any Restricted Investment in a Subsidiary made pursuant to this clause (ii) is made for fair market value (as determined by the Board of Directors in good faith);

   (iii) the repurchase, redemption, retirement or acquisition of the Company's stock from the executives, management, employees or consultants of the Company or its Subsidiaries pursuant to the terms of any subscription, stockholder or other agreement or plan, up to an aggregate amount not to exceed $5,000,000;

   (iv) any loans, advances, distributions or payments from the Company to its Restricted Subsidiaries, or any loans, advances, distributions or payments by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, in each case pursuant to intercompany Indebtedness, intercompany management agreements and other intercompany agreements and obligations;

   (v) the purchase, redemption, retirement or other acquisition of (a) any Senior Indebtedness of the Company or any Indebtedness of a Restricted Subsidiaries required by its terms to be purchased, redeemed, retired or acquired with the net proceeds from asset sales (as defined in the instrument evidencing such Senior Indebtedness or Indebtedness) or upon a change of control (as defined in the instrument evidencing such Senior Indebtedness or Indebtedness) and (b) the Senior Notes pursuant to the "--Change of Control" or "--Asset Sales" provisions of the Indenture;

   (vi) the payment of (a) consulting, financial and investment banking fees under the TJC Agreement, provided, that no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, and the Company's Obligations to pay such fees under the TJC Agreement shall be subordinated expressly to the Company's Obligations in respect of the Senior Notes, and (b) indemnities, expenses and other amounts under the TJC Agreement;

   (vii) the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock or other Equity Interests of the Company (other than any Disqualified Stock) or the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to the Company or a Subsidiary of the Company) of other Capital Stock or other Equity Interests of such Restricted Subsidiary; provided that, in each case, any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

   (viii) the defeasance, redemption or repurchase of pari passu or Subordinated Indebtedness with the net cash proceeds from an issuance of permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock or other Equity Interests of the Company (other than Disqualified Stock); provided that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

   (ix) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of the Company or any Restricted Subsidiary, provided, that if such sale, transfer or disposition constitutes an Asset Sale, the Company complies with the "Asset Sale" provisions of the Indenture;

   (x) any Restricted Investment constituting securities or instruments of a person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such person;

   (xi) payments in connection with the application of the net proceeds of the Offerings as described under "Use of Proceeds";

   (xii) in the event that the Company elects to issue the Exchange Debentures in exchange for the Senior Preferred Stock, any cash payments made in lieu of the issuance of Exchange Debentures having a face amount of less than $1,000 and any cash payments representing accrued and unpaid dividends on the Preferred Stock at the time of the exchange;

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


   (xiii) redemption or repurchase of the Senior Preferred Stock or the Exchange Debentures in connection with an offer following a Change of Control;

   (xiv) payments of fees, expenses and indemnities to the directors of the Company and its Restricted Subsidiaries; and

   (xv) the issuance of the Exchange Debentures in exchange for the Company's Senior Preferred Stock in accordance with its terms, provided that the Company is then permitted to incur the Indebtedness represented by the Exchange Debentures. See "--Senior Preferred Stock--Exchange."

   Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the Senior Notes) unless the Company's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 2.0 to 1 determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four quarter period had been issued at the beginning of such four-quarter period.

   The foregoing limitations will not apply to the issuance of:

     (i) Indebtedness of the Company and/or its Restricted Subsidiaries as measured on such date of issuance in an aggregate principal amount outstanding on any such date of issuance not exceeding $75,000,000 aggregate principal amount under the Credit Agreement; provided that the aggregate principal amount of Indebtedness outstanding under this clause
    (i) together with the aggregate principal amount of Indebtedness outstanding under clause (iii) below shall not exceed $80,000,000 in aggregate principal amount at any one time outstanding;

     (ii) Indebtedness of the Company and its Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions relating to: (A) their properties, assets and rights as of the date of original issuance of the Senior Notes up to $5,000,000 in aggregate principal amount, or (B) their properties, assets and rights acquired after the date of original issuance of the Senior Notes, provided that the aggregate principal amount of such Indebtedness under this clause (ii)(B) does not exceed 100% of the cost of such properties, assets and rights;

     (iii) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount up to $25,000,000 (all or any portion of which may be issued as additional Indebtedness under the Credit Agreement); provided that the aggregate principal amount of Indebtedness outstanding under this clause (iii) together with the aggregate principal amount of Indebtedness outstanding under clause (i) above shall not exceed $80,000,000 in aggregate principal amount at any one time outstanding; and

     (iv) Other Permitted Indebtedness.

   Notwithstanding the foregoing, no Restricted Subsidiary shall under any circumstances issue a guarantee of any Indebtedness of the Company except for guarantees issued by Restricted Subsidiaries pursuant to the "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant, provided, however, that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

   Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on its properties or assets, the Company and any of its Restricted Subsidiaries may create any Lien upon any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the Senior Notes are equally and ratably secured.

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


   Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any Restricted Subsidiary, or pay any Indebtedness owed to, the Company or any Restricted Subsidiary, (b) make loans or advances to the Company, or (c) transfer any of its properties or assets to the Company, except for such encumbrances or restrictions existing under or by reason of:

     (i) applicable law,

     (ii) Indebtedness permitted (A) under the first sentence of the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant, (B) under clauses (i) or (iii) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant or clauses (i), (v), (vi), (vii),
    (ix), (x) or (xi) of the definition of Other Permitted Indebtedness, or
    (C) by agreements and transactions permitted under the "Limitation on Restricted Payments" covenant,

     (iii) customary provisions restricting subletting or assignment of any lease or license of the Company or any Restricted Subsidiary,

     (iv) (A) the terms of the BKC Intercreditor Agreement and any other BKC Agreements, and (B) customary provisions of any other franchise, distribution or similar agreement,

     (v) any instrument governing Indebtedness or any other encumbrance or restriction of a person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired,

     (vi) Indebtedness or other agreements existing on the date of original issuance of the Senior Notes,

     (vii) any Refinancing Indebtedness permitted under the "Limitation on Incurrence of Indebtedness" covenant or clauses (i), (v), (vi), (vii),
    (ix), (x) or (xi) of the definition of Other Permitted Indebtedness; provided that the encumbrances and restrictions created in connection with such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of Senior Notes than the encumbrances and restrictions in the refinanced Indebtedness,

     (viii) any restrictions, with respect to a Restricted Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Restricted Subsidiary,

     (ix) the terms of any Indebtedness of the Company incurred in connection with the "Limitation on Incurrence of Indebtedness" covenant, provided that the terms of such Indebtedness constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than is otherwise permitted by this covenant, or

     (x) the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired.

   Nothing contained in this covenant shall prevent the Company from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that are subject to Permitted Liens.

   Limitation on Transactions With Affiliates. The Indenture provides that neither the Company nor any of its Restricted Subsidiaries may make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into any or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

   The Indenture further provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $2,500,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of the Company in good faith) unless the Company delivers to the
Trustee:

     (i) a resolution of the Board of Directors of the Company stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of the Indenture, and

     (ii) (A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) and
    (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

   Notwithstanding the foregoing, this Affiliate Transactions covenant will not apply to:

     (i) transactions between the Company and any Restricted Subsidiary or between Restricted Subsidiaries;

     (ii) payments under the TJC Agreement;

     (iii) any other payments or transactions permitted pursuant to the "Limitation on Restricted Payments" covenant;

     (iv) (A) payments and transactions under the Executive Employment Agreements and (B) reasonable compensation paid to officers, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company's Board of Directors or executives;

     (v) payments and transactions under the Jaro Leases;

     (vi) payments and transactions involving First National Bank of Boston and its subsidiaries and affiliates in connection with the BBI Note, the Credit Agreement and any other Indebtedness permitted by the "Limitation on Incurrence of Indebtedness" covenant; or

     (vii) payments and transactions in connection with the Offerings and the application of the net proceeds therefrom as described under "Use of Proceeds."

   Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company other than the Senior Notes (the "Other Company Indebtedness") unless (A) such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Senior Notes then outstanding by such Restricted Subsidiary to the same extent as the guarantee of payment (the "Other Company Indebtedness Guarantee") of the Other Company Indebtedness (including waiver of subrogation, if any) and (B) if the Other Company Indebtedness guaranteed by such Restricted Subsidiary is
(1) Senior Indebtedness, the guarantee for the Senior Notes shall be pari passu in right of payment with the Other Company Indebtedness Guarantee

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and (2) Subordinated Indebtedness, the guarantee for the Senior Notes shall be senior in right of payment to the Other Company Indebtedness Guarantee; provided that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

   Each guarantee of the Senior Notes created by a Restricted Subsidiary pursuant to the provisions described in the foregoing paragraph shall be in form and substance satisfactory to the Trustee and shall provide, among other things, that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer permitted by the Indenture of (a) all of the Company's Capital Stock in such Restricted Subsidiary or
(b) the sale of all or substantially all of the assets of the Restricted Subsidiary and upon the application of the Net Proceeds from such sale in accordance with the requirements of the "Asset Sales" provisions described herein or (ii) the release or discharge of the Other Company Indebtedness Guarantee that resulted in the creation of such guarantee of the Senior Notes, except a discharge or release by or as a result of direct payment under such Other Company Indebtedness Guarantee.

   Designation of Restricted and Non-Restricted Subsidiaries. The Indenture provides that, subject to the exceptions described below, from and after the date of original issuance of the Senior Notes, the Company may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that (i) either (A) the Subsidiary to be so designated has total assets of $1,000,000 or less or (B) immediately before and after giving effect to such designation on a Pro Forma Basis: (1) the Company could incur $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis; and (2) no Default or Event of Default shall have occurred and be continuing, and (ii) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to the "Limitation on Transactions with Affiliates" covenant. Any Investment made by the Company or any Restricted Subsidiary which is redesignated from a Restricted Subsidiary to a Non-Restricted Subsidiary shall thereafter be considered as having been a Restricted Payment (to the extent not previously included as a Restricted Payment) made on the day such Subsidiary is designated a Non-Restricted Subsidiary in the amount of the greater of (i) the fair market value (as determined by the Board of Directors of the Company in good faith) of the Equity Interests of such Subsidiary held by the Company and its Restricted Subsidiaries on such date, and (ii) the amount of the Investments determined in accordance with GAAP made by the Company and any of its Restricted Subsidiaries in such Subsidiary.

   A Non-Restricted Subsidiary may be redesignated as a Restricted Subsidiary. The Company may not, and may not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of a Non-Restricted Subsidiary or otherwise, but not including through the creation of a new Restricted Subsidiary) unless, immediately before and after giving effect to such action, transaction or series of transactions on a Pro Forma Basis, (a) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "Limitation on Incurrence of Indebtedness" and (b) no Default or Event of Default shall have occurred and be continuing.

   The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation is required to be made by a resolution adopted by a majority of the Board of Directors of the Company stating that the Board of Directors has made such designation in accordance with the Indenture, and the Company is required to deliver to the Trustee such resolution together with an Officers' Certificate certifying that the designation complies with the Indenture. Such designation will be effective as of the date specified in the applicable resolution, which may not be before the date the applicable Officers' Certificate is delivered to the Trustee.

MERGER OR CONSOLIDATION

   The Indenture provides that the Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the successor corporation

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of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Indenture and the Senior Notes; (c) immediately after such Disposition, no Default or Event of Default shall exist; and (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall (i) have Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments or Restructuring Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the Disposition, (ii) be permitted immediately after the Disposition by the terms of the Indenture to issue at least $1.00 of additional Indebtedness determined on a Pro Forma Basis, and
(iii) have a Cash Flow Coverage Ratio, for the four fiscal quarters immediately preceding the applicable Disposition, and determined on a Pro Forma Basis, equal to or greater than the actual Cash Flow Coverage Ratio of the Company for such four quarter period. The limitations in the Indenture on the Company's ability to make a Disposition described in this paragraph do not restrict the Company's ability to sell less than all or substantially all of its assets, such sales being governed by the "Asset Sales" provisions of the Indenture as described herein.

   Prior to the consummation of any proposed Disposition, the Company shall deliver to the Trustee an Officers' Certificate to the foregoing effect and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the Indenture.

PROVISION OF FINANCIAL INFORMATION TO HOLDERS OF SENIOR NOTES

   So long as the Senior Notes are outstanding, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall submit for filing with the Commission the annual reports, quarterly reports and other documents relating to the Company and its Restricted Subsidiaries that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) if the Company were subject to such reporting requirements. The Company will also provide to all holders of Senior Notes and file with the Trustee copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Exchange Act.

EVENTS OF DEFAULT AND REMEDIES

   The Indenture provides that an Event of Default is: (a) a default for 30 days in payment of interest on the Senior Notes; (b) a default in payment when due of principal or premium, if any, with respect to the Senior Notes;
(c) the failure of the Company to comply with any of its other agreements or covenants in, or provisions of, such Indenture or the Senior Notes outstanding under such Indenture and the Default continues for the period, if applicable, and after the notice specified in the next paragraph; (d) a default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (1) either (A) such default results from the failure to pay principal of or interest on any such Indebtedness (after giving effect to any extensions thereof) or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or, because of the acceleration of the maturity thereof, aggregates in excess of $5,000,000; (e) a failure by the Company or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $5,000,000 which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry; and (f) certain events of bankruptcy or insolvency involving the Company or any Significant Subsidiary. In the case of any Event of Default pursuant to clause (a) or (b) above occurring by reason of any willful action (or inactions) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have to pay pursuant to a redemption of Senior Notes as described under "--Redemption of Senior Notes--Optional Redemption," an equivalent premium shall also become and be immediately, due and payable to the extent permitted by law.

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   A Default or Event of Default under clause (c) (other than an Event of
Default arising under the "Merger or Consolidation" covenant which shall be an Event of Default with the notice but without the passage of time specified in this paragraph) is not an Event of Default under the Indenture until the Trustee or the holders of at least 25% in principal amount of the Senior Notes then outstanding notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. A Default or Event of Default under clause (f) of the preceding paragraph will result in the Senior Notes automatically becoming due and payable without further action or notice.

   Upon the occurrence of an Event of Default, the Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all Senior Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the same shall become immediately due and payable. The holders of a majority in principal amount of the Senior Notes then outstanding under the Indenture, by notice to the Trustee, may rescind any declaration of acceleration of such Senior Notes and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on such Senior Notes that shall have become due by such declaration) shall have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the Senior Notes then outstanding under the Indenture may direct the Trustee in its exercise of any trust or power. Holders of the Senior Notes may not enforce the Indenture, except as provided therein. The Trustee may withhold from holders of Senior Notes notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the Trustee determines that withholding notice is in their interest.

   The holders of a majority in aggregate principal amount of the Senior Notes then outstanding may on behalf of all holders of such Senior Notes waive any existing Default or Event of Default under the Indenture and its consequences, except a continuing Default in the payment of the principal of, or premium, if any, or interest on, such Senior Notes, which may only be waived with the consent of each holder of the Senior Notes affected.

   Upon any payment or distribution of assets of the Company and its subsidiaries in a total or partial liquidation, dissolution, reorganization or similar proceeding, including a Default under clause (f) above involving certain events of bankruptcy or insolvency of the Company or a Significant Subsidiary, there may not be sufficient assets remaining to satisfy the claims of any Holders of Senior Notes given the effective structural subordination of the Senior Notes to the obligations of the Company under the Credit Agreement and the BKC Intercreditor Agreement and to the obligations of the Subsidiaries of the Company.

   The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon an officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS AND SUBSIDIARIES

   No officer, employee, director, stockholder or Subsidiary of the Company shall have any liability for any Obligations of the Company under the Senior Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation, except, in the case of a Subsidiary, for an express guarantee or an express creation of any Lien by such Subsidiary of the Company's Obligations under the Senior Notes issued in accordance with the Indenture. Each holder of the Senior Notes by accepting a Senior Note waives and releases all such liability, and such waiver and release is part of the consideration for issuance of the Senior Notes. The foregoing waiver may not be effective to waive liabilities under the Federal securities laws and the Commission is of the view that such a waiver is against public policy.

SATISFACTION AND DISCHARGE OF THE INDENTURE

   The Company at any time may terminate all its obligations under the Senior Notes and the Indenture ("legal defeasance option"), except for certain obligations (including those with respect to the defeasance

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trust (as defined herein) and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Senior Notes). The Company at any time may terminate (1) its obligations under the "Change of Control" and "Asset Sales" provisions described herein and the covenants described under "Certain Covenants" and certain other covenants in the Indenture, (2) the operation of clauses (c), (d), (e), and (f) contained in the first paragraph of the "Events of Default and Remedies" provisions described herein and (3) the limitations contained in clauses (c) and (d) under the "Merger or Consolidation" provisions described herein (collectively, a "covenant defeasance option").

   The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Notes shall not be accelerated because of an Event of Default specified in clauses
(c), (d), (e) or (f) in the first paragraph under the "Events of Default and Remedies" provisions described herein or because of the Company's failure to comply with clauses (c) and (d) under the "Merger or Consolidation" provisions described herein.

   To exercise either defeasance option with respect to the Senior Notes outstanding, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations (as defined in the Indenture) for the payment of principal of, premium, if any, and unpaid interest on the Senior Notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions, including the passage of 91 days and the delivery to the Trustee of an opinion of counsel to the effect that holders of such Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

TRANSFER AND EXCHANGE

   Holders of Senior Notes may transfer or exchange their Senior Notes in accordance with the Indenture, but the Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture, in connection with any such transfer or exchange. Neither the Company nor the Registrar is required to issue, register the transfer of, or exchange (i) any Senior Note selected for redemption or tendered pursuant to an Offer, or (ii) any Senior Note during the period between (a) the date the Trustee receives notice of a redemption from the Company and the date the Senior Notes to be redeemed are selected by the Trustee or (b) a record date and the next succeeding interest payment date. The registered holder of a Senior Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

   Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Senior Notes then outstanding under such Indenture, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the Senior Notes then outstanding under the Indenture. Without the consent of any holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption by a successor corporation of the Company's obligations to the holders of Senior Notes in the case of a Disposition, to comply with the Trust Indenture Act, or to make any change that does not materially adversely affect the legal rights of any holder of Senior Notes.

   Without the consent of each holder of Senior Notes affected, the Company may not (i) reduce the principal amount of Senior Notes whose holders must consent to an amendment to the Indenture or a

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waiver under the Indenture; (ii) reduce the rate of or change the interest payment time of the Senior Notes, or alter the redemption provisions with respect thereto (other than the provisions relating to the covenants described above under the caption "--Mandatory Offers to Purchase Senior Notes--Change of Control" and "--Asset Sales") or the price at which the Company is required to offer to purchase the Senior Notes; (iii) reduce the principal of or change the fixed maturity of the Senior Notes; (iv) make the Senior Notes payable in money other than stated in the Senior Notes; (v) make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Senior Notes, or rights of holders of the Senior Notes to receive payment of principal or interest; or (vi) waive any default in the payment of principal of, premium, if any, or unpaid interest on, and Liquidated Damages, if any, with respect to the Senior Notes.

CONCERNING THE TRUSTEE

   The Indenture contains certain limitations on the rights of the Trustee, if it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

   The holders of a majority in principal amount of the Senior Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in similar circumstances in the conduct of its own affairs. Subject to the provisions of the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under its Indenture at the request of any of the holders of the Senior Notes, unless such holders shall have offered to the Trustee security and indemnity satisfactory to it.

BOOK-ENTRY, DELIVERY AND FORM

   Except as set forth in the next paragraph, the Senior Notes to be resold as set forth herein will initially be issued in the form of one Global Senior Note (the "Global Senior Note"). The Global Senior Note will be deposited on the date of the closing of the sale of the Senior Notes offered hereby (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Senior Note Holder").

   Senior Notes that are issued as described below under "--Certificated Senior Notes" will be issued in the form of registered definitive certificates (the "Certificated Senior Notes"). Such Certificated Senior Notes may, unless the Global Senior Note has previously been exchanged for Certificated Senior Notes, be exchanged for an interest in the Global Senior Note representing the principal amount of Senior Notes being transferred.

   The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

   The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Senior Note, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of principal amount of the Global Senior Note and (ii) ownership of the

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Senior Notes evidenced by the Global Senior Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Notes evidenced by the Global Senior Note will be limited to such extent.

   So long as the Global Senior Note Holder is the registered owner of any Senior Notes, the Global Senior Note Holder will be considered the sole holder under the Indenture of any Senior Notes evidenced by the Global Senior Note. Beneficial owners of Senior Notes evidenced by the Global Senior Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Senior Notes.

   Payments in respect of the principal of, premium, if any, and interest on Senior Notes registered in the name of the Global Senior Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Senior Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Senior Notes, including the Global Senior Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SENIOR NOTES

   Subject to certain conditions, any person having a beneficial interest in the Global Senior Note may, upon request to the Trustee, exchange such beneficial interest for Senior Notes in the form of Certificated Senior Notes. Upon any such issuance, the Trustee is required to register such Certificated Senior Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if
(i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Senior Notes in the form of Certificated Senior Notes under the Indenture, then, upon surrender by the Global Senior Note Holder of its Global Senior Note, Senior Notes in such form will be issued to each person that the Global Senior Note Holder and the Depositary identify as being the beneficial owner of the related Senior Notes.

   Neither the Company nor the Trustee will be liable for any delay by the Global Senior Note Holder or the Depositary in identifying the beneficial owners of Senior Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Senior Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

   The Indenture will require that payments in respect of the Senior Notes represented by the Global Senior Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Senior Note Holder. With respect to Certificated Senior Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

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CERTAIN DEFINITIONS

   Set forth below are certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

   "Affiliate" means any of the following: (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above, (iii) any trust in which any such persons described in clause (i) or (ii) above has a beneficial interest, and (iv) any corporation or other organization of which any such persons described above collectively own 50% or more of the equity of such entity.

   "Asset Sale" means the sale, lease, conveyance or other disposition by the Company or a Restricted Subsidiary of assets or property whether owned on the date of original issuance of the Senior Notes or thereafter acquired, in a single transaction or in a series of related transactions; provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with (i) the sale or disposition of any Restricted Investment,
(ii) any Equity Offering by (a) the Company or (b) any Restricted Subsidiary if the proceeds therefrom are used to make mandatory prepayments of Indebtedness under the Credit Agreement or Indebtedness of the Restricted Subsidiaries or redeem Senior Notes as described above in "Optional Redemption," (iii) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (iv) the sale of inventory in the ordinary course of business, (v) a sale-leaseback of assets within one year following the acquisition of such assets, (vi) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property, (vii) a transfer of assets by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary, (viii) the designation of a Restricted Subsidiary as a Non-Restricted Subsidiary pursuant to the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, (ix) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company as permitted under "--Merger or Consolidation," (x) the sale or disposition of obsolete equipment or other obsolete assets, (xi) Restricted Payments permitted by the "Limitations on Restricted Payments" covenant, (xii) the BKC Designated Transfer, or (xiii) the exchange of assets for other non-cash assets that (a) are useful in the business of the Company and its Restricted Subsidiaries and (b) have a fair market value at least equal to the fair market value of the assets being exchanged (as determined by the Board of Directors in good faith).

   "BKC" means Burger King Corporation and its successors and assigns.

   "BKC Agreements" means the franchise, trademark, royalty, lease, sublease and other agreements, obligations and liabilities of the Company and its Subsidiaries with or to BKC.

   "BKC Designated Transfer" means the sale by the Company of up to 10 Burger King restaurants to a franchisee to be designated by BKC.

   "Board of Directors" means the Company's board of directors or any authorized committee of such board of directors.

   "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any preferred stock.

   "Cash Flow" means, for any given period and person, the sum of, without duplication, Consolidated Net Income, plus (a) the portion of Net Income attributable to the minority interests in its Restricted Subsidiaries, to the extent not included in calculating Consolidated Net Income, plus (b) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus (c) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus (d) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), plus (e) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees, including those in connection with the Offerings), to the extent deducted in computing Consolidated Net Income, plus
(f) all

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depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments), to the extent deducted in computing Consolidated Net Income, plus (g) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus (h) all dividend payments on preferred stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income, plus (i) any extraordinary or non-recurring charge or expense arising out of the implementation of SFAS 106 or SFAS 109 to the extent deducted in computing Consolidated Net Income, plus
(j) to the extent not covered in clause (e) above, fees paid or payable in respect of the TJC Agreement to the extent deducted in computing Consolidated Net Income, plus (k) the net loss of any person, other than those of a Restricted Subsidiary, to the extent deducted in computing Consolidated Net Income, plus (l) net losses in respect of any discontinued operations as determined in accordance with GAAP, to the extent deducted in computing Consolidated Net Income; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

   "Cash Flow Coverage Ratio" means, for any given period and person, the ratio of: (i) Cash Flow, divided by (ii) the sum of Consolidated Interest Expense and all dividend payments on any series of preferred stock of such person (except dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock) and except for accrued and unpaid dividends with respect to preferred stock outstanding on the date of original issuance of the Senior Notes), in each case, without duplication; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

   "Change of Control" means the occurrence of each of the following: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Existing Stockholders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; and
(ii) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (B) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Existing Stockholders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; and (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the

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phrase under applicable law. Accordingly, the ability of a holder of Senior
Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries to another person may be uncertain.

   "Commission" means the Securities and Exchange Commission.

   "Consolidated Interest Expense" means, for any given period and person, the aggregate of the interest expense in respect of all Indebtedness of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis; provided further that any premiums, fees and expenses (including the amortization thereof) payable in connection with the Offerings and the application of the net proceeds therefrom or any other refinancing of Indebtedness will be excluded.

   "Consolidated Net Income" means, for any given period and person, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (ii) Consolidated Net Income of any person will not include, without duplication, any deduction for: (A) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended or supplemented from time to time, (B) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), (C) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (D) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity, and (E) any Restructuring Charges; provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

   "Consolidated Net Worth" with respect to any person means, as of any date, the consolidated equity of the common stockholders of such person (excluding the cumulated foreign currency translation adjustment), all determined on a consolidated basis in accordance with GAAP, but without any reduction in respect of the payment of dividends on any series of such person's preferred stock if such dividends are paid in additional shares of Capital Stock (other than Disqualified Stock); provided, however, that Consolidated Net Worth shall also include, without duplication: (a) the amortization of all write-ups of inventory, (b) the amortization of all intangible assets (including amortization of goodwill, debt and financing costs, and Incentive Arrangements), (c) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (d) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended and supplemented from time to time, (e) any extraordinary or nonrecurring charges or expenses relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges incurred in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (f) any Restructuring Charges, and (g) any extraordinary or non-recurring charge arising out of the implementation of SFAS 106 or SFAS 109; provided, however, that Consolidated Net Worth shall be calculated on a Pro Forma Basis.

   "Credit Agreement" means the Second Amended and Restated Term Loan and Revolving Credit Agreement, dated February 7, 1996, among the Company, certain of its Subsidiaries and the lenders party thereto in their capacities as lenders thereunder and The First National Bank of Boston, as agent, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any

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amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder, and all Obligations with respect thereto, in each case, to the extent permitted by the "Limitation on Incurrence of Indebtedness" covenant, or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of the Senior Notes.

   "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests, and (ii) any other Indebtedness or Obligation) provided, however, that Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

   "Equity Offering" means a public or private offering by the Company for cash of Capital Stock or other Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than (i) an offering of Disqualified Stock or (ii) Incentive Arrangements or obligations or payments thereunder.

   "Exchange Debenture Issue Date" means the date on which the Exchange Debentures are originally issued under the Exchange Debenture Indenture.

   "Executive Employment Agreements" means the Employment Agreements, effective as of September 1, 1994 (and in the case of Mr. Osborn, as of the date of issuance of the Senior Notes), between the Company, on the one hand, and Lawrence E. Jaro, William C. Osborn, Gary W. Hubert, Joel D. Aaseby and Scott E. Vasatka, on the other hand, as in effect at the date of issuance of the Senior Notes.

   "Existing Stockholders" means (a) The Jordan Company and Jordan/Zalaznick Capital Corporation and their respective affiliates, principals, partners and employees, family members of any of the foregoing and trusts for the benefit of any of the foregoing, including, without limitation, MCIT PLC, Leucadia National Corporation and Jordan Industries, Inc., and their respective Subsidiaries and (b) the officers and directors of the Company on the date of issuance of the Senior Notes and their respective Affiliates and family members and trusts for the benefit of any of the foregoing.

   "GAAP" means generally accepted accounting principles, consistently applied, as of the date of original issuance of the Senior Notes. All financial and accounting determinations and calculations under the Indenture will be made in accordance with GAAP.

   "Hedging Obligations" means, with respect to any person, the Obligations of such persons under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts, currency swap agreements or similar agreements, and (iii) other agreements or arrangements designed to protect such person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

   "Incentive Arrangements" means any earn-out agreements, stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with acquisitions of persons or businesses by the Company or the Restricted Subsidiaries or the retention of executives, officers or employees by the Company or the Restricted Subsidiaries.

   "Indebtedness" means, with respect to any person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of

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credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition; provided, however, that "Indebtedness" will not include (i) any Incentive Arrangements or obligations or payments thereunder, or (ii) any BKC Agreement, except for any indebtedness in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases).

   "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy or similar case or proceeding, or any reorganization, receivership, liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (ii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company.

   "Investment" means any capital contribution to, or other debt or equity investment in, any Person.

   "issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

   "Jaro Leases" means the leases between the Company's Subsidiaries and Lawrence E. Jaro relating to two Burger King restaurants as in effect at the date of original issuance of the Senior Notes.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

   "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of: (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the Senior Notes) and legal, accounting, management and advisory and investment banking fees and sales commissions), (ii) taxes paid or payable as a result thereof, (iii) any portion of cash proceeds that the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date, (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof, and (v) any deduction or appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the

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asset disposed of in such transaction and retained by the Company or such
Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

   "Non-Restricted Subsidiary" means any Subsidiary of the Company other than a Restricted Subsidiary.

   "Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

   "Other Permitted Indebtedness" means:

     (i) Indebtedness of the Company and its Restricted Subsidiaries existing as of the date of original issuance of the Senior Notes and all related Obligations as in effect on such date;

     (ii) Indebtedness of the Company and its Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;

     (iii) Refinancing Indebtedness, provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; provided, however, that this limitation in this clause (B) does not apply to Refinancing Indebtedness of Senior Indebtedness, and (C) in the case of Refinancing Indebtedness of Subordinated Indebtedness, such Refinancing Indebtedness shall be subordinated to the Senior Notes at least to the same extent as the Subordinated Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

     (iv) intercompany Indebtedness of and among the Company and its Restricted Subsidiaries (excluding guarantees by Restricted Subsidiaries of Indebtedness of the Company not issued in compliance with the "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant);

     (v) Indebtedness of the Company and its Restricted Subsidiaries incurred in connection with making permitted Restricted Payments under clauses
    (iii), (iv) (but only to the extent that such Indebtedness is provided by the Company or a Restricted Subsidiary) or (x) of the second sentence of the "Limitation on Restricted Payments" covenant;

     (vi) Indebtedness of any Non-Restricted Subsidiary created after the date of original issuance of the Senior Notes, provided that such Indebtedness is nonrecourse to the Company and its Restricted Subsidiaries and the Company and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness;

     (vii) Indebtedness of the Company and its Restricted Subsidiaries under Hedging Obligations;

     (viii) Indebtedness of the Company and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

     (ix) Indebtedness of any person at the time it is acquired as a Restricted Subsidiary, provided that such Indebtedness was not issued by such person in connection with or in anticipation of such acquisition;

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     (x) guarantees by Restricted Subsidiaries of Indebtedness of any
    Restricted Subsidiary if such Indebtedness so guaranteed is permitted under the Indenture;

     (xi) guarantees by a Restricted Subsidiary of Indebtedness of the Company if the Indebtedness so guaranteed is permitted under the Indenture and the Senior Notes are guaranteed by such Restricted Subsidiary to the extent required by the "Limitation on Guaranties of Company Indebtedness by Restricted Subsidiaries" covenant;

     (xii) guarantees by the Company of Indebtedness of any Restricted Subsidiary if the Indebtedness so guaranteed is permitted under the Indenture;

     (xiii) Indebtedness of the Company and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business;

     (xiv) Indebtedness of the Company and its Restricted Subsidiaries in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their business, properties or assets; and

     (xv) If the Company issues Exchange Debentures in exchange for the Senior Preferred Stock, the issuance of additional Exchange Debentures in lieu of cash interest with respect to all interest payments payable on or prior to December 1, 2001 in accordance with the Exchange Debenture Indenture.

   "Permitted Liens" means: (a) with respect to the Company and its Restricted Subsidiaries,

     (1) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

     (2) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

     (3) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (4) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

     (5) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;

     (6) Liens (including extensions, renewals and replacements thereof) upon property acquired (the "Acquired Property") after the date of original issuance of the Senior Notes, provided that: (A) any such Lien is created solely for the purpose of securing Indebtedness representing, or issued to finance, refinance or refund, the cost (including the cost of construction) of the Acquired Property, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of the Acquired Property, (C) such Lien does not extend to or cover any property other than the Acquired Property and any improvements on such Acquired Property, and (D) the issuance of the Indebtedness to purchase the Acquired Property is permitted by the "Limitation on Incurrence of Indebtedness" covenant;

     (7) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

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     (8) judgment and attachment Liens not giving rise to an Event of Default;

     (9) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

     (10) Liens securing Indebtedness under Hedging Obligations;

     (11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

     (12) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

     (13) any interest or title of a lessor in property subject to any capital lease obligation or operating lease;

     (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

     (15) Liens existing on the date of original issuance of the Senior Notes and any extensions, refinancings, renewals, replacements, substitutions or refundings thereof;

     (16) any Lien granted to the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Senior Indebtedness permitted by the terms of the Indenture;

     (17) Liens in respect of (A) the BKC Intercreditor Agreement or (B) other BKC Agreements that do not constitute Indebtedness; and

     (18) additional Liens at any one time outstanding in respect of properties or assets where aggregate fair market value does not exceed $5,000,000 (the fair market value to be determined on the date such Lien is granted on such properties or assets);

   (b) with respect to the Restricted Subsidiaries,

     (1) Liens securing Restricted Subsidiaries' reimbursement Obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

     (2) Liens securing Indebtedness issued by Restricted Subsidiaries if such Indebtedness is (A) under the Credit Agreement, or (B) permitted by the first sentence of the "Limitation on Incurrence of Indebtedness" covenant, clauses (i), (ii) or (iii) of the second sentence of the "Limitation on Incurrence of Indebtedness" covenant, or clauses (i), (iii) (to the extent the Indebtedness subject to such Refinancing Indebtedness was subject to Liens), (vi), (vii), (ix) or (x) of the definition of Other Permitted Indebtedness;

     (3) Liens securing intercompany Indebtedness issued by any Restricted Subsidiary to the Company or another Restricted Subsidiary; and

     (4) Liens securing guarantees by Restricted Subsidiaries of Indebtedness issued by the Company if such guarantees permitted by clause (xi) (but only in respect of the property, rights and assets of the Restricted Subsidiaries issuing such guarantees) of the definition of Other Permitted Indebtedness;

   (c) with respect to the Company,

     (1) Liens securing Indebtedness issued by the Company if such Indebtedness is (A) under the Credit Agreement, or (B) if such Indebtedness is permitted by the "Limitation on Incurrence of Indebtedness" covenant (including, but not limited to, Indebtedness issued by the Company under the Credit Agreement pursuant to clause (i) and/or clause (iii) of the second sentence of "Limitation on Incurrence of Indebtedness" covenant);

     (2) Liens securing Indebtedness of the Company if such Indebtedness is permitted by clauses (i), (iii) (to the extent the Indebtedness subject to such Refinancing Indebtedness was subject to Liens) or (vii) of the definition of Other Permitted Indebtedness;

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


     (3) Liens securing guarantees by the Company of Indebtedness issued by Restricted Subsidiaries if such Indebtedness is permitted by the "Limitation on Incurrence of Indebtedness" covenant (including, but not limited to, Indebtedness issued by Restricted Subsidiaries under the Credit Agreement pursuant to clause (i) and/or clause (iii) of the second sentence of the "Limitation on Incurrence of Indebtedness" covenant) and if such guarantees are permitted by clause (xii) (but only in respect of Indebtedness issued by the Restricted Subsidiaries under the Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant) of the definition of Other Permitted Indebtedness; and

     (4) Liens securing the Company's reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof provided, however, that, notwithstanding any of the foregoing, the Permitted Liens referred to in clause (c) of this definition shall not include any Lien on Capital Stock of Restricted Subsidiaries held directly by the Company (as distinguished from Liens on Capital Stock of Restricted Subsidiaries held by other Restricted Subsidiaries) other than Liens securing (A) Indebtedness of the Company issued under the Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant and any permitted Refinancing Indebtedness of such Indebtedness, (B) Liens in respect of (1) the BKC Intercreditor Agreement and (2) other BKC Agreements that do not constitute Indebtedness and (C) guarantees by the Company of Indebtedness issued by Restricted Subsidiaries under the Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant and any permitted Refinancing Indebtedness of such Indebtedness.

   "Pro Forma Basis" means, for purposes of determining Consolidated Net Income in connection with the Cash Flow Coverage Ratio (including in connection with the "Limitation on Restricted Payments" covenant, the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, the "Merger or Consolidation" covenant, the incurrence of Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant and Consolidated Net Worth for purposes of the "Merger or Consolidation" covenant, giving pro forma effect to (x) any acquisition or sale of a person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP. Furthermore, in calculating the Cash Flow Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date; (2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Redeemable Preferred Stock" means preferred stock that by its terms or otherwise is required to be redeemed or is redeemable at the option of the holder thereof on, or prior to, the maturity date of the Senior Notes.

   "Refinancing Indebtedness" means (i) Indebtedness of the Company and its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Indebtedness permitted under this Indenture or any Indebtedness issued to so

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


extend, refinance, renew, replace, substitute or refund such Indebtedness,
(ii) any refinancings of Indebtedness issued under the Credit Agreement, and
(iii) any additional Indebtedness issued to pay premiums and fees in connection with clauses (i) and (ii).

   "Restricted Investment" means any Investment in any person; provided that Restricted Investments will not include: (i) Investments in marketable securities and other negotiable instruments permitted by the Indenture; (ii) any Incentive Arrangements; (iii) Investments in the Company; or (iv) Investments in any Restricted Subsidiary (provided that any Investment in a Restricted Subsidiary was made for fair market value (as determined by the Board of Directors in good faith)). The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

   "Restricted Subsidiary" means: (i) any Subsidiary of the Company existing on the date of original issuance of the Senior Notes, and (ii) any other Subsidiary of the Company formed, acquired or existing after the date of original issuance of the Senior Notes that is designated as a "Restricted Subsidiary" by the Company pursuant to a resolution approved a majority of the Board of Directors, provided, however, that the term Restricted Subsidiary shall not include any Subsidiary of the Company that has been redesignated by the Company pursuant to a resolution approved by a majority of the Board of Directors as a Non-Restricted Subsidiary in accordance with the "Designation of Restricted and Non-Restricted Subsidiaries" covenant unless such Subsidiary shall have subsequently been redesignated a Restricted Subsidiary in accordance with clause (ii) of this definition.

   "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with the Company or any Restricted Subsidiary, as permitted by GAAP or Regulation S-X under the Securities Act.

   "Senior Indebtedness" means: (i) all Obligations (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the date of issuance of the Senior Notes or thereafter created, incurred or assumed, of the following types: (A) all Indebtedness of the Company (including without limitation the Senior Notes) for money borrowed, and (B) all Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (ii) all capitalized lease obligations of the Company;
(iii) all Obligations of the Company: (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) constituting Hedging Obligations, or (C) issued as the deferred purchase price of property and all conditional sale Obligations of the Company and all Obligations of the Company under any title retention agreement; (iv) all guarantees of the Company with respect to Obligations of other persons of the type referred to in clauses (ii) and (iii) and with respect to the payment of dividends of other persons; and (v) all Obligations of the Company consisting of modifications, renewals, extensions, replacements and refundings of any Obligations described in clauses (i),
(ii), (iii) or (iv) unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Obligations are subordinated or junior in right of payment to the Senior Notes; provided, however, that Senior Indebtedness shall not be deemed to include: (1) any Obligation of the Company to any Subsidiary, (2) any liability for federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness, guarantee or Obligation of the Company that is contractually subordinated or junior in any respect to any other Indebtedness, guarantee or Obligation of the Company, or
(5) any Indebtedness to the extent the same is incurred in violation of the Indenture. Senior Indebtedness shall include all Obligations in respect of the Senior Notes and the Indenture.

   To the extent any payment on the Senior Notes, whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise, is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Notes or part thereof originally intended to be satisfied by such payment shall be deemed to be reinstated and outstanding as if such payment had not occurred.

   "Senior Preferred Stock Issue Date" means the date on which the Senior Preferred Stock is originally issued under the Certificate of Designation.

   "SFAS 106" means Statement of Financial Accounting Standards No. 106.

   "SFAS 109" means Statement of Financial Accounting Standards No. 109.

   "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

   "Subordinated Indebtedness" means all Obligations of the type referred to in clauses (i) through (v) of the definition of Senior Indebtedness, if the instrument creating or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to Senior Indebtedness.

   "Subsidiary" of any person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Equity Interests are owned directly by such person or through one or more Subsidiaries).

   "TJC Agreement" means the Management Consulting Agreement, dated September 1, 1994, between the Company and TJC Management Corporation, as in effect on the date of original issuance of the Senior Notes.

   "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other requirement payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

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


                                    UNITS


   Each Unit offered hereby consists of $1,000 aggregate liquidation preference of Senior Preferred Stock and one share of Common Stock of the Company. The Senior Preferred Stock and the Common Stock comprising each Unit will not be separately tradable until the earliest to occur of (i) December 1, 1997, (ii) such earlier date as may be determined by the Underwriter,
(iii) in the event of a Change of Control, the date on which the Company mails notice thereof to holders of the Senior Preferred Stock, (iv) in the event that the Company elects to exchange the Senior Preferred Stock for Exchange Debentures, the date on which the Company mails notice thereof to holders of the Senior Preferred Stock, (v) in the event that the Company elects to redeem the Senior Preferred Stock pursuant to the second paragraph set forth under "--Redemption of Senior Preferred Stock," the date on which the Company mails notice thereof to holders of the Senior Preferred Stock, and (vi) the date on which the Company consummates a public offering of Common Stock (such earliest date being the "Separation Date").


                            SENIOR PREFERRED STOCK

   The Senior Preferred Stock will be issued pursuant to a Certificate of Designation. The summary contained herein of certain provisions of the Senior Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Designation, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the Certificate of Designation and in the following summary are substantially the same as those used in the Indenture. See "--Senior Notes--Certain Definitions."

GENERAL

   The Board of Directors has adopted resolutions creating a maximum of 2,500,000 shares of Senior Preferred Stock and will file a Certificate of Designation with respect thereto with the Secretary of State of the State of Delaware as required by Delaware law. Subject to certain conditions, the Senior Preferred Stock is exchangeable for Exchange Debentures at the option of the Company on any dividend payment date. The Senior Preferred Stock, when issued and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement (as defined herein), will be fully paid and non-assessable, and the holders thereof will not have any subscription or preemptive rights related thereto. Fleet National Bank will be transfer agent and registrar for the Senior Preferred Stock.

RANK

   The Senior Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) senior to all classes of Common Stock of the Company and to each series of Preferred Stock existing on the date of this Prospectus and each other class of capital stock or series of Preferred Stock established after the date of this Prospectus by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock of the Company as "Junior Securities");
(ii) subject to certain conditions, on a parity with any class of capital stock or series of Preferred Stock issued by the Company established after the date of this Prospectus by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) subject to certain conditions, junior to each class of capital stock or series of Preferred Stock issued by the Company established after the date of this Prospectus by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Senior Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities"). In addition, creditors and stockholders of the Company's Subsidiaries will have priority over the Senior Preferred Stock with respect to claims on the assets of such Subsidiaries. The Company's obligations under the Senior Preferred Stock will also be subject to the BKC Intercreditor Agreement. See "--Subordination as a Result of BKC Intercreditor Agreement." The Senior Preferred

Stock will be subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities, provided that the Company may not issue any new class of Parity Securities or Senior Securities without the approval of the holders of at least 50% of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class, except that without the approval of the holders of Senior Preferred Stock, the Company may issue and have outstanding shares of Parity Securities issued from time to time in exchange for, or the proceeds of which are used to redeem or repurchase, any or all of the shares of Senior Preferred Stock or other Parity Securities.

BKC INTERCREDITOR AGREEMENT

   Pursuant to the BKC Intercreditor Agreement, the Company's obligations under the Senior Preferred Stock are subject to the prior payment in full of all indebtedness, liabilities and other obligations of the Company and its subsidiaries to BKC under the BKC franchise agreements, BKC leases and any other indebtedness of the Company and its subsidiaries to BKC, whenever and however arising, whether primary or secondary, absolute or contingent, and including charges and costs of collection. In the event that the Company defaults in any such obligations to BKC, the Company will be prohibited from making any payments in respect of the Senior Preferred Stock. See "Risk Factors--BKC Intercreditor Agreement" and "Business--Obligations to Burger King Corporation."

DIVIDENDS


   Holders of Senior Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Senior Preferred Stock at a rate per annum equal to 13% of the liquidation preference per share of Senior Preferred Stock. All dividends will be cumulative whether or not earned or declared on a daily basis from the date of issuance of the Senior Preferred Stock and will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing on March 1, 1997. On or before December 1, 2001 the Company may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. After December 1, 2001 dividends may be paid only in cash. It is not expected that the Company will pay any dividends in cash for any period ending on or prior to December 1, 2001. The terms of the Company's debt instruments, including the Indenture and the Credit Agreement, restrict the payment of cash dividends by the Company, and future agreements may provide the same. See "Risk Factors--Restrictive Covenants Limiting the Company's Ability to Repay the Senior Notes and Senior Preferred Stock," "--Senior Notes--Certain Covenants" and "Description of Certain Indebtedness." If any dividend (or portion thereof) payable on any dividend payment date after December 1, 2001 is not declared or paid in full in cash on such dividend payment date, the amount of such dividend that is payable and that is not paid in cash on such date will increase at the rate of 13% per annum from such dividend payment date until declared and paid in full.


   No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash set apart for such payment on the Senior Preferred Stock. If full dividends are not so paid, the Senior Preferred Stock will share dividends pro rata with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid on the Senior Preferred Stock.

   In connection with the Offerings, the Company has committed to BKC that, without BKC's prior written consent, (i) it will not pay cash dividends on the Senior Preferred Stock on or prior to December 1, 2001 and (ii) it will not pay cash dividends to holders of Common Stock until the Senior Notes are repaid in full and the Senior Preferred Stock is redeemed or otherwise retired. See "Risk Factors--BKC Consent to Issuance of Securities and to Payment of Dividends."

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


REDEMPTION OF SENIOR PREFERRED STOCK

   Optional Redemption. The Senior Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after December 1, 2001, in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date), if redeemed during the 12-month period beginning December 1 of each of the years set forth below:


 YEAR                  PERCENTAGE
-------------------  ------------
2001 ...............    106.500%
2002 ...............    104.333%
2003 ...............    102.167%
2004 and thereafter     100.000%



   In addition, the Company may redeem the Senior Preferred Stock in whole, but not in part, at a redemption price equal to 113% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date), with the proceeds of an Equity Offering, provided that such redemption shall occur within 60 days of the date of the closing of such Equity Offering.


   No optional redemption may be authorized or made (i) unless prior thereto full unpaid cumulative dividends shall have been paid or a sum set apart for such payment on the Senior Preferred Stock or (ii) at less than 101% of the liquidation preference of the Senior Preferred Stock at any time when the Company is making or purchasing shares of Senior Preferred Stock under an Offer in accordance with the provisions of "--Change of Control."

   In the event of partial redemptions of Senior Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Company. The terms of the Company's debt instruments, including the Indenture and the Credit Agreement, restrict the ability of the Company to redeem the Senior Preferred Stock, and future agreements may provide the same. See "--Senior Notes--Certain Covenants" and "Description of Certain Indebtedness."

   Mandatory Redemption. On December 1, 2008, the Company will be required to redeem (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) all outstanding shares of Senior Preferred Stock at a price equal to the then effective liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date).

   Procedure for Redemption. On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accrue on shares of Senior Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. The Company will send a written notice of redemption by first class mail to each holder of record of shares of Senior Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of Senior Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Company, except that any issuance or reissuance of shares of Senior Preferred Stock must be in compliance with the Certificate of Designation.

   Change of Control. Upon the occurrence of a Change of Control, each holder of Senior Preferred Stock will have the right to require the Company to purchase all or any part of such holder's Senior Preferred Stock pursuant to an Offer at a purchase price equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the repurchase date to the repurchase date). Notice of an Offer must be mailed within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

   None of the provisions in the Certificate of Designation relating to a purchase upon a Change of Control are waivable by the Board of Directors. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control, but would increase the amount of indebtedness outstanding at such time. If a Change of Control were to occur, the Company could be obligated to offer to repurchase all of the securities issued under the Indenture and to repay all outstanding obligations under the Credit Agreement, and there can be no assurance that the Company would have sufficient funds to pay the purchase price for all shares of Senior Preferred Stock that the Company is required to purchase. In addition, certain events that may obligate the Company to offer to repurchase all of the securities issued under the Indenture or to repay all outstanding obligations under the Credit Agreement may not constitute a Change of Control under the Certificate of Designation.

   Except as described under "--Change of Control," the Certificate of Designation does not contain provisions that permit the holders of Senior Preferred Stock to require the Company to redeem the Senior Preferred Stock in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. The Change of Control provisions may not be waived by the Board of Directors of the Company without the consent of holders of at least a majority of the outstanding Senior Preferred Stock. See "--Voting Rights."

   In the event that the Company were required to purchase outstanding shares of Senior Preferred Stock pursuant to an Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, the Company's ability to purchase the Senior Preferred Stock may be limited by other then-existing borrowing agreements, including the Indenture and the Credit Agreement. See "--Senior Notes--Certain Covenants" and "Description of Certain Indebtedness."

LIQUIDATION PREFERENCE

   Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Senior Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution, the liquidation preference per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Senior Preferred Stock and all other Parity Securities are not paid in full, the holders of the Senior Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Senior Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a liquidation, dissolution or winding-up of the Company.

   The Certificate of Designation for the Senior Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Senior Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Senior Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Senior Preferred Stock will exceed its par value. Consequently, there will be no restriction upon the surplus of the Company solely because the liquidation preference of the Senior Preferred Stock will exceed the par value and there will be no remedies available to holders of the Senior Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Senior Preferred Stock and its par value.

VOTING RIGHTS

   Holders of the Senior Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designation. The Certificate of Designation provides that (a) if (i) dividends on the Senior Preferred Stock are in arrears and unpaid (and, in the case of dividends payable after December 1, 2001, are not paid in cash) for four consecutive quarterly periods, (ii) the Company fails to discharge any redemption obligation with respect to the Senior Preferred Stock (whether or not the Company is permitted to do so by the terms of the Indenture, the Credit Agreement or any other obligation of the Company), (iii) the Company fails to make an offer to purchase all of the outstanding shares of Senior Preferred Stock following a Change of Control (whether or not the Company is permitted to do so by the terms of the Indenture, the Credit Agreement or any other obligation of the Company), (iv) a breach or violation of the provisions described under the caption "--Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more or (v) a default occurs on the obligation to pay principal of, interest on or any other payment obligation when due (a "Payment Default") at final maturity on one or more classes of Indebtedness of the Company or any Subsidiary of the Company, whether such Indebtedness exists on the Senior Preferred Stock Issue Date or is incurred thereafter, having individually or in the aggregate an outstanding principal amount of $25,000,000 or more, or any other Payment Default occurs on one or more such classes of Indebtedness and such class or classes of Indebtedness are declared due and payable prior to their respective maturities, then the number of directors constituting the Board of Directors will be adjusted to permit the holders of the majority of the then outstanding Senior Preferred Stock, voting separately as a class, to elect two directors, and (b) the approval of holders of a majority of the outstanding shares of Senior Preferred Stock, voting as a separate class, will be required for (i) any merger, consolidation or sale of assets of the Company except as permitted pursuant to the covenant entitled "Merger or Consolidation" and (ii) for any modification of the Exchange Debenture Indenture. Each such event described in clause (a) above is referred to herein as a "Voting Rights Triggering Event." Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Senior Preferred Stock are paid in full (and after December 1, 2001, paid in cash) and any failure, breach or default referred to in clause (a) is remedied.

   In addition, the Certificate of Designation provides that, except as stated above under "--Ranking," the Company will not authorize any class of Senior Securities or Parity Securities without the affirmative vote or consent of holders of at least 50% of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that the Company may not amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Senior Preferred Stock, or authorize the issuance of any additional shares of Senior Preferred Stock, without the affirmative vote or consent of the

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holders of at least 50% of the then outstanding shares of Senior Preferred
Stock, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any Preferred Stock, shall not require the consent of the holders of Senior Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Senior Preferred Stock.

   Under Delaware law, holders of Senior Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares or such class so as to affect them adversely.

CERTAIN COVENANTS

   Merger or Consolidation. The Certificate of Designation provides that, without the consent of holders of a majority of the outstanding shares of Senior Preferred Stock, voting as a separate class, the Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(b) the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of the such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Senior Preferred Stock had immediately prior to such Disposition; (c) immediately after such Disposition, no Voting Rights Triggering Event shall have occurred and be continuing; (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall have Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments or Restructuring Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the Disposition; and (e) prior to the consummation of any proposed Disposition, the Company shall have delivered to the transfer agent an Officers' Certificate and an opinion of counsel to the effect that such Disposition complies with the terms of the Certificate of Designation and that all conditions precedent to such Disposition have been satisfied.

   Junior Payments. The Certificate of Designation provides that the Company will not, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock)),
(ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities or (iii) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements and Restricted Investments being collectively referred to as "Junior Payments"), if, at the time of such Junior Payment:

     (a) a Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof; or

     (b) all dividends on the Senior Preferred Stock payable on dividend payment dates after December 1, 2001, have not been declared and paid in cash.

   Notwithstanding the foregoing, the Certificate of Designation shall not prohibit as Junior Payments:

     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all of the provisions of the Certificate of Designation (including, but not limited to, the "Junior Payments" covenant);

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     (ii) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $15,000,000 after the Senior Preferred Stock Issue Date (it being understood that if any Restricted Investment after the Senior Preferred Stock Issue Date pursuant to this clause (ii) is sold, transferred or otherwise conveyed to any person other than the Company or a Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to the Company and its Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause (ii), so that up to $15,000,000 of Restricted Investments may be outstanding under this clause (ii) at any given time); provided that, without otherwise limiting this clause (ii), any Restricted Investment in a Subsidiary made pursuant to this clause (ii) is made for fair market value (as determined by the Board of Directors in good faith);

     (iii) the repurchase, redemption, retirement or acquisition of the Company's stock from the executives, management, employees or consultants of the Company or its Subsidiaries pursuant to the terms of any subscription, stockholder or other agreement or plan, up to an aggregate amount not to exceed $7,500,000;

     (iv) any loans, advances, distributions or payments from the Company to its Subsidiaries, or any loans, advances, distributions or payments by a Subsidiary to the Company or to another Subsidiary, in each case pursuant to intercompany Indebtedness, intercompany management agreements and other intercompany agreements and obligations;

     (v) the payment of (a) consulting, financial and investment banking fees under the TJC Agreement, provided, that no Voting Rights Triggering Event shall have occurred and be continuing, and (b) indemnities, expenses and other amounts under the TJC Agreement;

     (vi) the redemption, repurchase, retirement or other acquisition of any Junior Securities in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Junior Securities;

     (vii) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of the Company or any Subsidiary;

     (viii) any Restricted Investment constituting securities or instruments of a person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such person;

     (ix) payments in connection with the application of the net proceeds of the Offerings as set forth under "Use of Proceeds"; and

     (x) payments of fees, expenses and indemnities to the directors of the Company and its Subsidiaries.

   Transactions with Affiliates. The provision of the Certificate of Designation relating to transactions with Affiliates will be substantially the same as the provisions of the Indenture relating to such matters. See "--Senior Notes--Certain Covenants."

   Reports. The provisions of the Certificate of Designations relating to the provision of reports and information by the Company will be substantially the same as the provisions of the Indenture relating to such matters. See "--Senior Notes--Provision of Financial Information to Holders of Senior Notes."

EXCHANGE

   The Company may at its option exchange all, but not less than all, of the then outstanding shares of Senior Preferred Stock into Exchange Debentures on any dividend payment date, provided that on the date of such exchange: (a) there are no contractual impediments to such exchange; (b) there are legally available funds sufficient therefor; (c) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to such exchange and shall continue to be in effect on the date of such exchange or the Company shall have obtained a written opinion of counsel that

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


an exemption from the registration requirements of the Securities Act is available for such exchange, and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, the holders (assuming such holder is not an Affiliate of the Company) thereof will not be subject to any restrictions imposed by the Securities Act upon the resale thereof and such exemption is relied upon by the Company for such exchange; (d) the Exchange Debenture Indenture and the trustee thereunder shall have been qualified under the Trust Indenture Act; (e) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debenture Indenture) would exist under the Exchange Debenture Indenture; and (f) the Company shall have delivered a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (a), (b), (c) and (d) and certain other matters. The Company shall send a written notice of exchange by mail to each holder of record of shares of Senior Preferred Stock, which notice shall state, among other things, (i) that the Company is exercising its option to exchange the Senior Preferred Stock for Exchange Debentures pursuant to the Certificate of Designation and (ii) the date of exchange (the "Exchange Date"), which date shall not be less than 30 days nor more than 60 days following the date on which such notice is mailed. On the Exchange Date, holders of outstanding shares of Senior Preferred Stock will be entitled to receive a principal amount of Exchange Debentures equal to the liquidation preference per share, plus an amount in cash equal to all accrued and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the Exchange Date to the Exchange Date), as provided below.

   The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Senior Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Senior Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which his shares of Senior Preferred Stock entitle him, provided that the Company may, at its option, pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of Senior Preferred Stock, and all rights of the holders of Senior Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash equal to the accrued and unpaid dividends to the Exchange Date and if the Company so elects, cash in lieu of any Exchange Debenture which is in an amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures.

   The Credit Agreement and the Indenture will contain limitations with respect to the Company's ability to issue the Exchange Debentures, and any future credit agreements or other agreements relating to indebtedness to which the Company becomes a party may contain similar limitations. See "--Senior Notes--Certain Covenants" and "Description of Certain Indebtedness."

   The Company intends to comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

   Transfer Agent and Registrar. Harris Trust and Savings Bank is the transfer agent and registrar for the Preferred Stock.

                             EXCHANGE DEBENTURES

   The Exchange Debentures, if issued, will be issued under the Exchange Debenture Indenture between the Company and Fleet National Bank, as Trustee. A copy of the form of Exchange Debenture Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The terms of the Exchange Debentures include those stated in the Exchange Debenture Indenture and those made part of the Exchange Debenture Indenture by reference to the Trust Indenture Act. The Exchange Debentures will be subject to all such terms, and prospective holders of the Exchange Debentures are referred to the Exchange Debenture Indenture and the Trust Indenture Act for a statement of such terms. The following summary of certain provisions of the Exchange Debenture Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the Exchange Debenture Indenture, including the definitions of certain terms

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


therein and those terms made a part of the Exchange Debenture Indenture by reference to the Trust Indenture Act. The definitions of certain terms used in the Exchange Debenture Indenture and in the following summary are substantially the same as those used in the Indenture. See "--Senior Notes--Certain Definitions."

GENERAL

   The Exchange Debentures, if issued, will be general unsecured obligations of the Company, subordinated to all existing and future Senior Indebtedness, including the Senior Notes and indebtedness under the Credit Agreement. The Exchange Debentures will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof (other than as described in "--Senior Preferred Stock--Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein).

   Principal of, and premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar in New York, New York. Holders of Exchange Debentures must surrender their Exchange Debentures to the Paying Agent to collect principal payments, and the Company may pay principal and interest by check and may mail checks to a holder's registered address; provided that all payments with respect to Exchange Debentures, the holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "--Other Provisions of the Exchange Debenture Indenture" and "--Senior Notes--Transfer and Exchange." The Trustee will initially act as Paying Agent and Registrar. The Company may change any Paying Agent and Registrar without prior notice to holders of the Exchange Debentures, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

   The Exchange Debentures will mature on December 1, 2008. Each Exchange Debenture will bear interest at the rate set forth on the cover of this Prospectus from the Exchange Debenture Issue Date or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semi-annually in cash (or, on or prior to December 1, 2001, in additional Exchange Debentures, at the option of the Company) in arrears on June 1 and December 1 of each year, commencing with the first such date after the Exchange Debenture Issue Date. Interest on the Exchange Debentures will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed.

SUBORDINATION AND RANKING

   The Exchange Debentures will be subordinated to the prior payment when due of the principal of, and premium, if any, and interest on, all existing and future Senior Indebtedness of the Company, and will rank pari passu or senior in right of payment to all other Subordinated Indebtedness of the Company. The Exchange Debentures will also effectively rank junior to all indebtedness of the Company's subsidiaries. As of September 30, 1996, on a pro forma basis after giving effect to the Offerings and the application of the net proceeds therefrom, the aggregate principal amount of Senior Indebtedness of the Company and indebtedness of the Company's subsidiaries would have been approximately $108.0 million. In addition, the Company's obligations under the Exchange Debentures will be subject to the BKC Intercreditor Agreement. See "--Subordination as a Result of BKC Intercreditor Agreement." The Exchange Debenture Indenture will permit the Company and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness, subject to certain limitations. In addition, under the terms of the Exchange Debenture Indenture, the Company's Subsidiaries may incur certain Indebtedness pursuant to agreements that may restrict the ability of such Subsidiaries to make dividends or other intercompany transfers to the Company necessary to service the Company's obligations, including its obligations under the Exchange Debentures. The Exchange Debenture Indenture will not limit the Company's obligations, or the incurrence of new obligations under franchise, royalty and lease obligations with BKC. Any failure by the Company to satisfy its obligations with respect to the Exchange Debentures at maturity (with respect

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to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Exchange Debenture Indenture and the Credit Agreement and could cause a default under agreements governing other indebtedness of the Company and its Subsidiaries. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries," "--Certain Covenants" and "Description of Certain Indebtedness."

   Upon (a) any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or
(b) an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before holders of the Exchange Debentures will be entitled to receive any payment with respect to the Exchange Debentures. Until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which holders of the Exchange Debentures would be entitled shall be made to holders of Senior Indebtedness. However, holders of the Exchange Debentures may receive securities that are subordinated to at least the same extent as the Exchange Debentures to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness.

   In addition, the Company may not make any payment upon or in respect of the Exchange Debentures (except in such subordinated securities) if (a) a default in the payment of any principal, premium, if any, interest or other Obligations with respect to any Designated Senior Debt occurs and is continuing beyond any applicable grace period (whether upon maturity, as a result of acceleration or otherwise) or (b) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of such Designated Senior Debt to accelerate its maturity, and the Company and the Trustee receive a notice of such default (a "Payment Blockage Notice") from the holders, or from the trustee, agent or other representative of the holders, of any such Designated Senior Debt. Payments on the Exchange Debentures may and shall be resumed upon the earlier of (i) the date upon which the default is cured or waived or (ii) in the case of a default referred to in clause (b) above, 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

   "Designated Senior Debt" means (a) Indebtedness under the Senior Notes and the Indenture, (b) Indebtedness under the Credit Agreement and (c) any other Senior Indebtedness permitted to be incurred pursuant to the Exchange Debenture Indenture in a principal amount of not less than $20,000,000 designated by the Company as Designated Senior Debt.

   The Exchange Debenture Indenture will further require that the Company promptly notify holders of Senior Indebtedness if payment on the Exchange Debentures is accelerated because of an Event of Default. In addition, the subordination provisions of the Exchange Debenture Indentures may not be amended without the consent of all holders of Designated Senior Debt.

   As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of the Exchange Debentures may recover less ratably that other creditors of the Company.

BKC INTERCREDITOR AGREEMENT

   Pursuant to the BKC Intercreditor Agreement, the Company's obligations under the Exchange Debentures are subject to the prior payment in full of all indebtedness, liabilities and other obligations of the Company and its Subsidiaries to BKC under the BKC franchise agreements, BKC leases and any other indebtedness of the Company and its Subsidiaries to BKC, whenever and however arising, whether primary or secondary, absolute or contingent, and including charges and costs of collection. In the event

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that the Company defaults in any such obligation to BKC, the Company will be prohibited from making any payments in respect of the Exchange Debentures. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of Subsidiaries" and "--Subordination as a Result of BKC Intercreditor Agreement."

REDEMPTION OF EXCHANGE DEBENTURES

   Optional Redemption. The Exchange Debentures may not be redeemed at the option of the Company prior to December 1, 2001 other than out of the net proceeds of one or more Equity Offerings, as and to the extent described below. During the 12-month period beginning on December 1 of the years indicated below, the Exchange Debentures will be redeemable, at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of Exchange Debentures to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest to the redemption date:


 YEAR                  PERCENTAGE
-------------------  ------------
2001 ...............    106.500%
2002 ...............    104.333%
2003 ...............    102.167%
2004 and thereafter     100.000%



   In addition, at any time, the Company may redeem the Exchange Debentures in whole, but not in part, at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest thereon to the applicable redemption date, with the proceeds of an Equity Offering, provided that such redemption shall occur within 60 days of the date of the closing of such Equity Offering.


   Mandatory Redemption. Except as set forth below under "--Mandatory Offers to Purchase Exchange Debentures--Change of Control" and "--Asset Sales," the Company is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Exchange Debentures.

MANDATORY OFFERS TO PURCHASE EXCHANGE DEBENTURES

   Change of Control. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each holder of Exchange Debentures shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Exchange Debentures pursuant to an Offer (as defined) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest to the date of purchase. The Company shall furnish to the Trustee, at least two Business Days before notice of an Offer is mailed to all holders of Exchange Debentures pursuant to the procedures described below under "--Procedures for Offers," notice that the Offer is being made. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of the Company. Except as described under "--Change of Control," the Exchange Debenture Indenture does not contain provisions that permit the holders of Exchange Debentures to require the Company to purchase or redeem the Exchange Debentures in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management.

   Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. In addition, because the obligations of the Company with respect to the Exchange Debentures are effectively subordinated to all secured indebtedness of the Company and all obligations of the Company's subsidiaries, existing or future secured indebtedness of the Company or obligations of the Company's subsidiaries may prohibit the Company from repurchasing the Exchange Debentures upon a Change of Control. Moreover, the ability of the Company to repurchase Exchange Debentures following a Change of Control will be limited by the Company's then-available resources. The Change of Control provisions may not be waived by the Board of Directors of the Company or the Trustee without the consent of holders of at least a majority in principal amount of the Exchange Debentures. See "--Amendment, Supplement and Waiver."

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   The Company expects that prepayment of the Exchange Debentures following a
Change of Control would, and the exercise by holders of Exchange Debentures of the right to require the Company to purchase Exchange Debentures may, constitute a default under the Credit Agreement or other indebtedness of the Company. The Exchange Debenture Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control Trigger Date, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all such other Senior Indebtedness to permit the repurchase of the Exchange Debentures as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Exchange Debentures pursuant to the provisions described below. The Company's failure to comply with this covenant shall constitute an Event of Default described in clause (c) and not in clause (b) under "--Events of Default and Remedies" below. In the event a Change of Control occurs, the Company will likely be required to refinance the Indebtedness outstanding under the Credit Agreement, the Senior Notes and the Exchange Debentures. If there is a Change of Control, any Indebtedness under the Credit Agreement could be accelerated. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Senior Notes and the Exchange Debentures given the Company's high leverage. The financing of the purchases of Senior Notes and the Exchange Debentures could additionally result in a default under the Credit Agreement or other indebtedness of the Company. The occurrence of a Change of Control may also have an adverse impact on the ability of the Company to obtain additional financing in the future. The ability of holders of Exchange Debentures to require that the Company purchase Exchange Debentures upon a Change of Control may deter persons from effecting a takeover of the Company. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of Exchange Debentures to require that the Company purchase or redeem the Exchange Debentures in the event of a takeover, recapitalization or similar restructuring. See "Risk Factors--Substantial Current Leverage; Limitations in Ability to Service Indebtedness" and "--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries."

   Asset Sales. The Exchange Debenture Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $3,000,000 unless at least 75% of the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the Exchange Debenture Indenture) to one or more of the following purposes in such combination as the Company shall elect: (a) an investment in another asset or business in the same line of business as, or a line of business similar to that of, the line of business of the Company and its Restricted Subsidiaries at the time of the Asset Sale; provided that such investment occurs on or prior to the 365th day following the date of such Asset Sale (the "Asset Sale Disposition Date"), (b) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking, (c) the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness of the Company or Indebtedness of the Company's Restricted Subsidiaries on or prior to the 365th day following the Asset Sale Disposition Date or (d) an Offer expiring on or prior to the Purchase Date (as defined herein). The Exchange Debenture Indenture also provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, cash equivalents or marketable securities; provided that, solely for purposes of calculating such 75% of the consideration, the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes) that

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are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the first sentence of this paragraph shall constitute "Excess Proceeds."

   When the aggregate amount of Excess Proceeds exceeds $6,000,000 (such date being an "Asset Sale Trigger Date"), the Company shall make an Offer to all holders of Exchange Debentures to purchase the maximum principal amount of the Exchange Debentures then outstanding that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of principal amount thereof plus any accrued and unpaid interest to the Purchase Date in accordance with the procedures set forth in the Indenture. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in this or the preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States.

   To the extent that any Excess Proceeds remain after completion of an Offer, the Company may use such remaining amount for general corporate purposes. If the aggregate principal amount of Exchange Debentures surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Exchange Debentures to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

   Although the Credit Agreement will permit dividends from the Company's Subsidiaries to the Company for the purpose of paying interest on the Exchange Debentures, dividends for other purposes, such as repurchases of Exchange Debentures by the Company upon an Asset Sale, will not be permitted under the terms of the Credit Agreement. Accordingly, the Company would need to seek the consent of its lenders under the Credit Agreement in order to repurchase Exchange Debentures with the Net Proceeds of an Asset Sale. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitation on Access to Cash Flow of the Subsidiaries."

   Procedures for Offers. Within 30 days following any Change of Control Trigger Date or Asset Sale Trigger Date, subject to the provisions of the Exchange Debenture Indenture, the Company shall mail a notice to each holder of Exchange Debentures at such holder's registered address a notice stating:
(a) that an offer (an "Offer") is being made pursuant to a Change of Control or an Asset Sale Trigger Date, as the case may be, the length of time the Offer shall remain open and the maximum principal amount of Exchange Debentures that will be accepted for payment pursuant to such Offer, (b) the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 40 days from the date such notice is mailed (the "Purchase Date")), and (c) such other information required by the Exchange Debenture Indenture and applicable law and regulations.

   On the Purchase Date for any Offer, the Company will, to the extent required by the Exchange Debenture Indenture and such Offer, (1) in the case of an Offer resulting from a Change of Control, accept for payment all Exchange Debentures or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum principal amount of Exchange Debentures or portions thereof tendered pursuant to such Offer that can be purchased out of the Excess Proceeds, (2) deposit with the Paying Agent the aggregate purchase price of all Exchange Debentures or portions thereof accepted for payment and any accrued and unpaid interest on such Exchange Debentures as of the Purchase Date, and (3) deliver or cause to be delivered to the Trustee all Exchange Debentures tendered pursuant to the Offer. The Paying Agent shall promptly mail to each holder of Exchange Debentures or portions thereof accepted for payment an amount equal to the purchase price for such Exchange Debentures plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such holder of Exchange Debentures accepted for payment in part a new Exchange Debenture equal in principal

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amount to any unpurchased portion of the Exchange Debentures and any Exchange
Debenture not accepted for payment in whole or in part shall be promptly returned to the holder thereof. The Company will publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

   The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an Offer required to be made by the Company to repurchase the Exchange Debentures as a result of a Change of Control or an Asset Sale Trigger Date. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Exchange Debenture Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

   Selection and Notice. In the event of a redemption or purchase of less than all of the Exchange Debentures, the Exchange Debentures to be redeemed or purchased will be chosen by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Exchange Debentures are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's Exchange Debentures are to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption or purchase date, interest shall cease to accrue on the Exchange Debentures or portions thereof called for redemption or accepted for payment. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each holder of Exchange Debentures to be redeemed or purchased at such holder's registered address.

CERTAIN COVENANTS

   The Exchange Debenture Indenture contains, among other things, the following covenants:

   Limitation on Restricted Payments. The Exchange Debenture Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company and dividends or distributions payable by a Restricted Subsidiary to a Restricted Subsidiary or to the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of the Company or any of its Restricted Subsidiaries (other than any such Equity Interest purchased from the Company or any Restricted Subsidiary for fair market value (as determined by the Board of Directors in good faith)); (iii) voluntarily prepay any Subordinated Indebtedness of the Company, whether any such Subordinated Indebtedness is outstanding on, or issued after, the date of original issuance of the Exchange Debentures except as specifically permitted by the covenants of the Exchange Debenture Indenture as described herein; or (iv) make any Restricted Investment (all such dividends, distributions purchases, redemptions, acquisitions, retirements, prepayments and Restricted Investments being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

     (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

     (b) immediately after such Restricted Payment and after giving effect thereto on a Pro Forma Basis, the Company shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; or

     (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of original issuance of the Senior Preferred Stock, without duplication, exceeds the sum of: (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains from Asset Sales and, to the extent not included in Consolidated Net Income, any gain from a sale or disposition of a Restricted Investment) of the Company (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the date of original issuance of the Senior Preferred Stock and ended

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    as of the Company's most recently ended fiscal quarter at the time of such
    Restricted Payment; plus (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by the Company from the issue or sale of Capital Stock or other Equity Interests of the Company subsequent to the date of original issuance of the Senior Preferred Stock (other than (x) Capital Stock or other Equity Interests issued or sold to a Restricted Subsidiary and (y) the issuance or sale of Disqualified Stock); plus (3) $6,000,000; plus (4) the amount by which the principal amount of and any accrued interest on either (A) Senior Indebtedness of the Company or (B) any Indebtedness of any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange other than by a Restricted Subsidiary subsequent to the date of original issuance of the Senior Preferred Stock of any Indebtedness of the Company or any Restricted Subsidiary (not held by the Company or any Restricted Subsidiary) for Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by the Company or any Restricted Subsidiary (to persons other than the Company or any other Restricted Subsidiary) upon such conversion or exchange); plus (5) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such subsidiary were redesignated as a Non-Restricted Subsidiary at such time, as determined in accordance with the second sentence of the "Designation of Restricted and Non-Restricted Subsidiaries" covenant; provided, however, that for purposes of this clause (5), the value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to clause (ii) of the next sentence.

   Notwithstanding the foregoing, the Indenture shall not prohibit as Restricted Payments:

   (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of such Indenture (including, but not limited to, the "Limitation on Restricted Payments" covenant);

   (ii) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $12,000,000 after the date of original issuance of the Senior Preferred Stock (it being understood that if any Restricted Investment after the date of original issuance of the Senior Preferred Stock pursuant to this clause (ii) is sold, transferred or otherwise conveyed to any person other than the Company or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to the Company and its Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause (ii), so that up to $12,000,000 of Restricted Investments may be outstanding under this clause (ii) at any given time); provided that, without otherwise limiting this clause (ii), any Restricted Investment in a Subsidiary made pursuant to this clause (ii) is made for fair market value (as determined by the Board of Directors in good faith);

   (iii) the repurchase, redemption, retirement or acquisition of the Company's stock from the executives, management, employees or consultants of the Company or its Subsidiaries pursuant to the terms of any subscription, stockholder or other agreement or plan, up to an aggregate amount not to exceed $6,000,000;

   (iv) any loans, advances, distributions or payments from the Company to its Restricted Subsidiaries, or any loans, advances, distributions or payments by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, in each case pursuant to intercompany Indebtedness, intercompany management agreements and other intercompany agreements and obligations;

   (v) the purchase, redemption, retirement or other acquisition of (a) any Senior Indebtedness of the Company or any Indebtedness of a Restricted Subsidiaries required by its terms to be purchased, redeemed, retired or acquired with the net proceeds from asset sales (as defined in the instrument evidencing such Senior Indebtedness or Indebtedness) or upon a change of control (as defined in the instrument evidencing such Senior Indebtedness or Indebtedness) and (b) the Exchange Debentures pursuant to the "--Change of Control" or "--Asset Sales" provisions of the Indenture;

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   (vi) the payment of (a) consulting, financial and investment banking fees under the TJC Agreement, provided, that no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, and the Company's Obligations to pay such fees under the TJC Agreement shall be subordinated expressly to the Company's Obligations in respect of the Exchange Debentures, and (b) indemnities, expenses and other amounts under the TJC Agreement;

   (vii) the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock or other Equity Interests of the Company (other than any Disqualified Stock) or the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to the Company or a Subsidiary of the Company) of other Capital Stock or other Equity Interests of such Restricted Subsidiary; provided that, in each case, any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

   (viii) the defeasance, redemption or repurchase of pari passu or Subordinated Indebtedness with the net cash proceeds from an issuance of permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock or other Equity Interests of the Company (other than Disqualified Stock); provided that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

   (ix) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of the Company or any Restricted Subsidiary, provided, that if such sale, transfer or disposition constitutes an Asset Sale, the Company complies with the "Asset Sale" provisions of the Exchange Debenture Indenture;

   (x) any Restricted Investment constituting securities or instruments of a person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such person;

   (xi) payments in connection with the application of the net proceeds of the offerings as described under "Use of Proceeds"; and

   (xii) payments of fees, expenses and indemnities to the directors of the Company and its Restricted Subsidiaries.

   Limitation on Incurrence of Indebtedness. The Exchange Debenture Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the Exchange Debentures) unless the Company's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 2.0 to 1 determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four quarter period had been issued at the beginning of such four-quarter period.

   The foregoing limitations will not apply to the issuance of:

     (i) Indebtedness of the Company and/or its Restricted Subsidiaries as measured on such date of issuance in an aggregate principal amount outstanding on any such date of issuance not exceeding $90,000,000 aggregate principal amount under the Credit Agreement; provided that the aggregate principal amount of Indebtedness outstanding under this clause
    (i) together with the aggregate principal amount of Indebtedness outstanding under clause (iii) below shall not exeed $96,000,000 in aggregate principal amount at any one time outstanding.

     (ii) Indebtedness of the Company and its Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar

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    financing transactions relating to: (A) their properties, assets and rights as of the date of original issuance of the Exchange Debentures up to $6,000,000 in aggregate principal amount, or (B) their properties, assets and rights acquired after the date of original issuance of the Exchange Debentures, provided that the aggregate principal amount of such Indebtedness under this clause (ii)(B) does not exceed 100% of the cost of such properties, assets and rights;

     (iii) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount up to $30,000,000 (all or any portion of which may be issued as additional Indebtedness under the Credit Agreement); provided that the aggregate principal amount of Indebtedness outstanding under this clause (iii) together with the aggregate principal amount of Indebtedness outstanding under clause (i) above shall not exceed $96,000,000 in aggregate principal amount at any one time outstanding; and

     (iv) Other Permitted Indebtedness.

   Notwithstanding the foregoing, no Restricted Subsidiary shall under any circumstances issue a guarantee of any Indebtedness of the Company except for guarantees issued by Restricted Subsidiaries pursuant to the "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant, provided, however, that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

   Limitation on Liens. The Exchange Debenture Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on its properties or assets, the Company and any of its Restricted Subsidiaries may create any Lien upon any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the Exchange Debentures are equally and ratably secured.

   Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Exchange Debenture Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any Restricted Subsidiary, or pay any Indebtedness owed to, the Company or any Restricted Subsidiary, (b) make loans or advances to the Company, or (c) transfer any of its properties or assets to the Company, except for such encumbrances or restrictions existing under or by reason of:

     (i) applicable law,

     (ii) Indebtedness permitted (A) under the first sentence of the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant, (B) under clauses (i) or (iii) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant or clauses (i), (v), (vi), (vii),
    (ix), (x) or (xi) of the definition of Other Permitted Indebtedness, or
    (C) by agreements and transactions permitted under the "Limitation on Restricted Payments" covenant,

     (iii) customary provisions restricting subletting or assignment of any lease or license of the Company or any Restricted Subsidiary,

     (iv) (A) the terms of the BKC Intercreditor Agreement and any other BKC Agreements, and (B) customary provisions of any other franchise, distribution or similar agreement,

     (v) any instrument governing Indebtedness or any other encumbrance or restriction of a person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired,

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     (vi) Indebtedness or other agreements existing on the date of original issuance of the Exchange Debentures,

     (vii) any Refinancing Indebtedness permitted under the "Limitation on Incurrence of Indebtedness" covenant or clauses (i), (v), (vi), (vii),
    (ix), (x) or (xi) of the definition of Other Permitted Indebtedness; provided that the encumbrances and restrictions created in connection with such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of Exchange Debentures than the encumbrances and restrictions in the refinanced Indebtedness,

     (viii) any restrictions, with respect to a Restricted Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Restricted Subsidiary,

     (ix) the terms of any Indebtedness of the Company incurred in connection with the "Limitation on Incurrence of Indebtedness" covenant, provided that the terms of such Indebtedness constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than is otherwise permitted by this covenant, or

     (x) the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired.

   Nothing contained in this covenant shall prevent the Company from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that are subject to Permitted Liens.

   Limitation on Transactions With Affiliates. The Exchange Debenture Indenture provides that neither the Company nor any of its Restricted Subsidiaries may make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into any or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

   The Indenture further provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $3,000,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of the Company in good faith) unless the Company delivers to the
Trustee:

     (i) a resolution of the Board of Directors of the Company stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of the Exchange Debenture Indenture, and

     (ii) (A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) and
    (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

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   Notwithstanding the foregoing, this Affiliate Transactions covenant will not apply to:

     (i) transactions between the Company and any Restricted Subsidiary or between Restricted Subsidiaries;

     (ii) payments under the TJC Agreement;

     (iii) any other payments or transactions permitted pursuant to the "Limitation on Restricted Payments" covenant;

     (iv) (A) payments and transactions under the Executive Employment Agreements and (B) reasonable compensation paid to officers, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company's Board of Directors or executives;

     (v) payments and transactions under the Jaro Leases;

     (vi) payments and transactions involving First National Bank of Boston and its subsidiaries and affiliates in connection with the BBI Note, the Credit Agreement and any other Indebtedness permitted by the "Limitation on Incurrence of Indebtedness" covenant; or

     (vii) payments and transactions in connection with the Offerings and the application of the net proceeds therefrom as described under "Use of Proceeds."

   Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company other than the Exchange Debentures (the "Other Company Indebtedness") unless (A) such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Exchange Debentures then outstanding by such Restricted Subsidiary to the same extent as the guarantee of payment (the "Other Company Indebtedness Guarantee") of the Other Company Indebtedness (including waiver of subrogation, if any) and (B) if the Other Company Indebtedness guaranteed by such Restricted Subsidiary is (1) Senior Indebtedness, the guarantee for the Exchange Debentures may be subordinated in right of payment, to the same extent that the Exchange Debentures are subordinated to Senior Indebtedness, to the Other Company Indebtedness Guarantee and (2) Subordinated Indebtedness, the guarantee for the Senior Notes shall be pari passu or senior in right of payment to the Other Company Indebtedness Guarantee; provided that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

   Each guarantee of the Exchange Debentures created by a Restricted Subsidiary pursuant to the provisions described in the foregoing paragraph shall be in form and substance satisfactory to the Trustee and shall provide, among other things, that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer permitted by the Exchange Debentures Indenture of (a) all of the Company's Capital Stock in such Restricted Subsidiary or (b) the sale of all or substantially all of the assets of the Restricted Subsidiary and upon the application of the Net Proceeds from such sale in accordance with the requirements of the "Asset Sales" provisions described herein or (ii) the release or discharge of the Other Company Indebtedness Guarantee that resulted in the creation of such guarantee of the Exchange Debentures, except a discharge or release by or as a result of direct payment under such Other Company Indebtedness Guarantee.

   Designation of Restricted and Non-Restricted Subsidiaries. The Exchange Debenture Indenture provides that, subject to the exceptions described below, from and after the date of original issuance of the Exchange Debentures, the Company may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that (i) either (A) the Subsidiary to be so designated has total assets of $1,200,000 or less or (B) immediately before and after giving effect to such designation on a Pro Forma Basis: (1) the Company could incur $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis; and (2) no Default or Event of Default shall have occurred and be continuing, and (ii) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to the "Limitation on Transactions with Affiliates" covenant. Any Investment made by the Company or

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any Restricted Subsidiary which is redesignated from a Restricted Subsidiary to a Non-Restricted Subsidiary shall thereafter be considered as having been a Restricted Payment (to the extent not previously included as a Restricted Payment) made on the day such Subsidiary is designated a Non-Restricted Subsidiary in the amount of the greater of (i) the fair market value (as determined by the Board of Directors of the Company in good faith) of the Equity Interests of such Subsidiary held by the Company and its Restricted Subsidiaries on such date, and (ii) the amount of the Investments determined in accordance with GAAP made by the Company and any of its Restricted Subsidiaries in such Subsidiary.

   A Non-Restricted Subsidiary may be redesignated as a Restricted Subsidiary. The Company may not, and may not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of a Non-Restricted Subsidiary or otherwise, but not including through the creation of a new Restricted Subsidiary) unless, immediately before and after giving effect to such action, transaction or series of transactions on a Pro Forma Basis, (a) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "Limitation on Incurrence of Indebtedness" and (b) no Default or Event of Default shall have occurred and be continuing.

   The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation is required to be made by a resolution adopted by a majority of the Board of Directors of the Company stating that the Board of Directors has made such designation in accordance with the Exchange Debenture Indenture, and the Company is required to deliver to the Trustee such resolution together with an Officers' Certificate certifying that the designation complies with the Exchange Debenture Indenture. Such designation will be effective as of the date specified in the applicable resolution, which may not be before the date the applicable Officers' Certificate is delivered to the Trustee.

   Senior Subordinated Debt. The Exchange Debenture Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Exchange Debentures.

MERGER OR CONSOLIDATION

   The Exchange Debenture Indenture provides that the Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(b) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Exchange Debenture Indenture and the Exchange Debentures; (c) immediately after such Disposition, no Default or Event of Default shall exist; and (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall (i) have Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments or Restructuring Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the Disposition and (ii) have a Cash Flow Coverage Ratio, for the four fiscal quarters immediately preceding the applicable Disposition, and determined on a Pro Forma Basis, equal to or greater than the actual Cash Flow Coverage Ratio of the Company for such four quarter period. The limitations in the Exchange Debenture Indenture on the Company's ability to make a Disposition described in this paragraph do not restrict the Company's ability to sell less than all or substantially all of its assets, such sales being governed by the "Asset Sales" provisions of the Exchange Debenture Indenture as described herein.

   Prior to the consummation of any proposed Disposition, the Company shall deliver to the Trustee an Officers' Certificate to the foregoing effect and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the Exchange Debentures Indenture.

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PROVISION OF FINANCIAL INFORMATION TO HOLDERS OF EXCHANGE DEBENTURES

   So long as the Exchange Debentures are outstanding, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall submit for filing with the Commission the annual reports, quarterly reports and other documents relating to the Company and its Restricted Subsidiaries that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) if the Company were subject to such reporting requirements. The Company will also provide to all holders of Exchange Debentures and file with the Trustee copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Exchange Act.

EVENTS OF DEFAULT AND REMEDIES

   The Exchange Debenture Indenture provides that an Event of Default is: (a) a default for 30 days in payment of interest on the Exchange Debentures; (b) a default in payment when due of principal or premium, if any, with respect to the Exchange Debentures; (c) the failure of the Company to comply with any of its other agreements or covenants in, or provisions of, such Exchange Debenture Indenture or the Exchange Debentures outstanding under such Exchange Debenture Indenture and the Default continues for the period, if applicable, and after the notice specified in the next paragraph; (d) a default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (1) either (A) such default results from the failure to pay principal of or interest on any such Indebtedness (after giving effect to any extensions thereof) or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or, because of the acceleration of the maturity thereof, aggregates in excess of $6,000,000; (e) a failure by the Company or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $6,000,000 which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry; and (f) certain events of bankruptcy or insolvency involving the Company or any Significant Subsidiary. In the case of any Event of Default pursuant to clause (a) or (b) above occurring by reason of any willful action (or inactions) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have to pay pursuant to a redemption of Exchange Debentures as described under "--Redemption of Senior Notes--Optional Redemption," an equivalent premium shall also become and be immediately, due and payable to the extent permitted by law.

   A Default or Event of Default under clause (c) (other than an Event of Default arising under the "Merger or Consolidation" covenant which shall be an Event of Default with the notice but without the passage of time specified in this paragraph) is not an Event of Default under the Exchange Debenture Indenture until the Trustee or the holders of at least 25% in principal amount of the Exchange Debentures then outstanding notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. A Default or Event of Default under clause (f) of the preceding paragraph will result in the Exchange Debentures automatically becoming due and payable without further action or notice.

   Upon the occurrence of an Event of Default, the Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Debentures may declare all Exchange Debentures to be due and payable by providing written notice in writing to the Company and the Trustee and 10 days' advance written notice to BKC specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the same shall become immediately due and payable. The holders of a majority in principal amount of the Exchange Debentures then outstanding under the Exchange Debenture Indenture, by notice to the Trustee, may rescind any declaration of acceleration of such Exchange Debentures and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on such

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Exchange Debentures that shall have become due by such declaration) shall have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the Exchange Debentures then outstanding under the Exchange Debenture Indenture may direct the Trustee in its exercise of any trust or power. Holders of the Exchange Debentures may not enforce the Exchange Debenture Indenture, except as provided therein. The Trustee may withhold from holders of Exchange Debentures notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the Trustee determines that withholding notice is in their interest.

   The holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding may on behalf of all holders of such Exchange Debentures waive any existing Default or Event of Default under the Exchange Debenture Indenture and its consequences, except a continuing Default in the payment of the principal of, or premium, if any, or interest on, such Exchange Debentures, which may only be waived with the consent of each holder of the Exchange Debentures affected.

   Upon any payment or distribution of assets of the Company and its subsidiaries in a total or partial liquidation, dissolution, reorganization or similar proceeding, including a Default under clause (f) above involving certain events of bankruptcy or insolvency of the Company or a Significant Subsidiary, there may not be sufficient assets remaining to satisfy the claims of any Holders of Exchange Debentures given the provisions described under "--Subordination and Ranking" and the effective structural subordination of the Exchange Debentures to the obligations of the Subsidiaries of the Company.

   The Company is required to deliver to the Trustee annually a statement regarding compliance with the Exchange Debenture Indenture, and upon an officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

OTHER PROVISIONS OF THE EXCHANGE DEBENTURE INDENTURE

   The Exchange Debenture Indenture will include other provisions that are substantially the same with respect to the Exchange Debentures as those with respect to the Senior Notes set forth under "--Senior Notes--No Personal Liability of Officers, Directors, Employees, Stockholders and Subsidiaries," "--Satisfaction and Discharge of the Indenture," "--Transfer and Exchange," "--Amendment, Supplement and Waiver," "--Concerning the Trustee," "--Book-Entry, Delivery and Form," "--Certificated Senior Notes" and "--Same-Day Settlement and Payment."

                         DESCRIPTION OF CAPITAL STOCK

   The following summarizes certain provisions of the Certificate of Incorporation, the Bylaws and the Stockholders Agreement, in each case giving effect to the Recapitalization described below. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Certificate of Incorporation, the Bylaws and the Stockholders Agreement, including the definitions therein of certain terms, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

   The Board of Directors and the Company's stockholders have approved, subject to the closing of the Offerings, the adoption of the Certificate of Incorporation and Bylaws. The Certificate of Incorporation will provide for, among other things, the authorization of 4,000,000 shares of Common Stock, 300,000 shares of non-voting Common Stock ("Non-Voting Common Stock), 4,425 shares of Class A(1) Preferred Stock, 1,200 shares of Class A(2) Preferred Stock, 1,875 shares of Class B Preferred Stock, 2,500,000 shares of Senior Preferred Stock and 100,000 shares of undesignated, serial preferred stock.

   In connection with the Offerings, the Company has committed to BKC that, without BKC's prior written consent, (i) it will not pay cash dividends on the Senior Preferred Stock on or prior to December 1, 2001 and (ii) it will not pay cash dividends to holders of Common Stock until the Senior Notes are repaid in full and the Senior Preferred Stock is redeemed or otherwise retired. See "Risk Factors--BKC Consent to Issuance of Securities and to Payment of Dividends."

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THE RECAPITALIZATION

   The Company's capital structure as reflected in its historical consolidated financial statements consists of four classes of common stock (Classes A, B, C and D) (the "Original Common Stock") and four classes of Preferred Stock (Special Voting Preferred Stock and Classes A(1), A(2) and B Preferred Stock) (the "Original Preferred Stock"). The Company eliminated the Special Voting Preferred Stock in February 1996. The various classes of Common Stock and Preferred Stock differ principally in respect of voting, dividend and liquidation rights.


   The Company and the Current Holders have entered into a recapitalization agreement (the "Recapitalization Agreement"). Pursuant to the Recapitalization Agreement, upon the consummation of the Offerings, the Certificate of Incorporation, the Bylaws and the stockholders agreement, dated September 1, 1994, between the Company and the Current Holders (the "Stockholders Agreement") will be amended and restated so that, among other things, (i) each share of Original Common Stock (other than the Class B Common Stock) will be converted into a share of Common Stock and the Company will effect a stock split resulting in the Current Holders receiving 863.281 shares of Common Stock for each share of Original Common Stock (other than the Class B Common Stock) originally owned; (ii) each share of Class B Common Stock will be converted into a share of Non-Voting Common Stock and the Company will effect a stock split resulting in the holders of Class B Common Stock prior to the Offerings receiving 863.281 shares of Non-Voting Common Stock for each share of Class B Common Stock originally owned; and (iii) the Current Holders and the Company will enter into an amended Stockholders Agreement. See "--Stockholders Agreement."

   Since the consummation of the Initial Acquisitions in September 1994, the Company has at all times had 863,290 shares of Common Stock outstanding, without giving effect to the exercise of options and warrants. Assuming the exercise of all then currently exercisable options and warrants, as of September 30, 1996, the Company would have had 1,031,904 shares of Common
Stock outstanding. The primary impact of the Recapitalization on holders of Common Stock is to effect a 863.281-for-1 Common Stock split. In connection with the Offerings, the Company intends to (i) cancel warrants held by PMI which would otherwise be exercisable for 61,914 shares of Common Stock and
(ii) issue 30,000 shares of Common Stock in the Units Offering. Accordingly, after giving effect to the Recapitalization and the Offerings, the Company will have outstanding 902,992 shares of Common Stock (assuming the exercise of outstanding options and warrants) and 96,998 shares of Non-Voting Common Stock, 4,425 shares of Class A(1), Preferred Stock, 1,200 shares of Class A(2), Preferred Stock and 1,875 shares of Class B Preferred Stock. See "Principal Stockholders."

COMMON STOCK

   Following the Offerings, 893,290 shares of Common Stock will be issued and outstanding. As of September 30, 1996, all of the 863,290 issued and outstanding shares of Common Stock were and upon the consummation of the Recapitalization and the Offerings the 30,000 shares of Common Stock offered hereby will be, fully paid and non-assessable. Each holder of shares of Common Stock (other than the Non-Voting Common Stock) is entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are entitled to dividends and other distributions if, as and when declared by the Board of Directors out of assets legally available therefor, subject to the rights of the holders of Preferred Stock and the restrictions, if any, imposed by indebtedness outstanding from time to time. See "Dividend Policy."


   Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding shares of Preferred Stock. The holders of Common Stock have no preemptive or other subscription rights to purchase shares of stock of the Company, nor are such holders entitled to the benefits of any sinking fund provisions. As of September 30, 1996, there were 29 beneficial owners of Common Stock.

NON-VOTING COMMON STOCK

   Immediately prior to the consummation of the Offerings, the Company will authorize 300,000 shares of Non-Voting Common Stock for issuance. The Company intends to issue shares of Non-Voting Common Stock to stockholders that are not permitted by law or under applicable regulation to own or control voting equity securities. The Non-Voting Common Stock is identical to the Common Stock in all respects except voting and conversion rights. The holders of Non-Voting Common Stock have no right to vote except as required by law. Upon transfer to an entity not restricted from holding voting Common

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Stock, each share of Non-Voting Common Stock may be converted into an equal number of shares of Common Stock, entitling the holders thereof to voting rights. Upon the close of the Offerings, BancBoston will be the only holder of Non-Voting Common Stock.

WARRANTS AND OPTIONS


   Senior Subordinated Warrants. In connection with the financing of the Company's acquisition of 36 Burger King restaurants from BKC franchisees in February 1996, the Company issued immediately exercisable warrants (the "Senior Subordinated Warrants") to purchase up to 61,914 shares of Common Stock to PMI at a purchase price of $.01 per share. The number of shares of Common Stock and the exercise price per share are subject to adjustment in the event of certain dilutive issuances of Common Stock at less than the current market price of the Common Stock. The Company can cancel the Senior Subordinated Warrants at any time prior to August 7, 1997 in the event of a public offering of Common Stock prior to such date upon the prepayment of the Senior Subordinated Notes. The Company currently intends to cancel the Senior Subordinated Warrants in connection with the consummation of the Offerings and the repayment of the Senior Subordinated Notes held by PMI. The Senior Subordinated Warrants expire on February 7, 2006. See "Use of Proceeds" and "Description of Certain Indebtedness--Senior Subordinated Notes."

   BBI Warrants. In connection with the financing of the Company's acquisition of 68 Burger King restaurants from BKC in September 1994 and the acquisition of 39 Burger King restaurants from a BKC franchisee in November 1994, the Company issued immediately exercisable warrants (the "BBI Warrants") to purchase up to 96,998 shares of Non-Voting Common Stock to BBI at a purchase price of $.001 per share. The number of shares of Non-Voting Common Stock and the exercise price per share are subject to adjustment in the event of certain dilutive issuance of Common Stock at less than the current market price of the Common Stock. The BBI Warrants expire on February 7, 2006.

   Employee Options. The Company has granted options to purchase an aggregate of 9,702 shares of Common Stock to employees of the Company. See
"Management--Stock Options."


STOCKHOLDERS AGREEMENT

   The Stockholders Agreement provides for certain rights and obligations among the Company and the Current Holders including with respect to the election of directors, restrictions on transfer, co-sale rights and registration rights. Pursuant to the Stockholders Agreement, the Current Holders have agreed to vote their shares for the election of at least four members of the board of directors designated by affiliates of The Jordan Company, including MCIT PLC (the "TJC Investors") and three directors designated by the current executive officers of the Company (the "Management Holders").

   The Current Holders may only transfer shares of Common Stock in accordance with the Stockholders Agreement. The Company and the Current Holders have a right of fiirst offer to purchase all or any portion of any shares of Common Stock to be transferred by any Current Holder, subject to certain limited exceptions, on the same terms put forth for such transfer by the selling holder. The Stockholders Agreement provides for preferences on the rights of first offer such that the Management Holders have the first right to purchase shares sold by any other Management Holder and the TJC Investors have the first right to purchase shares sold by any other TJC Investor. The Company also granted to each Current Holder a right of first refusal on any additional issuance of capital stock or securities convertible into capital stock. These rights have been waived in connection with the Offerings.

   In the event any Current Holder proposes to sell (i) more than 5% of the outstanding Common Stock of the Company or (ii) more than 50% of its initial holdings of Common Stock, the other Current Holders may join in such sale on the same terms on a pro rata basis and the purchaser must buy such securities on a pro rata basis from each Current Holder who joins in the sale. In addition, in the event that a majority of the TJC Investors and BancBoston agree to sell two thirds or more of their aggregate shares of Common Stock to a third party in an arms-length sale, they may obligate the other TJC Investors, the Management Holders and PMI to sell their shares on the same terms. Further, the TJC Investors are not permitted to effect a sale of Common Stock or a transaction which results in a change of control of the Company without the consent of BancBoston and MCIT.

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   Pursuant to the Stockholders Agreement, the TJC Investors (other than
MCIT) and BancBoston have been granted by the Company demand and incidental registration rights. All other Current Holders have been granted incidental registration rights.

   In general, each of (i) the holders of a majority of shares of Common Stock held by the TJC Investors (other than MCIT) and (ii) BancBoston have the right to cause the Company to register their holdings of Common Stock under the Securities Act (such right being referred to as a "demand registration right"), subject to certain exceptions. All stockholders of Common Stock are each entitled, if the Company determines to file a registration statement covering any of its securities under the Securities Act, other than a registration statement on Form S-4 or Form S-8, to require the Company to use its best efforts to include a requested amount of their shares of Common Stock in the Company's registered offering (such right being referred to as an "incidental registration right"), subject to certain limitations. The number of shares of Common Stock registered pursuant to a demand or incidental registration may be reduced pursuant to a specified formula if the managing underwriter determines that market conditions require a limitation on the number of such shares registered.

   The Company is required to bear all registration expenses in connection with each demand and incidental registration and has agreed to indemnify the holders of demand and incidental registration rights against, and provide contribution with respect to, certain liabilities under the Securities Act in connection with incidental and demand registrations. See "Principal Stockholders."

PREFERRED STOCK

   Except where required by law, none of the shares of Class A(1) Preferred Stock, Class A(2) Preferred Stock or Class B Preferred Stock are entitled to vote on any matters to be voted on by the stockholders of the Company.

   Subject to dividend payments to the holders of the Senior Preferred Stock, shares of Class A(1) Preferred Stock and Class A(2) Preferred Stock are entitled to receive annual dividends of 6% payable quarterly. Dividends of Class A(1) Preferred Stock are payable either in additional shares of Class A(1) Preferred Stock, or in cash and are cumulative if not declared and paid; dividends of Class A(2) Preferred Stock are payable only in cash and are cumulative if not declared and paid. Shares of Class B Preferred Stock are entitled to receive annual dividends of 6% payable quarterly in cash and are cumulative if not declared and paid. Dividend payments to the holders of shares of Class B Preferred Stock, current and cumulative, may be made only after all accrued dividends of Class A(1) Preferred Stock and Class A(2) Preferred Stock have been declared and paid.

   Upon a liquidation, dissolution or winding up of the Company, the holders of all shares of Class A(1) Preferred Stock and Class A(2) Preferred Stock are entitled, before any distribution or payment is made to any other class of capital stock of the Company other than Senior Preferred Stock, to be paid all principal and accrued and unpaid dividends on the shares. In the event that the assets of the Company are insufficient to pay all principal and accrued and unpaid dividends of the shares of Class A(1) Preferred Stock and Class A(2) Preferred Stock, holders of such shares shall be paid ratably in proportion to the amount of principal and accrued and unpaid dividends on each share. Holders of Class B Preferred Stock are entitled to be paid all principal and accrued and unpaid dividends after distribution of all amounts due the holders of Class A(1) Preferred Stock, Class A(2) Preferred Stock and Senior Preferred Stock but before any distribution or payment to any other class of capital stock of the Company.

   All of the shares of Class A(1) Preferred Stock, Class A(2) Preferred Stock and Class B Preferred Stock may be redeemed in whole or part in cash by the Company provided that all accrued and unpaid dividends are first declared and paid and such redemption is permissible under the Company's financing agreements. Shares of Class B Preferred Stock may not be redeemed until all shares of Class A(1) Preferred Stock and Class A(2) have first been redeemed. All of the shares of Class A(1) Preferred Stock, Class A(2) Preferred Stock and Class B Preferred Stock are subject to mandatory redemption by the Company on March 31, 2009.

   For a description of the Senior Preferred Stock, see "Description of Securities--Senior Preferred Stock."

   The Certificate of Incorporation will authorize the Board of Directors to create and issue one or more series of Preferred Stock and determine the rights and preferences of each series, to the extent permitted by the Certificate of Incorporation and applicable law. Among other rights, the Board of Directors may determine, without the further vote or action by the Company's stockholders, (i) the

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number of shares constituting the series and the distinctive designation of the series; (ii) the dividend rate on the shares of the series, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (iii) whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;
(iv) whether the series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable or exchangeable and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether the series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund and (vii) the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company and the relative rights or priority, if any, of payment of shares of the series; provided, that the holders of the Preferred Stock outstanding prior to the Offerings will be required to consent to the issuance of certain series of Preferred Stock that are senior in right of payment of dividends or liquidations. Except for any difference so provided by the Board of Directors, the shares of all series of Preferred Stock will rank on a parity with respect to the payment of dividends and the distribution of assets upon liquidation.

CERTIFICATE OF INCORPORATION AND BYLAWS

   The rights of the Company's stockholders are governed by the Delaware Corporation Law, the Certificate of Incorporation, and the Bylaws. Certain provisions of the Certificate of Incorporation and the Bylaws, which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. Such provisions may also adversely affect the prevailing market price for the Common Stock.

   Preferred Stock. The Board of Directors will have the authority, without action by the Company's stockholders, to fix the rights, privileges and preferences of, and to issue up to 100,000 shares of Preferred Stock. The issuance of such Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the Common Stock, including the loss of voting control to others. The Company currently has no plans to issue any additional shares of Preferred Stock.

   Advance Notice Requirements for Stockholder Proposals. The Bylaws will establish advance notice procedures with regard to stockholder proposals. These procedures provide that the notice of stockholder proposals must be received by the Company no later than (i) with respect to an annual meeting of stockholders, 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and (ii) with respect to a special meeting of stockholders, no later than the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders. Each stockholder proposal must set forth certain information as specified in the Bylaws.

ANTI-TAKEOVER EFFECTS OF THE BKC FRANCHISE AGREEMENTS

   Current BKC policies and procedures require the Company and each of its subsidiaries that is a franchisee to seek BKC consent prior to making certain changes to their capital structure and modifications to their corporate governance documents. Pursuant to the BKC franchise agreements, BKC's consent is required for transfers or issuances by the Company of its equity securities or the transfer or issuance to third parties of the equity securities of the Company's subsidiary franchisees and BKC consent may be required or transfers of the Company's equity securities that result in a change of control of the Company in connection with a public tender offer. If BKC's required consent was not obtained in connection with any such issuance or transfer of the Company's equity securities, BKC could terminate its franchise agreements with the Company's subsidiaries, which would have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company's financial flexibility and ability to issue equity securities in connection with acquiring future Burger King restaurants could be limited by BKC. Any such limitations would affect the Company's growth strategy and could have a material adverse effect on the Company's financial condition and results of operations.

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                     DESCRIPTION OF CERTAIN INDEBTEDNESS

   The following is a summary of important terms of certain indebtedness of the Company. For more complete information regarding such indebtedness, reference is made to the definitive agreements and instruments setting forth the terms of such indebtedness, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part and which are incorporated by reference herein. For a description of the terms of the Senior Notes and the Exchange Debentures, see "Description of Securities--Senior Notes and -- Exchange Debentures."

CREDIT AGREEMENT

   The Credit Agreement provides for up to $100.0 million of senior secured indebtedness, consisting of two term loans of $45.0 million ("Term Loan A") and $40.0 million ("Term Loan B" and, together with Term Loan A, the "Term Loans"), and $15.0 million of Revolving Loans (the Revolving Loans, together with the Term Loans, the "Loans"). Subject to certain restrictions, National Restaurant Enterprises, Inc., a wholly owned subsidiary of the Company ("Enterprises") may use the commitments under the Revolving Loans for the issuance of documentary or standby letters of credit.

   Term Loan A and the Revolving Loans bear interest at a rate of the lower of either FNBB's annual rate of interest (the "Base Rate") plus 1.5% or the Eurodollar Rate (as defined in the Credit Agreement) plus 2.75%, and mature on January 31, 2002. The interest rates for Term Loan A and the Revolving Loans are subject to downward adjustment based on a debt service ratio of Enterprises on specified dates. As of September 30, 1996, the outstanding principal balance under the Revolving Loans was $2.5 million. Term Loan B bears interest at a rate of the lower of either the Base Rate plus 2% or the Eurodollar Rate plus 3.25%, and matures on January 31, 2004. Interest on Loans utilizing the Base Rate is payable quarterly in arrears and interest on Loans utilizing the Eurodollar Rate is payable at the end of each respective interest period. Enterprises is required to repay the principal amount on the Term Loans in consecutive quarterly installments pursuant to payment schedules specified in the Credit Agreement. In addition, Enterprises is required to make annual prepayments on the principal amount of the Term Loans based on Consolidated Excess Cash Flow (as defined in the Credit Agreement). Due to various amendments to the Credit Agreement and as a result of Enterprises' various acquisitions, Enterprises has not been required to prepay any amounts under the Term Loans based on Consolidated Excess Cash Flow since entering into the Credit Agreement.

   The Credit Agreement contains certain customary covenants with respect to, among other things: (i) maintenance by Enterprises and its subsidiaries of prescribed ratios of cash flow to total debt service and cash flow to total interest expense (each as determined in the Credit Agreement); (ii) maintenance by Enterprises and its subsidiaries of minimum levels of cash flow (as determined); and (iii) restrictions on indebtedness, distributions, investments, liens, sales and leasebacks, mergers, consolidations, acquisitions, sales and dispositions of assets, capital expenditures, and restaurant development. As of September 30, 1996, the Company was in compliance with all such covenants and restrictions.

   Borrowings under the Credit Agreement are secured by a first priority security interest in all present and future acquired tangible assets of Enterprises and certain of its subsidiaries (other than real estate and the franchise agreements) and Enterprises' repayment obligations are guaranteed by certain of its subsidiaries and the Company.

   The Company intends to use $86.6 million of the net proceeds from the Offerings to prepay the Loans in full. The Company will have $15.0 million of Revolving Loans available for future borrowings after consummation of the Offerings. The Company is currently negotiating with several lenders for a new bank credit agreement to replace the Credit Agreement pursuant to which the Company expects to be able to borrow up to approximately $75 million under a revolving credit facility to fund acquisitions and provide working capital and for other general corporate purposes. The Company expects that the new credit agreement will extend over a term of six years and that the agreement would be secured by a first priority security interest on substantially all of the Company's assets, including a pledge of all of the stock of the Company's subsidiaries. Closing of the Offerings are not subject to the closing of the new credit agreement. See "Use of Proceeds."

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


FAC NOTES

   In connection with the acquisition of certain Burger King restaurants from Daniel White and affiliate, AmeriKing Colorado Corporation I ("ACCI"), a wholly owned subsidiary of Enterprises, issued a Promissory Note to Franchise Acceptance Corporation Limited (the "CO Note") in the principal amount of $1.87 million. Franchise Acceptance Corporation Limited is an affiliate of BKC. The CO Note bears an interest rate of the Program Rate (as defined therein) plus 2.75% per annum, payable monthly in arrears. The CO Note matures on January 25, 2006 and requires ACCI to make monthly principal payments of $15,541.67 ( 1/120 of the original principal amount) starting January 25, 1996 for each month up to maturity.

   ACCI may at its option, subject to certain restrictions, prepay the CO Note, in whole or in part. However, ACCI is required to continue its monthly principal payments following any partial voluntary prepayment. In addition, ACCI is required to pay the CO Note in full following any Event of Default (as defined therein). Events of Default under the CO Note include, among other things, failure to make required payments or failure by ACCI to meet BKC franchise agreement requirements.

   Borrowings under the CO Note are secured by a security interest in all present and future restaurant-related assets of ACCI.

   In connection with the acquisition of certain Burger King restaurants from the stockholders of QSC, Inc. and Ro-Lank, Inc., AmeriKing Tennessee Corporation I ("ATCI"), a wholly owned subsidiary of Enterprises, issued a Secured Promissory Note (the "TN Note") to BKC in the principal amount of $6.9 million. Pursuant to the terms of the TN Note, on February 7, 1996 ATCI paid down $817,000 of the principal from the proceeds of the sale of the building and underlying real estate of one of its Burger King restaurants. In July 1996, the TN Note was refinanced and is currently an obligation of ATCI to Franchise Acceptance Corporation Limited. The CO Note and the TN Note are collectively referred to as the "FAC Notes." The TN Note bears interest at a rate of the Program Rate plus 2.75% per annum payable monthly in arrears, matures on July 18, 2006 and requires ATCI to make monthly principal payments of $50,083.33 ( 1/120 of the principal amount) starting August 25, 1996 for each month up to maturity.

   ATCI may at its option, subject to certain restrictions, prepay the TN Note, in whole or in part. However, ATCI is required to continue its monthly principal payments following any partial voluntary prepayment. In addition, ATCI is required to pay the TN Note in full following any Event of Default (as defined therein). Events of Default under the TN Note include, among other things, failure to make required payments or failure by ATCI to meet BKC franchise agreement requirements.

   Borrowings under the TN Notes are secured by a security interest in all present and future restaurant-related assets of ATCI.

   The FAC Notes are senior in right of payment to the Senior Notes.

BBI NOTES

   In connection with the acquisition of certain Burger King restaurants from Sheldon Friedman and affiliates in November 1994, the Company issued promissory notes to BancBoston in the aggregate principal amount of $600,000 (collectively, the "BBI Notes"). The BBI Notes are junior in right of payment to the Senior Notes and bear interest at a rate of 6% per annum, payable quarterly in arrears. The BBI Notes have a scheduled maturity date of March 31, 2005.

   The Company may at its option prepay the BBI Notes, in whole or in part. The Company is required to prepay all BBI Notes upon a Change of Control (as defined in the BBI Notes). The Company is not subject to a prepayment premium upon a voluntary or mandatory prepayment of the BBI Notes.

SENIOR SUBORDINATED NOTES

   On February 7, 1996, the Company, Enterprises, and PMI entered into a note purchase agreement (the "Senior Subordinated Note Purchase Agreement") for the purchase by PMI of $15.0 million aggregate principal amount of Senior Subordinated Notes (collectively, the "Senior Subordinated

Notes"). The Senior Subordinated Notes are general, unsecured obligations of Enterprises and are guaranteed by certain subsidiaries of Enterprises. The Senior Subordinated Notes mature on January 31, 2005, without a prepayment schedule, and bear interest at a rate of 12.5% per annum, payable quarterly in arrears.

   The Senior Subordinated Notes are subordinated in right of payment to the loans under the Credit Agreement. The Senior Subordinated Notes may, at the election of the Company, be prepaid in whole or in part, at any time, subject to a specified prepayment premium. Upon (i) a Change of Control (as defined in the Senior Note Purchase Agreement), (ii) a merger, reorganization, or consolidation involving the Company or Enterprises, (iii) the sale or disposition of all or substantially all of the assets of the Company, Enterprises, and their subsidiaries, taken as a whole, (iv) the occurrence of one or more events that give rise to a mandatory prepayment obligation with respect to other indebtedness of the Company, or (v) the occurrence of a public offering in which shares of Common Stock are being registered for sale by holders other than the Company or PMI (or its designated transferee), Enterprises, at the option of the holders of a majority of the Senior Subordinated Notes, may be required to prepay the Senior Subordinated Notes subject to a specified prepayment premium.

   The Company intends to use $18.5 million of the net proceeds from the Offerings to prepay the Senior Subordinated Notes in full (including a prepayment penalty of approximately $3.4 million). See "Use of Proceeds."

SUBORDINATED NOTES

   On February 7, 1996, the Company and MCIT entered into an amended and restated purchase agreement (the "Subordinated Note Purchase Agreement") which related to the prior purchase by MCIT of $11.0 million aggregate principal amount of Subordinated Notes (collectively, the "Subordinated Notes") and certain shares of capital stock of the Company. The Subordinated Notes are general, unsecured obligations of the Company. The Subordinated Notes mature on August 31, 2005, without a prepayment schedule, and bear interest at a rate of 12.75% per annum, payable semi-annually in arrears.

   The Subordinated Notes are subordinated to the Company's guarantee obligations in respect of borrowings under the Credit Agreement. Subject to their subordination terms, the Company may at its option prepay the Subordinated Notes, in whole or in part; however, the Company is required to prepay all Subordinated Notes upon a Change of Control (as defined in the Subordinated Note Purchase Agreement). The Company is not subject to a prepayment premium upon a voluntary or mandatory prepayment of the Subordinated Notes.

   The Company intends to use $11.0 million of the net proceeds from the Offerings to prepay the Subordinated Notes in full. See "Use of Proceeds."

SELLER NOTES

   In connection with the acquisition of certain Burger King restaurants from Messrs. Jaro and Osborn in September 1994, the Company issued promissory notes to entities controlled by Messrs. Jaro and Osborn in the aggregate principal amount of $4.4 million (collectively and as amended and restated, the "Seller Notes"). The Seller Notes are junior in right of payment to the Senior Subordinated Notes and the Company's guarantee obligations in respect of borrowings under the Credit Agreement and bear interest at a rate of 12.75% per annum, payable semi-annually in arrears. The Seller Notes have a scheduled maturity of August 31, 2005.

   The Company may prepay the Seller Notes only under certain specified limited conditions and is required to prepay the Seller Notes in full without a prepayment premium upon the occurrence of specified events, including upon
(i) an acceleration of the Subordinated Notes, (ii) a default by the Company in the payment of any principal on a Seller Note, (iii) the commencement of a bankruptcy proceeding by the Company or certain of its subsidiaries or (iv) a Change of Control (which is defined to have the same meaning as set forth in the Subordinated Note Purchase Agreement).

   The Company intends to use $4.4 million of the net proceeds from the Offerings to prepay the Seller Notes in full. See "Use of Proceeds."

                             CERTAIN TRANSACTIONS

   Subordinated Debt Holders. PMI, MCIT, affiliates of Messrs. Jaro and Osborn and BancBoston are the holders of Senior Subordinated Notes, Subordinated Notes, Seller Notes and the BBI Notes, respectively. For the nine-month period ended September 30, 1996, the Company accrued approximately $1.2 million of interest expense to PMI under the Senior Subordinated Notes and during fiscal 1995, the Company paid to MCIT, the holders of the Seller Notes and BancBoston approximately $1.4 million, $560,000 and $36,000 as interest expense under the Subordinated Notes, the Seller Notes and the BBI Notes, respectively. Simultaneously with the consummation of the Offerings, the Company will use approximately $33.9 million from the net proceeds of the Offerings to prepay the principal amount under each of the Senior Subordinated Notes, the Subordinated Notes and the Seller Notes (including the prepayment penalty of approximately $3.4 million to PMI). In connection with the prepayment of the Senior Subordinated Notes, the Company will cancel the Warrants held by PMI. The FAC Notes and the BBI Notes will remain outstanding following the Offerings. PMI, MCIT and BancBoston are principal stockholders of the Company. Mr. Jaro is the Company's Chairman, Chief Executive Officer, managing owner and a principal stockholder and Mr. Osborn is the Company's Vice Chairman, director and a principal stockholder. See "Use of Proceeds" and "Description of Certain Indebtedness."

   The Jordan Company. On September 1, 1994, the Company and Enterprises entered into a consulting agreement with an affiliate of The Jordan Company (the "TJC Consulting Agreement"). Under the TJC Consulting Agreement, the Company retained an affiliate of The Jordan Company to render consulting services to it regarding the Company and its subsidiaries, their financial and business affairs and their relationships with their lenders and stockholders, and the operation and expansion of their business. The TJC Consulting Agreement expires on September 1, 2004, but is automatically renewed for successive one-year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date. The TJC Consulting Agreement provides for an annual consulting fee payable on a quarterly basis equal to the higher of (i) $600,000 or (ii) 2.5% of the Company's cash flow (as determined in the TJC Consulting Agreement). In addition, the TJC Consulting Agreement provides for payment to the affiliate of The Jordan Company of (i) an investment banking and sponsorship fee of up to 2% of the purchase price of certain acquisitions or sales involving the Company, Enterprises or any of their subsidiaries and (ii) a financial consulting fee of up to 1.0% of any debt, equity or other financing arranged by the Company with the assistance of TJC. During fiscal 1995 and the nine months ended September 30, 1996, the Company paid consulting fees to the affiliate of The Jordan Company of approximately $479,000 and $439,000, respectively, pursuant to the terms of the TJC Consulting Agreement. In connection with the acquisition on February 7, 1996 by certain subsidiaries of Enterprises of an aggregate of 36 Burger King restaurant franchises located in the States of Indiana, Kentucky, Ohio, Virginia and North Carolina, the Company paid to the affiliate of The Jordan Company an investment banking fee of $1.0 million and paid fees totalling $300,000 to certain members of the Company's senior management. If the Offerings and related financings are consummated by the Company, the Company will pay to the affiliate of The Jordan Company an investment banking fee of $1.3 million pursuant to the terms of the TJC Consulting Agreement. The Company believes that the terms of the TJC Consulting Agreement are comparable to the terms that it would obtain from disinterested third parties for comparable services. Messrs. Jordan, Zalaznick and Caputo are partners of The Jordan Company.


   Burger King Corporation. In connection with certain of its previous acquisitions of Burger King restaurants, the Company and its subsidiaries have entered into certain agreements with BKC as a precondition to receiving BKC approval of the acquisition. As part of its purchase agreement with BKC, dated September 1, 1994, Enterprises committed to expend up to $2.3 million by September 1, 1997 to upgrade the 68 Burger King restaurants it acquired. As part of its November 21, 1995 acquisition of 11 Burger King restaurants, the Company and ATCI agreed to (i) renew the Company's commitment, initially made in connection with its November 30, 1994 acquisition, to sell up to 10 Burger King restaurants to a franchisee to be designated by BKC and (ii) expend approximately $1.5 million by November 21, 1997 to upgrade certain of the 11 Burger King restaurants so acquired. The commitment by ATCI to upgrade the restaurants is subject to certain capital expenditures to be made by BKC. As part of its acquisitions of 36 Burger King restaurants on February 7, 1996, the Company and ATCI (i) renewed the Company's commitment to sell up to 10 Burger King restaurants to a franchisee to be designated and (ii) agreed to make the capital expenditures necessary to bring each of the Burger King restaurants operated by the Company and its subsidiaries into compliance with BKC current repair and maintenance standards by September 7, 1997.

   In connection with the Offerings, the Company will be required to enter into an agreement with BKC pursuant to which the Company will, among other things, indemnify BKC for any claims against BKC arising out of the Offerings.

   Members of the Board of Directors. Enterprises leases the land and buildings for two Burger King restaurants under noncancelable operating leases from an entity which is owned by Mr. Jaro. The leases expire in March 2006 and January 2007, respectively, and require total monthly rental payments of $20,600. For the year ended January 1, 1996 and for the nine month period ended September 30, 1996, the Company recorded rent expense of $248,000 and $185,000, respectively, under these leases. The Company believes that the terms of these leases are comparable to the terms it would obtain from disinterested third parties for comparable sites.

   Pursuant to the provisions of BKC's franchise agreements, Messrs. Jaro, Osborn and Hubert, as managing owners and owners, have guaranteed the obligations of the Company and its subsidiaries under each franchise agreement and each lease agreement in which BKC is the lessor.

   In connection with the September 1994 purchase of the Management Restaurants, the Company (i) entered into a $700,000 revolving loan agreement with Mr. Jaro whereby the Company loaned funds to Mr. Jaro and (ii) deferred payment in full of the purchase price for one of the Management Restaurants sold to the Company by a corporation controlled by Mr. Jaro. In September 1996, the Company canceled the outstanding balance of the revolving loan to Mr. Jaro in exchange for Mr. Jaro's cancellation of the outstanding balance of the deferred purchase price for the restaurant.

   The Company has adopted a policy to provide that future transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                 UNDERWRITING

   Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company and the Underwriters, the Company has agreed to issue and sell to the Underwriters, and the Underwriters, severally and not jointly, have agreed to purchase from the Company, the respective principal amounts of Senior Notes set forth opposite their names below.


                                                         PRINCIPAL
                                                          AMOUNT
Donaldson, Lufkin & Jenrette Securities Corporation    $ 50,000,000
Jefferies & Company, Inc. ...........................    50,000,000
                                                      -------------
    Total ...........................................  $100,000,000
                                                      =============


   The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Senior Notes are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the Senior Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Senior Notes must be so purchased.


   The Underwriters have advised the Company that the Underwriters propose to offer the Senior Notes to the public initially at the price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such offering price less a concession not to exceed 0.4% of the principal amount of the Senior Notes. The Underwriters may allow and such dealers may reallow discounts not in excess of 0.25% of the principal amount of the Senior Notes to certain dealers. After the initial public offering, the public offering price and such concessions may be changed at any time without notice.


   The Senior Notes will constitute a new class of securities with no established trading market. The Company does not intend to list such securities on any national securities exchange or on the Nasdaq National Market. The Company has been advised by the Underwriters that following the completion of the Notes Offering, the Underwriters currently intend to make a market in the Senior Notes. However, the Underwriters are not obligated to do so and any such market-making may be discontinued at any time without notice in their sole discretion. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Senior Notes. See "Risk Factors--Absence of Public Market for the Securities."

   The Company has agreed to indemnify the Underwriters against certain liabilities and expenses in connection with the offer and sale by the Company of the Senior Notes, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

   Donaldson, Lufkin & Jenrette Securities Corporation, one of the Underwriters, is also acting as the underwriter of the Units Offering. See "Summary--Concurrent Offering."

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


                                LEGAL MATTERS

   Certain legal matters with respect to the legality of the Securities offered hereby will be passed upon for the Company by Mayer, Brown & Platt, New York, New York. Mayer, Brown & Platt also represents The Jordan Company and its affiliates from time to time in connection with its various acquisitions and divestitures. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Latham & Watkins, New York, New York.

                                   EXPERTS

   The consolidated financial statements of the Company as of January 1, 1996 and December 31, 1994 and for the periods then ended and the historical schedules of restaurant contribution for each of the periods from January 1, 1993 to the earlier of the date of purchase by the Company or December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

   The statements in the Units Prospectus under the caption "Certain Federal Income Tax Considerations" have been examined by and passed upon for the Company by Mayer, Brown & Platt, and are included in reliance upon such examination and upon the authority of such counsel as experts on the Federal income taxation matters set forth therein.

                            AVAILABLE INFORMATION

   The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Securities offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Securities, reference is hereby made to such Registration Statement, which can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

   Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

   NEITHER BKC NOR ANY OF ITS SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ACCOUNTANTS OR ATTORNEYS ARE IN ANY WAY PARTICIPATING IN, APPROVING OR ENDORSING THESE OFFERINGS OF SECURITIES, ANY OF THE UNDERWRITING OR ACCOUNTING PROCEDURES USED IN THE OFFERINGS, OR ANY REPRESENTATIONS MADE IN CONNECTION WITH THE COMPANY. THE GRANT BY BKC OF ANY FRANCHISE OR OTHER RIGHTS TO THE COMPANY IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL, ENDORSEMENT OR ADOPTION OF ANY STATEMENT REGARDING ACTUAL OR PROJECTED FINANCIAL OR OTHER PERFORMANCE WHICH MAY BE CONTAINED IN THE COMPANY'S OFFERING MATERIALS. ALL FINANCIAL AND OTHER PROJECTIONS HAVE BEEN PREPARED BY, AND ARE THE SOLE RESPONSIBILITY OF, THE COMPANY.

   ANY REVIEW BY BKC OF THE OFFERING MATERIALS OR THE INFORMATION INCLUDED THEREIN HAS BEEN CONDUCTED SOLELY FOR THE BENEFIT OF BKC TO

DETERMINE CONFORMANCE WITH BKC'S INTERNAL POLICIES, AND NOT TO BENEFIT OR PROTECT ANY OTHER PERSON. NO INVESTOR SHOULD INTERPRET SUCH REVIEW BY BKC AS AN APPROVAL, ENDORSEMENT, ACCEPTANCE OR ADOPTION OF ANY REPRESENTATION, WARRANTY, COVENANT OR PROJECTION CONTAINED IN THE MATERIALS REVIEWED.

   THE ENFORCEMENT OR WAIVER OF ANY OBLIGATION OF THE COMPANY UNDER ANY AGREEMENT BETWEEN THE COMPANY AND BKC OR BKC'S AFFILIATES IS A MATTER OF BKC'S OR BKC'S AFFILIATES' SOLE DISCRETION. NO INVESTOR SHOULD RELY ON ANY REPRESENTATION, ASSUMPTION OR BELIEF THAT BKC OR BKC'S AFFILIATES WILL ENFORCE OR WAIVE PARTICULAR OBLIGATIONS OF THE COMPANY UNDER SUCH AGREEMENTS.

                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The pro forma consolidated statements of operations of the Company for fiscal 1995, for the nine months ended October 2, 1995 and September 30, 1996 and for the twelve months ended September 30, 1996 give effect to each of the following transactions as if each had occurred on January 1, 1995: (i) the Company's acquisition of a total of 18 restaurants accounted for under the purchase method of accounting from BKC and two existing Burger King franchisees in three transactions, one in September 1995, one in October 1995 and one in November 1995, including five restaurants in Colorado, nine in Tennessee, two in Illinois and two in Georgia (collectively, the "1995 Acquisitions"); (ii) the Company's acquisition of a total of 36 restaurants accounted for under the purchase method of accounting from two existing Burger King franchisees in two transactions in February 1996, including 21 restaurants in Virginia, three in North Carolina, seven in Kentucky, three in Ohio and two in Indiana (collectively, the "1996 Acquisitions"); and (iii) the consummation of the Offerings and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." The pro forma consolidated balance sheet gives effect to the consummation of the Offerings and the application of the estimated net proceeds therefrom as further described in "Use of Proceeds" as if they had occurred as of September 30, 1996.

   The Company believes that the assumptions used in the pro forma financial statements provide a reasonable basis on which to present such statements. The pro forma financial statements are provided for information purposes only and should not be construed to be indicative of the Company's results of operations or financial position had the Offerings and the other events described above been consummated on or as of the dates assumed, and are not intended to project the Company's results of operations or its financial position for any future period or as of any future date. The Pro Forma Consolidated Financial Statements of the Company and accompanying notes should be read in conjunction with the Historical Schedules of Restaurant Contribution and the notes thereto and the audited Consolidated Financial Statements of the Company and the notes thereto, each included elsewhere in this Prospectus.

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                               FOR FISCAL 1995


                                                                        ADJUSTMENTS
                                                      ---------------------------------------------
                                                            1995            1996       1995 AND 1996
                                                        ACQUISITIONS    ACQUISITIONS   ACQUISITIONS
                                            ACTUAL          (1)             (2)         ADJUSTMENTS
                                         -----------  --------------  --------------  -------------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Restaurant sales .......................   $139,572       $14,399         $41,721         $
Restaurant operating expenses:
 Cost of sales .........................     44,798         4,846          13,116
 Restaurant labor and related costs  ...     34,526         4,038          10,254
 Depreciation and amortization .........      4,927           321             462           1,355 (3)
 Occupancy and other operating expenses      38,930         3,834          12,393          (1,500)(4)
                                                                                             (247)(5)
                                         -----------  --------------  --------------  -------------
  Total restaurant operating expenses  .    123,181        13,039          36,225            (392)
                                         -----------  --------------  --------------  -------------

Restaurant contribution ................     16,391         1,360           5,496             392

General and administrative expenses  ...      5,904           799(6)        1,992(6)       (1,324)(7)
                                                                                              121 (8)
                                         -----------  --------------  --------------  -------------
  Operating income .....................     10,487           561(9)        3,504(9)        1,595
Other income (expense):
 Interest expense ......................     (8,323)                                       (4,045)(10)
 Amortization of deferred costs  .......       (511)                                         (522)(12)
 Other income (expense), net ...........         74
                                         -----------  --------------  --------------  -------------
  Total other income (expense), net  ...     (8,760)                                       (4,567)
                                         -----------  --------------  --------------  -------------
Income before income taxes .............      1,727           561(9)        3,504(9)       (2,972)
Provision for income taxes .............        825                                           448 (14)
                                         -----------  --------------  --------------  -------------
Net income .............................   $    902       $   561(9)      $ 3,504(9)      $(3,420)
                                         ===========  ==============  ==============  =============
Preferred stock dividends ..............
Weighted average number of shares
 outstanding (in thousands)(20) ........        970
Net income per common share(21)  .......   $   0.47
EBITDA .................................   $ 15,613 (18)
Adjusted EBITDA(19) ....................








                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                     ADJUSTMENTS
                                                     -----------
                                          PRO FORMA                PRO FORMA AS
                                          SUBTOTAL    OFFERINGS      ADJUSTED
                                         ---------  -----------  --------------

Restaurant sales .......................  $195,692     $             $195,692
Restaurant operating expenses:
 Cost of sales .........................    62,760         --          62,760
 Restaurant labor and related costs  ...    48,818         --          48,818
 Depreciation and amortization .........     7,065         --           7,065
 Occupancy and other operating expenses     53,410         --          53,410

                                         ---------  -----------  --------------
  Total restaurant operating expenses  .   172,053         --         172,053
                                         ---------  -----------  --------------

Restaurant contribution ................    23,639         --          23,639

General and administrative expenses  ...     7,492         --           7,492

                                         ---------  -----------  --------------
  Operating income .....................    16,147         --          16,147
Other income (expense):
 Interest expense ......................   (12,368)       716 (11)    (11,652)
 Amortization of deferred costs  .......    (1,033)       489 (13)       (544)
 Other income (expense), net ...........        74         --              74
                                         ---------  -----------  --------------
  Total other income (expense), net  ...   (13,327)     1,205         (12,122)
                                         ---------  -----------  --------------
Income before income taxes .............     2,820      1,205           4,025
Provision for income taxes .............     1,273        494 (15)      1,767
                                         ---------  -----------  --------------
Net income .............................  $  1,547     $  711        $  2,258 (16)(17)
                                         =========  ===========  ==============
Preferred stock dividends ..............                             $  4,350
Weighted average number of shares
 outstanding (in thousands)(20) ........                                  893
Net income per common share(21)  .......                             $  (2.34)
EBITDA .................................                             $ 23,411 (18)
Adjusted EBITDA(19) ....................                             $ 24,817 (19)

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED OCTOBER 2, 1995


                                                                         ADJUSTMENTS
                                                       ---------------------------------------------
                                                             1995            1996
                                                         ACQUISITIONS    ACQUISITIONS   1995 AND 1996
                                             ACTUAL          (1)             (2)        ACQUISITIONS
                                          -----------  --------------  --------------  -------------
                                                             (DOLLARS IN THOUSANDS)
Restaurant sales ........................   $103,446       $12,638         $31,315         $
Restaurant operating expenses:
 Cost of sales ..........................     33,226         4,285           9,829              --
 Restaurant labor and related costs  ....     25,818         3,550           7,571              --
 Depreciation and amortization ..........      3,646           259             306           1,111 (3)
 Occupancy and other operating expenses       28,650         3,410           9,257          (1,125)(4)
                                                                                              (187)(5)
                                          -----------  --------------  --------------  -------------
  Total restaurant operating expenses  ..     91,340        11,504          26,963            (201)
                                          -----------  --------------  --------------  -------------
Restaurant contribution .................     12,106         1,134           4,352             201
General and administrative expenses  ....      4,202           685(6)        1,494(6)       (1,030)(7)
                                                                                                97 (8)
                                          -----------  --------------  --------------  -------------
  Operating income ......................      7,904           449(9)        2,858(9)        1,134
Other income (expense):
 Interest expense .......................     (6,222)           --              --          (3,200)(10)
 Amortization of deferred costs  ........       (378)           --              --            (397)(12)
 Other income (expense), net ............         78            --              --              --
                                          -----------  --------------  --------------  -------------
  Total other income (expense) ..........     (6,522)           --              --          (3,597)
                                          -----------  --------------  --------------  -------------
Income before provision for income taxes       1,382           449(9)        2,858(9)       (2,463)
Provision for income taxes ..............        661            --              --             346 (14)
                                          -----------  --------------  --------------  -------------
Net income ..............................   $    721       $   449(9)      $ 2,858(9)      $(2,809)
                                          ===========  ==============  ==============  =============
Preferred stock dividends ...............
Weighted average number of shares
 outstanding (in thousands)(20) .........        970
Net income per common share(21)  ........   $   0.40
EBITDA ..................................   $ 11,697 (18)
Adjusted EBITDA(19) .....................








                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                      ADJUSTMENTS
                                                      -----------
                                           PRO FORMA                PRO FORMA AS
                                           SUBTOTAL    OFFERINGS      ADJUSTED
                                          ---------  -----------  --------------

Restaurant sales ........................  $147,399     $             $147,399
Restaurant operating expenses:
 Cost of sales ..........................    47,340         --          47,340
 Restaurant labor and related costs  ....    36,939         --          36,939
 Depreciation and amortization ..........     5,322         --           5,322
 Occupancy and other operating expenses      40,005         --          40,005

                                          ---------  -----------  --------------
  Total restaurant operating expenses  ..   129,606         --         129,606
                                          ---------  -----------  --------------
Restaurant contribution .................    17,793         --          17,793
General and administrative expenses  ....     5,448         -- (9)       5,448

                                          ---------  -----------  --------------
  Operating income ......................    12,345         --          12,345
Other income (expense):
 Interest expense .......................    (9,422)       664 (11)     (8,758)
 Amortization of deferred costs  ........      (775)       367 (13)       (408)
 Other income (expense), net ............        78         --              78
                                          ---------  -----------  --------------
  Total other income (expense) ..........   (10,119)     1,031          (9,088)
                                          ---------  -----------  --------------
Income before provision for income taxes      2,226      1,031           3,257
Provision for income taxes ..............     1,007        423 (15)      1,430
                                          ---------  -----------  --------------
Net income ..............................  $  1,219     $  608        $  1,827 (16)(17)
                                          =========  ===========  ==============
Preferred stock dividends ...............                             $  3,263
Weighted average number of shares
 outstanding (in thousands)(20) .........                                  893
Net income per common share(21)  ........                             $  (1.61)
EBITDA ..................................                             $ 17,814 (18)
Adjusted EBITDA(19) .....................                             $ 18,749 (19)

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996


                                                                   ADJUSTMENTS
                                                         ------------------------------
                                                               1996            1996        PRO FORMA
                                              ACTUAL      ACQUISITIONS(2)   ADJUSTMENTS    SUBTOTAL
                                          -------------  ---------------  -------------  -----------
                                                             (DOLLARS IN THOUSANDS)
Restaurant sales ........................    $149,973         $3,454           $   0       $153,427
Restaurant operating expenses:
 Cost of sales ..........................      48,476          1,121              --         49,597
 Restaurant labor and related costs  ....      37,406            938              --         38,344
 Depreciation and amortization ..........       5,431             44             128 (3)      5,603
 Occupancy and other operating expenses        41,050          1,169            (149)(4)     42,074
                                                                                   4 (5)
                                          -------------  ---------------  -------------  -----------
  Total restaurant operating expenses  ..     132,363          3,272             (17)       135,618
                                          -------------  ---------------  -------------  -----------
Restaurant contribution .................      17,610            182              17         17,809
General and administrative expenses  ....       5,907            235 (6)        (132)(7)      6,021
                                                                                  11 (8)
                                          -------------  ---------------  -------------  -----------
  Operating income ......................      11,703            (53)(9)         138         11,788
Other income (expense):
 Interest expense .......................      (8,880)            --             544 (10)    (8,336)
 Amortization of deferred costs  ........        (736)            --             (39)(12)      (775)
 Other income (expense), net ............         (87)            --              --            (87)
 Other non-recurring expense ............      (3,064)            --              --         (3,064)
                                          -------------  ---------------  -------------  -----------
  Total other income (expense) ..........     (12,767)            --             505        (12,262)
                                          -------------  ---------------  -------------  -----------
Income before provision for income taxes       (1,064)           (53)(9)         643           (474)
Provision for income taxes ..............        (426)            --             242 (14)      (184)
                                          -------------  ---------------  -------------  -----------
Net income ..............................    $   (638)        $  (53)(9)       $ 401       $   (290)
                                          =============  ===============  =============  ===========
Preferred stock dividends ...............
Weighted average number of shares
 outstanding (in thousands) (20)  .......         863
Net income per common share (21)  .......    $  (1.13)
EBITDA ..................................    $ 17,456 (18)
Adjusted EBITDA(19) .....................







                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                            ADJUSTMENTS    PRO FORMA AS
                                          -------------      ADJUSTED
                                             OFFERINGS
                                          -------------  --------------

Restaurant sales ........................      $   0         $153,427
Restaurant operating expenses:
 Cost of sales ..........................         --           49,597
 Restaurant labor and related costs  ....         --           38,344
 Depreciation and amortization ..........         --            5,603
 Occupancy and other operating expenses           --           42,074
                                          -------------  --------------
  Total restaurant operating expenses  ..         --          135,618
                                          -------------  --------------
Restaurant contribution .................         --           17,809
General and administrative expenses  ....         --            6,021
                                          -------------  --------------
  Operating income ......................         --           11,788
Other income (expense):
 Interest expense .......................       (361)(11)      (8,697)
 Amortization of deferred costs  ........        367 (13)        (408)
 Other income (expense), net ............         --              (87)
 Other non-recurring expense ............         --           (3,064)
                                          -------------  --------------
  Total other income (expense) ..........          6          (12,256)
                                          -------------  --------------
Income before provision for income taxes           6             (468)
Provision for income taxes ..............          2 (15)        (182)
                                          -------------  --------------
Net income ..............................      $   4         $   (286) (16)(17)
                                          =============  ==============
Preferred stock dividends ...............                    $  3,263
Weighted average number of shares
 outstanding (in thousands) (20)  .......                         893
Net income per common share (21)  .......                    $  (3.97)
EBITDA ..................................                    $ 17,713 (18)
Adjusted EBITDA(19) .....................                    $ 19,115 (19)

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1996


                                                                            ADJUSTMENTS
                                                            -----------------------------------------
                                                   1996          1995           1996       1995 & 1996
                                                  ACTUAL   ACQUISITIONS(1) ACQUISITIONS(2) ADJUSTMENTS
                                               -----------  -------------  -------------  -----------
                                                                (DOLLARS IN THOUSANDS)
Restaurant sales .............................   $186,099      $1,761         $13,860         $   0

Restaurant operating expenses:
 Cost of sales ...............................     60,048         561           4,408            --
 Restaurant labor and related costs  .........     46,114         488           3,621            --
 Depreciation and amortization ...............      6,712          62             200           372 (3)
 Occupancy and other operating expenses  .....     51,330         424           4,305          (524)(4)
                                                                                                (56)(5)
                                               -----------  -------------  -------------  -----------
  Total restaurant operating expenses  .......    164,204       1,535          12,534          (208)
                                               -----------  -------------  -------------  -----------
Restaurant contribution ......................     21,895         226           1,326           208
General and administrative expenses  .........      7,609         114 (6)         733 (6)      (426)(7)
                                                                                                 35 (8)
                                               -----------  -------------  -------------  -----------
  Operating income ...........................     14,286         112 (9)         593 (9)       599
Other income (expense):
 Interest expense ............................    (10,981)         --              --          (301)(10)
 Amortization of deferred costs ..............       (869)         --              --          (164)(12)
 Other income (expense), net .................        (91)         --              --            --
 Other income (expense), net .................     (3,064)         --              --            --
                                               -----------  -------------  -------------  -----------
  Total other income (expense) ...............    (15,005)         --              --          (465)
                                               -----------  -------------  -------------  -----------
Income before provision for income taxes  ....       (719)        112 (9)         593 (9)       134
Provision for income taxes(6) ................       (262)         --              --           344 (14)
                                               -----------  -------------  -------------  -----------
Net income ...................................   $   (457)     $  112 (9)     $   593 (9)     $(210)
                                               ===========  =============  =============  ===========
Preferred stock dividends ....................
Weighted average number of shares outstanding
 (in thousands) (20) .........................        863
Net income per common share (21) .............   $  (1.05)
EBITDA .......................................   $ 21,372 (18)
Adjusted EBITDA(19) ..........................






                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                           ADJUSTMENTS
                                                          -----------
                                                PRO FORMA                PRO FORMA
                                                SUBTOTAL    OFFERINGS   AS ADJUSTED
                                               ---------  -----------  ------------

Restaurant sales .............................  $201,720      $   0       $201,720

Restaurant operating expenses:
 Cost of sales ...............................    65,017         --         65,017
 Restaurant labor and related costs  .........    50,223         --         50,223
 Depreciation and amortization ...............     7,346         --          7,346
 Occupancy and other operating expenses  .....    55,479         --         55,479
                                               ---------  -----------  ------------
  Total restaurant operating expenses  .......   178,065         --        178,065
                                               ---------  -----------  ------------
Restaurant contribution ......................    23,655         --         23,655
General and administrative expenses  .........     8,065         --          8,065
                                               ---------  -----------  ------------
  Operating income ...........................    15,590         --         15,590
Other income (expense):
 Interest expense ............................   (11,282)      (309)(11)   (11,591)
 Amortization of deferred costs ..............    (1,033)       489 (13)      (544)
 Other income (expense), net .................       (91)        --            (91)
 Other income (expense), net .................    (3,064)        --         (3,064)
                                               ---------  -----------  ------------
  Total other income (expense) ...............   (15,470)       180        (15,290)
                                               ---------  -----------  ------------
Income before provision for income taxes  ....       120        180            300
Provision for income taxes(6) ................        82         73 (15)       155
                                               ---------  -----------  ------------
Net income ...................................  $     38      $ 107       $    145 (16)(17)
                                               =========  ===========  ============
Preferred stock dividends ....................                            $  4,350
Weighted average number of shares outstanding
 (in thousands) (20) .........................                                 893
Net income per common share (21) .............                            $  (4.70)
EBITDA .......................................                            $ 23,310 (18)
Adjusted EBITDA(19) ..........................                            $ 25,183 (19)

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

   The Pro Forma Consolidated Statements of Operations of the Company for fiscal 1995, for the nine months ended October 2, 1995 and September 30, 1996 and for the twelve months ended September 30, 1996 gives effect to (i) the Offerings and the application of the net proceeds therefrom and
(ii) the acquisition of each of the 54 Burger King restaurants acquired by the Company subsequent to January 1, 1995, as if each had occurred on January 1, 1995.

   (1) Reflects restaurant contribution and the unaudited estimates of general and administrative expenses for the restaurants acquired in the 1995 Acquisitions for the period prior to their respective acquisition by the Company, during which period such acquired restaurants were operated by their prior owners. See the Historical Schedules of Restaurant Contribution and the footnotes thereto included elsewhere in this Prospectus. The "1995 Acquisitions" consist of the September 12, 1995 asset purchase of five restaurants in Colorado; the October 24, 1995 asset purchase of two restaurants in Illinois; and the November 21, 1995 stock purchase of nine restaurants in Tennessee and two in Georgia. Restaurant contribution for acquired restaurants subsequent to their acquisition is included under "Actual" for fiscal 1995.

   (2) Reflects restaurant contribution and the unaudited estimates of general and administrative expenses for the restaurants acquired in the 1996 Acquisitions for the period prior to their respective acquisition by the Company, during which period such acquired restaurants were operated by their prior owners. See the Historical Schedules of Restaurant Contribution and the footnotes thereto included elsewhere in this Prospectus. The "1996 Acquisitions" consist of two asset purchases as of February 7, 1996: (i) the acquisition of seven restaurants in Kentucky, three in Ohio and two in Indiana, and (ii) the acquisition of 21 restaurants in Virginia and three in North Carolina. Restaurant contribution for acquired restaurants subsequent to their acquisition is included under "Actual" for the nine months ended September 30, 1996.

   (3) Reflects an increase in depreciation and amortization expense arising from the Company's increased basis in acquired tangible restaurant assets (restaurant equipment, signs and decor) and intangible assets (franchise agreements and goodwill). For fiscal 1995, the $1,355 adjustment for the 1995 and 1996 Acquisitions consists of $141 and $1,214 pertaining to the 1995 Acquisitions and the 1996 Acquisitions, respectively. For the nine months ended October 2, 1995, the $1,111 adjustment for the 1995 and 1996 Acquisitions consists of $152 and $959 pertaining to the 1995 Acquisitions and 1996 Acquisitions, respectively. For the twelve months ended September 30, 1996, the $372 adjustment of the 1995 and 1996 Acquisitions consists of ($8) and $380 pertaining to the 1995 Acquisitions and 1996 Acquisitions, respectively.

   (4) Reflects a decrease in occupancy and other operating expenses resulting from a decrease in equipment rental expense relating to the purchase of certain restaurant equipment previously leased in the 1996 Acquisitions. For fiscal 1995, the full amount of the $1,500 decrease for the 1995 and 1996 Acquisitions pertains to the 1996 Acquisitions. For the nine months ended October 2, 1995, the full amount of the $1,125 decrease of the 1995 and 1996 Acquisitions pertains to the 1996 Acquisitions. For the twelve months ended September 30, 1996, the $524 decrease for the 1995 and 1996 Acquisitions pertains to the 1996 Acquisitions, respectively.

   (5) Reflects an overall decrease in occupancy and other operating expenses resulting from a decrease in rental expense reflecting more favorable leasing terms negotiated by the Company in connection with the acquisition of certain restaurants. For fiscal 1995, the $247 adjustment for the 1995 and 1996 Acquisitions consists of a $44 increase and $291 decrease in rental expense pertaining to the 1995 Acquisitions and the 1996 Acquisitions, respectively. For the nine months ended October 30, 1995, the $187 adjustment of the 1995 and 1996 Acquisitions consists of a $25 increase and $212 decrease fin rental expense pertaining to the 1995 Acquisitions and 1996 Acquisitions, respectively. For the twelve months ended September 30, 1996, the $56 adjustment for the 1995 and 1996 Acquisitions consists of a $13 increase and $69 decrease in rental expense pertaining to the 1995 Acquisitions and 1996 Acquisitions, respectively.

   (6) The amounts set forth reflect the Company's estimates of general and administrative expenses of the prior owners of the acquired restaurants, based upon unaudited information provided by the prior owners to the extent that such information was available. See Notes to Historical Schedules of Restaurant Contribution.

   (7) The adjustments to general and administrative expenses reflect cost savings resulting from employee terminations and other consequences of the acquisition of Burger King restaurants by the Company, net of additional costs incurred by the Company to operate the acquired restaurants. For fiscal 1995, the $1,324 decrease for the 1995 and 1996 Acquisitions consists of $375 and $949 for the 1995 Acquisitions and 1996 Acquisitions, respectively. For the nine months ended October 2, 1995, the $1,030 decrease for the 1995 and 1996 Acquisitions consists of $319 and $711 for the 1995 Acquisitions and



        1996 Acquisitions, respectively. For the twelve months ended September 30, 1996, the $426 decrease for the 1995 and 1996 Acquisitions consists of $84 and $342 for the 1995 Acquisitions and 1996 Acquisitions, respectivley.

   (8) Reflects an increase in management fees payable under the management consulting agreement (the "TJC Consulting Agreement") with an affiliate of The Jordan Company. For fiscal 1995, the $121 adjustment for the 1995 and 1996 Acquisitions consists of $21 and $100 pertaining to the 1995 Acquisitions and the 1996 Acquisitions, respectively. See "Certain Transactions." For the nine months ended October 2, 1995, the $97 increase for the 1995 and 1996 Acquisitions consists of $18 and $79 for the 1995 Acquisitions and 1996 Acquisitions, respectively. For the twelve months ended September 30, 1996, the $35 increase for the 1995 and 1996 Acquisitions consists of $6 and $29 for the 1995 Acquisitions and 1996 Acquisitions, respectively.

   (9)  Presented for informational and referencing purposes only.

   (10) Reflects an increase in interest expense associated with an aggregate increase in average net borrowings for the 1995 and 1996 Acquisitions (in the case of the fiscal 1995, the nine months ended October 2, 1995 and the twelve months ended September 30, 1996 pro forma income statements) and for the 1996 Acquisitions (in the case of the nine months ended September 30, 1996). For fiscal 1995, the $4,045 adjustment for the 1995 and 1996 Acquisitions consists of $637 and $3,408 pertaining to the 1995 Acquisitions and the 1996 Acquisitions, respectively. For the nine months ended October 2, 1995, the $3,200 adjustment for the 1995 and 1996 Acquisitions consists of $545 and $2,655 for the 1995 Acquisitions and 1996 Acquisitions, respectively. For the twelve months ended September 30, 1996, the $301 adjustment for the 1995 and 1996 Acquisitions consists of $34 and $267 for the 1995 Acquisitions and 1996 Acquisitions, respectively.

   (11) Reflects reduction in interest expense resulting from the application of a portion of the net proceeds of the Offerings to pay or prepay aggregate borrowings.

   (12) Reflects the amortization of deferred financing and organizational costs on a straight line basis over seven and five years, respectively. For fiscal 1995, the $522 adjustment for the 1995 and 1996 Acquisitions consists of $14 and $508 pertaining to the 1995 Acquisitions and the 1996 Acquisitions, respectively. For the nine months ended October 2, 1995, the $397 adjustment for the 1995 and 1996 Acquisitions consists of $11 and $386 pertaining to the 1995 Acquisitions and 1996 Acquisitions, respectively. For the twelve months ended September 30, 1996, the $164 adjustment pertaining to the 1995 and 1996 Acquisitions consists of $3 and $161 for the 1995 Acquisitions and 1996 Acquisitions, respectively.

   (13) Reflects a change in amortization expense relating to the write-off of deferred financing costs associated with the prepayment of the Subordinated Debt and the repayment of the existing Credit Agreement, offset by the amortization expense of the deferred financing costs of the issuance.

   (14) Represents the incremental tax effect of the pro forma adjustments assuming an effective corporate tax rate of 41.0%. For fiscal 1995, the $448 increase relates to $1,093 of incremental income before income taxes comprised of $561 for the 1995 Acquisitions, $3,504 for the 1996 Acquisitions and $(2,972) for the adjustments to restaurant operating expenses, corporate overhead and capital structure arising from the 1995 and 1996 Acquisitions. For the nine months ended October 2, 1995, the $346 adjustment relates to $844 of incremental income before income taxes comprised of $449 and $2,858 of incremental income for the 1995 Acquisitions and 1996 Acquisitions, respectively, and ($2,463) for the adjustments to restaurant operating expenses, corporate overhead and capital structure arising from the 1995 and 1996 Acquisitions, respectively. For the nine months ended September 30, 1996, the $242 adjustment relates to $590 of incremental loss/income before income taxes comprised of $53 for the 1996 Acquisitions and $643 for the adjustments to restaurant operating expenses, corporate overhead and capital structure arising for the 1996 Acquisitions. For the twelve months ended September 30, 1996, the $344 adjustment relates to $839 of incremental income before income taxes comprised of $112 and $593 for the 1995 Acquisitions and 1996 Acquisitions, respectively, and $134 for the adjustments to restaurant operating expenses, corporate overhead and capital structure arising from the 1995 and 1996 Acquisitions, respectively.

   (15) Represents the incremental tax effect of the Offerings pro forma adjustments assuming an effective corporate tax rate of 41.0%.

   (16) Does not reflect anticipated future increases in salary expenses under the Company's employment agreements with its executive officers. See "Management--Employment Agreements."

   (17) The pro forma income statements do not give effect to an extraordinary pre-tax charge which the Company expects to incur immediately following the close of the Offerings. If such pre-tax charge were taken at the beginning of fiscal 1995, such charge would have been approximately $10,015 (approximately $5,909 on an after-tax basis), consisting of (i) an approximate $6,565 (approximately $3,873 on an after-tax basis) write-off of deferred financing costs related to the repayment of the Subordinated Debt and indebtedness under the Credit Agreement and (ii) a write-off related to a prepayment penalty to a related party of approximately $3,450 ($2,036 net of applicable taxes) incurred in connection with the prepayment of the Senior Subordinated Notes. See "Certain Transactions--Subordinated Debtholders."

    (18)EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. In addition, management believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related notes to the Consolidated Financial Statements thereto included herein.

   (19) Adjusted EBITDA, on a pro forma basis, represents EBITDA plus management and director's fees and certain non-recurring items. For a description of management and director's fees, see "Certain Transactions--The Jordan Company." The certain non-recurring items, consist of:

                                                                              PRO FORMA
                                                      --------------------------------------------------------
                                                                       NINE MONTHS ENDED
                                                                -----------------------------    TWELVE MONTHS
                                                        FISCAL    OCTOBER 2,    SEPTEMBER 30,   ENDED SEPTEMBER
                                                         1995        1995           1996           30, 1996
                                                      --------  ------------  ---------------  ---------------
                                                                        (DOLLARS IN THOUSANDS)
Change in estimate of disputed invoices .............    $(60)      $(110)          $144            $  194
Excessive insurance premiums and long distance costs      420         314            377               483
Headcount reduction due to consolidated territories       396         243            393               546
                                                      --------  ------------  ---------------  ---------------
Total addition to EBITDA ............................    $756       $ 447           $914            $1,223
                                                      ========  ============  ===============  ===============

     Adjusted EBITDA is included because the Cash Flow Coverage Ratio, when calculated on a Pro Forma Basis (each as defined in the Indenture and the Exchange Debenture Indenture), is calculated on a similar basis. Adjusted EBITDA may not be comparable to EBITDA measures reported by other companies.


   (20) For all periods reflected in the pro forma financial statements, the Company had 893,290 shares of Common Stock outstanding, and had outstanding options and warrants exercisable for 106,700 shares of Common Stock. The weighted average number of shares outstanding assumes the following changes to the historical number of shares outstanding: (i) the 863.281-for-1 stock split of Common Stock pursuant to the Recapitalization, (ii) for the pro forma period only, the issuance of 30,000 shares of Common Stock in the Units Offering in connection with consummation of the Offerings and (iii) for all periods in which there is positive earnings available for the holders of Common Stock, the conversion of immediately exercisable warrants and options to purchase 106,700 shares of Common Stock.


   (21) Net income per share was computed by deducting in all periods dividends payable to the holders of Original Preferred Stock and deducting in the pro forma periods dividends payable to the holders of Senior Preferred Stock and using the weighted average number of shares of Common Stock outstanding.

                     PRO FORMA CONSOLIDATED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1996


                                                     OFFERINGS    PRO FORMA, AS
                                         ACTUAL     ADJUSTMENTS     ADJUSTED
                                      ----------  -------------  -------------
                                                (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents ...........   $  2,705     $  2,350(1)    $  5,055
Accounts receivable .................        665           --            665
Inventory ...........................      1,774           --          1,774
Prepaid expenses ....................      1,456           --          1,456
                                      ----------  -------------  -------------
  Total current assets ..............      6,600        2,350          8,950
PROPERTY AND EQUIPMENT ..............     35,733           --         35,733
GOODWILL ............................     96,141           --         96,141
OTHER ASSETS:
Deferred financing costs ............      5,147         (320)(2)      4,827
Deferred organization costs .........        185           --            185
Development costs ...................        366           --            366
Franchise agreements ................      4,309           --          4,309
Deferred income taxes ...............         --        2,696 (3)      2,696
                                      ----------  -------------  -------------
  Total other assets ................     10,007        2,376         12,383
                                      ----------  -------------  -------------
TOTAL ASSETS ........................   $148,481     $  4,726       $153,207
                                      ==========  =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued
 expenses ...........................   $  8,016     $              $  8,016
Accrued payroll .....................      2,909           --          2,909
Accrued sales tax payable ...........        822           --            822
Accrued interest payable ............      1,477           --          1,477
Current portion of long-term debt  ..      6,712       (6,200)(4)        512
Current portion of capital leases  ..        109           --            109
                                      ----------  -------------  -------------
  Total current liabilities .........     20,045       (6,200)        13,845
LONG-TERM DEBT--Less current
 portion ............................    119,453      (11,550)(5)    107,903
OBLIGATIONS UNDER
CAPITAL LEASE .......................         89           --             89
DEFERRED INCOME TAXES ...............        789         (789)(3)         --
                                      ----------  -------------  -------------
TOTAL LIABILITIES ...................    140,376      (18,539)       121,837
                                      ----------  -------------  -------------
SENIOR EXCHANGEABLE PREFERRED STOCK           --       28,358 (6)     28,358
STOCKHOLDERS' EQUITY
Capital stock and additional paid-in
 capital ............................      7,600(7)        -- (8)      7,600(9)
Retained earnings ...................        505       (5,093) (10)   (4,588)
                                      ----------  -------------  -------------
  Total stockholders' equity  .......      8,105       (5,093)         3,012
                                      ----------  -------------  -------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY ..............................   $148,481     $  4,726       $153,207
                                      ==========  =============  =============

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

   The Pro Forma Consolidated Balance Sheet of the Company as of September 30, 1996 gives effect to the consummation of the Offerings and the application of the net proceeds therefrom, as if each such transaction had occurred on September 30, 1996.

   (1) Reflects the gross increase in cash relating to the issuance of Senior Notes and Preferred Stock. See "Use of Proceeds."

   (2) Reflects an increase in deferred financing costs relating to the issuance of the Senior Notes which is partially offset by a decrease in financing costs pertaining to the Subordinated Debt and the Credit Agreement. See Note 7.

   (3) Reflects the net income tax benefit to be received upon the write-off of deferred financing costs and a prepayment penalty paid in connection with the prepayment of Subordinated Debt. See Note 7.

   (4)  Reflects the prepayment of indebtedness under the Credit Agreement.

   (5) Reflects the prepayment of the Subordinated Debt and indebtedness under the Credit Agreement which is partially offset by the issuance of $100,000 of Senior Notes.

   (6) Reflects the issuance of $30,000 of Senior Exchangeable Preferred Stock which is partially offset by issuance costs.


   (7) As of September 30, 1996, the Company had 863,290 shares of Common Stock outstanding.

   (8) In connection with the Unit Offering, the Company is issuing 30,000 shares of Common Stock.

   (9) Due to rounding, the impact of (i) the issuance of 30,000 shares of Common Stock in the Units Offering and (ii) the cancellation of warrants held by PMI and exercisable for 61,914 shares of Common Stock do not appear to impact stockholders' equity.


   (10) Reflects an extraordinary pre-tax charge which the Company expects to incur immediately following the close of the Offerings. If such pre-tax charge were taken at the end of the third quarter ended September 30, 1996, such charge would have been approximately $8,501 (approximately $5,016 on an after-tax basis), consisting of (i) an approximate $5,051 (approximately $2,980 on an after-tax basis) write-off of deferred financing costs related to the repayment of the Subordinated Debt and indebtedness under the Credit Agreement and
        (ii) a write-off related to a prepayment penalty to a related party of approximately $3,450 (approximately $2,036 on an after-tax basis) in connection with the prepayment of the Senior Subordinated Notes. See "Certain Transactions--Subordinated Debtholders."

                               AMERIKING, INC.
                     (formerly named NRE Holdings, Inc.)
                Index to the Consolidated Financial Statements

                                                                                               PAGE
                                                                                            --------
Independent Auditors' Report ..............................................................    F-2
Consolidated Balance Sheets as of September 30, 1996 (unaudited), January 1, 1996 and
 December 31, 1994 ........................................................................    F-3
Consolidated Statements of Operations for the period January 1, 1995 to January 1, 1996
 and the period August 17, 1994 (date of incorporation) to December 31, 1994  .............    F-4
Consolidated Statements of Operations for the period January 2, 1996 to September 30, 1996
 and the period January 1, 1995 to October 2, 1995 (unaudited) ............................    F-5
Consolidated Statements of Stockholders' Equity for the period January 2, 1996 to
 September 30, 1996 (unaudited), the period January 1, 1995 to January 1, 1996 and the
 period August 17, 1994 (date of incorporation) to December 31, 1994 ......................    F-6
Consolidated Statements of Cash Flows for the period January 1, 1995 to January 1, 1996
 and the period August 17, 1994 (date of incorporation) to December 31, 1994  .............    F-7
Consolidated Statements of Cash Flows for the period January 2, 1996 to September 30, 1996
 and the period January 1, 1995 to October 2, 1995 (unaudited) ............................    F-8
Notes to Consolidated Financial Statements ................................................    F-9

         INDEX TO THE HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION

INITIAL ACQUISITIONS
Independent Auditors' Report ................................................................    F-19
Historical Schedules of Restaurant Contribution for the BKC Restaurants, Jaro restaurants
 and Osborn restaurants for the period January 1, 1994 through September 1, 1994  ...........    F-20
Historical Schedules of Restaurant Contribution for the BKC Restaurants, Jaro restaurants
 and Osborn restaurants for the year ended December 31, 1993 ................................    F-21
Notes to the Historical Schedules of Restaurant Contribution ................................    F-22
ACQUISITIONS
Independent Auditors' Report ................................................................    F-23
Historical Schedules of Restaurant Contribution for Curtis James Investments, Inc., and C&N
 Dining, Inc. for the period January 1, 1996 through the date of acquisition  ...............    F-24
Historical Schedules of Restaurant Contribution for DMW, Inc., BKC, QSC, Inc. and Ro-Lank,
 Inc., Curtis James Investments, Inc., and C&N Dining, Inc. for the year ended December 31,
 1995 or the period January 1, 1995 through date of acquisition .............................    F-25
Historical Schedules of Restaurant Contribution for Friedman, QSC, Inc. and Ro-Lank, Inc.,
 Curtis James Investments, Inc., and C&N Dining, Inc. for the year ended December 31, 1994
 or the period January 1, 1994 through date of acquisition ..................................    F-26
Historical Schedules of Restaurant Contribution for Friedman, QSC, Inc. and Ro-Lank, Inc.,
 Curtis James Investments, Inc., and C&N Dining, Inc. for the year ended December 31, 1993  .    F-27
Notes to the Historical Schedules of Restaurant Contribution ................................    F-28


                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
AmeriKing, Inc.
Westchester, Illinois

   We have audited the accompanying consolidated balance sheets of AmeriKing, Inc. (formerly NRE Holdings, Inc.) and subsidiary as of January 1, 1996 and December 31, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the period January 1, 1995 to January 1, 1996 and the period August 17, 1994 (date of incorporation) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AmeriKing, Inc. and subsidiary as of January 1, 1996 and December 31, 1994, and the results of their operations and their cash flows for the period January 1, 1995 to January 1, 1996 and the period August 17, 1994 (date of incorporation) to December 31, 1994 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
March 12, 1996
Chicago, Illinois

                        AMERIKING, INC. AND SUBSIDIARY
                         CONSOLIDATED BALANCE SHEETS
    SEPTEMBER 30, 1996 (UNAUDITED), JANUARY 1, 1996 AND DECEMBER 31, 1994

                                                  SEPTEMBER 30,     JANUARY 1,     DECEMBER 31,
                                                      1996             1996            1994
                                                ---------------  --------------  --------------
                                                   (UNAUDITED)
                     ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ....................   $  2,705,000     $  1,887,000    $  7,650,000
 Accounts receivable ..........................        665,000        1,118,000         134,000
 Inventory ....................................      1,774,000        1,009,000       1,001,000
 Prepaid expenses .............................      1,456,000        1,218,000         775,000
                                                ---------------  --------------  --------------
  Total current assets ........................      6,600,000        5,232,000       9,560,000
PROPERTY AND EQUIPMENT ........................     35,733,000       28,457,000      23,471,000
GOODWILL ......................................     96,141,000       66,847,000      61,739,000
OTHER ASSETS:
 Deferred financing costs .....................      5,147,000        3,096,000       3,509,000
 Deferred organization costs ..................        185,000          220,000         272,000
 Development costs ............................        366,000
 Franchise agreements .........................      4,309,000        3,384,000       3,239,000
                                                ---------------  --------------  --------------
  Total other assets ..........................     10,007,000        6,700,000       7,020,000
                                                ---------------  --------------  --------------
TOTAL .........................................   $148,481,000     $107,236,000    $101,790,000
                                                ===============  ==============  ==============

     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and other accrued expenses  .   $  8,016,000     $  5,399,000    $  6,037,000
 Accrued payroll ..............................      2,909,000          802,000       1,193,000
 Accrued sales tax payable ....................        822,000        1,047,000         924,000
 Accrued interest payable .....................      1,477,000          346,000       1,041,000
 Current portion of long-term debt (Note 5)  ..      6,712,000       10,741,000       3,450,000
 Current portion of capital leases (Note 6)  ..        109,000           99,000
                                                ---------------  --------------  --------------
  Total current liabilities ...................     20,045,000       18,434,000      12,645,000
LONG-TERM DEBT -- Less current portion (Note 5)     88,453,000       63,094,000      65,050,000
LONG-TERM DEBT -- Related Parties (Note 5)  ...     31,000,000       16,000,000      16,000,000
OTHER LONG-TERM LIABILITIES (Note 6)  .........         89,000          176,000
DEFERRED INCOME TAXES .........................        789,000          789,000         254,000
STOCKHOLDERS' EQUITY:
 Preferred stock ..............................             75               75              75
 Common stock .................................             10               10              10
 Additional paid-in capital ...................      7,599,915        7,599,915       7,599,915
 Retained earnings ............................        505,000        1,143,000         241,000
                                                ---------------  --------------  --------------
  Total stockholders' equity ..................      8,105,000        8,743,000       7,841,000
                                                ---------------  --------------  --------------
TOTAL .........................................   $148,481,000     $107,236,000    $101,790,000
                                                ===============  ==============  ==============

               See notes to consolidated financial statements.

                        AMERIKING, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
   THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994


                                                   JANUARY 1,                    AUGUST 17,
                                                    1995 TO                       1994 TO
                                                   JANUARY 1,     PERCENTAGE    DECEMBER 31,    PERCENTAGE
                                                      1996         OF SALES         1994         OF SALES
                                                --------------  ------------  --------------  ------------
RESTAURANT SALES ..............................   $139,572,000      100.0%      $33,931,000       100.0%
RESTAURANT OPERATING EXPENSES:
 Cost of sales ................................     44,798,000       32.1        10,807,000        31.8
 Restaurant labor and related costs ...........     34,526,000       24.7         8,647,000        25.5
 Occupancy ....................................     15,454,000       11.1         3,768,000        11.1
 Depreciation and amortization of goodwill and
  franchise agreements ........................      4,927,000        3.6         1,193,000         3.5
 Advertising ..................................      6,330,000        4.5         1,449,000         4.3
 Royalties ....................................      4,788,000        3.4         1,162,000         3.4
 Other operating expenses .....................     12,358,000        8.9         2,850,000         8.4
                                                --------------  ------------  --------------  ------------
   Total restaurant operating expenses  .......    123,181,000       88.3        29,876,000        88.0
                                                --------------  ------------  --------------  ------------
RESTAURANT CONTRIBUTION .......................     16,391,000       11.7         4,055,000        12.0
GENERAL AND ADMINISTRATIVE
 EXPENSES .....................................      5,176,000        3.7         1,227,000         3.6
OTHER OPERATING EXPENSES:
 Depreciation expense -office .................        199,000        0.1            15,000         0.1
 Management and directors' fees ...............        529,000        0.4           132,000         0.4
                                                --------------  ------------  --------------  ------------
   Operating income ...........................     10,487,000        7.5         2,681,000         7.9
OTHER INCOME (EXPENSE):
 Interest expense .............................     (6,296,000)      (4.4)       (1,256,000)       (3.7)
 Interest expense -related party ..............     (2,027,000)      (1.5)         (669,000)       (2.0)
 Amortization of deferred costs ...............       (511,000)      (0.4)         (104,000)       (0.3)
 Other income .................................        209,000        0.1            16,000         0.1
 Other expense ................................       (135,000)      (0.1)         (236,000)       (0.7)
                                                --------------  ------------  --------------  ------------
   Total other expense ........................     (8,760,000)      (6.3)       (2,249,000)       (6.6)
                                                --------------  ------------  --------------  ------------
INCOME BEFORE PROVISION FOR INCOME TAXES  .....      1,727,000        1.2           432,000         1.3
PROVISION FOR INCOME TAXES ....................        825,000        0.6           191,000         0.6
                                                --------------  ------------  --------------  ------------
NET INCOME ....................................   $    902,000        0.6%      $   241,000         0.7%
                                                ==============  ============  ==============  ============
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING          969,990                      969,990
NET INCOME PER SHARE ..........................   $       0.47                  $      0.12


               See notes to consolidated financial statements.

                        AMERIKING, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE PERIOD JANUARY 2, 1996 TO SEPTEMBER 30, 1996 AND
          THE PERIOD JANUARY 1, 1995 TO OCTOBER 2, 1995 (UNAUDITED)


                                                    JANUARY 2                     JANUARY 1,
                                                     1996 TO                       1995 TO
                                                  SEPTEMBER 30,    PERCENTAGE     OCTOBER 2,     PERCENTAGE
                                                      1996          OF SALES         1995         OF SALES
                                                ---------------  ------------  --------------  ------------
                                                   (UNAUDITED)                   (UNAUDITED)
RESTAURANT SALES ..............................   $149,973,000         100%      $103,446,000        100%
RESTAURANT OPERATING EXPENSES:
 Cost of sales ................................     48,476,000        32.3         33,226,000       32.1
 Restaurant labor and related costs ...........     37,406,000        24.9         25,818,000       25.0
 Occupancy ....................................     15,938,000        10.7         11,440,000       11.1
 Depreciation and amortization of goodwill and
  franchise agreements ........................      5,431,000         3.6          3,646,000        3.5
 Advertising ..................................      7,219,000         4.8          4,416,000        4.3
 Royalties ....................................      5,126,000         3.4          3,561,000        3.4
 Other operating expenses .....................     12,767,000         8.6          9,233,000        8.9
                                                ---------------  ------------  --------------  ------------
   Total restaurant operating expenses  .......    132,363,000        88.3         91,340,000       88.3
                                                ---------------  ------------  --------------  ------------
RESTAURANT CONTRIBUTION .......................     17,610,000        11.7         12,106,000       11.7
GENERAL AND ADMINISTRATIVE
 EXPENSES .....................................      5,108,000         3.4          3,664,000        3.5
OTHER OPERATING EXPENSES:
 Depreciation expense -office .................        322,000         0.2            147,000        0.1
 Management and directors' fees ...............        477,000         0.3            391,000        0.4
                                                ---------------  ------------  --------------  ------------
   Operating income ...........................     11,703,000         7.8          7,904,000        7.6
OTHER INCOME (EXPENSE):
 Interest expense .............................     (6,148,000)       (4.1)        (4,702,000)      (4.5)
 Interest expense -related party ..............     (2,732,000)       (1.8)        (1,520,000)      (1.5)
 Amortization of deferred costs ...............       (736,000)       (0.5)          (378,000)      (0.4)
 Other income .................................                                       180,000        0.2
 Other expense ................................     (3,151,000)       (2.1)          (102,000)      (0.1)
                                                ---------------  ------------  --------------  ------------
   Total other expense ........................    (12,767,000)       (8.5)        (6,522,000)       6.3
                                                ---------------  ------------  --------------  ------------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
 TAXES ........................................     (1,064,000)       (0.7)         1,382,000        1.3
PROVISION (BENEFIT) FOR INCOME TAXES  .........       (426,000)       (0.3)           661,000       (0.6)
                                                ---------------  ------------  --------------  ------------
NET INCOME (LOSS) .............................   $   (638,000)       (0.4)%     $    721,000        0.7%
                                                ===============  ============  ==============  ============
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING          863,290                        969,990
NET INCOME PER SHARE ..........................   $      (1.13)                  $       0.40


               See notes to consolidated financial statements.

                        AMERIKING, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
 THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994; AND
       FOR THE PERIOD JANUARY 2, 1996 TO SEPTEMBER 30, 1996 (UNAUDITED)

                                                       ADDITIONAL
                                PREFERRED    COMMON     PAID-IN      RETAINED
                                  STOCK      STOCK      CAPITAL      EARNINGS       TOTAL
                              -----------  --------  ------------  -----------  ------------
INITIAL ISSUANCE OF STOCK  ..      $56        $10      $5,699,934                 $5,700,000
 Issuance of preferred stock        19                  1,899,981                  1,900,000
 Net income .................                                       $  241,000       241,000
                              -----------  --------  ------------  -----------  ------------
BALANCE -- December 31, 1994        75         10       7,599,915      241,000     7,841,000
 Net income .................                                          902,000       902,000
                              -----------  --------  ------------  -----------  ------------
BALANCE -- January 1, 1996  .       75         10       7,599,915    1,143,000     8,743,000
 Net loss (unaudited) .......                                         (638,000)     (638,000)
                              -----------  --------  ------------  -----------  ------------
BALANCE -- September 30,
 1996 (unaudited) ...........      $75        $10      $7,599,915   $  505,000    $8,105,000
                              ===========  ========  ============  ===========  ============

See notes to consolidated financial statements.

                        AMERIKING, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
   THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994

                                                              JANUARY 1, 1995   AUGUST 17, 1994
                                                                    TO                TO
                                                              JANUARY 1, 1996  DECEMBER 31, 1994
                                                             ---------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ................................................   $    902,000      $    241,000
 Adjustments to reconcile net income to net cash flows from
  operating activities:
  Depreciation and amortization ............................      5,637,000         1,311,000
  Deferred income taxes ....................................        535,000           171,000
  Unrealized loss on property and equipment ................        135,000
  Changes in:
   Accounts receivable .....................................       (984,000)         (134,000)
   Inventory ...............................................         (8,000)       (1,001,000)
   Prepaid expenses ........................................       (443,000)         (775,000)
   Accounts payable and accrued expenses ...................     (1,601,000)        7,845,000
                                                             ---------------  -----------------
    Net cash flows from operating activities ...............      4,173,000         7,658,000
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of restaurant franchise agreements, equipment and
  goodwill .................................................    (11,305,000)      (81,671,000)
 Cash paid for organization costs ..........................         (6,000)         (290,000)
 Cash paid for franchise agreements ........................        (60,000)
 Cash paid for property and equipment ......................     (3,721,000)         (597,000)
                                                             ---------------  -----------------
    Net cash flows from investing activities ...............    (15,092,000)      (82,558,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of preferred stock ...............................                        5,900,000
 Issuance of common stock ..................................                           71,000
 Proceeds from short-term debt .............................      6,920,000
 Proceeds from long-term debt ..............................      1,865,000        68,500,000
 Proceeds from subordinated debt -related party  ...........                       11,600,000
 Cash paid for financing costs .............................       (135,000)       (3,521,000)
 Advances under line of credit .............................      2,000,000         3,500,000
 Payments on line of credit ................................     (2,000,000)       (3,500,000)
 Payments on long-term debt ................................     (3,450,000)
 Payments on capital leases ................................        (44,000)
                                                             ---------------  -----------------
    Net cash flows from financing activities ...............      5,156,000        82,550,000
                                                             ---------------  -----------------
NET CHANGE IN CASH AND CASH EQUIVALENTS ....................     (5,763,000)        7,650,000
CASH AND CASH EQUIVALENTS -- Beginning of period  ..........      7,650,000
                                                             ---------------  -----------------
CASH AND CASH EQUIVALENTS -- End of period .................   $  1,887,000      $  7,650,000
                                                             ===============  =================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for interest ..................   $  9,018,000      $    884,000
                                                             ===============  =================
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES:
 On September 1, 1994, in connection with the purchase of
  restaurant franchises from certain members of the
  Company's management, the Company issued the following
  noncash  consideration:
  Preferred stock (including additional paid-in capital)  ..                     $  1,600,000
  Common stock (including additional paid-in capital)  .....                           29,000
  Subordinated debt -related party .........................                        4,400,000
 New capital leases ........................................   $    319,000
                                                             ---------------  -----------------
TOTAL ......................................................   $    319,000      $  6,029,000
                                                             ===============  =================
On September 1, 1994, in connection with the purchase of
 restaurant franchises from Burger King Corporation, the
 Company received a purchase price allowance for deferred
 maintenance which was recorded as other accrued expenses  .                     $  1,350,000
                                                                              =================

               See notes to consolidated financial statements.

                        AMERIKING, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE PERIOD JANUARY 2, 1996 TO SEPTEMBER 30, 1996 AND
          THE PERIOD JANUARY 1, 1995 TO OCTOBER 2, 1995 (UNAUDITED)

                                                                JANUARY 2, 1996    JANUARY 1, 1995
                                                                       TO                TO
                                                               SEPTEMBER 30, 1996  OCTOBER 2, 1995
                                                                  (UNAUDITED)        (UNAUDITED)
                                                              ------------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ..........................................     $   (638,000)      $   721,000
 Adjustments to reconcile net income (loss) to net cash
 flows  from operating activities:
  Depreciation and amortization .............................        6,489,000         4,171,000
  Changes in:
   Accounts receivable ......................................          453,000          (616,000)
   Inventory ................................................         (765,000)           85,000
   Prepaid expenses .........................................         (238,000)          (62,000)
   Accounts payable and accrued expenses ....................        5,630,000        (1,401,000)
                                                              ------------------  ---------------
    Net cash flows from operating activities ................       10,931,000         2,898,000
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of restaurant franchise agreements, equipment and
  goodwill ..................................................      (39,415,000)       (2,626,000)
 Cash paid for franchise agreements .........................         (300,000)
 Cash paid for property and equipment .......................       (4,725,000)       (2,768,000)
 Proceeds from disposal of property and equipment  ..........          817,000
                                                              ------------------  ---------------
    Net cash flows from investing activities ................      (43,623,000)       (5,394,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt ...............................       91,900,000
 Proceeds from subordinated debt ............................       15,000,000
 Cash paid for financing costs ..............................       (2,743,000)
 Advances under line of credit ..............................        5,000,000
 Payments on line of credit .................................       (2,500,000)
 Payments on long-term debt .................................      (73,070,000)       (2,587,000)
 Payments on capital leases .................................          (77,000)          (38,000)
                                                              ------------------  ---------------
    Net cash flows from financing activities ................       33,510,000        (2,625,000)
                                                              ------------------  ---------------
NET CHANGE IN CASH AND CASH EQUIVALENTS .....................          818,000        (5,121,000)
CASH AND CASH EQUIVALENTS -- Beginning of period  ...........        1,887,000         7,650,000
                                                              ------------------  ---------------
CASH AND CASH EQUIVALENTS -- End of period ..................     $  2,705,000       $ 2,529,000
                                                              ==================  ===============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for interest ...................     $  7,749,000       $ 6,049,000
                                                              ==================  ===============
 New capital leases .........................................                            319,000
                                                              ==================  ===============

               See notes to consolidated financial statements.

                        AMERIKING, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
 THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994; AND
                                FOR THE PERIOD
   JANUARY 2, 1996 TO SEPTEMBER 30, 1996 AND THE PERIOD JANUARY 1, 1995 TO
                         OCTOBER 2, 1995 (UNAUDITED)

1. DESCRIPTION OF BUSINESS

   AmeriKing, Inc. (formerly NRE Holdings, Inc.) ("AmeriKing") and its wholly owned subsidiary, National Restaurant Enterprises, Inc. d/b/a/ AmeriKing Corporation ("Enterprises") (consolidated, the "Company"), were formed on August 17, 1994 to acquire and operate Burger King restaurants in five states (Illinois, Indiana, Colorado, Texas and Wisconsin) and to grow through the development or acquisition of additional Burger King restaurants in these and other states.

   Effective September 2, 1994, the Company acquired 68 Burger King restaurants located in the Chicago metropolitan area from Burger King Corporation ("BKC") for $41,500,000 in cash, and 14 restaurants in Colorado and Texas from certain members of the Company's current management for $6,029,000 of subordinated debt and preferred and common stock in the Company and $1,975,000 in cash, (collectively the "Initial Acquisitions"). Effective December 1, 1994, Enterprises acquired 39 Burger King restaurants from a third-party franchisee in Chicago for $37,000,000 in cash.

   During 1995, the Company purchased 18 restaurants in Colorado, Illinois, Tennessee and Georgia for $10,769,000 in cash and opened one restaurant located in Texas (the "1995 Acquisitions"). As a result of these acquisitions and developments, the Company is one of the largest independent Burger King franchisees in the United States, operating 140 restaurants at January 1, 1996.

   ORGANIZATIONAL STRUCTURE -- Enterprises is a wholly owned subsidiary of AmeriKing. Enterprises is comprised of the following subsidiaries: AmeriKing Colorado Corporation I, AmeriKing Illinois Corporation I, AmeriKing Tennessee Corporation I, and, subsequent to January 1, 1996 (see Note 10), AmeriKing Cincinnati Corporation I and AmeriKing Virginia Corporation I.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   FISCAL YEAR --In 1995, the Company converted its fiscal year to a 52/53-week fiscal year. Due to this conversion, the 1995 fiscal year ended January 1, 1996 included 366 days of operating activity. The comparative fiscal period ended December 31, 1994 included 136 days with 121 days of operating activity. The period ended September 30, 1996 included 273 days of operating activity while the comparative period ended October 2, 1995 included 275 days of operating activity.

   USE OF ESTIMATES --The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of AmeriKing and its wholly owned subsidiary, Enterprises. All significant intercompany accounts and transactions have been eliminated in consolidation.

   CASH EQUIVALENTS -- The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

   INVENTORIES -- Inventories consist primarily of restaurant food and supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

                        AMERIKING, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
 THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994; AND
                                FOR THE PERIOD
    JANUARY 2, 1996 TO SEPTEMBER 30, 1996 AND THE PERIOD JANUARY 1, 1995 TO
                    OCTOBER 2, 1995 (UNAUDITED) (CONTINUED)

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost. Normal repairs and maintenance cost are expensed as incurred. Depreciation is being recorded using the straight-line method over the following estimated useful lives:

Restaurant equipment and furnishings  ... 5-15 years
Office furniture and equipment ..........  5-9 years
Buildings ...............................   40 years
Leasehold improvement ................... Life of lease

   FRANCHISE AGREEMENTS -- The franchise agreements with BKC require the Company's subsidiaries to pay a franchise fee for each restaurant opened. Amortization is recorded on the straight-line method over the terms of the related franchise agreements. The franchise agreements generally provide for a term of 20 years with renewal options upon expiration. Accumulated amortization as of January 1, 1996 and December 31, 1994 was approximately $309,000 and $60,000, respectively. Accumulated amortization as of September 30, 1996 was approximately $571,000 (unaudited).

   GOODWILL -- Goodwill represents the excess of cost over fair value of the net assets acquired in conjunction with the acquisitions described in Note 1. Goodwill is being amortized over 35 years using the straight-line method. Accumulated amortization as of January 1, 1996 and December 31, 1994 was approximately $2,203,000 and $394,000, respectively. Accumulated amortization as of September 30, 1996 was approximately $4,260,000 (unaudited).

   The Company reviews regularly the operations of its subsidiaries and the potential for impairment of franchise agreements and goodwill.

   DEFERRED COSTS -- Costs associated with the organization of the Company and its subsidiaries have been deferred and are being amortized on a straight-line basis over five years. Costs incurred by the Company in obtaining the financing for the acquisitions have been deferred and are being amortized on a straight-line basis over seven years. Accumulated amortization as of January 1, 1996 and December 31, 1994 was approximately $76,000 and $18,000, respectively, for deferred organization costs and approximately $569,000 and $86,000, respectively, for deferred financing costs. Accumulated amortization as of September 30, 1996 was approximately $121,000 for deferred organization costs and approximately $1,200,000 for deferred financing costs (unaudited).

   RECLASSIFICATIONS -- Certain information in the consolidated financial statements for fiscal 1994 has been reclassified to conform with the current reporting format.

   PRO FORMA OPERATING RESULTS (UNAUDITED) -- The following are the pro forma operating results for the periods ended September 30, 1996, January 1, 1996 and December 31, 1994 as if the acquisitions by the Company described above had occurred on August 17, 1994. The pro forma results give effect to changes in depreciation and amortization resulting from valuing property and franchise agreements at their estimated fair value and recording the excess of purchase price over the net assets acquired (000's omitted):

                                          PERIOD ENDED
                         ---------------------------------------------
                           SEPTEMBER 30,    JANUARY 1,    DECEMBER 31,
                               1996            1996           1994
                         ---------------  ------------  --------------
Net sales ..............     $153,427        $153,971       $37,891
Restaurant contribution        17,896          17,752         4,681

   The pro forma results of operations are not necessarily indicative of the actual operating results that would have occurred had the acquisitions been consummated at the beginning of the respective periods.

                        AMERIKING, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
 THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994; AND
                                FOR THE PERIOD
   JANUARY 2, 1996 TO SEPTEMBER 30, 1996 AND THE PERIOD JANUARY 1, 1995 TO
                    OCTOBER 2, 1995 (UNAUDITED) (CONTINUED)

3. FRANCHISE AGREEMENTS

   In connection with the purchase of the Burger King restaurants, the Company's subsidiaries entered into franchise agreements with BKC for the operation of Burger King restaurants. The franchise agreements provide BKC with significant rights regarding the business and operations of the subsidiaries. The franchise agreements with BKC require the subsidiaries to pay monthly royalty and advertising fees equal to 3.5% and 4.0%, respectively, of restaurant sales.

4. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                        SEPTEMBER 30,    JANUARY 1,     DECEMBER 31,
                                            1996            1996            1994
                                      ---------------  -------------  --------------
                                         (UNAUDITED)
Restaurant equipment and furnishings     $38,015,000     $28,020,000    $23,663,000
Office furniture and equipment  .....      2,706,000       1,941,000        302,000
Leasehold improvements ..............      1,480,000         756,000         67,000
Land ................................                        423,000
Buildings ...........................        456,000         850,000
New restaurant development ..........        347,000         313,000         98,000
                                      ---------------  -------------  --------------
Total ...............................     43,004,000      32,303,000     24,130,000
Less accumulated depreciation  ......      7,271,000       3,846,000        659,000
                                      ---------------  -------------  --------------
Property and equipment -net  ........    $35,733,000     $28,457,000    $23,471,000
                                      ===============  =============  ==============

   The Company included in accumulated depreciation an unrealized loss on property and equipment of $135,000 due to the forced disposition of a Company-owned restaurant that will occur in May 1997. Such loss represents the difference between the salvage value and the book value of the equipment, decor, landscaping and signs of the restaurant at the date of disposition. The loss on disposition is included in other expenses on the consolidated statements of operations.

                         AMERIKING, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994; AND
                                FOR THE PERIOD
  JANUARY 2, 1996 TO SEPTEMBER 30, 1996 AND THE PERIOD JANUARY 1, 1995 TO
                     OCTOBER 2, 1995 (UNAUDITED) (CONTINUED)

5. LONG TERM DEBT
   Debt consists of the following:

                                                 SEPTEMBER 30, 1996             JANUARY 1, 1996
                                            ---------------------------  ----------------------------
                                               CURRENT       LONG-TERM       CURRENT       LONG-TERM
                                            ------------  -------------  -------------  -------------
                                                     (UNAUDITED)
Term Loan A, at a variable interest rate,
 8.687% at January 1, 1996, due 2002  .....   $2,500,000    $41,750,000    $ 3,500,000    $41,750,000
Term Loan B, at a variable interest rate,
 9.187% at January 1, 1996, due 2004  .....      400,000     39,400,000        200,000     19,600,000
Letter of Credit, at a variable interest
 rate, 8.6871, at January 1, 1996,
 due 2002 .................................    2,500,000
Franchise Acceptance Corporation
 Limited note, at a variable interest
 rate, 8.56% at January 1, 1996, due 2005        129,000      1,647,000        121,000      1,744,000
Burger King Corporation note,
 9.75%, due 1996 ..........................                                  6,920,000
Franchise Acceptance Corporation Limited
 note, 9.86%, due 2006 ....................      383,000      5,656,000
Franchise Acceptance Corporation Revolving
 Facility at a variable interest rate,
 10.52% at September 30, 1996
 due ......................................      800,000
                                            ------------  -------------  -------------  -------------
Total .....................................   $6,712,000    $88,453,000    $10,741,000    $63,094,000
                                            ============  =============  =============  =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                  DECEMBER 31, 1994
                                            ---------------------------
                                               CURRENT       LONG-TERM
                                            ------------  -------------
Term Loan A, at a variable interest rate,
 8.687% at January 1, 1996, due 2002  .....   $3,250,000    $45,250,000
Term Loan B, at a variable interest rate,
 9.187% at January 1, 1996, due 2004  .....      200,000     19,800,000
Letter of Credit, at a variable interest
 rate, 8.6871, at January 1, 1996,
 due 2002 .................................
Franchise Acceptance Corporation
 Limited note, at a variable interest
 rate, 8.56% at January 1, 1996, due 2005..
Burger King Corporation note,
 9.75%, due 1996 ..........................
Franchise Acceptance Corporation Limited
 note, 9.86%, due 2006 ....................
Franchise Acceptance Corporation Revolving
 Facility at a variable interest rate,
 10.52% at September 30, 1996
 due ......................................
                                            ------------  -------------
Total .....................................   $3,450,000    $65,050,000
                                            ============  =============

  Debt to related parties consists of the following:

                                 SEPTEMBER 30, 1996           JANUARY 1, 1996
                            ---------------------------  ------------------------
                               CURRENT       LONG-TERM     CURRENT     LONG-TERM
                            ------------  -------------  ---------  -------------
                                     (UNAUDITED)
Subordinated notes,
 12.75%, due 2005 .........                 $15,400,000               $15,400,000
Junior subordinated notes,
 6.00%, due 2005 ..........                     600,000                   600,000
Senior subordinated notes,
 12.5%, due 2005 ..........                  15,000,000
                            ------------  -------------  ---------  -------------
Total .....................                 $31,000,000               $16,000,000
                            ============  =============  =========  =============









                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                DECEMBER 31, 1994
                            ------------------------
                              CURRENT     LONG-TERM
                            ---------  -------------

Subordinated notes,
 12.75%, due 2005 .........              $15,400,000
Junior subordinated notes,
 6.00%, due 2005 ..........                  600,000
Senior subordinated notes,
 12.5%, due 2005 ..........
                            ---------  -------------
Total .....................              $16,000,000
                            =========  =============

   On September 1, 1994, the Company entered into a revolving credit and term loan agreement with a lender (the "Agent Bank"). On November 30, 1994, the loan agreement was amended and restated (the "Loan Agreement"). Under the terms of the Loan Agreement, a consortium of banks led by the Agent Bank (the "Consortium") provided two term loans, one for $48,500,000 ("Term Loan A") and one for $20,000,000 ("Term Loan B"), and a $6,000,000 revolving credit facility to the Company (collectively, the "Loans"). The original proceeds from the Loans were used to acquire the BKC Restaurants and the Management Restaurants, and the additional proceeds from the Loans were used to acquire the Franchise Restaurants (see Note 1). The Loans are secured by all of the assets of Enterprises and a guaranty from AmeriKing.

   Term Loan A and Term Loan B (collectively, the "Term Loans") provide for quarterly principal payments as provided by the Loan Agreement until final maturity. Term Loan A matures November 30, 2001. Term Loan B matures November 30, 2002. The Company may prepay the Term Loans, in whole or in part, at any time, provided such prepayments are at least $500,000 or a larger multiple of $100,000.

   The Term Loans bear interest at the lower of two variable rates which are determined by reference to either (i) the Agent Bank's prime rate, or (ii) the adjusted Eurodollar rate as determined by the Agent Bank, plus certain interest rate spreads as specified in the Loan Agreement.

                        AMERIKING, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
 THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994; AND
                                FOR THE PERIOD
   JANUARY 2, 1996 TO SEPTEMBER 30, 1996 AND THE PERIOD JANUARY 1, 1995 TO
                    OCTOBER 2, 1995 (UNAUDITED) (CONTINUED)

5. LONG TERM DEBT (CONTINUED)

   In connection with the Loan Agreement, the Company entered into a three-year interest rate cap agreement with the Agent Bank expiring December 29, 1997. Under the terms of this agreement, the maximum Eurodollar rate to be used in the determination of the interest rates on 40% of the outstanding principal of the Term Loans is limited to 9% per annum. The Company paid the Agent Bank $242,000 in connection with the Loan Agreement, which is being amortized over the term of the Loan Agreement. Accumulated amortization as of January 1, 1996 was approximately $81,000. No amortization was recorded prior to December 31, 1994.

   Under the Loan Agreement, the revolving line of credit facility provides for revolving borrowings bearing interest at the lower of two variable rates which are determined by reference to either (i) the Agent Bank's prime rate, or (ii) the adjusted Eurodollar rate as determined by the Agent Bank, plus certain interest rate spreads as specified in the Loan Agreement. All outstanding principal under the line of credit is due November 30, 2001. No amounts were outstanding under the revolving credit facility at January 1, 1996 or December 31, 1994.

   The Loan Agreement contains, among other provisions, certain covenants for maintaining defined levels of tangible net worth and various financial ratios, including debt service coverage and interest coverage. As of January 1, 1996, the Company was in compliance with all such covenants.

   On September 1, 1994, the Company issued subordinated notes (the "Subordinated Notes") to certain stockholders. Such Subordinated Notes bear interest at a rate of 12.75% per annum and are subordinated to amounts due to the consortium and to BKC. All principal of the Subordinated Notes is due August 2005.

   On November 30, 1994, the Company issued junior subordinated notes (the "Junior Subordinated Notes") to the Agent Bank. Such Junior Subordinated Notes bear interest at a rate of 6% per annum and are subordinated to the amounts due to the Consortium and the Senior Subordinated Notes. All principal of the Junior Subordinated Notes is due March 2005.

   On November 21, 1995, AmeriKing Tennessee Corporation I ("ATCI"), a wholly-owned subsidiary of the Company, issued a note to BKC in connection with its acquisition of 11 restaurants located in Tennessee and Georgia. Such note bears interest at a rate of 9.75% per annum and is secured by a pledge of all capital stock of ATCI. All principal of the note is due May 1996.

   On November 29, 1995, AmeriKing Colorado Corporation I ("ACCI"), a wholly-owned subsidiary of the Company, issued a note to Franchise Acceptance Corporation Limited in connection with its acquisition of five restaurants located in Colorado. Such note bears interest at the 30-day commercial paper rate plus 2.75% and is secured by certain assets of ACCI. Principal installments of the note are due monthly through December 2005.

   On February 7, 1996, the Company amended and restated the Loan Agreement ("the Amended and Restated Loan Agreement"). The Amended and Restated Loan Agreement provides for an increase of principal of $20 million and $9 million for the Term Loans and the revolving credit facility, respectively, resulting in additional borrowing capacity of $29 million. The Amended and Restated Loan Agreement provides for a principal balance of $45 million for Term Loan A, $40 million for Term Loan B and $15 million for the revolving credit facility. Interest on the new agreements remains unchanged from the prior agreements; however, the new agreements provide for changes to existing and additional covenants. In addition, beginning in 1996, the Company is required to make additional principal payments on the Term Loans of 75% of the Company's consolidated excess cash flow as defined by the Amended and Restated Loan Agreement.

                        AMERIKING, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
 THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994; AND
                                FOR THE PERIOD
   JANUARY 2, 1996 TO SEPTEMBER 30, 1996 AND THE PERIOD JANUARY 1, 1995 TO
                    OCTOBER 2, 1995 (UNAUDITED) (CONTINUED)

5. LONG TERM DEBT  (Continued)

  On July 18, 1996, ATCI, issued a $7.0 million note ("TN Note") to Franchise Acceptance Corporation Limited in connection with the repayment of the BKC note. Such TN note consists of a $6.1 million facility which bears interest at a fixed rate of 9.86% and is secured by certain assets of ACTI. Principal installments of the note are due monthly. The remaining $900,000 represents a revolving credit facility. The TN Note bears interest at a variable rate with payments due monthly based on a seven year amortization. At September 30, 1996, the Company had $800,000 outstanding on the revolving credit facility (unaudited). The TN Note matures in July, 2006.

   Aggregate maturities of the Company's long-term debt are as follows:

                SEPTEMBER 30,    JANUARY 1,
                    1996            1996
              ---------------  -------------
                 (UNAUDITED)
1996 ........   $  6,712,000     $10,741,000
1997 ........      3,923,000       5,832,000
1998 ........      5,975,000       6,944,000
1999 ........      9,159,000       8,408,000
2000 ........     11,597,000      11,673,000
Thereafter  .     88,799,000      46,237,000
              ---------------  -------------
Total .......   $126,165,000     $89,835,000
              ===============  =============

6. LEASES

   The Company leases restaurant space under noncancelable operating leases with remaining lease terms of one to twenty years. In many cases, the leases provide for rent escalations and for one or more five-year renewal options. The leases generally require the Company to pay property taxes, insurance, maintenance and other operating costs of the properties, as well as contingent rentals based upon a percentage (generally 8.5%) of net sales. In addition, the Company leases office space, office equipment, restaurant equipment and vehicles under noncancelable operating leases.

   Rent expense amounted to:

                                          JANUARY 1,     DECEMBER 31,
                                             1996            1994
                                        -------------  --------------
Minimum rentals under operating leases    $11,072,000     $2,691,000
Contingent rentals ....................       958,000        253,000
                                        -------------  --------------
Total .................................   $12,030,000     $2,944,000
                                        =============  ==============

                                          SEPTEMBER 30,    OCTOBER 2,
                                              1996            1995
                                        ---------------  ------------
                                           (UNAUDITED)    (UNAUDITED)
Minimum rentals under operating leases     $11,346,000     $8,213,000
Contingent rentals ....................      1,517,000        835,000
                                        ---------------  ------------
Total .................................    $12,683,000     $9,048,000
                                        ===============  ============

                        AMERIKING, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
 THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994; AND
                                FOR THE PERIOD
   JANUARY 2, 1996 TO SEPTEMBER 30, 1996 AND THE PERIOD JANUARY 1, 1995 TO
                    OCTOBER 2, 1995 (UNAUDITED) (CONTINUED)

6. LEASES  (Continued)
  Future minimum lease payments under noncancelable operating leases are as follows:

                SEPTEMBER 30,    JANUARY 1,
                    1996            1996
              ---------------  -------------
                 (UNAUDITED)
1996 ........   $  4,093,000    $ 12,229,000
1997 ........     16,325,000      12,164,000
1998 ........     16,193,000      11,997,000
1999 ........     15,913,000      11,748,000
2000 ........     15,309,000      11,157,000
Thereafter  .    144,852,000      93,921,000
              ---------------  -------------
Total .......   $212,685,000    $153,216,000
              ---------------  -------------

   Future minimum lease payments under noncancelable capital leases are as follows:

                                      SEPTEMBER 30,    JANUARY 1,
                                          1996            1996
                                    ---------------  ------------
                                       (UNAUDITED)
1996 ..............................     $ 33,000        $129,000
1997 ..............................      129,000         129,000
1998 ..............................       66,000          66,000
                                    ---------------  ------------
Total minimum lease payments  .....      228,000         324,000
Less amount representing interest         30,000          49,000
                                    ---------------  ------------
Present value of the minimum lease
 obligation .......................     $198,000        $275,000
                                    ===============  ============

   Payments on capital leases for the period ended September 30, 1996 (unaudited) and January 1, 1996 were $99,000 and $63,000, respectively; no payments were made in the period ended December 31, 1994.

                        AMERIKING, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
 THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994; AND
                                FOR THE PERIOD
    JANUARY 2, 1996 TO SEPTEMBER 30, 1996 AND THE PERIOD JANUARY 1, 1995 TO
                    OCTOBER 2, 1995 (UNAUDITED) (CONTINUED)

7. CAPITAL STOCK
   At September 30, 1996 (unaudited), January 1, 1996 and December 31, 1994, the Company's authorized capital stock was as follows (common stock in thousands):


                                                              NUMBER OF
                                               NUMBER OF    SHARES ISSUED    VOTING
                                  VALUE PER      SHARES          AND       RIGHTS PER
                                    SHARE      AUTHORIZED    OUTSTANDING      SHARE
                                -----------  ------------  -------------  -----------
Class A Common Stock ..........     $0.01        2,000.0         547.3           1
Class B Common Stock ..........      0.01          100.0           0.0           0
Class C Common Stock ..........      0.01            700           0.0           0
Class D Common Stock ..........      0.01            700         316.0           1
                                             ------------  -------------
Total common stock ............                  3,500.0         863.3
                                             ============  =============
Special Voting Preferred Stock      $0.01            1.0           1.0         716
Class A1 Preferred Stock  .....      0.01        5,000.0       4,425.0           0
Class A2 Preferred Stock  .....      0.01        2,500.0       1,200.0           0
Class B Preferred Stock  ......      0.01        3,000.0       1,875.0           0
                                             ------------  -------------
Total preferred stock .........                 10,501.0       7,501.0
                                             ============  =============


   The preferred stock pays dividends at 6% per annum on the total issuance price of each share, payable quarterly when allowed under the Loan Agreement. Any preferred dividends not paid when due are cumulative. Any preferred dividends not paid in cash will be paid in preferred stock.

   The Special Voting Preferred Stock was eliminated from the Company's Certificate of Incorporation on February 7, 1996.


   In connection with entering into the original Loan Agreement, the Company issued warrants to purchase 97.0 shares of Class B Common Stock for an exercise price of $0.01 per share to an affiliate of the Agent Bank. The warrants are exercisable at any time and expire the earlier of the date such warrants are exercised in full or November 30, 2002.

   During 1994, the Company granted stock options to purchase 9.7 shares of Class D Common Stock at $.01 per share in connection with employment agreements with two members of the Company's management. All of these options vest ratably over a two-year period ending September 1, 1996 at which time all become exercisable. The options expire at the earlier of 90 to 180 days after separation of the employee from the Company or December 31, 2004. At January 1, 1996, all of these options remained outstanding; fifty percent (50%) of such options were currently excercisable as of September, 1995.

   In connection with its Recapitalization and the Offerings, the Company converted all of its authorized, issued and outstanding Class A Common Stock, Class C Common Stock and Class D Common Stock into an equal number of shares of Common Stock, converted all of its authorized, issued and outstanding shares of Class B Common Stock into an equal number of Non-Voting Common Stock and split all of its shares of Common Stock and Non-Voting Common Stock on a 863.281-for-1 basis. All applicable share and per share data have been restated to give effect to the stock split.


   Net income per share was computed by deducting in all periods dividends payable to the holders of Original Preferred Stock and using the weighted average number of Common Stock outstanding.

                        AMERIKING, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
 THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994; AND
                                FOR THE PERIOD
   JANUARY 2, 1996 TO SEPTEMBER 30, 1996 AND THE PERIOD JANUARY 1, 1995 TO
                    OCTOBER 2, 1995 (UNAUDITED) (CONTINUED)

8. INCOME TAXES

   The components of the income tax provision are as follows:

                      SEPTEMBER 30,    OCTOBER 2,    JANUARY 1,    DECEMBER 31,
                          1996            1995          1996           1994
                    ---------------  ------------  ------------  --------------
                              (UNAUDITED)
Current -state ....     $(426,000)      $661,000      $290,000       $ 20,000
Deferred --
 federal ..........                                    535,000        171,000
                    ---------------  ------------  ------------  --------------
Total .............     $(426,000)      $661,000      $825,000       $191,000
                    ===============  ============  ============  ==============

   The Company's assumed effective tax rate on pretax income for the periods ended January 1, 1996 and December 31, 1994 differs from the U.S. federal statutory rate of 35% primarily due to state taxes and nondeductible expenses.

   The deferred tax liability at January 1, 1996 and December 31, 1994 results primarily from the use of accelerated depreciation methods for income tax purposes and differences between the financial reporting basis and the tax basis of the Company's assets, reduced by the tax benefit of the net operating loss carry-forward.

   On September 1, 1994, the Company acquired the assets of the restaurants from the Predecessors in a transaction which involved a partial carry-over of basis for income tax purposes. The Company recorded goodwill and a long-term deferred income tax liability since the income tax basis of the restaurants acquired from the Predecessors is lower than the financial reporting basis of such assets.

   The Company has a net operating loss carry-forward for tax purposes at January 1, 1996 of approximately $8,735,000 which carry-forward will expire in 2009.

9. RELATED PARTIES

   At January 1, 1996, the Company has Subordinated Notes payable to certain stockholders totaling $15,400,000 (see Note 5). During the periods ended January 1, 1996 and December 31, 1994 the Company recorded interest expense on the Subordinated Notes totaling $1,982,000 and $660,000, respectively. During the periods ended September 30, 1996 and October 2, 1995, the Company recorded interest expense on the Subordinated Notes totaling $1,470,000 and $1,493,000, respectively, (unaudited).

   The Company leases two restaurants under noncancelable operating leases from an entity which is owned by a member of the Company's management. The leases expire in March 2006 and January 2007, respectively, and require total monthly rental payments of $20,600. During the periods ended January 1, 1996 and December 31, 1994, the Company recorded rent expense of $248,000 and $82,000, respectively, under these leases. During the periods ended September 30, 1996 and October 2, 1995, the Company recorded rent expense of $185,000 under those leases (unaudited).

   The Company has entered into a management consulting agreement with an affiliate of a stockholder. Under the terms of the agreement, the Company is required to pay the consultant an annual management fee equal to the higher of $300,000 or 0.35% of food sales. During the periods ended January 1, 1996 and December 31, 1994, the Company recorded expense of $479,000 and $116,000, respectively, under this agreement. On February 7, 1996, the Company amended the management consulting agreement changing the annual management fee calculation to the higher of $600,000 or 2.5% of EBITDA. During the periods ended September 30, 1996 and October 2, 1995, the Company recorded expense of $439,000 and $353,000 respectively, under this agreement (unaudited).

                        AMERIKING, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
 THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994; AND
                                FOR THE PERIOD
   JANUARY 2, 1996 TO SEPTEMBER 30, 1996 AND THE PERIOD JANUARY 1, 1995 TO
                    OCTOBER 2, 1995 (UNAUDITED) (CONTINUED)

10. SUBSEQUENT EVENTS
   ISSUANCE OF SUBORDINATED NOTES -- On February 7, 1996, the Company's subsidiary issued Senior Subordinated Notes of $15.0 million to PMI Mezzanine Fund, L.P. ("PMI"). Such Subordinated Notes bear interest at a rate of 12.5% per annum and are subordinated to amounts due to the Agent Bank and its consortium and certain amounts due BKC. All principal of the subordinated notes is due January 31, 2005. The Subordinated Note Agreement contains, among other provisions, certain covenants for maintaining defined levels of tangible net worth and various financial ratios, including debt service coverage and interest coverage. Concurrent with the issuance of the Subordinated Notes, the Company issued common stock purchase warrants for the purchase of shares of Class C Common Stock to PMI.

   ACQUISITION OF RESTAURANTS -- Concurrent with the refinancing on February 7, 1996 (see Note 5) and issuance of Senior Subordinated Notes, the Company acquired 36 Burger King restaurants located in Virginia, North Carolina, Kentucky, Indiana and Ohio. The purchase price aggregated $36.9 million for the 36 restaurants and $4.1 million for transaction fees and expenses. The acquisitions were financed through net borrowings of $20.0 million under Term Loans A and B, $5.0 million under the revolving credit facility and $15.0 million from the Senior Subordinated Notes and warrants issued to PMI. The acquisitions will be accounted for using the purchase method. The excess of the purchase price over the acquired tangible and intangible net assets, when determined, will be allocated to goodwill and amortized on a straight-line basis over 35 years. In addition, concurrent with the acquisitions, the Company entered into operating leases on all 36 properties.

                                 * * * * * *

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
AmeriKing, Inc.
Westchester, Illinois

   We have audited the Historical Schedules of Restaurant Contribution (the "Schedules") of the restaurants purchased by National Restaurant Enterprises, Inc., a wholly-owned subsidiary of AmeriKing, Inc. (formerly NRE Holdings, Inc.), from Burger King Corporation ("BKC") and from entities owned or controlled by Lawrence E. Jaro ("Jaro") and William C. Osborn ("Osborn") for the period January 1, 1994 through September 1, 1994 and the year ended December 31, 1993. These schedules are the responsibility of the management of the entities from whom the restaurants were acquired. Our responsibility is to express an opinion on these schedules based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Schedules. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying Schedules were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-1 of AmeriKing, Inc.) as described in Note 2 and are not intended to be a complete presentation of the earnings of the restaurants purchased from BKC, Jaro and Osborn.

   In our opinion, the Schedules referred to above present fairly, in all material respects, the restaurant contribution for the restaurants purchased by National Restaurant Enterprises, Inc. from BKC, Jaro and Osborn for the period January 1, 1994 through September 1, 1994 and the year ended December 31, 1993, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
October 10, 1995
Chicago, Illinois

                HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION
           FOR THE PERIOD JANUARY 1, 1994 THROUGH SEPTEMBER 1, 1994

                                             BKC           JARO          OSBORN
                                         RESTAURANTS    RESTAURANTS    RESTAURANTS       TOTAL
                                       -------------  -------------  -------------  -------------
RESTAURANT SALES .....................   $47,762,000    $7,400,000     $1,558,000     $56,720,000
RESTAURANT OPERATING EXPENSES:
 Cost of sales .......................    15,589,000     2,534,000        479,000      18,602,000
 Restaurant labor and related costs  .    13,253,000     1,849,000        427,000      15,529,000
 Occupancy ...........................     6,211,000       843,000        152,000       7,206,000
 Depreciation and amortization of
  franchise agreements ...............     1,161,000       179,000         26,000       1,366,000
 Advertising .........................     2,091,000       386,000         94,000       2,571,000
 Royalties ...........................     1,642,000       254,000         54,000       1,950,000
 Other operating expenses ............     5,310,000       673,000        144,000       6,127,000
                                       -------------  -------------  -------------  -------------
  Total restaurant operating expenses     45,257,000     6,718,000      1,376,000      53,351,000
                                       -------------  -------------  -------------  -------------
RESTAURANT CONTRIBUTION ..............   $ 2,505,000    $  682,000     $  182,000     $ 3,369,000
                                       =============  =============  =============  =============

         See notes to historical schedules of restaurant contribution.

                HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION
                     FOR THE YEAR ENDED DECEMBER 31, 1993

                                             BKC           JARO          OSBORN
                                         RESTAURANTS    RESTAURANTS    RESTAURANTS       TOTAL
                                       -------------  -------------  -------------  -------------
RESTAURANT SALES .....................   $70,667,000    $10,115,000    $2,113,000     $82,895,000
RESTAURANT OPERATING EXPENSES:
 Cost of sales .......................    21,844,000      3,344,000       644,000      25,832,000
 Restaurant labor and related costs  .    18,921,000      2,510,000       567,000      21,998,000
 Occupancy ...........................     9,063,000      1,221,000       216,000      10,500,000
 Depreciation and amortization of  ...
  franchise agreements ...............     1,722,000        292,000        48,000       2,062,000
 Advertising .........................     3,711,000        567,000       117,000       4,395,000
 Royalties ...........................     2,434,000        348,000        73,000       2,855,000
 Other operating expenses ............     7,568,000        884,000       203,000       8,655,000
                                       -------------  -------------  -------------  -------------
  Total restaurant operating expenses     65,263,000      9,166,000     1,868,000      76,297,000
                                       -------------  -------------  -------------  -------------
RESTAURANT CONTRIBUTION ..............   $ 5,404,000    $   949,000    $  245,000     $ 6,598,000
                                       =============  =============  =============  =============

         See notes to historical schedules of restaurant contribution.

                     NOTES TO THE HISTORICAL SCHEDULES OF
                           RESTAURANT CONTRIBUTION
           FOR THE PERIOD JANUARY 1, 1994 THROUGH SEPTEMBER 1, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1993

1. DESCRIPTION OF BUSINESS

   AmeriKing, Inc. (formerly NRE Holdings, Inc.) ("AmeriKing") and its wholly-owned subsidiary, National Restaurant Enterprises, Inc. d/b/a AmeriKing Corporation (consolidated, the "Company"), were formed on August 17, 1994 to acquire and operate Burger King restaurants in five states (Illinois, Indiana, Colorado, Texas and Wisconsin) and grow through the development and acquisition of additional Burger King restaurants in these and other states.

   Effective September 2, 1994, the Company acquired 68 Burger King restaurants located in the Chicago metropolitan area from Burger King Corporation ("BKC") for $41,500,000 in cash, and 14 Burger King restaurants in Colorado and Texas from entities owned or controlled by Lawrence E. Jaro ("Jaro") and William C. Osborn ("Osborn"), who are members of the Company's current management, for $6,029,000 of subordinated debt and preferred and common stock of AmeriKing and $1,975,000 in cash.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The Historical Schedules of Restaurant Contribution (the "Schedules"), include operations of the acquired restaurants for the periods prior to their purchase by the Company, and have been prepared pursuant to Article 3 of Regulation S-X, Section 210.3-02(a).

   SALES -- Sales consist primarily of food and premium sales.

   COST OF SALES -- Costs of sales consist primarily of restaurant and food supplies, determined using the first-in, first-out (FIFO) method of inventory valuation.

   RESTAURANT LABOR AND RELATED COSTS -- Restaurant labor and related costs include managers' salaries, hourly wages and related payroll taxes and benefits.

   OCCUPANCY -- Occupancy costs consist of rents, licenses and permits, real estate taxes and common area maintenance.

   DEPRECIATION AND AMORTIZATION OF FRANCHISE AGREEMENTS --Depreciation is recorded using accelerated methods permissible under generally accepted accounting principles over the following useful lives:

Building improvements ............................    10-20 years
Furniture, fixtures and restaurant equipment  ....     5-10 years

   The franchise agreements with BKC require the Predecessors to pay a franchise fee for each restaurant opened. Amortization is recorded on the straight-line method over the terms of the related franchise agreements. The franchise agreements generally provide for a term of 20 years with renewal options upon expiration.

   ADVERTISING -- Under the franchise agreements with BKC, monthly advertising fees are to be paid at 4% of restaurant food sales.

   ROYALTIES -- Under the franchise agreements with BKC, monthly royalties are to be paid at 3.5% of restaurant food sales.

   OTHER OPERATING EXPENSES -- Other operating expenses include utilities, repairs and maintenance, cleaning, security, uniforms, workmen's compensation and training expenses.

   The Schedules of Restaurant Contribution do not include amounts relative to general and administrative expenses, such as supervisory management and overhead expenses. As the individual acquisitions primarily represented acquisitions of a portion of a larger business (or, in other words, carve-out acquisitions), any attempted allocation of such expenses would be assumption driven. As a result, such expenses have been excluded from the statement of restaurant contribution.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
AmeriKing, Inc.
Westchester, Illinois

   We have audited the Historical Schedules of Restaurant Contribution (the "Schedules") of the restaurants purchased by National Restaurant Enterprises, Inc., a wholly-owned subsidiary of AmeriKing, Inc. (formerly NRE Holdings, Inc.,) ("AmeriKing") from Sheldon T. Friedman ("Friedman"), QSC, Inc. and Ro-Lank, Inc., Curtis James Investments, Inc., and C&N Dining, Inc. (collectively, the "Entities") for the periods indicated in the accompanying Schedules. These Schedules are the responsibility of the Entities' management. Our responsibility is to express an opinion on these Schedules based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Schedules. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying Schedules were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-1 of AmeriKing) as described in Note 2 and are not intended to be a complete presentation of the Entities' restaurant earnings.

   In our opinion, the Schedules referred to above present fairly, in all material respects, the restaurant contribution for the restaurants purchased by National Restaurant Enterprises, Inc. for the periods indicated in the accompanying Schedules, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP


May 8, 1996
Chicago, Illinois

                HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION

                                                           CURTIS JAMES
                                                         INVESTMENTS, INC.  C&N DINING, INC.
                                                          FOR THE PERIOD     FOR THE PERIOD
                                                          JANUARY 1, 1996   JANUARY 1, 1996
                                                         THROUGH FEBRUARY   THROUGH FEBRUARY
                                                              6, 1996           6, 1996
                                                        -----------------  ----------------
                                                            (UNAUDITED)       (UNAUDITED)
RESTAURANT SALES ......................................     $1,372,000         $2,082,000
RESTAURANT OPERATING EXPENSES:
 Cost of sales ........................................        458,000            663,000
 Restaurant labor and related costs ...................        395,000            543,000
 Occupancy ............................................        129,000            392,000
 Depreciation and amortization of franchise agreements          32,000             12,000
 Advertising ..........................................         66,000             97,000
 Royalties ............................................         47,000             72,000
 Other operating expenses .............................        123,000            243,000
                                                        -----------------  ----------------
  Total restaurant operating expenses .................      1,250,000          2,022,000
                                                        -----------------  ----------------
RESTAURANT CONTRIBUTION ...............................     $  122,000         $   60,000
                                                        =================  ================

        See notes to historical schedules of restaurant contribution.

               HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION

                                                                               QSC, INC. AND
                                                                             RO-LANK, INC. FOR
                                       DMW, INC. FOR THE     BKC FOR THE        THE PERIOD
                                       PERIOD JANUARY 1,    PERIOD JANUARY    JANUARY 1, 1995
                                          1995 THROUGH     1, 1995 THROUGH   THROUGH NOVEMBER
                                       SEPTEMBER 12, 1995  OCTOBER 24, 1995      20, 1995
                                      ------------------  ----------------  -----------------
                                          (UNAUDITED)        (UNAUDITED)
RESTAURANT SALES ....................      $2,814,000         $1,324,000        $10,261,000
RESTAURANT OPERATING EXPENSES:
 Cost of sales ......................         942,000            543,000          3,361,000
 Restaurant labor and related costs           739,000            486,000          2,812,000
 Occupancy ..........................         272,000             34,000            959,000
 Depreciation and amortization of
  franchise agreements ..............          71,000                  0            250,000
 Advertising ........................         173,000             46,000            490,000
 Royalties ..........................          97,000             40,000            352,000
 Other operating expenses ...........         220,000            179,000            972,000
                                      ------------------  ----------------  -----------------
  Total restaurant operating
   expenses .........................       2,514,000          1,328,000          9,196,000
                                      ------------------  ----------------  -----------------
RESTAURANT CONTRIBUTION .............      $  300,000         $   (4,000)       $ 1,065,000
                                      ==================  ================  =================

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                          CURTIS JAMES
                                       INVESTMENTS, INC.    C&N DINING, INC.
                                       FOR THE YEAR ENDED  FOR THE YEAR ENDED
                                       DECEMBER 31, 1995   DECEMBER 31, 1995
                                      ------------------  ------------------

RESTAURANT SALES ....................     $14,766,000         $26,955,000
RESTAURANT OPERATING EXPENSES:
 Cost of sales ......................       4,753,000           8,363,000
 Restaurant labor and related costs         4,100,000           6,154,000
 Occupancy ..........................       1,369,000           4,274,000
 Depreciation and amortization of
  franchise agreements ..............         353,000              83,000
 Advertising ........................         616,000           1,159,000
 Royalties ..........................         509,000             926,000
 Other operating expenses ...........       1,276,000           2,264,000
                                      ------------------  ------------------
  Total restaurant operating
   expenses .........................      12,976,000          23,223,000
                                      ------------------  ------------------
RESTAURANT CONTRIBUTION .............     $ 1,790,000         $ 3,732,000
                                      ==================  ==================

        See notes to historical schedules of restaurant contribution.

                HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION

                                                FRIEDMAN FOR THE     QSC, INC. AND        CURTIS JAMES
                                                PERIOD JANUARY 1,  RO-LANK, INC. FOR   INVESTMENTS, INC.    C&N DINING, NC.
                                                  1994 THROUGH       THE YEAR ENDED    FOR THE YEAR ENDED  FOR THE YEAR NDED
                                                NOVEMBER 30, 1994  DECEMBER 31, 1994   DECEMBER 31, 1994   DECEMBER 31, 1994
                                               -----------------  ------------------  ------------------   -----------------
RESTAURANT SALES ..............................    $43,494,000        $10,627,000         $13,242,000         $23,918,000

RESTAURANT OPERATING EXPENSES:
 Cost of sales ................................     14,133,000          3,451,000           4,203,000           7,221,000

 Restaurant labor and related costs ...........     10,733,000          2,810,000           3,664,000           5,428,000

 Occupancy ....................................      3,607,000            903,000           1,234,000           3,991,000

 Depreciation and amortization of franchise
  agreements ..................................      4,294,000            257,000             221,000              40,000

 Advertising ..................................      2,166,000            475,000             538,000           1,027,000

 Royalties ....................................      1,499,000            365,000             457,000             822,000

 Other operating expenses .....................      3,486,000          1,002,000           1,261,000           2,048,000
                                               -----------------  ------------------  ------------------   ---------------
  Total restaurant operating expenses .........     39,918,000          9,263,000          11,578,000          20,577,000
                                               -----------------  ------------------  ------------------   ---------------
RESTAURANT CONTRIBUTION .......................    $ 3,576,000        $ 1,364,000         $ 1,664,000         $ 3,341,000
                                               =================  ==================  ==================   ===============

        See notes to historical schedules of restaurant contribution.

                HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION

                                                                     QSC, INC. AND        CURTIS JAMES
                                                FRIEDMAN FOR THE   RO-LANK, INC. FOR   INVESTMENTS, INC.    C&N DINING, INC.
                                                   YEAR ENDED        THE YEAR ENDED    FOR THE YEAR ENDED  FOR THE YEAR ENDED
                                               DECEMBER 31, 1993   DECEMBER 31, 1993   DECEMBER 31, 1993   DECEMBER 31, 1993
                                              ------------------  ------------------  ------------------   ------------------
RESTAURANT SALES ............................     $33,365,000          $9,035,000         $11,252,000         $21,635,000
RESTAURANT OPERATING EXPENSES:
 Cost of sales ..............................      10,825,000           2,857,000           3,618,000           6,440,000
 Restaurant labor and related costs .........       8,319,000           2,529,000           3,188,000           5,129,000
 Occupancy ..................................       3,037,000             794,000           1,047,000           3,778,000
 Depreciation and amortization of franchise
  agreements ................................       4,299,000             481,000             226,000              39,000
 Advertising ................................       1,870,000             407,000             481,000             978,000
 Royalties ..................................       1,151,000             310,000             388,000             743,000
 Other operating expenses ...................       2,686,000             965,000           1,091,000           2,024,000
                                              ------------------  ------------------  ------------------  ------------------
  Total restaurant operating expenses .......      32,187,000           8,343,000          10,039,000          19,131,000
                                              ------------------  ------------------  ------------------  ------------------
RESTAURANT CONTRIBUTION .....................     $ 1,178,000          $  692,000         $ 1,213,000         $ 2,504,000
                                              ==================  ==================  ==================  ==================

        See notes to historical schedules of restaurant contribution.

                     NOTES TO THE HISTORICAL SCHEDULES OF
                           RESTAURANT CONTRIBUTION

1. DESCRIPTION OF BUSINESS

   AmeriKing, Inc. (formerly NRE Holdings, Inc.) and its wholly-owned subsidiary, National Restaurant Enterprises, Inc. d/b/a AmeriKing Corporation (consolidated, the "Company"), were formed on August 17, 1994 to acquire and operate Burger King restaurants in five states (Illinois, Indiana, Colorado, Texas and Wisconsin) and grow through the development and acquisition of additional Burger King restaurants in these and other states.

   Effective December 1, 1994, the Company acquired 39 Burger King restaurants located in the Chicago metropolitan area from Sheldon T. Friedman ("Friedman") for $37,000,000 in cash.

   Effective September 13, 1995, the Company acquired 4 existing and 1 developmental Burger King restaurants located in Colorado from DMW, Inc. for $2,629,000 in cash. On October 25, 1995, the Company acquired 2 restaurants located in the Chicago metropolitan area from Burger King Corporation ("BKC") for nominal consideration. Effective November 21, 1995, the Company acquired 11 Burger King restaurants located in Tennessee and Georgia from QSC, Inc. and Ro-Lank, Inc. for $8,142,000 in cash.

   Effective February 7, 1996, the Company acquired 24 Burger King restaurants located in Virginia and North Carolina from C&N Dining, Inc. for $27,469,000 in cash. Concurrent with the C&N Dining acquisition, the Company acquired 12 restaurants located in the Cincinnati metropolitan area from Curtis James Investments, Inc. for $9,400,000 in cash.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The Historical Schedules of Restaurant Contribution (the "Schedules") include operations of the acquired restaurants for the periods to the earlier of the date of purchase by the Company or December 31, 1995, and have been prepared pursuant to Article 3 of Regulation S-X, Section 210.3-02(a).

   SALES -- Sales consist primarily of food and premium sales.

   COST OF SALES -- Costs of sales consist primarily of restaurant and food supplies, determined using the first-in, first-out (FIFO) method of inventory valuation.

   RESTAURANT LABOR AND RELATED COSTS -- Restaurant labor and related costs include managers' salaries, hourly wages and related payroll taxes and benefits.

   OCCUPANCY -- Occupancy costs consist of rents, licenses and permits, real estate taxes and common area maintenance.

   DEPRECIATION AND AMORTIZATION OF FRANCHISE AGREEMENTS --Depreciation is recorded using accelerated methods permissible under generally accepted accounting principles over the following useful lives:

Building improvements ...........................      10-20 Years
Furniture, fixtures and restaurant equipment  ...       5-10 Years


   The franchise agreements with BKC require the Entities to pay a franchise fee for each restaurant opened. Amortization is recorded on the straight-line method over the terms of the related franchise agreements. The franchise agreements generally provide for a term of 20 years with renewal options upon expiration.

   ADVERTISING --Under the franchise agreements with BKC, monthly advertising fees are to be paid at 4% of restaurant food sales.

   ROYALTIES --Under the franchise agreements with BKC, monthly royalties are to be paid at 3.5% of restaurant food sales.

   OTHER OPERATING EXPENSES -- Other operating expenses include utilities, repairs and maintenance, cleaning, security, uniforms, workmen's compensation and training expenses.

   GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) --The Schedules of Restaurant Contribution do not include amounts relative to general and administrative expenses, such as supervisory management and overhead expenses. As the individual acquisitions primarily represented acquisitions of a portion of a larger business (or, in other words, carve-out acquisitions), any attempted allocation of such expenses would be assumption-driven. As a result, such expenses have been excluded from the statement of restaurant contribution. Estimates of such expenses for each of the acquisitions reflected above (except the acquisition of 2 restaurants from BKC in 1995, for which estimates were not available) are as follows:

                                 FOR THE PERIOD      FOR THE PERIOD      FOR THE PERIOD      FOR THE PERIOD
                                JANUARY 1 THROUGH  JANUARY 1 THROUGH   JANUARY 1 THROUGH    JANUARY 1 THROUGH
                                APRIL 1, 1996 OR   DECEMBER 31, 1995   DECEMBER 31, 1994    DECEMBER 31, 1993
                                 THROUGH DATE OF   OR THROUGH DATE OF  OR THROUGH DATE OF  OR THROUGH THE DATE
                                   ACQUISITION        ACQUISITION         ACQUISITION        OF ACQUISITION
                               -----------------  ------------------  ------------------  -------------------
1994 ACQUISITIONS
 Friedman ....................      $     --           $       --          $  605,000          $  652,000
                               =================  ==================  ==================  ===================
1995 ACQUISITIONS
 DMW, Inc. ...................      $     --           $   75,000          $       --          $       --
 BKC .........................            --                   --                  --                  --
 QSC, Inc. and Ro-Lank, Inc.              --              724,000             756,000             562,000
                               -----------------  ------------------  ------------------  -------------------
  Total ......................      $     --           $  799,000          $  756,000          $  562,000
                               =================  ==================  ==================  ===================
1996 ACQUISITIONS
 Curtis James ................      $ 81,000           $  759,000          $  628,000          $  540,000
 C&N Dining ..................       154,000            1,233,000           1,042,000             864,000
                               -----------------  ------------------  ------------------  -------------------
  Total ......................      $235,000           $1,992,000          $1,670,000          $1,404,000
                               =================  ==================  ==================  ===================

                                 * * * * * *

 #############################################################################

                               GRAPHIC OMITTED
                                  IGT: "AMERI"

 #############################################################################

   NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDER WRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
-----------------------------------------------------------------------------

                              TABLE OF CONTENTS


                                                     PAGE
Summary ..........................................     3
Summary Pro Forma Consolidated Financial
 Information .....................................     9
Risk Factors .....................................    11
Use of Proceeds ..................................    19
Capitalization ...................................    20
Dividend Policy ..................................    20
Selected Consolidated Financial Information  .....    21
Management's Discussion and Analysis of Financial
 Condition and Results of Operations .............    24
Business .........................................    32
Management .......................................    42
Principal Stockholders ...........................    47
Description of Securities ........................    49
Description of Capital Stock .....................    97
Description of Certain Indebtedness ..............   102
Certain Transactions .............................   105
Underwriting .....................................   107
Legal Matters ....................................   108
Experts ..........................................   108
Available Information ............................   108
Pro Forma Consolidated Financial Statements  .....   P-1
Index to Consolidated Financial Statements  ......   F-1


-----------------------------------------------------------------------------


   UNTIL FEBRUARY 24, 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 $100,000,000
      ##################################################################

                                GRAPHIC OMITTED
                                 IGT: "AMERKI"

      ##################################################################

                      103/4% SENIOR NOTES DUE 2006

                                   ---------
                                   PROSPECTUS
                                   ---------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                           JEFFERIES & COMPANY, INC.

                              NOVEMBER 26, 1996

PROSPECTUS
NOVEMBER 26, 1996

                  ############################################

                                GRAPHIC OMITTED
                                 IGT: "AMERKI"

                  ############################################

                             UNITS CONSISTING OF
                                 $30,000,000
               13% SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2008
                                     AND
                        30,000 SHARES OF COMMON STOCK

   The 30,000 Units (the "Units"), each consisting of 40 shares of 13% Senior Exchangeable Preferred Stock due 2008 (the "Senior Preferred Stock") of AmeriKing, Inc. (the "Company") and one share of Common Stock, $0.01 par value per share (the "Common Stock"), of the Company, are being offered hereby (the "Units Offering"). The Senior Preferred Stock and the Common Stock will not be separately transferrable until the Separation Date. Concurrent with the Units Offering, the Company is offering $100,000,000 aggregate principal amount of its 10 3/4% Senior Notes due 2006 (the "Senior Notes") to the public (the "Notes Offering" and, together with the Units Offering, the "Offerings"). The Units Offering is contingent upon the consummation of the Notes Offering, and there can be no assurance that the Notes Offering will be consummated. See "Summary--Concurrent Offering."

   Each share of Senior Preferred Stock will have a liquidation preference of $25 per share. Dividends on the Senior Preferred Stock will accrue in each period ending on March 1, June 1, September 1 and December 1 of each year at a rate of 13% per annum of the liquidation preference. On or before December 1, 2001, the Company may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Thereafter, dividends may be paid in cash only. The Senior Preferred Stock will be redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 at the redemption prices set forth herein, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of redemption. In addition, at the option of the Company, the Senior Preferred Stock may be redeemed in whole, but not in part, at any time at the redemption price set forth herein, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of redemption, with the proceeds of an Equity Offering. Upon the occurrence of a Change of Control, each holder of Senior Preferred Stock will have the right to require the Company to purchase all or any part of such holder's Senior Preferred Stock at an offer price in cash equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of purchase. In the event of a Change of Control, there can be no assurance that the Company will have, or will have access to, sufficient funds to repurchase the Senior Preferred Stock or to pay the holders of the Senior Preferred Stock. In addition, the Company's obligations under the Senior Preferred Stock are subject to the terms of the BKC Intercreditor Agreement. See "Risk Factors--Subordination as a Result of BKC Intercreditor Agreement" and "--Change of Control Provisions; Limitations on Rights of Repayment" and "Description of Securities--Senior Preferred Stock--Certain Covenants" and "--Redemption of Senior Preferred Stock--Change of Control."

   On any scheduled dividend payment date, the Company may, at its option, exchange all but not less than all of the shares of Senior Preferred Stock then outstanding for the Company's 13% Subordinated Exchange Debentures due 2008 (the "Exchange Debentures"). See "Description of Securities--Senior Preferred Stock--Exchange." The Exchange Debentures will bear interest at a rate of 13% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing with the first such date to occur after the date of exchange. On or before December 1, 2001, the Company may, at its option, pay interest in cash or in additional Exchange Debentures having an aggregate principal amount equal to the amount of such interest. Thereafter, interest may be paid in cash only. The Exchange Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. In addition, at the option of the Company, the Exchange Debentures may be redeemed in whole, but not in part, at any time at the redemption price set forth herein, plus accrued and unpaid interest thereon to the date of redemption, with the proceeds of an Equity Offering. Upon the occurrence of a Change of Control, each holder of Exchange Debentures will have the right to require the Company to purchase all or any part of such holder's Exchange Debentures at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. In the event of a Change of Control, there can be no assurance that the Company will have, or will have access to, sufficient funds to repurchase the Exchange Debentures or to pay the holders of the Exchange Debentures. In addition, the Company's obligations under the Exchangeable Debentures are subject to the terms of the BKC Intercreditor Agreement. See "Risk Factors--Subordination as a Result of BKC Intercreditor Agreement" and "--Change of Control Provisions; Limitations on Rights of Repayment" and "Description of Securities--Exchange Debentures--Certain Covenants" and "--Mandatory Offers to Purchase Exchange Debentures--Change of Control."





   The Units, the Senior Preferred Stock, the Exchange Debentures, the Common Stock and the Senior Notes are sometimes referred to collectively herein as the "Securities."

   THE COMPANY DOES NOT INTEND TO APPLY FOR LISTING OF ANY OF THE SECURITIES ON ANY SECURITIES EXCHANGE OR FOR QUOTATION THROUGH THE NATIONAL ASSOCIATION OF SECURITIES DEALERS AUTOMATED QUOTATION SYSTEM. ALTHOUGH THE UNDERWRITER HAS ADVISED THE COMPANY THAT IT CURRENTLY INTENDS TO MAKE A MARKET IN THE SECURITIES, IT IS NOT OBLIGATED TO DO SO AND MAY DISCONTINUE SUCH MARKET MAKING AT ANY TIME WITHOUT NOTICE. SEE "RISK FACTORS--ABSENCE OF PUBLIC MARKET FOR THE SECURITIES."


   SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE SECURITIES.


THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.




-------------------------------------------------------------------------------
                               UNDERWRITING
              PRICE TO THE    DISCOUNTS AND     PROCEEDS TO
                PUBLIC(1)     COMMISSIONS(2)   THE COMPANY(3)
-------------------------------------------------------------------------------
Per Unit  ..   $     1,000      $       40      $       960
Total ......   $30,000,000      $1,200,000      $28,800,000
-------------------------------------------------------------------------------


   (1) Plus accumulated dividends, if any, from the date of issuance.

   (2) The Company has agreed to indemnify the Underwriter (as defined) against, and to provide contribution with respect to, certain liabilities under the Securities Act. See "Underwriting."

   (3) Before deducting expenses payable by the Company estimated at $2,200,000.


   The Units are being offered by Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter"), subject to prior sale and various prior conditions, including the Underwriter's right to reject orders in whole or in part. It is expected that delivery of the Units will be made in New York, New York on or about December 3, 1996 against payment therefor in immediately available funds.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

              [ALTERNATIVE PAGE FOR PREFERRED STOCK PROSPECTUS]

 #############################################################################

                               GRAPHIC OMITTED
                                 IGT: "BURGER"

 #############################################################################

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


   BURGER KING(REGISTERED TRADEMARK) IS A REGISTERED TRADEMARK AND SERVICE MARK, WHOPPER(REGISTERED TRADEMARK) AND "HAVE IT YOUR WAY(REGISTERED TRADEMARK)" ARE REGISTERED TRADEMARKS, AND "GET YOUR BURGER'S WORTH(TRADEMARK)" IS A TRADEMARK OF BURGER KING BRANDS, INC., A WHOLLY OWNED SUBSIDIARY OF BURGER KING CORPORATION. BURGER KING CORPORATION IS WHOLLY OWNED BY GRAND METROPOLITAN PLC. NEITHER BURGER KING CORPORATION NOR ANY OF ITS SUBSIDIARIES OR AFFILIATES IS IN ANY WAY PARTICIPATING IN OR APPROVING THE OFFERINGS. FOR A FULL DISCUSSION OF THE BURGER KING CORPORATION DISCLAIMER, SEE PAGE 116.

              [ALTERNATE PAGE FOR PREFERRED STOCK PROSPECTUS]

                              THE UNITS OFFERING

UNITS:

  Securities Offered ...         Units, consisting of an aggregate of
                                 1,200,000 shares of Senior Preferred Stock of the Company with an aggregate liquidation preference of $30,000,000 and 30,000 shares of Common Stock of the Company. Each Unit will consist of 40 shares of Senior
                                 Preferred Stock and one share of Common
                                 Stock, representing 3% of the fully diluted outstanding shares of Common Stock of the Company.


  Separability .........         The Senior Preferred Stock and the Common
                                 Stock will not be separately transferrable until the Separation Date (as defined).

  Use of Proceeds ......         The proceeds from the Offerings will be used
                                 to repay borrowings under the Credit
                                 Agreement, to repay outstanding Subordinated
                                 Debt (as defined) (including a prepayment penalty and a warrant redemption payment), to repay certain senior debt, to pay the fees and expenses of the Offerings and for general corporate purposes. See "Use of Proceeds" and "Description of Certain
                                 Indebtedness."

PREFERRED STOCK:


  Securities Offered ...         1,200,000 shares of 13% Senior Exchangeable
                                 Preferred Stock due 2008 of the Company.

  Dividends ............         Dividends on the Senior Preferred Stock will
                                 accrue in each period ending on March 1, June 1, September 1 and December 1 of each year at a rate of 13% per annum of the liquidation preference. On or before
                                 December 1, 2001 the Company may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Thereafter, dividends may be paid in cash only.

  Liquidation Preference         $25 per share.

  Ranking ..............         The Senior Preferred Stock will rank senior
                                 in right of payment with respect to all
                                 Junior Securities (as defined) and pari
                                 passu in right of payment with respect to all Parity Securities (as defined). In addition, the Company's obligations under the Senior Preferred Stock are subject to the terms of the BKC Intercreditor
                                 Agreement. See "Risk Factors--Subordination as a Result of BKC Intercreditor Agreement,"
                                 "Business--Obligations to Burger King
                                 Corporation" and "Description of
                                 Securities--Senior Preferred Stock--BKC
                                 Intercreditor Agreement."

  Optional Redemption ..         The Senior Preferred Stock will be
                                 redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 at the redemption prices set forth herein, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of redemption.

                                ALT-3

              [ALTERNATE PAGE FOR PREFERRED STOCK PROSPECTUS]

                                 In addition, at the option of the Company, the Senior Preferred Stock may be redeemed in whole, but not in part, at any time at the redemption price set forth herein, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of redemption, with the proceeds of an Equity Offering (as defined). See "Description of Securities--Senior Preferred Stock--Redemption of Senior Preferred Stock--Optional Redemption."

  Change of Control ....         Upon the occurrence of a Change of Control
                                 (as defined), each holder of Senior
                                 Preferred Stock will have the right to
                                 require the Company to purchase all or any part of such holder's Senior Preferred Stock at an offer price in cash equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of purchase. Except as described under
                                 "Description of Securities--Senior Preferred
                                 Stock--Redemption of Senior Preferred
                                 Stock--Change of Control," the certificate of designations with respect to the Senior
                                 Preferred Stock will be issued (the
                                 "Certification of Designation") does not contain provisions that permit the holder of Senior Preferred Stock to require the Company to redeem the Senior Preferred Stock in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. See "Description of
                                 Securities--Senior Preferred
                                 Stock--Redemption of Senior Preferred
                                 Stock--Change of Control."

  Covenants ............         The Certificate of Designation will contain
                                 customary covenants that limit the ability of the Company to redeem or repurchase
                                 Junior Securities or Parity Securities and pay dividends thereon, to merge or consolidate with any other entity, to sell assets and to enter into transactions with affiliates. The Certificate of Designation will also require the Company to deliver certain reports and information to the holders of the Senior Preferred Stock. See
                                 "Description of Securities--Senior Preferred
                                 Stock--Certain Covenants."

  Exchange Feature .....         On any scheduled dividend payment date, the
                                 Company may, at its option, exchange all but not less than all of the shares of Senior
                                 Preferred Stock then outstanding for the Company's 13% Subordinated Exchange
                                 Debentures due 2008 (the "Exchange
                                 Debentures"). See "Description of
                                 Securities--Senior Preferred
                                 Stock--Exchange."

EXCHANGE DEBENTURES:

  Securities Offered ...         13% Subordinated Exchange Debentures due
                                 2008 of the Company.

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  Maturity .............         December 1, 2008.

  Interest .............         The Exchange Debentures will bear interest
                                 at a rate of 13% per annum, payable
                                 semi-annually in arrears on June 1 and
                                 December 1 of each year, commencing with the first such date to occur after the date of exchange. On or before December 1, 2001, the Company may, at its option, pay interest in cash or in additional Exchange Debentures having an aggregate principal amount equal to the amount of such interest. Thereafter, interest may be paid in cash only.

  Ranking ..............         The Exchange Debentures will be unsecured
                                 obligations of the Company, subordinate to all existing and future Senior Indebtedness
                                 (as defined), including the Senior Notes and the Credit Agreement (as defined). At
                                 September 30, 1996, on a pro forma basis after giving effect to the Offerings and the application of the net proceeds therefrom, the aggregate amount of outstanding Senior
                                 Indebtedness would have been approximately
                                 $108.0 million. The Company's obligations under the Exchange Debentures will also be subject to the terms of the BKC
                                 Intercreditor Agreement. See "Risk
                                 Factors--Subordination as Result of BKC
                                 Intercreditor Agreement,"
                                 "Business--Obligations to Burger King
                                 Corporation" and "Description of
                                 Securities--Exchange Debentures--BKC
                                 Intercreditor Agreement."

  Optional Redemption ..         The Exchange Debentures will be redeemable
                                 at the option of the Company, in whole or in part, at any time on or after December 1, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption.

                                 In addition, at the option of the Company, the Exchange Debentures may be redeemed in whole, but not in part, at any time at the redemption price set forth herein, plus accrued and unpaid interest thereon to the date of redemption, with the proceeds of an Equity Offering. See "Description of Securities--Exchange Debentures--Redemption of Exchange Debentures--Optional
                                 Redemption."

  Change of Control ....         Upon the occurrence of a Change of Control,
                                 each holder of Exchange Debentures will have the right to require the Company to purchase all or any part of such holder's Exchange
                                 Debentures at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. Except as described under "Description of
                                 Securities--Exchange Debentures--Mandatory
                                 Offers to Purchase Exchange
                                 Debentures--Change of Control," the
                                 indenture pursuant to which the Exchange
                                 Debentures will be issued (the "Exchange
                                 Debenture Indenture") does not contain
                                 provisions that permit the holder of
                                 Exchange Debentures to require the Company to purchase or redeem the Exchange
                                 Debentures in the event of a takeover,

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                                 recapitalization or similar restructuring,
                                 including an issuer recapitalization or
                                 similar transaction with management.
                                 Consequently, the Change of Control
                                 provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. See "Description of Securities--Exchange
                                 Debentures--Mandatory Offers to Purchase
                                 Exchange Debentures--Change of Control."

  Certain Covenants ....         The Exchange Debenture Indenture will
                                 contain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined) to pay dividends or make certain Restricted
                                 Payments (as defined), including Restricted
                                 Investments (as defined), to incur
                                 additional Indebtedness (as defined), to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of Indebtedness, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, under certain circumstances, the Company will be required to offer to purchase Exchange Debentures at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase with the proceeds of certain Asset Sales (as defined). See "Description of
                                 Securities--Exchange Debentures--Certain
                                 Covenants" and "--Mandatory Offers to
                                 Purchase Exchange Debentures--Asset Sales."

                             CONCURRENT OFFERING


   Concurrent with the Units Offering, the Company is offering $100,000,000 aggregate principal amount of its 10 3/4% Senior Notes due 2006 to the public. The Units Offering is contingent upon the consummation of the Notes Offering, and there can be no assurance that the Notes Offering will be consummated.


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                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is a summary of the material United States federal income tax considerations relevant to the purchase, ownership and disposition of the Units, Senior Preferred Stock and Common Stock by holders acquiring Units on original issue for cash, but does not purport to be a complete analysis of all potential tax effects. To the extent it relates to matters of law or legal conclusions, this summary constitutes the opinion of Mayer, Brown & Platt, special tax counsel (the "Counsel") to the Company. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the Units, Senior Preferred Stock or Common Stock. Certain proposed tax legislation, if enacted in substantially the same form as proposed, may affect some of the tax consequences discussed herein. See "--Proposed Legislation." The discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, foreign corporations, nonresident alien individuals and persons holding the Units, Senior Preferred Stock or Common Stock as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Units, Senior Preferred Stock and Common Stock held as "capital assets" within the meaning of section 1221 of the Code.

   The Company has not sought and will not seek any rulings from the IRS with respect to the position of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Units, Senior Preferred Stock or Common Stock or that any such position would not be sustained.

   PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

ALLOCATION OF BASIS

   Each holder of a Unit will have an aggregate tax basis in the Unit equal to the amount of cash paid by the holder for such Unit. For federal income tax purposes, a holder's aggregate tax basis in the Units will be allocated between the Senior Preferred Stock and the Common Stock represented by such Units based on their relative fair market values at the time of the issuance. The Company will determine and provide holders with its estimate of the fair market values of the Senior Preferred Stock and Common Stock and the holders will allocate the basis of the Units between the Senior Preferred Stock and Common Stock, in proportion to these relative fair market values. There can be no assurance, however, that the IRS will respect the Company's determination.

CLASSIFICATION OF SENIOR PREFERRED STOCK

   Although the characterization of an instrument as debt or equity is a facts and circumstances determination that cannot be predicted with certainty, it is the opinion of Counsel that the Senior Preferred Stock should be treated as stock for federal income tax purposes. Accordingly, the Company intends to treat the Senior Preferred Stock as stock for federal income tax purposes, and the remainder of this discussion assumes that such treatment will be respected.

DISTRIBUTIONS ON SENIOR PREFERRED STOCK AND COMMON STOCK

   Distributions on the Senior Preferred Stock, whether paid in cash or in additional shares of Senior Preferred Stock, or distributions on Common Stock, if any, will be taxable as ordinary dividend income to the extent that the cash amount or the fair market value of any Senior Preferred Stock distributed on the Senior Preferred Stock or the cash amount distributed on the Common Stock does not exceed the Company's current or accumulated earnings and profits (as determined for federal income tax purposes).

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To the extent that the amount of such distributions paid on the Senior
Preferred Stock or Common Stock exceeds the Company's current or accumulated earnings and profits (as determined for federal income tax purposes), the distributions will be treated as a return of capital, thus reducing the holder's adjusted tax basis in such Senior Preferred Stock or Common Stock. The amount of any such excess distribution that is greater than the holder's adjusted basis in the Senior Preferred Stock or Common Stcok will be taxed as capital gain and will be long-term capital gain if the holder's holding period for such Senior Preferred Stock or Common Stock exceeds one year. There can be no assurance that the Company will have sufficient earnings and profits (as determined for federal income tax purposes) to cause distributions on the Senior Preferred Stock or Common Stock to be treated as dividends for federal income tax purposes. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of allocable earnings and profits, unless the context indicates otherwise.

   A stockholder's initial tax basis in any additional shares of Senior Preferred Stock distributed by the Company will be equal to the fair market value of such additional shares on their date of distribution. A stockholder's holding period for such additional shares will commence with their distribution, and will not include his holding period for the shares of Senior Preferred Shares with respect to which the additional shares were distributed.

   To the extent that dividends are treated as ordinary income, dividends received by corporate holders will be eligible for the 70% dividends-received deduction under Section 243 of the Code, subject to limitations generally applicable to the dividends-received deductions, including those contained in
Section 246 and 246A of the Code and the corporate alternative minimum tax. The 70% dividends-received deduction may be reduced if a holder's shares of Senior Preferred Stock or Common Stock are debt financed. Under Section 246(c) of the Code, the 70% dividends-received deduction will not be available with respect to stock that is held for 45 days or less (90 days in the case of a dividend on preferred stock attributable to a period or periods aggregating more that 366 days). The length of time that a holder is deemed to have held stock for these purposes is reduced for periods during which the holder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or other similar transactions. Section 246(c) also denies the 70% dividends-received deduction to the extent that a corporate holder is under an obligation, with respect to substantially similar or related property, to make payments corresponding to the dividend received. The Clinton Administration has proposed legislation which, if enacted, would affect the availability of the dividends-received deduction for dividends on Senior Preferred Stock or Common Stock . See "--Proposed Legislation."

   Under Section 1059 of the Code, the tax basis of Senior Preferred Stock or Common Stock that has been held by a corporate shareholder for two years or less (ending on the earliest of the date on which the Company declares, announces or agrees to the payment of an actual or constructive dividend) is reduced (but not below zero) by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed. To the extent a corporate holder's tax basis would have been reduced below zero but for the foregoing limitation, such holder must increase the amount of gain recognized on the ultimate sale or exchange of such Senior Preferred Stock or Common Stock. Generally, an "extraordinary dividend" is a dividend that (i) equals or exceeds, in the case of Senior Preferred Stock, 5% of the holder's basis in such stock, or, in the case of Common Stock, 10% of the holder's basis in such stock, (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder's adjusted basis in the Senior Preferred Stock or Common Stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by the holder, under certain circumstances the fair market value of the Senior Preferred Stock or Common Stock as of the day before the ex-dividend date may be substituted for the holder's basis in applying these tests.

   Special rules exist with respect to extraordinary dividends for "qualified preferred dividends," which are any fixed dividends payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends at the time the holder acquires such stock. A qualified preferred dividend does not include any dividend payable with respect to any share if the actual rate of return of such stock for the period the stock has been held by the holder receiving the dividend exceeds 15%.

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REDEMPTION PREMIUM ON SENIOR PREFERRED STOCK

   If the redemption price of redeemable preferred stock exceeds its issue price by more than a de minimis amount, such excess may be treated as a constructive distribution of additional stock on preferred stock over the term of the preferred stock using a constant interest rate method similar to that described below for accruing original issue discount. See discussions below under "--Original Issue Discount on Exchange Debentures." A preferred stock discount will generally be considered de minimis as long as it is less than the redemption price of the preferred stock multiplied by 1/4 of 1% multiplied by the number of years until the issuer must redeem the preferred stock. Although not entirely clear, the Company believes that for purposes of determining the issue price of the Senior Preferred Stock initially issued, a Unit is considered an investment unit consisting of the Senior Preferred Stock and the Common Stock, and the issue price of the Senior Preferred Stock is determined by allocating the issue price of a Unit between the Senior Preferred Stock and Common Stock based on the relative fair market values of the Senior Preferred Stock and the Common Stock. See discussion above under "--Allocation of Basis." There is no assurance, however, that the IRS will not challenge such allocation.

   As a result of the allocation of a portion of the purchase price of the Units to the Common Stock, the Senior Preferred Stock initially purchased by holders may have a redemption price that exceeds its issue price by more than a de minimis amount, resulting in constructive distributions under the above rules. In addition, because the issue price of the Senior Preferred Stock distributed in lieu of payments of cash dividends will be equal to its fair market value at the time of distribution it is possible, depending on its fair market value at that time, that such Senior Preferred Stock will be issued with a redemption premium large enough to be considered a dividend under the above rules. In such event, as noted above, holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income and such Senior Preferred Stock might trade separately, which might adversely affect the liquidity of the Senior Preferred Stock.

   In addition to the mandatory redemption feature, the Senior Preferred Stock is also redeemable (either in whole or in part, or in whole but not in part under certain circumstances) at the option of the Company prior to 2008. Furthermore, each holder of the Senior Preferred Stock has the right to require the Company to repurchase the Senior Preferred Stock upon the occurrence of a Change of Control. Although such optional redemption or holder put may result in constructive distributions to the holders under certain circumstances, the Company believes that neither the optional redemption nor the holder put of the Senior Preferred Stock will be subject to those rules.

REDEMPTION, SALE OR EXCHANGE OF SENIOR PREFERRED STOCK OR COMMON STOCK

   A redemption of shares of Senior Preferred Stock in exchange for Exchange Debentures or shares of Senior Preferred Stock or Common Stock for cash, and a sale of Senior Preferred Stock or Common Stock will be taxable events.

   A redemption of shares of Senior Preferred Stock or Common Stock for cash will generally be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of the Company other than the stock redeemed. If a holder does own, actually or constructively, such other stock (including Senior Preferred Stock or Common Stock not redeemed), a redemption of Senior Preferred Stock or Common Stock may be treated as a dividend to the extent of the Company's current or accumulate earnings and profits (as determined for federal income tax purposes). Such dividend treatment would not be applied if the redemption is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code or is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. For these purposes, a redemption of Senior Preferred Stock or Common Stock for cash that results in a reduction in the proportionate interest in the Company (taking into account any constructive ownership) of a holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in the Company.

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    If the redemption of the Senior Preferred Stock or Common Stock for cash is not treated as a distribution taxable as a dividend or if the Senior Preferred Stock or Common Stock is sold, the redemption or sale would result in capital gain or loss equal to the difference between the amount of cash and the fair market value of other proceeds received in such sale or redemption and the holder's adjusted tax basis in the Senior Preferred Stock or Common Stock sold or redeemed.

   If a redemption of Senior Preferred Stock or Common Stock for cash is not treated as a distribution taxable as a dividend, the redemption would result in capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Senior Preferred Stock or Common Stock redeemed.

   A redemption of Senior Preferred Stock in exchange for Exchange Debentures will be subject to the same general rules as a redemption for cash, except that the holder would have capital gain or loss equal to the difference between the issue price of the Exchange Debentures received and the holder's adjusted tax basis in the Senior Preferred Stock redeemed. The issue price of the Exchange Debentures would be determined in the manner described below for purposes of computing original issue discount (if any) on the Exchange Debentures. See the discussion below under "--Original Issue Discount on Exchange Debenture."

   If a redemption of Senior Preferred Stock or Common Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash received by the holder. The holder's adjusted tax basis in the redeemed Senior Preferred Stock or Common Stock will be transferred to any remaining stock holdings in the Company. If the holder does not retain any stock ownership in the Company, the holder may lose such basis entirely. Under the "extraordinary dividend" provision of
Section 1059 of the Code, a corporate holder may, under certain circumstances, be required to reduce its basis in its remaining shares of stock of the Company (and possibly recognize gain upon a disposition of such shares) to the extent the holder claims the 70% dividends-received deduction with respect to the dividend.

ORIGINAL ISSUE DISCOUNT ON EXCHANGE DEBENTURES

   If the Senior Preferred Stock is exchanged for Exchange Debentures at a time when the stated redemption price at maturity of the Exchange Debentures exceeds their issue price by more than a de minimis amount, the Exchange Debentures will be treated as having original issue discount ("OID") equal to the entire amount of such excess. OID will generally be considered de minimis as long as it is less than the stated redemption price at maturity of the Exchange Debentures multiplied by 1/4 of 1% multiplied by the number of years to maturity. If the Exchange Debentures are deemed to be traded on an established securities market on or at any time during the 60-day period ending 30 days after their issue date, the issue price of the Exchange Debentures will be their fair market value as determined as of their issue date. Subject to certain limitations described in the regulations, the Exchange Debentures will be deemed to be traded on an established securities market if, among other things, price quotations are readily available from dealers, brokers or traders. Similarly, if the Senior Preferred Stock, but not the Exchange Debentures issued and exchanged therefor, is deemed to be traded on an established securities market at the time of the exchange, then the issue price of each Exchange Debenture should be the fair market value of the Senior Preferred Stock exchanged therefor at the time of the exchange. The Preferred Stock will generally be deemed to be traded on an established securities market if it appears on a system of general circulation that provides a reasonable basis to determine fair market value based either on recent price quotations or recent sales transactions. In the event that neither the Senior Preferred Stock nor the Exchange Debentures are deemed to be traded on an established securities market, the issue price of the Exchange Debentures will be their stated principal amount or, in the event the Exchange Debentures do not bear "adequate stated interest" within the meaning of Section 1274 of the Code, their "imputed principal amount," which is generally the sum of the present values of all payments due under the Exchange Debentures, discounted from the date of payment to their issue date at the appropriate "applicable federal rate."

   The stated redemption price at maturity of the Exchange Debentures would equal the total of all payments required to be made thereon, other than payments of qualified stated interest. Qualified stated

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interest generally is stated interest that is unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually at a single fixed rate. Therefore, Exchange Debentures that are issued when the Company has the option to pay interest thereon for certain periods in additional Exchange Debentures should be treated as having been issued without any qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on such Exchange Debentures over the entire term should be treated as OID and accrued into income under a constant yield method by the holder, and the holder should not treat the receipt of stated interest on the Debentures as interest for federal income tax purposes.

   An additional Exchange Debenture (a "Secondary Debenture") issued in payment of interest with respect to an initially issued Exchange Debenture (an "Initial Debenture") will not be considered as a payment made on the Initial Debenture and will be aggregated with the Initial Debenture for purposes of computing and accruing OID on the Initial Debenture. As between the Initial Debenture and the Secondary Debenture, the Company will allocate the adjusted issue price of the Initial Debenture between the Initial Debenture and the Secondary Debenture in proportion to their respective principal amounts. That is, upon its issuance of a Secondary Debenture with respect to an Initial Debenture, the Company intends to treat the Initial Debenture and the Secondary Debenture derived from the Initial Debenture as initially having the same adjusted issue price and inherent amount of OID per dollar of principal amount. The Initial Debenture and the Secondary Debenture derived therefrom will be treated as having the same yield to maturity. Similar treatment will be applied when additional Exchange Debentures are issued on Secondary Debentures.

   In the event the Exchange Debentures are not issued with OID, because they are issued at a time when the Company does not have the option to pay interest thereon in additional Exchange Debentures and the redemption price of the Exchange Debentures does not exceed their issue price by more than a de minimis amount, stated interest should be included in income by a holder in accordance with his method of accounting.

BOND PREMIUM ON EXCHANGE DEBENTURES

   If the Senior Preferred Stock is exchanged for Exchange Debentures at a time when the issue price of the Exchange Debentures exceeds the amount payable at the maturity date (or earlier call date, if appropriate) of the Exchange Debentures, such excess will be deductible by the holder of the Exchange Debentures as amortizable bond premium over the term of the Exchange Debentures (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula, only if an election by the holder under Section 171 of the Code is made or is already in effect. An election under Section 171 is available only if the Exchange Debentures are held as capital assets. This election is revocable only with the consent of the IRS and applies to all obligations owned or subsequently acquired by the holder. To the extent the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Exchange Debentures will be reduced.

REDEMPTION OR SALE OF EXCHANGE DEBENTURES

   Generally, any redemption or sale of Exchange Debentures by a holder would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent that cash received is attributable to accrued, but previously untaxed, interest) and the holder's tax basis in the Exchange Debentures. The tax basis of a holder who receives an Exchange Debenture in exchange for Senior Preferred Stock will generally be equal to the issue price of the Exchange Debenture on the date the Exchange Debenture is issued plus any OID on the Exchange Debenture included in the holder's income prior to sale or redemption of the Exchange Debenture, reduced by any amortizable bond premium applied against the holder's income prior to sale or redemption of the Exchange Debenture and payments other than payments of "qualified stated interest." Such gain or loss would be long-term capital gain or loss if the holding period exceeded one year.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

   Pursuant to Section 163 of the Code, the "disqualified portion" of the OID accruing on certain debt instruments may be treated as a dividend eligible for the dividends-received deduction. The corporation

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issuing such debt instrument would not be entitled to deduct this
"disqualified portion" on the OID accruing on such debt instrument and would be allowed to deduct the remainder of the OID only when paid.

   This treatment would apply to "applicable high yield discount obligations" ("AHYDO"), which generally are debt instruments that have a term of more than five years, have a yield to maturity that equals or exceeds five percentage points over the "applicable federal rate" and have "significant" OID. A debt instrument is treated as having "significant" OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending five years or more after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity. For purposes of determining whether an Exchange Debenture is an AHYDO, holders are bound by the issuer's determination of the appropriate accrual period. It is impossible to determine at the present time whether an Exchange Debenture will be treated as an AHYDO.

   If an Exchange Debenture is treated as an AHYDO, a corporate holder would be treated as receiving dividend income (to the extent of the Company's current and accumulated earnings and profits) solely for purposes of the dividends-received deduction in an amount equal to the "dividend equivalent portion" of the "disqualified portion" of the OID of such AHYDO. The Clinton Administration has proposed legislation that, if enacted, would affect the availability of the dividends-received deduction for a corporate holder of an Exchange Debenture that is treated as an AHYDO. See "--Proposed Legislation." The "disqualified portion" of the OID is equal to the lesser of (i) the amount of the OID or (ii) the portion of the "total return" (the excess of all payments to be made with respect to such obligation over its issue price) on such obligation that bears the same ratio to the obligation's total return as the "disqualified yield" (the extent to which the yield exceeds the applicable federal rate plus 6%) bears to the obligation's yield to maturity. The dividend equivalent portion of the disqualified portion is the portion of such portion that would be treated as a dividend if distributed by the issuer with respect to its stock. The Company's deduction for OID will be substantially deferred with respect to an Exchange Debenture that is treated as an AHYDO. In addition, such deduction will be disallowed if and to the extent that the yield on such AHYDO exceeds the applicable federal rate by more than 6%.

PROPOSED LEGISLATION

   On March 19, 1996, and on August 29, 1996, the Clinton Administration released versions of the President's Fiscal Year 1997 Budget Proposal (the "1997 Budget Proposal"). The 1997 Budget Proposal contains certain revenue-raising items in the form of proposed tax law changes. Among these proposed tax law changes are several items that, if enacted into law substantially as proposed, would affect the tax treatment of corporate holders of Senior Preferred Stock, Common Stock or Exchange Debentures that are treated as AHYDOs. In particular, the Clinton Administration has proposed to eliminate the 70% and the 80% dividends-received deduction for certain debt-like preferred stock, effective for stock issued after the date of enactment of such legislation. The Clinton Administration also has proposed to reduce the 70% dividends-received deduction to 50% for dividends received or accrued 30 days or more after such date of enactment. It cannot be predicted with certainty whether these proposals will be introduced in Congress as proposed legislation, or, if so introduced, whether such proposed legislation would be enacted or, if enacted, what the effective date or dates would be. Corporate holders of Senior Preferred Stock, Common Stock or Exchange Debentures are urged to consult their own tax advisors regarding the possible effects of this proposed legislation.

BACKUP WITHHOLDING

   A holder of the Senior Preferred Stock or the Common Stock may be subject to backup withholding at a rate of 31% with respect to dividends on Senior Preferred Stock or Common Stock and gross proceeds upon sale or retirement of the Senior Preferred Stock or Common Stock unless such holder (i) is a corporation or other exempt recipient and, when required, demonstrates that fact, or (ii) provides a correct taxpayer identification number, certifies, when required, that such holder is not subject to backup

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withholding, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld are creditable against the holder's federal income tax, provided the required information is provided to the IRS.

SUBSEQUENT PURCHASERS

   The foregoing does not discuss special rules which may affect the treatment of purchasers that acquire the Senior Preferred Stock or the Exchange Debentures other than through purchasing the Senior Preferred Stock at the time of original issuance at the issue price, including those provisions of the Code relating to the treatment of "market discount," "acquisition premium" and "amortizable bond premium." For example, the market discount provisions of the Code may require a subsequent purchaser of an Exchange Debenture at a market discount to treat all or a portion of any gain recognized upon sale or other disposition of the Exchange Debenture as ordinary income and to defer a portion of any interest expense that would otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Exchange Debenture until the holder disposes of the Exchange Debenture in a taxable transaction.

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                                 UNDERWRITING

   Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Company and Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter"), the Company has agreed to issue and sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, all of the Units being offered hereby.

   The Underwriting Agreement provides that the obligations of the Underwriter to purchase the Units are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the Units are purchased by the Underwriter pursuant to the Underwriting Agreement, all such Units must be so purchased.


   The Underwriter has advised the Company that the Underwriter proposes to offer the Units to the public initially at the price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriter) at such offering price less a concession not to exceed $4.00 per Unit. The Underwriter may allow and such dealers may reallow discounts not in excess of $2.50 per Unit to certain dealers. After the initial public offering, the public offering price and such concessions may be changed at any time without notice.


   The Units, the Senior Preferred Stock and the Common Stock will constitute new classes of securities with no established trading market. The Company does not intend to list such securities on any national securities exchange or on the Nasdaq National Market. The Company has been advised by the Underwriter that following the completion of the Units Offering, the Underwriter currently intends to make a market in the Units, the Senior Preferred Stock and the Common Stock. However, the Underwriter is not obligated to do so and any such market-making may be discontinued at any time without notice in its sole discretion. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Units, the Senior Preferred Stock or the Common Stock. See "Risk Factors--Absence of Public Market for the Securities."

   The Company has agreed to indemnify the Underwriter against certain liabilities and expenses in connection with the offer and sale by the Company of the Units, including liabilities under the Securities Act, and to contribute to payments that the Underwriter may be required to make in respect thereof.

   Donaldson, Lufkin & Jenrette Securities Corporation is also acting as one of the underwriters of the Notes Offering. See "Summary--Concurrent Offering."

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   NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH
ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

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                              TABLE OF CONTENTS

                                                     PAGE
Summary ..........................................     3
Summary Consolidated Financial Information  ......    10
Risk Factors .....................................    12
Use of Proceeds ..................................    20
Capitalization ...................................    21
Dividend Policy ..................................    21
Selected Consolidated Financial Information  .....    22
Management's Discussion and Analysis of Financial
 Condition and Results of Operations .............    25
Business .........................................    33
Management .......................................    43
Principal Stockholders ...........................    48
Description of Securities ........................    50
Description of Capital Stock .....................    98
Description of Certain Indebtedness ..............   103
Certain Transactions .............................   106
Certain Federal Income Tax Considerations  .......   108
Underwriting .....................................   115
Legal Matters ....................................   116
Experts ..........................................   116
Available Information ............................   116
Pro Forma Consolidated Financial Statements  .....   P-1
Index to Consolidated Financial Statements  ......   F-1

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   UNTIL FEBRUARY 24, 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    [LOGO]


                                 30,000 UNITS
                                CONSISTING OF
                                 $30,000,000
                           13% SENIOR EXCHANGEABLE
                           PREFERRED STOCK DUE 2008
                                     AND
                                30,000 SHARES
                               OF COMMON STOCK

                                 PROSPECTUS

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              NOVEMBER 26, 1996